As filed with the Securities and Exchange Commission on May 18, 2007
Registration No. 333-141695

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ILIAD HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7359	74-3204509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4444 Brittmoore
Houston, Texas 77041
(713) 335-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald C. Wayne
Vice President, General Counsel and Secretary
Universal Compression Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
(713) 335-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen A. Massad Ryan J. Maierson One Shell Plaza Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Gary M. Wilson Suzanne B. Kean Hanover Compressor Company 12001 N. Houston Rosslyn Houston, Texas 77086 (281) 447-8787	Scott N. Wulfe W. Matthew Strock Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions under the Agreement and Plan of Merger included as Annex A to the enclosed joint proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY 18, 2007

MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Hanover and Universal Stockholders:

As we previously announced, the boards of directors of Hanover Compressor Company and Universal Compression Holdings, Inc. have each unanimously approved mergers combining Hanover and Universal in what we intend to be a “merger of equals.” A new company incorporated in Delaware, currently named Iliad Holdings, Inc., or Holdings, will hold what today are Hanover’s and Universal’s independent businesses. Holdings will be renamed and, upon consummation of the mergers, its common stock is expected to be listed on the New York Stock Exchange.

If the mergers are consummated, Hanover stockholders will receive 0.325 shares of the common stock of Holdings for each share of Hanover common stock held, and Universal stockholders will receive one share of common stock of Holdings for each share of Universal common stock held.

Based on the number of shares of common stock of Hanover and Universal outstanding on February 2, 2007, the last trading day prior to the public announcement of the merger, former Hanover stockholders will own approximately 53% of the common stock of Holdings and former Universal stockholders will own approximately 47% of the common stock of Holdings.

Each of Hanover and Universal is holding its annual meeting of stockholders on             , 2007 to adopt the merger agreement and approve certain equity incentive plans to be used by Holdings if the mergers are completed. Each company’s stockholders will also elect directors and act on other matters normally considered at each company’s annual meeting. Information about these meetings and the mergers is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus, as well as the annexes and information incorporated by reference, carefully.

The boards of directors of Hanover and Universal each unanimously recommend that their respective stockholders vote FOR the proposal to adopt the merger agreement.

In considering the recommendation of your company’s board of directors, you should be aware that directors and officers of Hanover and Universal have interests in the mergers that are different from, or are in addition to, the interests of Hanover and Universal stockholders generally, and that these directors and officers will directly benefit if the mergers are consummated. These interests and benefits are described in this joint proxy statement/prospectus.

This joint proxy statement/prospectus describes the annual meetings, the proposals to be considered and voted upon at the annual meetings and related matters. Every vote is important. Whether or not you plan to attend your company’s annual meeting, please take the time to vote by following the instructions on your proxy card.

We enthusiastically support this combination of our companies and join with our boards in recommending that you vote FOR the adoption of the merger agreement. Thank you for your continued interest in and support for our companies.

Sincerely,	Sincerely,

John E. Jackson	Stephen A. Snider
President and Chief Executive Officer	President and Chief Executive Officer
Hanover Compressor Company	Universal Compression Holdings, Inc.

For a discussion of risk factors you should consider in evaluating the mergers, see “Risk Factors” beginning on page 22.

Based on the number of Hanover and Universal shares outstanding on May 11, 2007, there would be 65,534,305 shares of Holdings’ common stock, par value $0.01 per share, issued in connection with the mergers.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the mergers and other transactions described in this joint proxy statement/prospectus nor have they approved or disapproved the issuance of Holdings’ common stock in connection with the mergers, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2007, and, together with the accompanying proxy card, is first being mailed to stockholders of Hanover and Universal on or about          , 2007.

HANOVER COMPRESSOR COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD          , 2007

To the Stockholders of Hanover Compressor Company:

We cordially invite you to our 2007 Annual Meeting of Stockholders. The meeting will be held on          ,          , 2007, at 2:00 p.m., local time, at the InterContinental Hotel Houston, 2222 West Loop South, Houston, Texas 77027. At this year’s meeting, you will be asked to:

•	adopt the Agreement and Plan of Merger, dated as of February 5, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	approve the Holdings 2007 Stock Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	approve the Holdings Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	elect eleven directors to serve as members of Hanover’s board of directors until Hanover’s next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	ratify the reappointment of PricewaterhouseCoopers LLP as Hanover’s independent registered public accounting firm for fiscal year 2007; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the Agreement and Plan of Merger is adopted and the mergers are consummated, the Hanover directors elected pursuant to the proposal in the fourth bullet above will serve only until the mergers are consummated. Also, the proposals described in the second and third bullets will be implemented only if the Agreement and Plan of Merger is adopted. For more information about the proposals and the annual meeting, please review the accompanying joint proxy statement/prospectus.

Hanover will transact no other business at its annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement thereof.

Only holders of record of shares of Hanover common stock at the close of business on          , 2007, the record date for the annual meeting, are entitled to notice of, and a vote at, the annual meeting and any adjournments or postponements of the annual meeting.

Your vote is important. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the annual meeting, so that your shares will be represented and voted at the annual meeting even if you cannot attend in person.

Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging Hanover share certificates for shares of Holdings.

Houston, Texas	GARY M. WILSON
, 2007	Corporate Secretary

UNIVERSAL COMPRESSION HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD          , 2007

To the Stockholders of Universal Compression Holdings, Inc.:

We cordially invite you to our 2007 Annual Meeting of Stockholders. The meeting will be held on          ,          , 2007, at 9:00 a.m., local time, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas 77042. At this year’s meeting, you will be asked to:

•	adopt the Agreement and Plan of Merger, dated as of February 5, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	approve the Holdings 2007 Stock Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	approve the Holdings Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	re-elect directors Thomas C. Case, Janet F. Clark and Uriel E. Dutton, each for a three-year term ending 2010;

•	ratify the reappointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm for fiscal year 2007; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the Agreement and Plan of Merger is adopted and the mergers are consummated, the Universal directors elected pursuant to the proposal in the fourth bullet above will serve only until the mergers are consummated. Also, the proposals described in the second and third bullets will be implemented only if the Agreement and Plan of Merger is adopted. For more information about the proposals and the annual meeting, please review the accompanying joint proxy statement/prospectus.

Universal will transact no other business at its annual meeting, except for business properly brought before the annual meeting or any adjournment or postponement thereof.

Only holders of record of shares of Universal common stock at the close of business on          , 2007, the record date for the annual meeting, are entitled to notice of, and a vote at, the annual meeting and any adjournments or postponements of the annual meeting.

Your vote is important. We encourage you to sign and return your proxy card, or use the telephone or Internet voting procedures, before the annual meeting, so that your shares will be represented and voted at the annual meeting even if you cannot attend in person.

Please do not send any share certificates at this time. If the mergers are consummated, we will notify you of the procedures for exchanging Universal share certificates for shares of Holdings.

Houston, Texas	STEPHEN A. SNIDER
, 2007	President and Chief Executive Officer

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Hanover and Universal from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 215 for a listing of documents incorporated by reference. This information is available for you to review at the public reference room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Hanover Compressor Company	Universal Compression Holdings, Inc.
12001 N. Houston Rosslyn	4444 Brittmoore
Houston, Texas 77086	Houston, Texas 77041
(281) 447-8787	(713) 335-7000
Attention: Investor Relations	Attention: Investor Relations
www.hanover-co.com	www.universalcompression.com

You may also obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Hanover’s proxy solicitor, or Georgeson Inc., Universal’s proxy solicitor, at the following addresses and telephone numbers:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 (800) 859-8508	Georgeson Inc. 17 State Street New York, New York 10004 (877) 278-9673

If you would like to request documents, please do so by          , 2007 in order to receive them before the annual meetings.

VOTING BY INTERNET, TELEPHONE OR MAIL

If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you.

Hanover stockholders of record may submit their proxies by:

Internet.  You can vote over the Internet by accessing the website listed on your proxy card and following the instructions on the website prior to 11:59 EST on             ,     . Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).

Telephone.  You can vote by telephone by calling the toll-free number listed on your proxy card in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 EST on             ,     . You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

Universal stockholders of record may submit their proxies by:

Internet.  You can vote over the Internet by accessing the website listed on your proxy card and following the instructions on the website prior to 11:59 EST on             ,     . Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).

Telephone.  You can vote by telephone by calling the toll-free number listed on your proxy card in the United States, Canada or Puerto Rico on a touch-tone phone prior to 11:59 EST on             ,     . You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

i

ANNEXES:

Annex A	Agreement and Plan of Merger	A-1
	Exhibit 2.3.1 — Restated Certificate of Incorporation of Holdings	A-49
	Exhibit 2.3.2 — Amended and Restated Bylaws of Holdings	A-53
	Exhibit 7.11 — Form of Rule 145 Affiliate Letter	A-67
	Exhibit 8.1(i) — Consents	A-69
Annex B	Opinion of Credit Suisse Securities (USA) LLC	B-1
Annex C	Opinion of Goldman, Sachs & Co.	C-1
Annex D	Holdings 2007 Stock Incentive Plan	D-1
Annex E	Holdings Employee Stock Purchase Plan	E-1
Annex F	Excerpt from Hanover’s Governance Principles Concerning Shareholder Election of Directors	F-1
Annex G	Excerpt from Hanover’s Governance Principles Concerning Independence Standards for Hanover Directors	G-1
Annex H	Universal Compensation Committee Charter	H-1
List of Schedules to Agreement and Plan of Merger
Consent of PricewaterhouseCoopers LLP
Consent of Deloitte & Touche LLP
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of Credit Suisse Securities (USA) LLC
Consent of Goldman, Sachs & Co.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. Hanover and Universal urge you to read carefully this joint proxy statement/prospectus in its entirety, as well as the annexes. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 215. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In this joint proxy statement/prospectus, “Hanover” refers to Hanover Compressor Company and its consolidated subsidiaries, “Universal” refers to Universal Compression Holdings, Inc. and its consolidated subsidiaries and the “merger agreement” refers to the Agreement and Plan of Merger, dated February 5, 2007, by and among Hanover, Universal, Holdings, Hector Sub, Inc. and Ulysses Sub, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Questions and Answers About the Meetings

Below are brief answers to questions you may have concerning the transactions described in this joint proxy statement/prospectus and the annual meetings of Hanover and Universal. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus and the other documents to which we refer you.

GENERAL

Q:	Why am I receiving this document?

A:	This is a joint proxy statement being used by both the Hanover and Universal boards of directors to solicit proxies of Hanover and Universal stockholders in connection with the proposed mergers involving Hanover and Universal and the annual meetings of Hanover and Universal. In addition, this document is a prospectus being delivered to Hanover and Universal stockholders because Holdings is offering shares of its common stock to be issued in exchange for shares of Hanover common stock and Universal common stock if the mergers are completed.

Q:	When and where are the meetings of the stockholders?

A:	The annual meeting of Hanover stockholders will take place at 2:00 p.m., local time, on , 2007, at the InterContinental Hotel Houston, 2222 West Loop South, Houston, Texas 77027. The annual meeting of Universal stockholders will take place at 9:00 a.m., local time, on , 2007, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas 77042. Additional information relating to the Hanover and Universal annual meetings is set forth beginning on pages 108 and 156, respectively.

Q:	Who can answer any questions I may have about the annual meetings or the mergers?

A:	Hanover has retained D.F. King & Co., Inc. to serve as an information agent and proxy solicitor in connection with its annual meeting and the mergers. Hanover stockholders may call D.F. King & Co. toll-free at (800) 859-8508 with any questions they may have. Banks and brokers may call collect at (212) 659-5550.

Universal has retained Georgeson Inc. to serve as an information agent and proxy solicitor in connection with its annual meeting and the mergers. Universal stockholders may call Georgeson Inc. toll-free at (877) 278-9673 with any questions they may have. Banks and brokers may call at (212) 440-9800.

CONCERNING THE MERGERS

Q:	What will happen in the proposed mergers?

A:	Prior to entering into the merger agreement, Universal formed a new Delaware corporation, Iliad Holdings, Inc., which we refer to in this joint proxy statement/prospectus as “Holdings.” When the transactions are consummated, Holdings’ two newly created, wholly owned subsidiaries, Hector Sub, Inc. and Ulysses Sub, Inc., will merge with and into Hanover and Universal, respectively. As a result of these mergers, which we call the “Hanover merger” and the “Universal merger,” respectively, each of Hanover and Universal will become wholly owned subsidiaries of Holdings. We refer to the Hanover merger and the Universal merger collectively in this joint proxy statement/prospectus as the “mergers.” After the mergers, the current stockholders of Hanover and Universal will be the stockholders of Holdings. Holdings will be renamed in connection with the mergers.

Additional information on the mergers is set forth beginning on page 35.

Q:	Why are Hanover and Universal proposing the mergers?

A:	Hanover and Universal believe the mergers will provide substantial strategic and financial benefits to Hanover and Universal and their respective stockholders, employees and customers, including:

• the combination of complementary strengths,

• improved operating efficiencies and reliability as well as a broader and deeper array of experienced and skilled technicians and service specialists,

• a larger pool of U.S. contract compression contracts and assets that can be offered for sale over time to Universal Compression Partners, L.P., a publicly traded master limited partnership that is a subsidiary of Universal and that we refer to as the “Universal Partnership,”

• stronger and more stable earnings and cash flow as a result of business line diversification,

• an expanded international platform, and

• significant cost savings and synergies.

Additional information on the strategic and financial rationale for the mergers, as well as each of Hanover’s and Universal’s reasons for the mergers, is set forth beginning on pages 44, 45 and 49, respectively.

Q:	What will I receive for my shares?

A:	As a result of the mergers, each holder of shares of Hanover common stock will have the right to receive 0.325 shares of Holdings common stock in exchange for each share of Hanover common stock the holder owns. Holders of Hanover common stock will have the right to receive cash for any fractional shares of Holdings common stock that they would otherwise be entitled to receive in the Hanover merger. The amount of cash payable for any fractional shares of Holdings common stock will be determined based on the average closing price of a share of Universal common stock during the 15 trading days ending on the third trading day immediately preceding the effective time of the Hanover merger. Each holder of shares of Universal common stock will have the right to receive one share of Holdings common stock in exchange for each share of Universal common stock the holder owns. Based on the number of shares of Hanover and Universal common stock outstanding on February 2, 2007, the last trading day prior to the announcement of the execution of the merger agreement by the parties, former Hanover stockholders will own approximately 53% of Holdings and former Universal stockholders will own approximately 47% of Holdings.

Additional information on the consideration to be received in the mergers is set forth beginning on page 83.

Q:	What are my U.S. federal income tax consequences as a result of the mergers?

A:	We expect that holders of Hanover or Universal common stock will not recognize gain or loss for U.S. federal income tax purposes in the mergers (except with respect to any cash received in lieu of fractional shares of Holdings common stock). You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign tax consequences of the mergers to you.

Additional information regarding tax matters is set forth in “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 79.

Q:	What vote is required to approve the mergers?

A:	For both Hanover and Universal, the affirmative vote of a majority of their respective shares of common stock outstanding and entitled to vote as of the respective record dates is required to adopt the merger agreement and thereby approve the mergers. At the close of business on , 2007, the record date for the Hanover annual meeting, directors and executive officers of Hanover and their respective affiliates had the right to vote % of the then outstanding shares of Hanover common stock. At the close of business on , 2007, the record date for the Universal annual meeting, directors and executive officers of Universal and their respective affiliates had the right to vote % of the then outstanding shares of Universal common stock. Each of Hanover’s and Universal’s directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Hanover or Universal common stock owned by him or her for the adoption of the merger agreement.

Additional information on the votes required to approve the mergers is located on page 111 for Hanover and on page 157 for Universal.

Q:	How do the boards of directors of Hanover and Universal recommend that I vote with respect to the proposed mergers?

A:	Hanover’s board of directors unanimously recommends that the stockholders of Hanover vote “FOR” the proposal to adopt the merger agreement and consummate the mergers.

Universal’s board of directors unanimously recommends that the stockholders of Universal vote “FOR” the proposal to adopt the merger agreement and consummate the mergers.

Additional information on the recommendation of Hanover’s board of directors and the recommendation of Universal’s board of directors is set forth in “The Mergers — Hanover’s Reasons for the Mergers and Recommendation of Hanover’s Board of Directors” beginning on page 45 and “The Mergers — Universal’s Reasons for the Mergers and Recommendation of Universal’s Board of Directors” beginning on page 49, respectively.

You should note that some Hanover directors and executive officers and some Universal directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Hanover stockholders or Universal stockholders, respectively. Information relating to the interests of Hanover’s and Universal’s directors and executive officers in the mergers is set forth in “The Mergers — Interests of Hanover and Universal Directors and Executive Officers in the Mergers” beginning on page 66.

Q:	Who else must approve the mergers?

A:	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, Hanover and Universal may not complete the mergers until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the applicable waiting period has expired or been early terminated. Completion of the mergers is also subject to approval of certain non-U.S. antitrust regulatory authorities if the failure to obtain those approvals would have a material adverse effect on Holdings after completion of the mergers. We have determined the jurisdictions in which foreign competition filings will be necessary and are in the process of making those filings.

Additional information regarding regulatory approvals required for completion of the mergers is set forth in “The Mergers — Regulatory Matters” beginning on page 75.

Q:	Will Holdings’ shares be traded on an exchange?

A:	It is a condition to the completion of the mergers that the shares of common stock of Holdings that will be issuable pursuant to the mergers be approved for listing on the New York Stock Exchange. We intend to apply to list the shares of Holdings common stock to be issued or reserved for issuance in connection with the mergers on the New York Stock Exchange prior to the consummation of the mergers. We expect that the shares of Holdings common stock will trade under the symbol “ .”

Q:	When do you expect to complete the mergers?

A:	We are working to complete the mergers in the third quarter of 2007, although we cannot assure completion by any particular date. If Hanover and Universal stockholders adopt the merger agreement at their respective companies’ annual meetings, we expect that the other conditions to completion of the mergers will be satisfied and the mergers will be consummated within 60 days following the annual meetings.

Q:	Who will serve as the directors and executive officers of Holdings after the consummation of the mergers?

A:	Upon the consummation of the mergers, the Holdings board of directors will consist of 10 members, half of whom will be current members of Universal’s board of directors designated by Universal and half of whom will be current members of Hanover’s board of directors designated by Hanover. Gordon T. Hall, the current Chairman of the board of directors of Hanover, will serve as Chairman of Holdings’ board of directors. Stephen A. Snider, the current President and Chief Executive Officer and Chairman of Universal, will serve as President and Chief Executive Officer and a director of Holdings. Additional information about the directors and executive officers of Holdings after consummation of the mergers is set forth in “The Mergers — Continuing Board and Management Positions” beginning on page 74.

Q:	Are there risks associated with the mergers?

A:	Yes, there are important risks associated with the mergers. We encourage you to read carefully and in their entirety the sections of this joint proxy statement/prospectus entitled “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements” beginning on pages 22 and 34, respectively.

CONCERNING THE HANOVER AND UNIVERSAL ANNUAL MEETINGS

Q:	In addition to the proposed mergers, what other proposals are to be considered and voted upon at the Hanover annual meeting and the Universal annual meeting?

A:	Hanover stockholders are being asked to consider and vote on the following four proposals, which we refer to collectively as the “Hanover annual business matter proposals,” in addition to the proposed mergers:

• the “Holdings incentive plan proposal,” which is a proposal to approve a new long-term equity incentive plan to be used by Holdings following the consummation of the mergers to make awards of equity incentive compensation to directors, officers and employees of Holdings;

• the “Holdings stock purchase plan proposal,” which is a proposal to approve a new employee stock purchase plan to be used by Holdings following the consummation of the mergers;

• the “Hanover election of directors proposal,” which is a proposal to elect eleven directors to serve as members of Hanover’s board of directors until the 2008 annual meeting of Hanover stockholders or until their successors are duly elected and qualified; and

• the “Hanover auditors ratification proposal,” which is a proposal to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover’s independent registered public accounting firm for fiscal year 2007.

Universal stockholders are being asked to consider and vote on the following four proposals, which we refer to collectively as the “Universal annual business matter proposals,” in addition to the proposed mergers:

• the Holdings incentive plan proposal;

• the Holdings stock purchase plan proposal;

• the “Universal election of directors proposal,” which is a proposal to re-elect Thomas C. Case, Janet F. Clark and Uriel E. Dutton to serve as Class A members of Universal’s board of directors until the 2010 annual meeting of Universal stockholders or until their successors are duly elected and qualified; and

• the “Universal auditors ratification proposal,” which is a proposal to ratify the reappointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm for fiscal year 2007.

Additional information relating to the Hanover annual business matter proposals and the Universal annual business matter proposals is set forth beginning on pages 108 and 156, respectively.

Q:	What stockholder approvals are required to approve the Hanover election of directors proposal and the Hanover auditors ratification proposal and the Universal election of directors proposal and the Universal auditors ratification proposal?

A:	For Hanover, the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Hanover meeting is required to elect each director nominee in connection with the Hanover election of directors proposal. However, Hanover’s Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by the Hanover board of directors. The affirmative vote of a majority of the shares of voting stock represented at the Hanover meeting is required to approve the Hanover auditors ratification proposal.

Additional information on Hanover’s policy with regard to nominees who receive more votes “withheld” than “for” such nominee is set forth in the excerpt from the Hanover’s Governance Principles Concerning Shareholder Election of Directors included in this joint proxy statement/prospectus as Annex F.

For Universal, the affirmative vote of a plurality of the votes cast at the Universal meeting is required to approve the Universal election of directors proposal, which means that the number of nominees recommended for election by the board of directors, currently three, receiving the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast at the Universal meeting is required to approve the Universal auditors ratification proposal.

Q:	How will the vote on the proposed mergers impact the Hanover directors elected pursuant to the Hanover election of directors proposal and the Universal directors elected pursuant to the Universal election of directors proposal?

A:	If the proposed mergers receive the requisite stockholder approvals at the respective annual stockholders meetings of Hanover and Universal, the Hanover directors elected pursuant to the Hanover election of directors proposal and the Universal directors elected pursuant to the Universal election of directors proposal will serve until all of the other conditions to closing of the mergers are satisfied or waived and the mergers are consummated, at which time they will resign. Upon consummation of the mergers, each of Hanover and Universal will become subsidiaries of Holdings and the board of directors of Holdings will consist of 10 members, half of whom will consist of members of Hanover’s board of directors designated by the Hanover board of directors and half of whom will consist of members of Universal’s board of directors designated by the Universal board of directors, as provided in the merger agreement. More information regarding the Hanover and Universal directors who are expected to serve on the board of directors of Holdings is set forth in “The Mergers — Continuing Board and Management Positions” beginning on page 74.

If the proposed mergers do not receive the requisite stockholder approvals, or if for any other reason the merger agreement is terminated, then the persons elected as directors at the Hanover annual meeting or as Class A directors at the Universal annual meeting will serve until the 2008 annual meeting of Hanover stockholders or until the 2010 annual meeting of Universal stockholders, as applicable, or until their successors are elected.

Q:	What stockholder approvals are required to approve the Holdings incentive plan proposal and the Holdings stock purchase plan proposal?

A:	For each of Hanover and Universal, approval of the Holdings incentive plan proposal and the Holdings stock purchase plan proposal requires the affirmative vote of a majority of the votes cast and the votes cast must represent over 50% of their respective shares of common stock outstanding and entitled to vote as of the respective record dates. Abstentions and “broker non-votes” will not be treated as votes cast.

Q:	Why are Hanover and Universal stockholders being asked to vote on the Holdings incentive plan proposal and the Holdings stock purchase plan proposal?

A:	Under the terms of the equity incentive plans of Hanover and Universal currently in effect, the vesting of all equity incentive awards made prior to the date of the merger agreement will accelerate as a result of the consummation of the mergers. Holdings intends to implement a new equity incentive plan so it can have the ability to make equity compensation awards to directors, officers and employees of Holdings following the consummation of the mergers. If the stockholders of Hanover and Universal approve the Holdings incentive plan proposal, Holdings will not issue any further equity incentive awards under the existing Hanover and Universal plans following the consummation of the mergers. If the stockholders of Hanover and Universal do not approve the Holdings incentive plan proposal, Holdings intends to use the remaining availability under Hanover’s and Universal’s existing equity plans for additional equity incentive awards following the consummation of the mergers.

Under the terms of Universal’s employee stock purchase plan, employees of Universal and its subsidiaries have the opportunity to purchase shares of Universal common stock, thereby encouraging employees to share in the economic growth and success of Universal and its subsidiaries. Universal’s employee stock purchase plan allows eligible employees an opportunity to acquire a proprietary interest in Universal’s long-term performance and success through the purchase of shares of Universal’s common stock at a discount from its fair market value with funds accumulated through payroll deductions and without having to pay any brokerage commissions with respect to the purchases. The Universal employee stock purchase plan will be terminated in connection with the consummation of the mergers. If the stockholders of Hanover and Universal approve the Holdings stock purchase plan proposal, then, following the consummation of the mergers, Holdings will implement the employee stock purchase plan, which is substantially similar to Universal’s current employee stock purchase plan. If the stockholders of Hanover and Universal do not approve the Holdings stock purchase plan proposal, then Holdings will not have an employee stock purchase plan.

Q:	How will the vote on the proposed mergers impact the Holdings incentive plan proposal and the Holdings stock purchase plan proposal?

A:	The completion of the mergers is not conditioned upon the approval of the Holdings incentive plan proposal or the Holdings stock purchase plan proposal. However, the approval of each of these plans by Holdings is subject to the consummation of the mergers.

If the proposed mergers do not receive the requisite stockholder approvals, or if for any other reason the merger agreement is terminated, then the Holdings stock incentive plan and the Holdings employee stock purchase plan will not be implemented.

PROCEDURES

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at your annual meeting. Alternatively, you may cast your vote by telephone or Internet by following the instructions on your proxy card. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend your annual meeting in person.

Additional information on voting procedures is located beginning on page 108 for Hanover and on page 156 for Universal.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of both Hanover and Universal, you will receive one or more separate proxy cards or voting instruction cards for each company. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Q:	Should I send in my share certificates now?

A:	No. If the mergers are completed, we will send the former stockholders of both Hanover and Universal written instructions for exchanging their share certificates for Holdings share certificates. Additional information on the procedures for exchanging certificates representing shares of Hanover or Universal common stock for certificates representing shares of Holdings common stock is set forth in “The Merger Agreement — Procedures for Exchange of Share Certificates” beginning on page 84.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the proposals related to the adoption of the merger agreement, the Holdings incentive plan proposal or the Holdings stock purchase plan proposal at your annual meeting. You should therefore be sure to provide your broker with instructions on how to vote your shares. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If you do not give voting instructions to your broker, your shares will be counted towards a quorum at your respective annual meeting, but effectively will be treated as voting against the adoption of the merger agreement unless you appear and vote in person at your annual meeting. If your broker holds your shares and you plan to attend and vote at your annual meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Additional information on how to vote if your shares are held in street name is located beginning on page 108 for Hanover and on page 156 for Universal.

Q:	As a participant in Hanover’s or Universal’s 401(k) plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Hanover or Universal 401(k) Plan, you have the right to provide voting directions to the plan trustee by submitting your voting directions for those shares of Hanover or Universal common stock that are held by the Hanover or Universal 401(k) Plan and allocated to your plan account on the proposals to be considered at the annual meetings. Plan participant voting directions will be treated confidentially. The plan trustee will follow participants’ voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, (1) the Hanover plan trustee will not vote the Hanover shares allocated to your plan account or (2) the Universal plan trustee will vote all of the Universal shares allocated to your account in the same proportion as the actual voting instructions submitted by plan participants at least two days prior to the Universal annual meeting. Because the plan trustee must process voting instructions from participants before the date of the Hanover or Universal annual meeting, you are urged to deliver your instructions well in advance of the Hanover or Universal annual meeting so that the instructions are received no later than , 2007.

Q:	What if I do not vote on the matters relating to the mergers?

A:	Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote of each of Hanover and Universal as of the respective record dates, if you abstain or fail to vote your shares in favor of adoption of the merger agreement, this will have the same effect as voting your shares against adoption of the merger agreement. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the proposed mergers, it will have the same effect as a vote against the proposed mergers. If you respond but do not indicate how you want to vote on the proposed mergers, your proxy will be counted as a vote in favor of adoption of the merger agreement.

Q:	What if I want to change my vote?

A:	If you are a stockholder of record of Hanover or Universal, you may send a later-dated, signed proxy card so that it is received prior to your annual meeting, or you may attend your annual meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation that is received prior to your annual meeting to your company’s Corporate Secretary at the address set forth under “The Companies” beginning on page 97. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

If your shares are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Do I have appraisal rights?

A:	No. Neither the Hanover stockholders nor the Universal stockholders will have appraisal rights under Delaware law as a result of the mergers.

The Companies

Hanover Compressor Company
12001 N. Houston Rosslyn
Houston, Texas 77086
(281) 447-8787

Hanover is a global market leader in the full service natural gas compression business and is also a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and its fleet of rental equipment. For the twelve months ended December 31, 2006, Hanover had revenues and other income of $1,670.7 million and net income of $86.5 million. Hanover had revenues and other income of $473.2 million and net income of $25.4 million for the three months ended March 31, 2007.

Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Universal is one of the largest natural gas compression services companies in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2007 of approximately 7,100 compressor units comprising approximately 2.7 million horsepower. Universal provides a full range of natural gas compression services and products, including sales, operations, maintenance and fabrication to the natural gas industry, both domestically and internationally. For the twelve months ended December 31, 2006, Universal had revenues of $947.7 million and net income of $87.7 million. Universal had revenues of $239.4 million and net income of $14.3 million for the three months ended March 31, 2007.

Iliad Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Holdings is a Delaware corporation formed for the purpose of holding both Hanover and Universal as wholly owned subsidiaries following completion of the mergers. Holdings will be renamed in connection with the merger.

Hector Sub, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Hector Sub is a wholly owned subsidiary of Holdings, formed solely for the purpose of engaging in the Hanover merger and the other transactions contemplated by the merger agreement. In the Hanover merger, Hector Sub will merge with and into Hanover and thereafter cease to exist.

Ulysses Sub, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Ulysses Sub is a wholly owned subsidiary of Holdings, formed solely for the purpose of engaging in the Universal merger and the other transactions contemplated by the merger agreement. In the Universal merger, Ulysses Sub will merge with and into Universal and thereafter cease to exist.

The Mergers

Recommendations of the Hanover and Universal Boards of Directors (Pages 43 and 46)

At its meeting on February 3, 2007, after due consideration, the Hanover board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of Hanover;

•	approved, authorized and adopted the merger agreement; and

•	recommended that the stockholders of Hanover vote for adoption of the merger agreement at the annual meeting of stockholders of Hanover.

At its meeting on February 3, 2007, after due consideration, the Universal board of directors unanimously:

•	determined that the merger agreement and the transactions it contemplates are advisable, fair to and in the best interests of Universal and its stockholders;

•	approved the merger agreement; and

•	recommended that the Universal stockholders vote for the adoption of the merger agreement.

To review the risks related to the mergers and the combined company following consummation of the mergers, please see “Risk Factors” beginning on page 21. To review the background, strategic and financial rationale and reasons for the mergers, please see the sections beginning on pages 36, 44 and 45 and 49, respectively.

Opinion of Hanover’s Financial Advisor (Page 55)

On February 3, 2007, Credit Suisse Securities (USA) LLC, or Credit Suisse, rendered its oral opinion to Hanover’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of February 3, 2007, the Hanover exchange ratio was fair, from a financial point of view, to the holders of Hanover common stock. Credit Suisse has not been requested to and is not expected to update or reaffirm its opinion.

Credit Suisse’s opinion was directed to Hanover’s board of directors and only addressed the fairness from a financial point of view of the Hanover exchange ratio and does not address any other aspect or implication of the mergers. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. Hanover encourages Hanover’s stockholders to carefully read the full text of Credit Suisse’s written opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the mergers.

Pursuant to an engagement letter between Hanover and Credit Suisse, dated December 20, 2006, Hanover has agreed to pay Credit Suisse a transaction fee of $8 million. Payment of Credit Suisse’s fee is fully contingent upon the consummation of the mergers.

Opinion of Universal’s Financial Advisor (Page 60)

Goldman, Sachs & Co., or Goldman Sachs, rendered its opinion to the board of directors of Universal that, as of February 5, 2007 and based upon and subject to the factors and assumptions set forth therein, the Universal exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Universal common stock. Universal does not intend to request that Goldman Sachs render an opinion as of any date subsequent to February 5, 2007.

The full text of the written opinion of Goldman Sachs, dated February 5, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Universal in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Universal common stock should vote with respect to the mergers.

Pursuant to an engagement letter between Universal and Goldman Sachs, dated December 22, 2006, Universal has agreed to pay Goldman Sachs a transaction fee of $10 million, payable upon consummation of the mergers. Universal has also agreed to consider, in good faith, taking into account the level of service that Goldman Sachs has provided in connection with the merger, paying Goldman Sachs an additional transaction fee of $3 million. Payment of Goldman Sachs’ fees is fully contingent upon the consummation of the mergers.

Interests of Directors and Executive Officers in the Mergers (Page 66)

You should be aware that some Hanover and Universal directors and executive officers have interests in the mergers as directors or executive officers that are different from, or in addition to, the interests of other Hanover and Universal stockholders.

Continuing Board and Management Positions (Page 74)

The Holdings board of directors will consist of 10 members, five of whom will be current members of, and designated by, Hanover’s board of directors and five of whom will be current members of, and designated by, Universal’s board of directors.

Hanover intends to designate the following current members of its board of directors to serve on the Holdings board of directors:

•	Gordon T. Hall;

•	John E. Jackson;

•	Peter H. Kamin;

•	William C. Pate; and

•	Stephen M. Pazuk.

Universal intends to designate the following current members of its board of directors to serve on the Holdings board of directors:

•	Stephen A. Snider;

•	Ernie L. Danner;

•	Uriel E. Dutton;

•	Janet F. Clark; and

•	J.W.G. “Will” Honeybourne.

Stephen A. Snider, Universal’s current President and Chief Executive Officer and Chairman of Universal’s board of directors, will be the President and Chief Executive Officer of Holdings and a member of the Holdings board of directors. Gordon T. Hall, the current chairman of Hanover’s board of directors, will be the chairman of the Holdings board of directors.

Regulatory Matters (Page 75)

HSR Act

Under the HSR Act, the mergers may not be consummated until premerger notifications and required information have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, or FTC, and the relevant waiting periods have been early terminated or have expired. Hanover and Universal filed premerger notification forms pursuant to the HSR Act with the Antitrust Division and the FTC on February 22, 2007. On March 26, 2007, Hanover and Universal each received a request for additional information from the Antitrust Division regarding the proposed mergers. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Hanover and Universal have substantially complied with the second request. Hanover and Universal are cooperating fully with the Antitrust Division and anticipate being able to certify that they are in substantial compliance with the request during June 2007.

At any time before or after consummation of the mergers, the Antitrust Division, the FTC or any state attorney general could take any action under the antitrust laws deemed necessary or desirable in the public interest, including seeking to enjoin consummation of the mergers or seeking divestiture of particular assets or businesses of Hanover or Universal. The merger agreement requires Hanover and Universal to satisfy any conditions or divestiture requirements imposed upon them unless the conditions or divestitures would be reasonably likely to have a material adverse effect on the combined company after the completion of the mergers.

Foreign Clearances

Completion of the mergers also may be subject to the antitrust laws, rules and regulations of foreign governmental authorities. The mergers may not be completed before receiving foreign antitrust clearances unless the failure to obtain those clearances would not have a material adverse effect on the combined company after completion of the mergers. We have determined the jurisdictions in which foreign competition filings will be necessary and are in the process of making those filings. We anticipate that all foreign competition filings will be made by the end of May 2007.

Accounting Treatment (Page 77)

The mergers will be accounted for using the purchase method of accounting. Although the business combination of Hanover and Universal is a merger of equals, Hanover has been determined to be the acquirer for purposes of generally accepted accounting principles. The purchase price will be allocated to Universal’s identifiable assets and liabilities based on their estimated fair values at the date of the consummation of the mergers, and any excess of the purchase price over those fair values will be accounted for as goodwill.

No Appraisal Rights (Page 78)

Hanover and Universal stockholders will not have appraisal rights under Delaware law as a result of the mergers.

Material U.S. Federal Income Tax Consequences of the Mergers (Page 79)

Hanover and Universal have structured the mergers so that a holder of Hanover common stock or Universal common stock will not recognize gain or loss upon the receipt of Holdings common stock in exchange for Hanover or Universal common stock in the mergers except to the extent of cash, if any, received in lieu of a fractional share of Holdings common stock. It is a condition to the closing of the mergers that Vinson & Elkins L.L.P. deliver its opinion to Hanover and Baker Botts L.L.P. deliver its opinion to Universal that for U.S. federal income tax purposes no gain or loss shall be recognized by a holder of that company’s common stock upon the transfer of that company’s common stock to Holdings in exchange for Holdings common stock pursuant to the applicable merger.

This summary does not address tax consequences that may vary with, or depend upon, individual circumstances. Accordingly, you should consult a tax advisor to determine the U.S. federal, state, local and foreign tax consequences to you of the mergers taking into account your particular circumstances.

Summary of Merger Agreement (Page 82)

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and governs the terms of the mergers.

Conditions to Mergers (Page 93)

Hanover’s and Universal’s obligations to consummate the mergers are subject to the satisfaction or waiver of a number of conditions, including:

•	adoption of the merger agreement by the stockholders of each of Hanover and Universal;

•	the expiration or early termination of any waiting period applicable to the consummation of the mergers under the HSR Act and, except in certain circumstances, the receipt of approval or expiration of any mandatory waiting periods under applicable non-U.S. antitrust laws;

•	the absence of any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers;

•	the receipt by each of Hanover and Universal of a legal opinion with respect to certain U.S. federal income tax consequences of the mergers;

•	the receipt of required consents and relief from Hanover’s and Universal’s credit agreements, which have been obtained;

•	the parties’ satisfaction that financing arrangements have been obtained to allow for the repayment or repurchase of any indebtedness that may be required to be repaid or repurchased as a result of the consummation of the mergers; and

•	other customary conditions, including the truth and correctness of the representations and warranties and performance of covenants by each party, subject to a materiality standard, and the absence of any occurrence, state of facts or development that has had or is reasonably likely to have a material adverse effect.

“No Solicitation” Provisions (Page 90)

The merger agreement contains “no solicitation” provisions that prohibit either party from taking any action to solicit a takeover proposal. The agreement does not, however, prohibit either party from furnishing information to or participating in negotiations with a person making a takeover proposal that such party’s board of directors determines is or is reasonably likely to lead to a superior proposal, if the failure to do so would be inconsistent with that board’s fiduciary duties to its stockholders.

Termination of Merger Agreement (Page 95)

The parties may terminate the merger agreement by mutual written consent. Either party may terminate the merger agreement if:

•	the mergers have not been consummated by February 5, 2008, through no fault of the terminating party;

•	the stockholders of Hanover or Universal have held a meeting to consider the merger agreement but have not voted to adopt the merger agreement;

•	there is a final and nonappealable legal restraint, injunction or prohibition of the mergers, as long as the terminating party has complied with certain covenants in the merger agreement and has used its reasonable best efforts to remove the legal restraint;

•	the other party has breached its representations and warranties or failed to perform its covenants or agreements in a manner that would cause the failure of the related closing condition, unless the breach is cured within 90 days after notice of the breach; or

•	the board of directors of the other party has withdrawn or adversely modified its recommendation of the merger agreement or the proposed transactions or proposes to do the same, recommended a takeover proposal or failed to timely reaffirm its recommendation to stockholders upon request.

Expenses and Termination Fees (Page 95)

Hanover or Universal will be obligated to pay the other party a termination fee of $70 million if the merger agreement is terminated because the board of directors of the non-terminating party has changed its recommendation of the merger agreement. Hanover or Universal also will be obligated to pay the other party a fee of $5 million if there has been a takeover proposal with respect to the party that becomes obligated to pay the fee and the merger agreement is then terminated, either because the mergers have not been completed by February 5, 2008 or because the stockholders of the party that is the subject of the takeover proposal do not vote in favor of adoption of the merger agreement. Under those circumstances, the party that is the subject of the takeover proposal will be required to pay to the other party an additional $65 million termination fee if it enters into any definitive agreement with respect to, or consummates, any takeover proposal within 365 days after the termination of the merger agreement.

Comparison of Stockholder Rights (Page 206)

Hanover, Universal and Holdings are incorporated under the laws of the State of Delaware. In accordance with the merger agreement, upon the consummation of the mergers, the holders of Hanover common stock and Universal common stock will exchange their respective shares of common stock for Holdings common stock in accordance with their respective exchange ratios. Your rights as a stockholder of Holdings will be governed by Delaware law, Holdings’ restated certificate of incorporation and the amended and restated bylaws of Holdings. For a comparison of the material rights of Hanover stockholders, Universal stockholders and Holdings stockholders under each company’s organizational documents and the Delaware statutory framework, please see “Comparison of Stockholder Rights” beginning on page 206.

Matters to be Considered at the Annual Meetings

Hanover

Hanover stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the Holdings 2007 Stock Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to approve the Holdings Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to elect eleven directors to serve as members of Hanover’s board of directors until the 2008 annual meeting of Hanover stockholders or until their successors are duly elected and qualified;

•	to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover’s independent registered public accounting firm for fiscal year 2007; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the merger agreement is adopted and the mergers are consummated, the Hanover directors elected pursuant to the proposal in the fourth bullet above will serve only until the mergers are consummated. Also, the proposals described in the second and third bullets will be implemented only if the merger agreement is adopted.

Universal

Universal stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the Holdings 2007 Stock Incentive Plan, a copy of which is attached as Annex D to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to approve the Holdings Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus, to be used by Holdings following the consummation of the mergers;

•	to re-elect Thomas C. Case, Janet F. Clark and Uriel E. Dutton to service as Class A members of Universal’s board of directors until the 2010 annual meeting of Universal stockholders or until their successors are duly elected and qualified;

•	to ratify the reappointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm for fiscal year 2007; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

If the merger agreement is adopted and the mergers are consummated, the Universal directors elected pursuant to the proposal in the fourth bullet above will serve only until the mergers are consummated. Also, the proposals described in the second and third bullets will be implemented only if the merger agreement is adopted.

Comparative Stock Prices and Dividends

Shares of Hanover common stock and Universal common stock are listed for trading on the New York Stock Exchange. The following table sets forth the closing sales prices per share of Hanover common stock, on an actual and equivalent per share basis, and Universal common stock on the New York Stock Exchange on the following dates:

•	February 2, 2007, the last full trading day prior to the public announcement of the mergers, and

•	May 17, 2007, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Hanover	Universal	Universal Equivalent
	Common Stock	Common Stock	per Share(1)

February 2, 2007	$19.40	$61.10	$59.69
May 17, 2007	$22.91	$69.90	$70.49

(1)	The equivalent per share data for Universal common stock has been determined by dividing the market price of a share of Hanover common stock on each of the dates by the exchange ratio of 0.325.

Neither Hanover nor Universal has ever declared or paid any cash dividends on its common stock. The board of directors of Holdings will determine the dividend policy of Holdings after consummation of the mergers.

Selected Historical Financial Data

Hanover and Universal are providing you with the following financial information to assist you in your analysis of the financial aspects of the mergers. This information is only a summary that you should read together with the historical audited consolidated financial statements of Hanover and Universal and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual reports on Form 10-K and quarterly reports on Form 10-Q for the three months ended March 31, 2007 that Hanover and Universal previously have filed with the SEC and that are incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See “Where You Can Find More Information” beginning on page 215.

	Hanover Compressor Company
	Three Months Ended March 31,		Twelve Months Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$460,213	$336,730	$1,605,232	$1,349,572	$1,165,402	$1,047,978	$991,287
Equity in income of non-consolidated affiliates	5,683	5,848	19,430	21,466	19,780	23,014	18,554
Gain on sale of business and other income	7,332	30,219	46,001	4,551	3,413	4,088	3,600
Cost of sales (excluding depreciation and amortization)	303,810	216,141	1,049,701	867,483	731,545	643,680	581,899
Depreciation and amortization	50,896	41,968	181,416	182,681	175,308	169,164	148,141
Selling, general and administrative expenses	51,794	48,055	204,247	182,198	173,066	159,870	150,863
Interest expense(1)	26,865	31,640	118,006	136,927	146,978	89,175	43,352
Operating lease expense(1)	—	—	—	—	—	43,139	90,074
Debt extinguishment costs	—	5,902	5,902	7,318	—	—	—
Securities litigation settlement	—	—	—	—	(4,613)	42,991	—
Goodwill impairment	—	—	—	—	—	35,466	52,103
Provision for (benefit from) income tax	14,445	8,447	28,782	27,714	24,767	3,629	(17,114)
Income (loss) from continuing operations	25,402	22,141	85,722	(37,148)	(54,091)	(117,488)	(80,211)
Income (loss) from discontinued operations, net of tax	—	(92)	431	(869)	10,085	(3,861)	(35,857)
Cumulative effect of accounting change, net of tax	—	370	370	—	—	(86,910)	—
Net income (loss)	25,402	22,419	86,523	(38,017)	(44,006)	(208,259)	(116,068)
Earnings (loss) per common share from continuing operations:
Basic	$0.25	$0.22	$0.85	$(0.41)	$(0.64)	$(1.45)	$(1.01)
Diluted	$0.23	$0.22	$0.80	$(0.41)	$(0.64)	$(1.45)	$(1.01)
Weighted average common stock outstanding:
Basic	103,405	100,759	101,178	91,556	84,792	81,123	79,500
Diluted	117,619	111,428	112,035	91,556	84,792	81,123	79,500
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$5,234	$(77,508)	$209,089	$122,487	$131,837	$164,735	$195,717
Investing activities	(64,043)	(1,315)	(168,168)	(104,027)	11,129	(43,470)	(193,703)
Financing activities	42,325	79,767	(18,134)	(6,890)	(162,350)	(84,457)	(4,232)

	As of March 31,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)

Balance Sheet Data:
Cash	$56,935	$49,157	$73,286	$48,233	$38,076	$56,619	$19,011
Working capital(2)	202,092	386,803	326,565	351,694	301,893	279,050	218,398
Total assets	3,089,252	2,930,496	3,070,889	2,862,996	2,771,229	2,942,274	2,176,983
Total debt and convertible preferred securities	1,365,669	1,478,442	1,369,931	1,478,948	1,643,616	1,782,823	641,194
Stockholders’ equity	1,088,695	935,990	1,014,282	909,782	760,055	753,488	927,626

(1)	Operating lease expense related to the operating lease facilities has been recognized as interest expense subsequent to consolidation of the operating lease facilities on July 1, 2003.

(2)	Working capital is defined as current assets minus current liabilities.

	Universal Compression Holdings, Inc.
	Three Months Ended		Twelve Months Ended	Nine Months Ended	Twelve Months Ended
	March 31,		December 31,	December 31,	March 31,
	2007	2006	2006	2005(1)	2005	2004	2003
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$239,363	$229,068	$947,707	$613,647	$763,070	$688,786	$625,218
Cost of sales (excluding depreciation and amortization)	133,044	127,223	519,056	342,312	452,816	399,305	357,250
Depreciation and amortization	34,863	29,799	122,701	79,899	93,797	85,650	63,706
Selling, general and administrative expenses	35,741	26,581	118,762	65,269	75,756	67,516	67,944
Interest expense, net(2)	14,039	14,057	57,349	40,221	64,188	73,475	36,421
Operating lease expense(2)	—	—	—	—	—	—	46,071
Debt extinguishment costs	—	—	1,125	—	26,543	14,903	—
Provision for income tax	7,079	11,875	42,277	31,053	17,213	17,741	20,975
Income from continuing operations and net income	14,324	20,875	87,656	55,369	33,610	30,787	33,518
Earnings per common share from continuing operations:
Basic	$0.48	$0.70	$2.93	$1.74	$1.07	$1.00	$1.09
Diluted	$0.46	$0.68	$2.82	$1.69	$1.04	$0.98	$1.08
Weighted average common stock outstanding:
Basic	29,820	29,629	29,911	31,773	31,392	30,848	30,665
Diluted	30,881	30,700	31,032	32,758	32,224	31,283	30,928
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$42,547	$64,594	$212,211	$144,873	$134,056	$165,248	$188,591
Investing activities	(72,862)	(39,960)	(213,187)	(110,464)	(181,476)	(46,850)	(107,704)
Financing activities	25,839	(21,927)	8,380	(34,734)	(35,589)	(69,732)	(13,849)

	As of March 31,		As of December 31,		As of March 31,
	2007	2006	2006	2005	2005	2004	2003
	(In thousands)

Balance Sheet Data:
Cash	$42,895	$42,232	$46,997	$39,262	$38,723	$121,189	$71,693
Working capital(3)	184,367	131,217	184,979	144,714	115,836	174,599	158,405
Total assets	2,434,499	2,137,856	2,342,031	2,095,295	2,022,758	1,972,451	1,953,887
Total debt(4)	856,582	898,050	830,554	923,341	858,096	884,442	945,155
Stockholders’ equity	935,856	861,278	916,430	831,312	861,672	799,235	744,451

(1)	Effective in 2005, Universal’s Board of Directors approved a change to its fiscal year end from March 31, to December 31.
(2)	Operating lease expense related to the operating lease facilities has been recognized as interest expense subsequent to consolidation of the operating lease facilities on December 31, 2002.

(3)	Working capital is defined as current assets minus current liabilities.

(4)	Includes capital lease obligations.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data gives effect to the mergers. The unaudited pro forma statement of operations data presented below is based on the assumption that the mergers occurred as of January 1, 2006 and reflects only adjustments directly related to the mergers. The unaudited pro forma balance sheet data is prepared as if the mergers occurred on March 31, 2007. The pro forma adjustments are based on available information and assumptions that each company’s management believes are reasonable and in accordance with SEC requirements. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the mergers. The selected unaudited pro forma condensed combined financial data:

•	have been derived from and should be read in conjunction with the “Iliad Holdings, Inc. Unaudited Pro Forma Condensed Combined Financial Information” and the related notes beginning on page 196 of this joint proxy statement/prospectus; and

•	should be read in conjunction with the historical consolidated financial statements of Hanover and Universal incorporated by reference into this joint proxy statement/prospectus.

	Three Months Ended	Twelve Months Ended
	March 31,	December 31,
	2007	2006
	(In thousands, except
	per share data)

Statement of Operations Data:
Revenue and other income	$720,343	$2,640,284
Cost of sales (excluding depreciation and amortization)	445,186	1,599,700
Depreciation and amortization	90,778	324,190
Selling, general and administrative expenses	84,736	312,658
Interest expense	41,632	178,268
Debt extinguishment costs	—	7,027
Provision for income tax	20,541	63,306
Income from continuing operations	37,901	158,981
Earnings per common share from continuing operations
Basic	$0.60	$2.53
Diluted	$0.57	$2.43
Weighted average common stock outstanding
Basic	63,427	62,794
Diluted	69,108	67,443

As of
March 31, 2007
(In thousands)

Balance Sheet Data:
Cash	$99,830
Working capital	(4,277)
Total assets	6,746,986
Debt	2,270,744
Stockholders’ equity	3,151,012

Unaudited Comparative Per Share Data

The following selected comparative per share information of Hanover and Universal as of and for the three months ended March 31, 2007 was derived from the companies’ unaudited financial statements and as of and for the twelve months ended December 31, 2006 was derived from the companies’ audited financial statements. You should read this information along with Hanover’s and Universal’s historical consolidated financial statements and the accompanying notes for that period included in the documents described under “Where You Can Find More Information” beginning on page 215. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus under “Iliad Holdings, Inc. Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 196.

	As of or for the	As of or for the
	Three Months Ended	Twelve Months Ended
	March 31, 2007	December 31, 2006

Hanover—Historical
Earnings per share (from continuing operations):
Basic	$0.25	$0.85
Diluted	$0.23	$0.80
Dividends declared per share of common stock	$—	$—
Book value per share of common stock	$10.25	$9.81
Universal—Historical
Earnings per share (from continuing operations):
Basic	$0.48	$2.93
Diluted	$0.46	$2.82
Dividends declared per share of common stock	$—	$—
Book value per share of common stock	$30.90	$30.42
Holdings unaudited pro forma combined amounts:
Earnings per share (from continuing operations)(1):
Basic	$0.60	$2.53
Diluted	$0.57	$2.43
Dividends declared per share of common stock	$—	$—
Book value per share of common stock	$48.61	$48.20
Hanover unaudited equivalent pro forma combined amounts:
Earnings per share (from continuing operations)(2):
Basic	$0.20	$0.82
Diluted	$0.19	$0.79
Dividends declared per share of common stock	$—	$—
Book value per share of common stock	$15.80	$15.67

(1)	The Universal per share equivalent amounts based on the combination of Hanover and Universal are the same as the Holdings unaudited pro forma combined amounts because the exchange rate in the Universal merger is one share of Holdings common stock for each share of Universal common stock.

(2)	The Hanover per share equivalent based on the combination of Hanover and Universal is equal to the product of 0.325 and the Holdings unaudited pro forma combined amounts, which are based on the exchange ratio for Hanover common stock.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, Hanover and Universal stockholders should carefully consider the matters described below to determine whether to adopt the merger agreement and thereby approve the mergers.

Risks Relating to the Mergers

The value of the shares of Holdings common stock you receive upon the consummation of the mergers may be less than the value of your shares of Hanover common stock or Universal common stock as of the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the annual meetings.

The exchange ratios in the Hanover merger and the Universal merger are fixed and will not be adjusted in the event of any change in the stock prices of Hanover or Universal prior to the mergers. There may be a significant amount of time between the dates when the stockholders of each of Hanover and Universal vote on the merger agreement at the annual meeting of each company and the date when the mergers are completed. The absolute and relative prices of shares of Hanover common stock and Universal common stock may vary significantly between the date of this joint proxy statement/prospectus, the date of the annual meetings and the date of the completion of the mergers. These variations may be caused by, among other things, changes in the businesses, operations, results or prospects of Hanover or Universal, market expectations of the likelihood that the mergers will be completed and the timing of completion, the prospects of post-merger operations, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies and authorities, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of the Holdings common stock to be received by Hanover and Universal stockholders after the completion of the mergers. Accordingly, the prices of Universal common stock and Hanover common stock on the date of this joint proxy statement/prospectus and on the date of the annual meetings may not be indicative of their prices immediately prior to completion of the mergers and the price of Holdings common stock after the mergers are completed.

The mergers are subject to the receipt of consents and approvals from various government entities that may impose conditions on, jeopardize or delay completion of the mergers or reduce the anticipated benefits of the mergers.

Completion of the mergers is conditioned upon the expiration or early termination of the applicable waiting period under the HSR Act and the expiration or termination of any mandatory waiting period under applicable non-U.S. antitrust laws, where the failure to observe that waiting period would be reasonably likely to have a material adverse effect on the combined company after the mergers.

It is possible that we may not obtain the required consents, orders, approvals and clearances. Even if they are obtained, they may not be obtained before Hanover and Universal stockholders vote on the mergers. Moreover, if they are obtained, they may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Hanover or Universal. The merger agreement requires Hanover and Universal to satisfy any conditions or divestiture requirements imposed upon them unless the conditions or divestitures would be reasonably likely to have a material adverse effect on the combined company after the mergers. A substantial delay in obtaining any required approvals or the imposition of any unfavorable conditions or divestitures in connection with the receipt of any required approvals may jeopardize or delay completion of the mergers or reduce the anticipated benefits of the mergers.

The anticipated benefits of combining the companies may not be realized.

Hanover and Universal entered into the merger agreement with the expectation that the mergers would result in various benefits, including, among other things, annual synergies and cost savings of approximately $50 million and other operating efficiencies that cannot be quantified at this time. We may not achieve these benefits at the levels expected or at all. If we fail to achieve these expected benefits, the results of operations and the enterprise value of the combined company may be adversely affected.

The integration of Hanover and Universal following the mergers will present significant challenges that may reduce the anticipated potential benefits of the mergers.

Hanover and Universal will face significant challenges in consolidating functions and integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Hanover and Universal will be complex and time-consuming due to the size and complexity of each organization. The principal challenges will include the following:

•	integrating Hanover’s and Universal’s existing businesses;

•	combining diverse product and service offerings and sales and marketing approaches;

•	preserving customer, supplier and other important relationships and resolving potential conflicts that may arise as a result of the mergers;

•	consolidating and integrating duplicative facilities and operations, including back-office systems such as Hanover’s and Universal’s different enterprise resource planning (“ERP”) systems; and

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting the operational and financial goals of the combined company.

The respective managements of Hanover and Universal will have to dedicate substantial effort to integrating the businesses. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process.

Hanover and Universal will incur significant transaction and merger-related integration costs in connection with the mergers.

Hanover and Universal expect to pay transaction costs of approximately $40 million to $45 million in the aggregate, including payments of approximately $10 million made to some of their employees pursuant to change of control agreements. These transaction fees include investment banking, legal and accounting fees and expenses, SEC filing fees, printing expenses, mailing expenses and other related charges. These amounts are preliminary estimates that are subject to change. A portion of the transaction costs will be incurred regardless of whether the mergers are consummated. Hanover and Universal will each pay its own transaction costs, except that they will share equally certain filing, printing and other costs and expenses.

Hanover and Universal currently estimate integration costs associated with the mergers to be approximately $35 million to $40 million. Hanover and Universal are in the early stages of assessing the magnitude of these costs, and, therefore, these estimates may change substantially and additional unanticipated costs may be incurred in the integration of the businesses of Hanover and Universal.

As a result of the mergers, the repurchase of a significant portion of Hanover’s and Universal’s outstanding debt may be required and additional funds to finance the repurchase may not be available on terms favorable to Holdings, if at all.

Hanover has indebtedness related to its outstanding compression equipment lease obligations, the aggregate principal amount of which was approximately $383.0 million in notes payable plus an additional amount of $11.9 million in related minority interest obligations as of March 31, 2007. As a result of the mergers, the equipment trusts that issued the indebtedness will be required to make an offer (with funds supplied by Hanover) to repurchase the equipment lease notes and the related minority interest obligations at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to the date of purchase, unless the obligations of the equipment trusts have been earlier satisfied and discharged. For more information regarding these repurchase obligations, please read “The Mergers — Change in Control Provision in Hanover’s Equipment Leases” beginning on page 79.

Hanover and Universal expect that Holdings will refinance any required repurchase of the equipment lease obligations. If Holdings is unable to obtain necessary financing on favorable terms, the earnings and cash flow of Holdings could be materially adversely affected. If Holdings is unable to obtain the necessary financing at all, the equipment trusts would be in default under the indenture relating to the equipment lease obligations, which would cause defaults under Hanover’s other financing arrangements.

While the mergers are pending, Hanover and Universal will be subject to business uncertainties and contractual restrictions that could adversely affect their businesses.

Uncertainty about the effect of the mergers on employees, customers and suppliers may have an adverse effect on Hanover and Universal and, consequently, on the combined company. These uncertainties may impair Hanover’s and Universal’s ability to attract, retain and motivate key personnel until the mergers are consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Hanover and Universal to seek to change existing business relationships with Hanover and Universal. Employee retention may be particularly challenging during the pendency of the mergers because employees may experience uncertainty about their future roles with the combined company. If, despite Hanover’s and Universal’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be seriously harmed. In addition, the merger agreement restricts Hanover and Universal, without the other party’s consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the mergers occur or the merger agreement terminates. These restrictions may prevent Hanover and Universal from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the mergers or termination of the merger agreement.

Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of Hanover and Universal because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the mergers.

The stockholders of both Hanover and Universal may not approve the mergers or Hanover and Universal may not receive the required consents, orders, approvals and clearances or satisfy the other conditions to the completion of the mergers. If the mergers are not completed for any reason, Hanover and Universal could be subject to several risks, including the following:

•	being required to pay the other company a termination fee of up to $70 million in certain circumstances, as described under “The Merger Agreement — Expenses and Termination Fees” beginning on page 95;

•	having had the focus of management of each of the companies directed toward the mergers and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies; and

•	incurring substantial transaction costs related to the mergers.

In addition, Hanover and Universal would not realize any of the expected benefits of having completed the mergers.

If the mergers are not completed, the price of Hanover or Universal common stock may decline to the extent that the current market price of that stock reflects a market assumption that the mergers will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the mergers were not consummated due to an adverse change in Hanover’s or Universal’s business. In addition, Hanover’s business and Universal’s business may be harmed, and the prices of their stock may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the mergers or otherwise remain uncertain about the companies’ future prospects in the absence of the mergers. Similarly, current and prospective employees of Hanover and Universal may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities, which could adversely affect Hanover or Universal, as applicable, if the mergers are not completed. The realization of any of these risks may materially adversely affect the business, financial results, financial condition and stock prices of Hanover and Universal.

The merger agreement limits Hanover’s and Universal’s ability to pursue an alternative acquisition proposal and requires Hanover or Universal to pay a termination fee of up to $70 million if it does.

The merger agreement prohibits Hanover and Universal from soliciting, initiating or encouraging alternative merger or acquisition proposals with any third party. The merger agreement also provides for the payment by Hanover or Universal of a termination fee of up to $70 million if the merger agreement is terminated in certain circumstances in connection with a competing acquisition proposal or the withdrawal by the board of directors of that company of its recommendation that the stockholders of that company vote for the adoption of the merger agreement, as the case may be. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 90.

These provisions limit Universal’s and Hanover’s ability to pursue offers from third parties that could result in greater value to Hanover’s or Universal’s stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.

Some of the directors and executive officers of Hanover and Universal have interests in the mergers that are different from the interests of Hanover’s and Universal’s stockholders.

When considering the recommendation of the Hanover board of directors with respect to the mergers, Hanover stockholders should be aware that some directors and executive officers of Hanover have interests in the mergers that are different from, or in addition to, the interests of the stockholders of Hanover. These interests include (1) their designation as Holdings directors or executive officers, (2) the fact that the completion of the transaction will result in the acceleration of vesting of long-term incentive awards held by directors and executive officers and (3) the fact that certain executive officers of Hanover have entered into change of control agreements with Hanover that will entitle them to cash payments and other benefits if the mergers are completed and their employment is terminated or if the executive resigns for good reason, as defined in the agreements.

When considering the recommendation of the Universal board of directors with respect to the mergers, Universal stockholders should be aware that some directors and executive officers of Universal have interests in the mergers that are different from, or in addition to, the interests of the stockholders of Universal. These interests include (1) their designation as Holdings directors or executive officers, (2) the fact that the completion of the transaction will result in the acceleration of vesting of equity-based awards held by directors and executive officers and (3) the fact that certain executive officers of Universal have entered into change of control agreements with Universal that will entitle them to cash payments and other benefits if the mergers are completed and their employment is terminated or if the executive terminates his employment for good reason, as defined in the agreements.

Stockholders should consider these interests in conjunction with the recommendation of the directors of Hanover and Universal of approval of the mergers. These interests have been described more fully in “The Mergers — Interests of Hanover and Universal Directors and Executive Officers in the Mergers” beginning on page 66.

Risks Relating to the Businesses of the Combined Company

A substantial portion of Holdings’ future cash flows may be used to service its indebtedness, and Holdings’ ability to generate cash will depend on many factors beyond its control.

As of March 31, 2007, Hanover and Universal had approximately $2.2 billion in combined outstanding indebtedness. After the consummation of the mergers, factors beyond the control of Holdings will continue to affect its ability to make payments on or refinancings of its outstanding indebtedness. These factors include those discussed elsewhere in these “Risk Factors” and those listed in the “Cautionary Information Regarding Forward-Looking Statements” section of this joint proxy statement/prospectus beginning on pages 22 and 34, respectively. Further, the ability of Holdings to fund working capital and capital expenditures will also depend on its ability to generate cash. If, in the future, sufficient cash is not generated from Holdings’ operations to meet its debt service obligations, Holdings may need to reduce or delay funding for capital investment, operations or other purposes.

Holdings may be vulnerable to interest rate increases due to its floating rate debt obligations.

As of March 31, 2007, after taking into consideration interest rate swaps, Hanover and Universal had approximately $472 million of combined outstanding indebtedness subject to interest at floating rates. Changes in economic conditions outside of Holdings’ control could result in higher interest rates, thereby increasing Holdings’ interest expense and reducing its funds available for capital investment, operations or other purposes.

Hanover’s and Universal’s indebtedness imposes restrictions on them that will affect Holdings’ ability to successfully operate its business.

Following the consummation of the mergers, the bank credit facilities and other indebtedness of Hanover and Universal are expected to remain outstanding. These bank credit facilities and the agreements governing certain of this indebtedness include covenants that, among other things, will restrict Holdings’ ability to:

•	borrow money;

•	create liens;

•	make investments;

•	declare dividends or make certain distributions;

•	sell or dispose of property; or

•	merge into or consolidate with any third party or sell or transfer all or substantially all of its property.

These bank credit facilities and certain other agreements also will require Holdings to maintain various financial ratios. Such covenants will restrict Holdings’ ability to expand or to pursue its business strategies. Holdings’ ability to comply with these and any other provisions of such agreements will be affected by changes in its operating and financial performance, changes in business conditions or results of operations, adverse regulatory developments or other events beyond its control. The breach of any of these covenants could result in a default, which could cause Holdings’ indebtedness to become due and payable. If any of Holdings’ indebtedness were to be accelerated, it may not be able to repay or refinance it.

A reduction in oil or natural gas prices, or instability in U.S. or global energy markets, could adversely affect Holdings’ business.

Following the consummation of the mergers, Holdings’ results of operations will depend upon the level of activity in the global energy market, including natural gas development, production, processing and transportation. Oil and natural gas prices and the level of drilling and exploration activity can be volatile. For example, oil and natural gas exploration and development activity and the number of well completions typically decline when there is a significant reduction in oil and natural gas prices or significant instability in energy markets. As a result, the demand for Holdings’ gas compression services and oil and gas production and processing equipment would be adversely affected. Any future decline in oil and natural gas prices could have a material adverse effect on the business, consolidated financial condition, results of operations and cash flows of Holdings.

Erosion of the financial condition of customers of Holdings following the consummation of the mergers could also have an adverse effect on its business. During times when the oil or natural gas markets weaken, the likelihood of the erosion of the financial condition of customers increases. If and to the extent the financial condition of Holdings’ customers declines, those customers could seek to preserve capital by canceling any month-to-month natural gas compression contracts, canceling or delaying scheduled maintenance of their existing gas compression and oil and gas production and processing equipment or determining not to enter into any new natural gas compression service contracts or purchase new gas compression and oil and gas production and processing equipment, thereby reducing demand for Holdings’ products and services. The reduced demand for Holdings’ services following the consummation of the mergers as described above could adversely affect the business, financial condition and operations results of Holdings. In addition, in the event of the financial failure of a customer, Holdings could experience a loss associated with the unsecured portion of any of its outstanding accounts receivable.

There are many risks associated with conducting operations in international markets.

Following the consummation of the mergers, Holdings will continue to operate in many geographic markets outside the United States. For the three months ended March 31, 2007, Hanover and Universal derived 48.9% and 30.8%, respectively, of their revenues from international operations. Changes in local economic or political conditions, particularly in Latin America, could have a material adverse effect on the business, consolidated financial condition, results of operations and cash flows of the combined company. Additional risks inherent in Holdings’ international business activities following the consummation of the mergers include the following:

•	difficulties in managing international operations, including the ability of Holdings to timely and cost effectively execute projects;

•	training and retaining qualified personnel in international markets;

•	inconsistent product regulation or sudden policy changes by foreign agencies or governments;

•	the burden of complying with multiple and potentially conflicting laws;

•	tariffs and other trade barriers that may restrict the ability of Holdings to enter new markets;

•	governmental actions that result in the deprivation of contract rights and other difficulties in enforcing contractual obligations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable;

•	potentially longer payment cycles;

•	changes in political and economic conditions in the countries in which Holdings will operate, including the nationalization of energy related assets, civil uprisings, riots, kidnappings and terrorist acts, particularly with respect to operations in Nigeria and Venezuela;

•	potentially adverse tax consequences;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world; and

•	difficulties in establishing new international offices and risks inherent in establishing new relationships in foreign countries.

Following the consummation of the mergers, the combined company plans to expand its business into international markets where Universal and Hanover currently do not conduct business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect Holdings’ ability to be successful in these ventures or avoid losses that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

There are risks associated with the companies’ operations in Nigeria. Local unrest and violence in Nigeria has adversely affected Hanover’s historical financial results and could result in possible impairment and write-downs by the combined company of its assets in Nigeria if the political situation in Nigeria does not improve.

The companies’ operations in Nigeria are subject to numerous risks and uncertainties associated with operating in Nigeria. Such risks include, among other things, political, social and economic instability, civil uprisings, riots, terrorism, kidnapping, the taking of property without fair compensation and governmental actions that may restrict payments or the movement of funds or result in the deprivation of contract rights. Any of these risks, including risks arising from the increase in violence and local unrest in Nigeria over the past year, could adversely impact the combined company’s operations in Nigeria and could affect the timing and decrease the amount of revenue the combined company may realize from its assets in Nigeria.

For example, Hanover is involved in a project called the Cawthorne Channel Project in Nigeria in which it rents and operates barge-mounted gas compression and gas processing facilities stationed in a Nigerian coastal waterway. Because of unrest and violence in the region, natural gas flow to the project was stopped in June 2006. As a result, Hanover did not recognize revenue on the Cawthorne Channel Project for the last six months of 2006, and Holdings may not be able to recognize revenue from this project in the future. If the violence and local unrest in Nigeria continues or worsens following the consummation of the mergers, Holdings may experience further decreases in revenue from its projects in Nigeria.

At March 31, 2007, Hanover and Universal had combined tangible net assets of approximately $74.1 million related to projects in Nigeria. If Holdings is unable to operate its assets under current projects, it may be required to find alternative uses for those assets, which could potentially result in an impairment and write-down of its investment in those assets in Nigeria, which could adversely impact Holdings’ consolidated financial position or results of operation.

There are risks associated with the companies’ operations in Venezuela. Further changes to the laws and regulations of Venezuela could adversely impact the combined company’s results of operations and require it to write-down certain of its assets in Venezuela.

Recently, laws and regulations in Venezuela have been subject to frequent and significant changes. These changes have included currency controls, restrictions on repatriation of capital, expropriation and nationalization of certain firms and industries and changes to the tax laws. While these changes have not had a material impact on Hanover or Universal to date, future changes could have a material impact on the combined company. For example, if the government of Venezuela institutes further changes to the laws and regulations of Venezuela, those changes could increase the expenses incurred by the combined company’s Venezuelan operations, resulting in a reduction in its net income or a write-down of its investments in Venezuela. At March 31, 2007, Hanover and Universal had combined tangible net assets in Venezuela, including investments in non-consolidated affiliates, of approximately $291.7 million.

Following the consummation of the mergers, Holdings will be exposed to exchange rate fluctuations in the international markets in which it will operate. A decrease in the value of any of these currencies relative to the U.S. dollar could reduce profits from international operations and the value of international net assets of the combined company.

Following the consummation of the mergers, the reporting currency of the combined company will be the U.S. dollar. Gains and losses from the remeasurement of balances that are receivable or payable in currency other than functional currency are included in the consolidated statements of operations. The remeasurement has caused the U.S. dollar value of Hanover’s and Universal’s international results of operations to vary with exchange rate fluctuations and, after consummation of the mergers, the U.S. dollar value of Holdings’ international results of operations will continue to vary with exchange rate fluctuations. Hanover and Universal have not hedged exchange rate exposures, which exposes them to the risk of exchange rate losses.

A fluctuation in the value of any of these currencies relative to the U.S. dollar following the consummation of the mergers could reduce Holdings’ profits from international operations and the value of the net assets of Holdings’ international operations when reported in U.S. dollars in its financial statements. This could have a negative impact on Holdings’ business, financial condition or results of operations as reported in U.S. dollars. For example, in February 2004 and March 2005, the Venezuelan government devalued their currency to 1,920 bolivars and 2,148 bolivars, respectively, for each U.S. dollar.

In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of Holdings’ reported results of operations following the consummation of the mergers.

Although both Hanover and Universal attempt to match costs and revenues in local currencies, they anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. As a result, to the extent Holdings expands geographically, we expect that increasing portions of its revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. Holdings may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which Holdings will operate could restrict the removal or conversion of the local or foreign currency, resulting in Holdings’ inability to hedge against these risks.

Many of Hanover’s and Universal’s compressor contracts with customers have short initial terms, and Holdings cannot be sure that the contracts for these compressors will be renewed after the end of the initial contractual term.

The length of Hanover’s and Universal’s compressor contracts with customers varies based on operating conditions and customer needs. In most cases, under currently prevailing contract compression rates, Hanover’s and Universal’s initial contract terms are not long enough to enable them to fully recoup the average cost of acquiring or fabricating the equipment. Following the consummation of the mergers, Holdings cannot be sure that a substantial number of these customers will continue to renew their contracts, that it will be able to enter into new contracts for the equipment with new customers or that any renewals will be at comparable rates. The inability to renew contracts with respect to a substantial portion of Holdings’ compressor fleet would have a material adverse effect upon the business, consolidated financial condition, results of operations and cash flows of the combined company.

Hanover and Universal are dependent on particular suppliers and are vulnerable to product shortages and price increases.

Some of the components used in Hanover’s and Universal’s products are obtained from a single source or a limited group of suppliers. Hanover’s and Universal’s reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of certain of these sources following the consummation of the mergers could have a negative impact on Holdings’ results of operations and could damage its customer relationships. Further, a significant increase in the price of one or more of these components could have a negative impact on Holdings’ results of operations.

Hanover’s ability to substitute compression equipment under its compression equipment leases is limited, and there are risks associated with reaching that limit prior to the expiration of the lease term.

As of March 31, 2007, Hanover was the lessee in two transactions involving the sale of compression equipment by Hanover to special purpose entities, which in turn lease the equipment back to Hanover. Hanover is entitled under the compression equipment operating lease agreements to substitute equipment that it owns for equipment owned by the special purpose entities, provided that the value of the equipment that it is substituting is equal to or greater than the value of the equipment that is being substituted. Hanover generally substitutes equipment when one of its lease customers exercises a contractual right or otherwise desires to buy the leased equipment or when fleet equipment owned by the special purpose entities becomes obsolete or is selected by Hanover for transfer to international projects. Each lease agreement limits the aggregate amount of replacement equipment that may be substituted to, among other restrictions, a percentage of the termination value under each lease. The termination value is equal to (1) the aggregate amount of outstanding principal of the corresponding notes issued by the special purpose entity, plus accrued and unpaid interest, and (2) the aggregate amount of equity investor contributions to the special purpose entity, plus all accrued amounts due on account of the investor yield and any other amounts owed to those investors in the special purpose entity or to the holders of the notes issued by the special purpose entity or their agents. In the following table, termination value does not include amounts in excess of the aggregate outstanding principal amount of notes and the aggregate outstanding amount of the equity investor contributions, as such amounts are periodically paid as supplemental rent as required by Hanover’s compression equipment operating leases. The aggregate amount of replacement equipment substituted (in dollars and percentage of termination value), the termination value and the substitution percentage limitation relating to each of Hanover’s compression equipment operating leases as of March 31, 2007 are as follows:

				Substitution
	Value of	Percentage of		Limitation as
	Substituted	Termination	Termination	Percentage of	Lease
Lease	Equipment	Value(1)	Value(1)	Termination Value	Termination Date
	(Dollars in millions)

2001A compression equipment lease	$20.2	14.7%	$137.1	25%	September 2008
2001B compression equipment lease	55.4	21.5%	257.7	25%	September 2011

Total	$75.6		$394.8

(1)	Termination value assumes all accrued rents paid before termination.

In the event Hanover reaches the substitution limitation prior to a lease termination date, it will not be able to effect any additional substitutions with respect to such lease. This inability to substitute could have a material adverse effect on Holdings’ business, consolidated financial position, results of operations and cash flows.

The tax treatment of the Universal Partnership depends on its status as a partnership for federal income tax purposes, as well as its not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats the Universal Partnership as a corporation or it becomes subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to the Universal Partnership’s unitholders and undermine the Universal Partnership’s cost of capital advantage, which would diminish one of the anticipated benefits of consummating the mergers.

The anticipated after-tax economic benefit of an investment in the Universal Partnership’s common units depends largely on its being treated as a partnership for federal income tax purposes. The Universal Partnership has not received a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting it.

If the Universal Partnership were treated as a corporation for federal income tax purposes, it would pay federal income tax at the corporate tax rate and would also likely pay state income tax. Treatment of the Universal Partnership as a corporation for federal income tax purposes would result in a material reduction in the anticipated cash flow and after-tax return to its unitholders, likely causing a substantial reduction in the value of its common units.

Current law may change so as to cause the Universal Partnership to be treated as a corporation for federal income tax purposes or otherwise subject it to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. The Universal Partnership’s partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects it to taxation as a corporation or otherwise subjects it to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels of the Universal Partnership may be adjusted to reflect the impact of that law on it at the option of its general partner without the consent of its unitholders. If the Universal Partnership were to be taxed as at the entity level, it would lose its comparative cost of capital advantage over a corporation structure, thereby undermining one of the companies’ key strategic reasons for consummating the mergers.

The combined company will face significant competition that may cause it to lose market share and harm its financial performance.

The U.S. compression business is highly competitive and there are low barriers to entry. Following the consummation of the mergers, Holdings expects to experience competition from companies that may be able to adapt more quickly to technological changes within its industry and throughout the economy as a whole, more readily take advantage of acquisitions and other opportunities and adopt more aggressive pricing policies. The ability of Holdings to renew or replace existing contracts with its customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of its competitors and its customers. If its competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the price at which they offer their services, Holdings may not be able to compete effectively. Some of these competitors may expand or construct newer or more powerful compression systems that would create additional competition for the services Hanover and Universal currently provide to their customers. In addition, customers that are significant producers of natural gas may purchase their own compression systems in lieu of using our contract compression services. In addition, Holdings’ other lines of business will face significant competition.

Following the consummation of the mergers, Holdings also may not be able to take advantage of certain opportunities or make certain investments because of its significant leverage, the agreements related to Hanover’s compression equipment lease obligations and Holdings’ other obligations. All of these competitive pressures could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Natural gas operations entail inherent risks that may result in substantial liability to Holdings following the consummation of the mergers. Hanover and Universal do not insure against all potential losses and each could be seriously harmed by unexpected liabilities.

Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of natural gas or well fluids, fires and explosions. These risks may expose Hanover, Universal or, following the consummation of the mergers, Holdings, as an equipment operator or fabricator, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. Although Hanover and Universal have obtained insurance against many of these risks, their insurance may be inadequate to cover their liabilities. For example, Universal has elected to fully self-insure its offshore assets. Further, insurance covering the risks Holdings expects to face or in the amounts it desires may not be available in the future or, if available, the premiums may not be commercially justifiable. If Hanover, Universal or Holdings were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if Hanover, Universal or Holdings were to incur liability at a time when it was not able to obtain liability insurance, the business, results of operations and financial condition of the combined company could be negatively impacted.

Following the consummation of the mergers, Holdings will be subject to a variety of governmental regulations.

Following the consummation of the mergers, Holdings will be subject to a variety of federal, state, local and international laws and regulations relating to the environment, health and safety, export controls, currency exchange, labor and employment and taxation. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. From time-to-time as part of the regular overall evaluation of the operations of Holdings, including newly acquired operations, Holdings may be subject to compliance audits by regulatory authorities in the various countries in which it operates.

Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, which may render Holdings liable for remediation costs, natural resource damages and other damages as a result of conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact Holdings’ financial condition or results of operations.

Following the consummation of the mergers, Holdings may need to apply for or amend facility permits or licenses from time-to-time with respect to storm water or wastewater discharges, waste handling, or air emissions relating to manufacturing activities or equipment operations in order to comply with new or revised permitting conditions. In addition, customer service arrangements may require Holdings to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance and permitting obligations.

Following the consummation of the mergers, Holdings will conduct operations at numerous facilities in a wide variety of locations across the country. The operations at many of these facilities will require federal, state or local environmental permits or other authorizations. Additionally, following the consummation of the mergers, natural gas compressors at many of Holdings’ customer facilities will require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the large number of facilities in which Holdings will operate, and the numerous environmental permits and other authorizations that will be applicable to its operations, Holdings may occasionally identify or be notified of technical violations of certain requirements existing in various permits or other authorizations. Occasionally, both Hanover and Universal have been assessed penalties for their non-compliance, and the combined company could be subject to such penalties in the future.

In addition, future events, such as compliance with more stringent laws, regulations or permit conditions, a major expansion of the combined company’s operations into more heavily regulated activities, more vigorous enforcement policies by regulatory agencies, or stricter or different interpretations of existing laws and regulations could require the combined company to make material expenditures.

The price of Holdings’ common stock may experience volatility.

Following the consummation of the mergers, the price of Holdings’ common stock may be volatile. Some of the factors that could affect the price of Holdings’ common stock are quarterly increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, the ability of Holdings to implement its integration strategy and to realize the expected synergies and other benefits from the mergers and speculation in the press or investment community about Holdings’ financial condition or results of operations. General market conditions and U.S. or international economic factors and political events unrelated to the performance of Holdings may also affect its stock price. For these reasons, investors should not rely on recent trends in the price of Hanover’s or Universal’s common stock to predict the future price of Holdings’ common stock or its financial results.

The charter and bylaws of Holdings contain provisions that may make it more difficult for a third party to acquire control of it, even if a change in control would result in the purchase of your shares of common stock of Holdings at a premium to the market price or would otherwise be beneficial to you.

There are provisions in Holdings’ restated certificate of incorporation and bylaws that may make it more difficult for a third party to acquire control of it, even if a change in control would result in the purchase of your shares of common stock of Holdings at a premium to the market price or would otherwise be beneficial to you. For example, Holdings’ restated certificate of incorporation authorizes Holdings’ board of directors to issue preferred stock without stockholder approval. If the board of directors of Holdings elects to issue preferred stock, it could be more difficult for a third party to acquire it. In addition, provisions of Holdings’ restated certificate of incorporation and bylaws, such limitations on stockholder actions by written consent and on stockholder proposals at meetings of stockholders, could make it more difficult for a third party to acquire control of Holdings. Delaware corporation law may also discourage takeover attempts that have not been approved by the board of directors of Holdings.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference forward-looking statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Forward-looking statements include information concerning possible or assumed future results of our operations, including statements about the following subjects:

• benefits, effects or results of the proposed mergers;
• cost reductions, operating efficiencies or synergies resulting from the proposed mergers;

• ability to obtain regulatory approvals of the proposed mergers and the timing thereof;

• operations and results after the proposed mergers;

• integration of operations;

• business strategies;

• growth opportunities;

• competitive position;

• market outlook;

• expected financial position;

• expected value of our compression equipment;

• expected results of operations;

• future cash flows;

• financing plans;

• budgets for capital and other expenditures;

• plans and objectives of management;

• timing of the consummation of the proposed mergers;

• ability to convey assets to the Universal Partnership;
• tax treatment of the proposed mergers;

• accounting treatment of the proposed mergers;

• costs in connection with the proposed mergers; and
• any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described in this joint proxy statement/prospectus under “Risk Factors,” as well as the risk factors described in the other documents we file with the SEC and incorporate by reference in this joint proxy statement/prospectus, those factors include:

•	our ability to renew our short-term equipment contracts with our customers so as to fully recoup our cost of the equipment;

•	conditions in the oil and gas industry, including any prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment;

•	competition among the various providers of natural gas compression services, including any introduction of any competing technologies by other companies;

•	economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes;

•	currency exchange rate fluctuations;

•	employment workforce factors, including the loss of key employees;

•	changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

•	our ability to implement certain business objectives, such as international expansion and the ability to timely and cost-effectively execute integrated projects;

•	the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters;

•	our ability to obtain components used to fabricate our products;

•	changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures;

•	liability related to the use of our products and services; and

•	our ability to successfully complete merger, acquisition or divestiture plans (including the proposed mergers), regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above and discussed under “Risk Factors” in this joint proxy statement/prospectus and the other documents we file with the SEC and incorporate by reference in connection with any written or oral forward-looking statements that may be made after the date of this joint proxy statement/prospectus by Hanover, Universal or Holdings or anyone acting for any or all of them. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGERS

The discussion in this joint proxy statement/prospectus of the mergers and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and incorporated into this joint proxy statement/prospectus by reference.

General Description of the Mergers

The mergers are structured as all-stock transactions. Prior to entering into the merger agreement, Universal formed a new Delaware corporation, Iliad Holdings, Inc., which in turn formed two wholly owned subsidiaries, Ulysses Sub, Inc. and Hector Sub, Inc. The merger agreement contemplates that Ulysses Sub will merge with and into Universal, with Universal surviving the merger. In that merger, which we call the “Universal merger,” the holders of Universal common stock will receive the right to receive one share of Holdings common stock for each share of Universal common stock they hold. As a result, the current holders of Universal common stock will become, temporarily, the holders of all of the outstanding shares of Holdings common stock, and Universal will become a wholly owned subsidiary of Holdings.

Immediately following the Universal merger, the merger agreement contemplates that Hector Sub will merge with and into Hanover, with Hanover surviving the merger. In that merger, which we call the “Hanover merger,” the holders of Hanover common stock will receive the right to receive 0.325 shares of Holdings common stock for each share of Hanover common stock they hold. As a result, the current holders of Hanover common stock will become holders of Holdings common stock, and Hanover will become a wholly owned subsidiary of Holdings.

We refer to the Universal merger and the Hanover merger together throughout this document as the “mergers.” Immediately following completion of the mergers, based on the number of shares of common stock of each of Hanover and Universal outstanding as of February 2, 2007, the last trading day prior to the public announcement of the mergers, former Hanover stockholders will own approximately 53% of Holdings’ common stock and former Universal stockholders will own approximately 47% of Holdings’ common stock. We intend to apply to the New York Stock Exchange prior to the consummation of the mergers to list Holdings common stock under the symbol “          .”

Background of the Mergers

From time to time, the board of directors and management of each of Hanover and Universal have examined possible strategic opportunities in an effort to ensure that their respective company is well positioned for future growth in light of industry developments. In the first quarter of 2004, an investment banker met with the management of Universal to discuss the possibility of a combination of Universal with Hanover. This same investment banker also met with Hanover’s management to determine if Hanover was interested in a combination with Universal. Hanover considered the information presented by this investment banker but informed the investment banker that it was not interested in pursuing such a transaction, primarily because companies in the compression industry generally, including Hanover and Universal, were then experiencing a period of relatively weak results of operations and Hanover was then in the process of completing the settlement of an SEC investigation and class action securities litigation. Hanover and Universal did not engage in any direct dialogue regarding a business combination at this time.

At various times during 2004, members of management of the two companies had discussions with one another considering various strategic transactions. Specifically, the parties discussed transactions that generally involved the leasing or sale of certain of Hanover’s and Universal’s idle U.S. compression assets to each other to satisfy the needs of each other’s respective customers as well as transactions involving various joint ventures and cooperation arrangements on international compression projects. Hanover and Universal were also requested by a major customer to jointly bid on a large international compression project, though the parties ultimately did not engage in the project. Hanover and Universal entered into preliminary discussions with respect to some of these potential transactions but ultimately were not able to reach an agreement on the terms of any such transaction. As a result of these conversations, however, Hanover offered to sell its Canadian compression assets to Universal. This sale was ultimately completed in November 2004 for approximately $57 million in cash.

In the first quarter of 2005, Hanover’s board of directors authorized the company to issue shares of common stock in a registered public offering. Prior to engaging in the offering, management of Hanover decided to contact Universal to discuss the possibility of the parties’ merging. In March 2005, John E. Jackson, President and Chief Executive Officer of Hanover, Lee E. Beckelman, Senior Vice President and Chief Financial Officer of Hanover, Stephen A. Snider, the President and Chief Executive Officer of Universal, and J. Michael Anderson, the Senior Vice President and Chief Financial Officer of Universal, met to discuss the possibility of a merger between the two companies. The parties determined that it was not an opportune time to pursue a merger between the companies for a number of reasons, including complications from a financial, legal and operational perspective associated with such a merger, issues related to Hanover’s capital structure and overall leverage at the time and the parties’ respective stock market valuations relative to one another. At the time, Hanover’s debt-to-capital ratio was relatively high and the equity values of Hanover and Universal were not substantially similar based on the market price of their common stock, thus making it difficult to negotiate a merger of equals. In addition, management of each of Hanover and Universal was concerned that the pressures associated with a pending merger transaction would be too disruptive to the parties given their respective financial conditions at the time. As a result of this determination, management of Hanover and Universal decided not to further pursue merger discussions, and Hanover proceeded with its registered public offering of common stock, which was completed in August 2005.

Occasionally in 2005 and the first half of 2006, Mr. Jackson and Mr. Snider discussed the possibility of a transaction involving the companies. The discussions generally related to sales of various U.S. asset packages between the companies or joint venture arrangements for various international projects. None of these discussions, however, resulted in meaningful preliminary negotiations between the parties regarding a merger or any other strategic transaction.

In July and October 2006, the Hanover board of directors held regular meetings at which Mr. Jackson made presentations regarding various strategic alternatives that Hanover was in the process of evaluating. Included among those strategic alternatives under consideration was the possibility of Hanover forming a master limited partnership and commencing an initial public offering of units in that partnership as well as a business combination with Universal.

In October 2006, the Universal Partnership completed its initial public offering. Mr. Jackson telephoned Mr. Snider to congratulate him on the transaction.

In early November 2006, Mr. Jackson telephoned Mr. Snider to explore the possibility of Hanover and Universal engaging in a strategic transaction. Among the several strategic alternatives Mr. Snider and Mr. Jackson discussed were sales of certain assets by each company to the other and a possible merger of Hanover and Universal. Mr. Snider and Mr. Jackson agreed to further discuss the possibility of a business combination between Hanover and Universal at an in-person meeting. Each of Mr. Snider and Mr. Jackson believed that because of improvements in the business and capital structure of Hanover and Universal, this could potentially be an opportune time for the parties to consider a business combination. Hanover had significantly reduced its debt-to-capital ratio compared to early 2004, and the reduced debt at Hanover had also improved its earnings outlook. Management of each of Hanover and Universal also believed that because of the improved financial condition of each company and the industry in general, each company was then in a better position to withstand the disruptive pressures associated with a pending merger transaction. The equity values of Hanover and Universal were also substantially similar based on the market price of their common stock, thus making it more likely that the parties could negotiate a definitive transaction because it would be a merger of equals. In addition, Universal had completed the initial public offering of the Universal Partnership. Because Hanover was considering the formation of its own master limited partnership, the Universal Partnership made Universal a more attractive merger party to Hanover than before. Following this telephone call, Mr. Jackson telephoned Gordon Hall, the chairman of the Hanover board of directors, to inform him of these developments.

On November 21, 2006, Messrs. Jackson, Beckelman, Snider and Anderson, together with Brian Matusek, the Senior Vice President — Western Hemisphere of Hanover, Ernie Danner, the Executive Vice President and Chief Operating Officer of Universal, Daniel Schlanger, the Vice President of Business Development of Universal Compression, Inc., and representatives of Credit Suisse, which from time to time had served as financial advisor to Hanover, met to discuss the possibility of a business combination between the companies. After that meeting, Universal contacted Goldman, Sachs & Co. to serve as its financial advisor in considering a possible business combination transaction with Hanover.

On December 6, 2006, Donald Wayne, the Vice President, General Counsel and Secretary of Universal, and Gary Wilson, the Senior Vice President, General Counsel and Secretary of Hanover, together with their respective antitrust counsel, met to discuss antitrust considerations relating to a possible business combination and the regulatory filings that might be required in connection with any such combination.

On December 7, 2006, Mr. Wayne and Mr. Wilson executed, on behalf of their respective companies, a confidentiality agreement pursuant to which the parties could exchange confidential financial and other information regarding their respective business. Following the execution of the confidentiality agreement, Mr. Wilson telephoned Mr. Hall to inform him that the parties had executed the confidentiality agreement, and thereafter Mr. Hall telephoned each of the Hanover directors to inform them of this development.

Beginning on December 11, 2006, Universal management, with the assistance of representatives of Goldman Sachs, began analyzing Hanover’s business and considering the potential benefits, synergies and risks of a combination transaction.

On December 12, 2006, at a regular meeting of the Universal board of directors, Mr. Snider informed the Universal board of directors that a confidentiality agreement had been executed with Hanover and discussed the possibility of a transaction between Hanover and Universal, including the parties’ potential strategic fit and synergies.

On December 15, 2006, Messrs. Jackson, Beckelman, Snider and Anderson met to discuss a proposed schedule for conducting due diligence, analyzing potential synergies, negotiating a merger agreement and analyzing the required regulatory filings and implications of a potential transaction and the next steps in the process. After that meeting, Mr. Jackson telephoned Mr. Hall, who then telephoned each of the other Hanover directors to notify them of the information discussed by the parties at the December 15, 2006 meeting.

On December 20, 2006, the finance committee of the Hanover board of directors held a special telephonic meeting of the committee at which Messrs. Jackson and Wilson, Peter H. Kamin, William C. Pate and a representative of Vinson & Elkins L.L.P. participated. The committee has authority under its charter to, among other duties, review potential business combinations and make recommendations to the full board of directors. At that time, Messrs. Kamin and Pate had been appointed to become directors of Hanover, effective as of January 1, 2007. Mr. Kamin is a co-founder and Managing Partner of ValueAct Capital, an investment partnership that, together with its affiliates, then held just under 11% of Hanover’s common stock. Mr. Pate is a Managing Director of Equity Group Investments, LLC (“EGI”), a private investment firm that then held approximately 9% of Hanover’s common stock.

During that meeting, Mr. Jackson provided the finance committee with an overview of the meetings that had taken place over the past several weeks related to a potential strategic transaction between Hanover and Universal. Mr. Jackson led a discussion regarding the relative business characteristics of Hanover and Universal as well as their similar business segments. A representative of Vinson & Elkins discussed with the committee the customary process associated with negotiation of a business combination such as the one being considered by Hanover and Universal. The committee discussed matters related to the negotiation of a strategic business combination such as the retention of financial advisors and the allocation of break-up risks and associated fees. The committee also discussed issues relating to the engagement of a financial advisor to Hanover, including the structure of the fee payable to any such financial advisor. The committee authorized Messrs. Jackson and Hall to negotiate and retain a financial advisor for Hanover in connection with the consideration of a potential business combination with Universal. Following the meeting of the finance committee, Messrs. Hall and Jackson negotiated the terms of an engagement letter with Credit Suisse whereby Hanover engaged Credit Suisse to serve as its financial advisor in considering a potential transaction with Universal.

On December 27, 2006, Messrs. Beckelman, Matusek, Anderson, Schlanger and Danner and Larry Lucas, the Vice President — Strategic Planning and Corporate Development of Hanover, and Kirk Townsend, a Senior Vice President of Universal, met to discuss the potential synergies to be obtained from a business combination.

On December 28, 2006, Mr. Jackson and Mr. Snider met to discuss governance and management issues relating to a business combination. Mr. Snider expressed an interest in being the chief executive officer of the combined company, and Mr. Jackson expressed that he was amenable to that result as long as Hanover would be appropriately represented in management positions of the combined company. Also on December 28, 2006, Hanover and Universal began to exchange confidential financial and other information to conduct due diligence.

On December 29, 2006, the Universal board of directors held a special telephonic meeting at which members of management provided an update regarding a potential transaction. The management update addressed, among other things, Universal’s strategic fit with Hanover, the potential risks and challenges associated with a transaction and the potential benefits and synergies that could be obtained following completion of a transaction. The Universal directors expressed a desire to continue engaging in discussions and negotiations with Hanover regarding a transaction.

On January 2, 2007, Mr. Wayne and Mr. Wilson conducted a telephone conference with representatives of Baker Botts L.L.P., counsel to Universal, and Vinson & Elkins L.L.P., counsel to Hanover, to discuss the structure and timing of a potential transaction. That same day, members of Hanover and Universal management, together with representatives of Vinson & Elkins, Baker Botts, Goldman Sachs and Credit Suisse, conducted a telephone conference to discuss various considerations regarding the structure of a transaction.

On January 4, 2007, the Hanover board of directors held a special telephonic meeting. Representatives of Credit Suisse, along with several members of Hanover’s management team, also participated in the meeting. Mr. Jackson provided the Hanover board of directors with an overview of the meetings that had taken place since the December 20, 2006 meeting of the finance committee related to a potential strategic transaction between Hanover and Universal and of the engagement of Credit Suisse to serve as financial advisor to Hanover in connection with a possible business combination with Universal. Mr. Jackson then led a discussion with the board of directors regarding strategic alternatives to a business combination with Universal, including maintaining Hanover’s current structure and business strategy, the formation by Hanover of a master limited partnership, the acquisition by Hanover of Universal’s international assets, the sale by Hanover of certain of its assets or a leveraged buyout. Mr. Jackson discussed the advantages of a business combination with Universal over these alternative strategies, including the expected financial synergies, the combination of personnel, and the increased scale of a combined company. Representatives of Credit Suisse then discussed various preliminary financial analyses regarding a potential business combination of Hanover and Universal. Representatives of Credit Suisse responded to various questions from directors regarding potential exchange ratios and other issues related to a potential business combination. The board of directors also discussed Hanover’s preliminary results for the fourth quarter of 2006 and the timing of a public announcement of a potential business combination with Universal relative to the public announcement of Hanover’s and Universal’s results for the fourth quarter of 2006. Hanover’s board of directors also instructed management to negotiate and execute an employee non-solicitation agreement with Universal. The Hanover board of directors then met in executive session to discuss matters related to the negotiation of a potential business combination with Universal and, following executive session, instructed management to continue negotiations with Universal and to continue its analysis of the potential business combination. The board of directors also instructed management to conduct a further analysis of the formation of a master limited partnership sponsored by Hanover as a strategic alternative to the proposed business combination with Universal.

On January 5, 2007, Mr. Jackson and Mr. Snider met to discuss issues relating to the management of a combined company. Later that day, members of Hanover and Universal management, together with representatives of Credit Suisse and Goldman Sachs, met to discuss financial and operational information. The parties exchanged information regarding the preliminary results of their respective performance in the fourth quarter of 2006 and each company’s financial and operational outlook for 2007. Representatives of Hanover’s management also made a presentation to familiarize Universal’s management with the business segments in which Hanover is engaged but Universal is not.

Also on January 5, 2007, representatives of Baker Botts distributed to Hanover and its counsel an initial draft of the merger agreement that had been prepared by Baker Botts and Richards, Layton & Finger, P.A., special Delaware counsel to Universal.

On January 8, 2007, Mr. Wilson and Mr. Wayne executed, on behalf of their respective companies, a non-solicitation agreement with respect to certain categories of employees.

Also on January 8, 2007, the Universal board of directors held a special meeting at Universal’s offices in Houston at which representatives of Goldman Sachs, Baker Botts and Universal’s antitrust counsel, along with several members of Universal’s management team, were present. During that meeting, Mr. Snider updated the board of directors regarding recent discussions with Hanover and its advisors, including discussions regarding transaction structure. Mr. Snider noted that counsel to Universal had distributed a draft of a merger agreement to Hanover and its counsel on January 5, 2007 and that a structuring meeting had been scheduled for January 9, 2007. Mr. Snider stated that he had also discussed with Mr. Jackson governance and social issues surrounding a possible transaction and observed that the parties would continue to discuss these matters. Representatives of Goldman Sachs then reviewed with the Universal board of directors Goldman Sachs’ preliminary financial analysis of a potential transaction. Goldman Sachs representatives, Mr. Snider and Mr. Danner discussed Hanover’s lines of business. A representative of Baker Botts reviewed the directors’ fiduciary obligations in considering a transaction of this type, the terms of the current draft of the merger agreement that had been distributed to Hanover and its counsel and various structuring issues associated with a transaction. Universal’s antitrust counsel then discussed with the Universal board of directors antitrust considerations with respect to a transaction.

On January 9, 2007, members of management of each of Hanover and Universal, along with representatives of Vinson & Elkins and Baker Botts, met to discuss structuring considerations. The parties discussed several possible transaction structures and various considerations regarding each alternative. After considering those issues, the parties agreed that the preferred transaction structure would involve Universal’s formation of a holding company with subsidiaries that would merge into each of Hanover and Universal. Each of

Universal’s and Hanover’s management also provided the other party with an update regarding its preliminary results for the fourth quarter of 2006.

On January 10, 2007, the Universal board of directors held a special telephonic meeting to discuss the potential transaction. Mr. Snider began by providing an update regarding recent meetings between representatives of Hanover and Universal, noting that most of the structural issues relating to the potential transaction had been resolved at the January 9, 2007 meeting between the parties and their counsel and that the parties were continuing to discuss the related governance and social issues. Mr. Snider noted that Hanover had scheduled a special board meeting and discussion with its financial advisor for January 12, 2007. Mr. Snider also discussed with the Universal board of directors Universal’s preliminary results for the fourth quarter of 2006 and the impact of finalizing and announcing those results, as well as Hanover’s fourth quarter results, on the timing of the proposed transaction.

Also on January 10, 2007, representatives of Baker Botts distributed to Hanover and its counsel a draft of the merger agreement that had been revised to reflect changes to the transaction structure agreed upon at the January 9, 2007 meeting.

On January 11, 2007, Mr. Hall and Mr. Snider met to discuss management and governance issues relating to a combined company. Mr. Jackson later joined the meeting and participated in those discussions. Mr. Anderson then met with Messrs. Hall and Jackson to discuss financial matters and other strategies and goals relating to the proposed transaction and a combined company.

That evening, Mr. Snider had dinner with Messrs. Hall and Pate during which they discussed Mr. Snider’s strategies and goals for a combined company.

On January 12, 2007, the Hanover board of directors held a special telephonic meeting. Representatives of Credit Suisse and Vinson & Elkins, along with several members of Hanover’s management team, also participated in the meeting. A representative of Vinson & Elkins reviewed with the directors and answered questions regarding the directors’ fiduciary obligations in considering a transaction of this type. Mr. Jackson provided the board of directors with an update regarding the parties’ discussions, noting that a preliminary draft merger agreement was under review and that Hanover and Universal had signed an employee non-solicitation agreement. Mr. Jackson informed the board of directors that the preliminary results for the fourth quarter of 2006, which had been previously exchanged by representatives of Hanover and Universal, indicated that Hanover expected to be at or above the consensus expectation of securities analysts regarding its earnings per share and that Universal expected to be slightly below that consensus on its earnings per share. The Hanover board of directors discussed the impact these preliminary results would have on the negotiation of an exchange ratio in connection with a potential business combination with Universal. Hanover’s management also discussed with the board of directors their understanding and evaluation of Universal’s preliminary results for the fourth quarter of 2006 and the potential impact those results may have on results for 2007, based upon discussions between Hanover’s and Universal’s management. Prior to that time, representatives of Hanover and Universal had discussed an exchange ratio based upon the then-current market prices of Hanover’s and Universal’s common stock. The board of directors engaged in a discussion of the advantages and disadvantages of other strategic alternatives to a business combination with Universal. Specifically, it was noted that a business combination with Universal would eliminate the resource and management distraction that would be required for Hanover to form its own master limited partnership while providing a larger and more diverse asset base that could be contributed to a master limited partnership. The Hanover board of directors also discussed the cost synergies associated with a business combination with Universal, the improvement in Hanover’s capital structure as a result of a business combination with Universal and certain other benefits. Representatives of Credit Suisse then reviewed and discussed with the Hanover board of directors Credit Suisse’s preliminary financial analysis of a potential business combination with Universal. The Hanover board of directors also discussed with a representative of Vinson & Elkins issues associated with releasing Hanover’s preliminary results for the fourth quarter of 2006 prior to the expected announcement of earnings on February 15, 2007. The directors discussed a preference not to enter into a merger agreement with Universal until Hanover and Universal had released their respective results for the fourth quarter of 2006 unless the

Hanover stockholders received some premium to the then-current market price of Hanover’s common stock in connection with the merger.

Following the Hanover board meeting, Mr. Jackson conveyed to Mr. Snider the concern expressed by members of the board of directors with negotiating an exchange ratio prior to the announcement by Hanover and Universal of their respective results for the fourth quarter of 2006. Mr. Snider thereafter distributed an email to the Universal directors to inform them of the Hanover directors’ position.

Also on January 12, 2007, the board of directors of the general partner of the Universal Partnership held a special telephonic meeting at which Mr. Snider apprised that board of the potential transaction. Messrs. Snider and Schlanger then discussed with the board the potential impact of the transaction on the Universal Partnership.

On January 16, 2007, Mr. Snider met with Samuel Zell of EGI, a Hanover stockholder which had previously executed a non-disclosure agreement with Hanover. Mr. Pate, a director of Hanover, is a Managing Director of EGI. Mr. Snider and Mr. Zell discussed issues relating to the senior management of a combined company and timing of the release of the parties’ fourth quarter 2006 results. Mr. Snider and Mr. Zell also discussed the potential impact of the Universal Partnership on Hanover’s U.S. compression business and the significance to the combined company of Hanover’s international business. Mr. Zell subsequently discussed the potential transaction with Messrs. Jackson, Hall and Pate, following which Mr. Jackson and Mr. Hall contacted each of the other Hanover directors. Hanover’s directors and management determined that it would be productive to continue negotiating toward a definitive merger agreement with Universal rather than to wait until each of Hanover and Universal had announced their respective results for the fourth quarter of 2006 primarily due to the risk that the existence of the discussions between the parties might leak to the market during the period of delay and the potential impact any such leak could have on the market price of each company’s stock. Based on these conversations with the Hanover directors, Hanover decided to propose an exchange ratio of 0.340 shares of common stock of Universal or the new holding company to be issued in exchange for each outstanding share of Hanover common stock.

On January 17, 2007, Mr. Jackson telephoned Mr. Snider to propose that exchange ratio.

On January 18, 2007, members of Universal management met to discuss and analyze the exchange ratio proposed by Hanover. Mr. Snider also contacted several board members that day to convey and discuss Hanover’s proposal.

On January 18, 2007, Messrs. Jackson and Beckelman met with representatives of Credit Suisse in New York to review and discuss potential exchange ratios for the transaction and other financial aspects of a potential business combination.

On January 19, 2007, Universal’s management team met with representatives of Goldman Sachs to discuss and analyze various exchange ratios for the transaction and other financial matters related to the proposed business combination. Following the meeting, Mr. Snider telephoned Mr. Jackson to schedule a meeting regarding the unresolved transaction issues. On January 20, 2007, Mr. Snider and Mr. Jackson met to discuss the proposed exchange ratio. In response to Mr. Jackson’s proposal, Mr. Snider counterproposed an exchange ratio of 0.320 shares of common stock of Universal or the new holding company to be issued in exchange for each outstanding share of Hanover common stock. Mr. Snider and Mr. Jackson also continued their discussions regarding the senior management of the combined company and agreed to propose to their respective boards of directors that Mr. Snider would become the Chief Executive Officer of the combined company. Mr. Snider and Mr. Jackson also agreed to propose that the Chairman of the combined company would come from Hanover’s current board of directors and that Mr. Danner would be a non-executive director of the combined company.

On January 20, 2007, following his meeting with Mr. Snider, Mr. Jackson telephoned Messrs. Hall, Pate and Kamin and Stephen Pazuk, the Chairman of the finance committee of the Hanover board of directors, and representatives of Credit Suisse to discuss his January 20, 2007 meeting with Mr. Snider. Mr. Jackson and Mr. Hall subsequently telephoned each of the other members of the Hanover board of directors to discuss the same topic. Following these discussions with the Hanover directors, Mr. Jackson, together with representatives of Credit Suisse, telephoned Mr. Snider on January 22, 2007 to propose an exchange ratio of 0.325 shares of common stock of Universal or the new holding company to be issued in exchange for each outstanding share of Hanover common stock, which represented a premium to Hanover stockholders based on the then-current market prices of Hanover’s and Universal’s common stock.

On January 23, 2007, Mr. Snider telephoned Mr. Jackson to state that Universal management would recommend the proposed exchange ratio to Universal’s board of directors. Later that day, the Universal board of directors held a special telephonic meeting to review the status of the proposed transaction. At that meeting, Mr. Snider noted that Hanover had proposed an exchange ratio of 0.325 shares of common stock of Universal or the new holding company for every share of Hanover common stock to be exchanged in the merger and that Universal management recommended the proposed exchange ratio. Members of Universal management and the Universal board of directors then discussed the impact of the proposed transaction and exchange ratio on Universal. Mr. Snider noted that any tentative agreement between Hanover and Universal regarding the exchange ratio would remain subject to completion of due diligence, finalization of the merger agreement and final board approval.

Also on January 23, 2007, representatives of Vinson & Elkins distributed to Universal and its counsel a revised draft of the merger agreement reflecting comments from Vinson & Elkins and Morris Nichols Arsht & Tunnell LLP, special Delaware counsel to Hanover.

On January 25, 2007, Mr. Snider met with Mr. Jackson, Norman Mckay, the Senior Vice President — Eastern Hemisphere of Hanover, Mr. Danner and Mr. Matusek, to discuss potential roles, responsibilities and positions and other management issues relating to the combined company. Mr. Jackson and Mr. Snider then met separately and agreed to propose to their respective boards of directors that Mr. Hall serve as Chairman, Mr. Jackson serve as a non-executive director, Mr. Anderson serve as Chief Financial Officer and Mr. Matusek serve as Chief Operating Officer of the combined company.

On January 26, 2007, Mr. Snider met with the directors of Hanover in advance of a meeting of the Hanover board to exchange views regarding the proposed transaction. After concluding their discussions with Mr. Snider, the Hanover board of directors held a regular meeting in Houston at which representatives of Credit Suisse and Vinson & Elkins, along with several members of Hanover’s management team, were present. During that meeting, Mr. Jackson provided the board of directors with an overview of the status of the negotiations with Universal and the strategic benefits and expected synergies associated with a business combination with Universal. The board of directors then engaged in a discussion of alternative strategic transactions and the advantages and disadvantages of the proposed business combination with Universal compared to those alternative strategic transactions. The primary strategic alternatives considered by the board of directors were (1) the creation of a master limited partnership to which Hanover could contribute its U.S. rental business (if it was successful in restructuring certain customer contracts) and (2) continuing as an independent company and focusing on its international growth strategy using available capital. The board also discussed other general strategies that might be available to Hanover, including acquisitions of other assets in the U.S. and in international markets, the sale of U.S. compression assets to other master limited partnerships and leveraged buy-out transactions. Representatives of Credit Suisse then reviewed their preliminary financial analyses regarding the proposed business combination. Representatives of Vinson & Elkins reviewed the directors’ fiduciary obligations in considering a transaction of this type, the terms of the current draft of the merger agreement that had been distributed to Hanover and its counsel, various structuring issues associated with the merger and the legal consequences of the proposed transaction and remaining matters to be negotiated by Hanover and Universal. Hanover’s antitrust counsel then discussed with the Hanover board of directors antitrust considerations with respect to the proposed transaction. The Hanover board of directors then met in executive session to discuss various matters related to the proposed transaction.

On January 27, 2007, representatives of Baker Botts distributed to Hanover and its counsel a draft of the merger agreement that had been revised to reflect discussions among outside counsel.

On January 29, 2007, members of management of each of Hanover and Universal, along with representatives of Vinson & Elkins, Baker Botts, Credit Suisse and Goldman Sachs, met to further discuss various financial, accounting, legal and tax matters. Mr. Anderson first provided an update regarding Universal’s preliminary results for the fourth quarter 2006. Mr. Beckelman then provided an update regarding Hanover’s preliminary results for the fourth quarter 2006. The parties then discussed a number of financial, tax, accounting, operational, legal and corporate compliance due diligence topics.

During the week of January 29, 2007, Mr. Jackson and Mr. Snider spoke telephonically several times about management issues and about the presentation of the proposed merger to the parties’ respective employees, customers and suppliers.

On January 31, 2007, representatives of Vinson & Elkins distributed to Universal and its counsel a revised draft of the merger agreement reflecting comments from Vinson & Elkins and Morris Nichols.

On February 1, 2007, Mr. Snider and Universal director Will Honeybourne met with Mr. Jackson and Hanover director I. Jon Brumley to discuss management issues relating to the combined company. Also on February 1, 2007, representatives of Baker Botts distributed to Hanover and its counsel a draft of the merger agreement that had been revised to reflect discussions among outside counsel.

On February 2, 2007, Messrs. Snider, Jackson and Mckay engaged in a telephonic discussion of management issues relating to the combined company.

On February 2 and 3, 2007, counsel to Hanover and Universal engaged in discussions regarding the draft merger agreement and exchanged revised drafts of the merger agreement.

On February 3, 2007, Mr. Hall met with the directors of Universal in advance of a meeting of the Universal board to exchange views regarding the proposed transaction. After concluding their discussions with Mr. Hall, the Universal board of directors held a special meeting. At the meeting, Universal’s management, together with representatives of Goldman Sachs, Baker Botts and Universal’s antitrust counsel, apprised the Universal board of the status of discussions and reviewed the terms of the proposed transaction as reflected in the form of the merger agreement. Representatives of Goldman Sachs delivered its oral opinion to the board that, as of that date, based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to which Universal’s stockholders would exchange their common stock for Holdings common stock in the Universal merger was fair from a financial point of view to Universal’s stockholders. Representatives of Baker Botts advised the Universal board regarding the terms of the merger agreement, certain legal matters and the board’s consideration of the potential transaction. Representatives of Universal’s antitrust counsel then discussed with the Universal board certain antitrust considerations with respect to the proposed transaction. Following extensive discussion, the Universal board unanimously determined that the merger agreement and the transactions it contemplates are advisable, fair to and in the best interests of Universal and its stockholders, approved the merger agreement and recommended that the Universal stockholders vote for the adoption of the merger agreement.

On February 3, 2007, the Hanover board of directors held a special telephonic meeting. Representatives of Credit Suisse and Vinson & Elkins, along with several members of Hanover’s management team also participated in the meeting. Hanover’s management apprised the board of directors of the status of discussions and reviewed the terms of the proposed mergers as reflected in the form of merger agreement that had been provided to the directors. Representatives of Credit Suisse rendered its oral opinion to the Hanover board to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with its opinion, the Hanover exchange ratio was fair from a financial point of view to holders of Hanover common stock. That opinion was subsequently confirmed in writing dated the same date. Representatives of Vinson & Elkins advised the Hanover board of directors regarding the terms of the merger agreement, certain legal matters and the board’s consideration of the potential transaction. Following extensive discussion, the Hanover board of directors unanimously determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of the stockholders of Hanover, approved the merger agreement and recommended that the Hanover stockholders vote for the adoption of the merger agreement.

After the meetings, the merger agreement was executed and delivered by the parties thereto on February 5, 2007. On February 5, 2007, Goldman Sachs delivered its written opinion to the Universal board that, as of that date, and based on and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to which Universal’s stockholders would exchange their common stock for Holdings common stock in the Universal merger was fair from a financial point of view to Universal’s stockholders. On February 5, 2007, before the opening of trading on the New York Stock Exchange, Hanover and Universal issued a joint press release announcing the execution of the merger agreement and their respective projected results for the fourth quarter of 2006.

Strategic and Financial Rationale for the Mergers

In the course of their discussions, both Hanover and Universal recognized that there were substantial potential strategic and financial benefits to be obtained from the mergers. This section summarizes the primary strategic and financial reasons why Hanover and Universal entered into the merger agreement. For a discussion of various factors that could prohibit or limit the parties’ ability to realize some or all of these benefits the parties expect to achieve in the merger, please read “Risk Factors” beginning on page 22, “— Hanover’s Reasons for the Mergers and Recommendation of Hanover’s Board of Directors” beginning on page 45 and “— Universal’s Reasons for the Mergers and Recommendation of Universal’s Board of Directors” beginning on page 49.

We believe the mergers will provide the stockholders of each of Hanover and Universal an opportunity to realize increased long-term returns on their investment by creating a combined company that is a global leader in the natural gas compression services and production and processing equipment fabrication industry. We believe that the mergers will enhance stockholder value by, among other things, enabling the parties to capitalize on the following benefits:

•	Complementary Strengths. The mergers will combine Hanover’s strength in international contract compression and Hanover’s expertise as a provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications with Universal’s expectation that it can achieve a lower cost of capital in U.S. contract compression through the Universal Partnership. Hanover’s and Universal’s international businesses complement one another well, as they primarily operate in different countries with minimal overlapping locations.

•	Shared Vision. We share a common vision of the future of the natural gas compression and production and processing equipment industry. We believe this shared vision will better enable the combined company to effectively implement its business plan following consummation of the mergers. This vision includes transferring our U.S. contract compression business to the Universal Partnership over time and investing substantial capital in expanding our international business. Both companies are focused on expanding the combined company’s natural gas compression services, compressor fabrication business and production and processing equipment fabrication businesses in international markets.

•	Impact on Customers. We believe the mergers will have a favorable impact on our customers. Specifically, the mergers should benefit customers through improved operating efficiencies and reliability as well as a broader and deeper array of experienced and skilled technicians and service specialists who can serve the needs of our customers. Further, the mergers will strengthen each company’s ability to offer a full range of compression products and services to its customers. The combined company will also benefit from each company’s commitment to customer service.

•	Cost-of-Capital Advantage of Universal Partnership. The mergers will result in a larger pool of U.S. compression contracts and assets available for transfer to the Universal Partnership over time to take advantage of a lower cost of capital than Hanover’ and Universal’s current corporate structures. Over time, the combined company expects to transfer a substantial portion of its U.S. compression contracts and assets to the Universal Partnership.

•	Financial Position. We believe the combined company initially will have increased earnings and cash flow as a result of its size and business line diversification, with improved access to capital markets.

•	Expanded International Platform. The mergers will create a combined company with greater international reach and a broader geographic diversification of its compression business than either company would have by itself. We believe that international compression, combined with production processing capabilities, will become increasingly significant given the rapid expansion of natural gas infrastructure in international locations, and that the combined company’s more geographically balanced business will be better positioned to take advantage of future opportunities in the worldwide energy services market.

•	Significant Cost Savings and Synergies. We believe that the synergies expected to be captured through the integration of the operations of the two companies, combined with the increased size, breadth and depth of the combined company, will allow for greater future profitability than either company could achieve on a stand-alone basis. Not including implementation and transaction costs, the mergers are expected to generate approximately $50 million in annual gross synergies, when fully realized in 2009. These cost savings will result from elimination of duplicate spending (including, but not limited to, overhead costs and general and administrative expense relating to executive officers) and overlapping functions and modifications to our processes to become more efficient, including potentially standardizing our equipment. Following the completion of the mergers, the combined company plans to undertake a comprehensive review of its operations, particularly in the United States, to determine which facilities and functions are duplicative and can be eliminated or converted to a different use. These expected cost savings and synergies are estimates that may change, and achieving the expected cost savings and synergies is subject to a number of risks and uncertainties.

Hanover’s Reasons for the Mergers and Recommendation of Hanover’s Board of Directors

At its meeting on February 3, 2007, after due consideration, the Hanover board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of Hanover;

•	approved, authorized and adopted the merger agreement; and

•	recommended that the stockholders of Hanover vote FOR adoption of the merger agreement at the meeting of stockholders of Hanover.

In approving the merger agreement and making these determinations, the Hanover board of directors consulted with Hanover’s management as well as Hanover’s financial advisor and legal counsel, and considered a number of factors, which are discussed below. The following discussion of the information and factors considered by the Hanover board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the mergers, the Hanover board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Hanover board of directors may have given different weight to different factors. The Hanover board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations.

The Hanover board of directors considered the following as generally supporting its decision to enter into the merger agreement:

•	Mutual Benefits. The Hanover board considered the expected benefits to both companies and their stockholders described above under “— Strategic and Financial Rationale for the Mergers.”

•	Interest in Master Limited Partnership. The Hanover board considered that the mergers would combine Hanover with Universal, which already has formed a master limited partnership that provides a lower cost of capital than Hanover’s corporate structure. The Hanover board believes that the mergers will allow Hanover to capture the benefits of the master limited partnership structure more quickly and cost-effectively than if Hanover itself attempted to sponsor and complete an initial public offering by a master limited partnership.

•	Financial Flexibility. The Hanover board considered the expected financial condition of the combined company after the mergers, including its expected market capitalization, balance sheet, revenues, profits and earnings per share, and noted that the combined company should provide Hanover stockholders with increased liquidity and provide the combined company with a potentially lower cost of capital from future equity and debt transactions than Hanover as a stand-alone entity. The Hanover board also considered a projection that the mergers are expected to be accretive to estimated earnings per share of Holdings in 2007 compared to estimated earnings per share of Hanover in 2007, after factoring in synergies and excluding the one-time costs related to the mergers, by approximately $0.23.

•	Ownership of Holdings. The Hanover board noted that the stockholders of Hanover would own approximately 53% of the combined company based on the application of the negotiated exchange ratios used in the mergers and the number of shares of Hanover and Universal common stock outstanding as of the date of the merger agreement. Because of the various elements that were considered in the relative negotiated valuations of the two companies, including that Hanover was contributing slightly more assets and revenue than Universal, it was important to the Hanover board that the application of the exchange ratios result in stockholders of Hanover owning a slight majority of the combined company.

•	Board Composition. The Hanover board considered that, upon consummation of the mergers, one-half of the board of Holdings will consist of members of Hanover’s board, and that the Chairman of the Board of Hanover will serve as the Chairman of the Board of Holdings. The Hanover board believed that because the transaction was structured as a merger of equals, the board of Holdings initially should be balanced between legacy Hanover directors and Universal directors. In addition, because several members of the senior management team of Universal will serve as members of the senior management team of Holdings, the Hanover board believed it was important that the initial Chairman of the Board of Holdings be a current member of the Hanover board in order to maintain this balance. The Hanover board believed that this balance would enable the combined company to take advantage of the expertise and leadership of both companies.

•	Composition of Management. The Hanover board considered that, upon consummation of the mergers, the senior management team of Holdings will be balanced between former executives of Hanover and Universal. For example, Stephen A. Snider will serve as President and Chief Executive Officer while Brian A. Matusek will serve as Chief Operating Officer. The Hanover board believed that this balance was important for many of the same reasons that it believed it was important to maintain a balance on the board of directors of Holdings as described above.

•	Increased Operational Scale. The Hanover board considered the potential benefits to the combined company and Hanover’s employees from the expanded opportunities available as a result of being part of a larger organization with increased operational scale. This increased operational scale should allow the combined company to take advantage of the benefits of increased size, an expanded customer base, a more diversified product and service offering, increased geographic presence and greater resources to service the needs of Holdings’ customers. The additional scale may also provide additional options for future potential strategic alternatives and will enable the combined company to increase the diversity of its risk portfolio. It should also allow the combined company to provide its employees with improved benefits associated with a larger organization as well as giving them greater opportunities to advance their careers in different fields and in more regions of the world.

•	No Cash Outlay. The Hanover board noted that the consideration in the mergers consists of common stock of Holdings rather than cash (other than cash paid in lieu of fractional shares of Holdings common stock), which does not require the combined company to make any additional borrowings or cash outlays (other than to pay expenses associated with the mergers).

•	Reciprocity of Merger Agreement. The Hanover board considered the largely reciprocal nature of the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, such as the provisions that permit either party to respond to an unsolicited superior proposal and change its recommendation of the mergers, the conditions to each party’s obligation to complete the mergers, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances.

•	Fairness Opinion Presented to the Hanover Board. The Hanover board considered the financial analysis reviewed and discussed with the Hanover board by representatives of Credit Suisse as well as the oral opinion as of February 3, 2007 of Credit Suisse to the Hanover board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to the fairness from a financial point of view to the holders of Hanover common stock of the Hanover exchange ratio in the mergers. The full text of Credit Suisse’s written opinion, setting forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion is attached as Annex B to this joint proxy statement/prospectus.

•	Tax-Free Exchange. The Hanover board also took into account that the mergers are intended to be tax-free to the holders of Hanover common stock and that the closing of the Hanover merger is conditioned upon the receipt of a favorable opinion from tax counsel to Hanover.

•	Stock Market Prices. The Hanover board considered the historical and current market prices of Hanover’s common stock and Universal’s common stock. The overall equity values of Hanover and Universal based on the market prices of their common stock were relatively equal, which provided the basis for the companies to negotiate a merger agreement that is relatively balanced between the two companies.

•	Corporate Governance Provisions. The Hanover board considered the corporate governance provisions contained in the proposed certificate of incorporation and bylaws of Holdings and believed that such provisions reflect an appropriate balance between good corporate governance and necessary protections to conduct the business of Holdings in an orderly fashion.

•	Location of Headquarters. The Hanover board considered that both Hanover and Universal are headquartered in Houston, Texas and the headquarters of the combined company will remain in Houston, Texas, thus reducing the disruption caused by the mergers to Hanover employees who work at Hanover’s current headquarters.

The Hanover board also considered the potential risks of the mergers, including the following:

•	Fixed Exchange Ratio. The Hanover board considered the fact that the fixed exchange ratio would not adjust downwards to compensate for changes in the price of Hanover’s or Universal’s common stock prior to the consummation of the mergers, and that the terms of the merger agreement did not include termination rights triggered expressly by a decrease in the value of Universal relative to the value of Hanover. The Hanover board determined this structure was appropriate and the risk acceptable due to the directors’ focus on the relative intrinsic values and performance of Hanover and Universal and the inclusion in the merger agreement of other structural protections, such as the board’s ability to change its recommendation in favor of the merger agreement or to terminate the merger agreement in certain other circumstances.

•	Regulatory Approvals. The Hanover board considered the extensive regulatory approvals required to complete the mergers and the risk that governmental authorities might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Hanover board further considered the potential length of the regulatory approval process and the period of time Hanover may be subject to the merger agreement without assurance that the mergers will be completed.

•	Restrictions of Interim Operations. The Hanover board considered the provisions in the merger agreement placing restrictions on Hanover’s operations until completion of the mergers, and the extent of those restrictions as negotiated between the parties. These restrictions could have the effect of preventing Hanover from pursuing other strategic transactions during the pendency of the merger agreement, including certain material acquisitions and divestitures. In addition, these restrictions limit the ability of Hanover to raise capital through the issuance of equity securities or the incurrence of certain indebtedness. In considering the potential risks imposed by the merger agreement, the Hanover board determined that the potential benefits of the mergers outweighed these risks. See “The Merger

Agreement — Covenants and Agreements — Interim Operations” beginning on page 79 for further information.

•	Personnel. The Hanover board considered the adverse impact that business uncertainty pending completion of the mergers could have on the ability to attract, retain and motivate key personnel until the consummation of mergers. The Hanover board determined, however, to address this risk by implementing a retention program designed to retain key employees during the pendency of the merger agreement. See “— Interests of Hanover and Universal Directors and Executive Officers in the Mergers — Interests of Hanover Directors and Executive Officers in the Mergers — Retention Plan” beginning on page 69. The Hanover board also considered the level and impact of job reductions as a result of transaction-related synergies and whether the possibility of those further job reductions also could make it more difficult for Holdings to attract, retain and motivate key personnel. In considering the potential risks associated with employee morale and retention issues, the Hanover board determined that the potential benefits that the mergers could afford to the employees of Hanover outweighed these risks.

•	Non-Solicitation and Related Provisions. The Hanover board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit Hanover from soliciting, entering into or participating in discussions regarding any takeover proposal and the provisions of the agreement that require Hanover to conduct a stockholder meeting to consider adoption of the merger agreement whether or not the board of that company continues to recommend in favor of the mergers. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 90 for further information.

•	Termination Fee. The Hanover board considered the risk of the provisions in the merger agreement relating to the potential payment of a termination fee of up to $70 million under certain circumstances and determined that those provisions were customary and appropriate. See “The Merger Agreement — Expenses and Termination Fees” beginning on page 95 for further information.

•	Universal Business Risks. The Hanover board considered certain risks inherent in Universal’s business and operations and other contingent liabilities. Many of these risks are described under the heading “Risk Factors” in Universal’s Annual Report on Form 10-K, which is incorporated by reference herein. Based on reports of management and outside advisors regarding the due diligence process and the representations and warranties made by Universal in the merger agreement, the Hanover board determined that these risks were manageable as part of the ongoing business of the combined company.

•	Integration and Synergies. The Hanover board considered the challenges inherent in the combination of two business enterprises of the size and scope of Hanover and Universal, including the possibility the anticipated cost savings and synergies and other benefits sought to be obtained from the mergers might not be achieved in the time frame contemplated or at all.

As part of the overall mix of information it considered, the Hanover board also considered the interests that certain Hanover executive officers and directors may have with respect to the mergers in addition to their interests as Hanover stockholders. See “— Interests of Hanover and Universal Directors and Executive Officers in the Mergers” beginning on page 66 for further information. This factor was not determined to necessarily be in support of or against the Hanover board’s decision to recommend the mergers.

The Hanover board concluded that, overall, the potential benefits of the mergers to Hanover and its stockholders outweighed the risks, many of which are mentioned above.

The Hanover board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the reasoning of the Hanover board and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 34.

The Hanover board of directors has unanimously approved, authorized and adopted the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of the stockholders of Hanover, and unanimously recommends that Hanover stockholders vote FOR the proposal to adopt the merger agreement.

Universal’s Reasons for the Mergers and Recommendation of Universal’s Board of Directors

At its meeting on February 3, 2007, after due consideration, the Universal board of directors unanimously:

•	determined that the merger agreement and the transactions it contemplates are advisable, fair to and in the best interests of Universal and its stockholders;

•	approved the merger agreement; and

•	recommended that the Universal stockholders vote for the adoption of the merger agreement.

In reaching its determination to recommend the adoption of the merger agreement, the Universal board of directors consulted with management as well as Goldman Sachs, Universal’s financial advisor, and Universal’s legal counsel. Universal’s board of directors also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by Universal’s board of directors. In view of the wide variety of factors considered in connection with the mergers, the Universal board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Universal board of directors may have given different weight to different factors. The Universal board of directors considered this information and these factors, as a whole and, overall, considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendation.

The Universal board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	Mutual Benefits. The Universal board considered the expected benefits to both companies and their stockholders described above under “— Strategic and Financial Rationale for the Mergers.”

•	Enhanced Universal Partnership Growth Opportunities. Universal intends for the Universal Partnership to be the primary vehicle for the growth of Universal’s domestic contract compression business because the Universal Partnership’s structure provides a lower cost of capital than Universal’s corporate structure. The Universal board considered that the mergers will provide a greater number of compressor units and customers that can be transferred to the Universal Partnership over time, thereby enhancing the value of the Universal Partnership, as well as the value of Universal’s general partner interest in the Universal Partnership.

•	Regional and Operational Scale and Diversification. The Universal board considered that the combined company should benefit from increased operational scale. The Universal board also considered that the combined company will be engaged in production and processing equipment fabrication, a complementary line of business in which Universal is not currently engaged.

•	Financial Flexibility. The Universal board noted a projection that the mergers are expected to be accretive to estimated earnings per share of Holdings in the second half of 2007 as compared to estimated earnings per share of Universal in the second half of 2007, after factoring in synergies and excluding the one-time costs related to the mergers, by approximately 12%. The Universal board noted that the transaction is expected to provide greater liquidity to Universal’s stockholders because of the increased size of the combined company’s market capitalization resulting from the all-stock transaction. This increase in market capitalization is also expected to provide the combined company with better access to capital markets than either company could achieve by itself.

•	Impact on Credit Profile. The Universal board considered certain selected credit metrics of the combined company on a pro forma basis as compared to those of Universal on a stand-alone basis. The Universal board noted that there was not a material change in the consolidated metrics as compared to the projected stand-alone metrics and therefore did not expect a material change in the credit profile of the combined company.

•	Debt Arrangements. The Universal board considered their expectation that, to the extent required upon the completion of the mergers, refinancing of the companies’ existing debt can be obtained on suitable terms.

•	Tax-Free Exchange. The Universal board also took into account the fact that the mergers are intended to be tax-free to the holders of Universal common stock and that the closing of the transaction is conditioned upon the receipt of favorable opinions from tax counsel to each of the companies.

•	No Cash Outlay. The Universal board considered the fact that Holdings common stock rather than cash will be the form of consideration to be paid to both parties’ stockholders, which does not require either company to make any additional borrowings or cash outlays (other than to pay transaction costs and in lieu of any fractional shares).

•	Fairness Opinion Presented to the Universal Board. The Universal board considered the financial analysis of Goldman, Sachs & Co. presented to the Universal board on February 3, 2007 and the oral opinion of that firm on that date (subsequently confirmed in a written opinion dated February 5, 2007) to the Universal board as to the fairness, from a financial point of view, to Universal’s stockholders of the Universal exchange ratio in the mergers as of the date of the opinion, as more fully described below under the caption “— Opinion of Universal’s Financial Advisor” beginning on page 60. The full text of this opinion, setting forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with such opinion, is attached as Annex C to this joint proxy statement/prospectus.

•	Holdings Governance. The Universal board considered the corporate governance provisions of the proposed certificate of incorporation and by-laws of Holdings. The Universal board believes that those provisions reflect an appropriate balance between good corporate governance and necessary protections to allow the business of Holdings to be conducted in an orderly fashion.

•	Board Composition. The Universal board considered that the Holdings board will be composed of five former Universal directors and five former Hanover directors upon consummation of the mergers. The Universal board believed that because the transaction is structured as a merger of equals, it is appropriate that the board of Holdings initially be balanced between legacy Universal directors and legacy Hanover directors.

•	Employment Matters. The Universal board considered the management composition of Holdings after the consummation of the mergers, which will include Mr. Snider as the President and Chief Executive Officer.

•	Recommendation of Management. The Universal board considered management’s recommendation in support of the mergers.

•	Stockholder Approval. The Universal board took into account the requirement that stockholder approval be obtained as a condition to the consummation of the mergers.

The Universal board also considered various potential risks of the mergers, including the following:

•	Hanover Business Risks. The Universal board considered certain risks inherent in Hanover’s business and operations. Many of these risks are described under the heading “Risk Factors” in Hanover’s annual report on Form 10-K, which is incorporated by reference herein. Based on reports of management and outside advisors regarding the due diligence process, the Universal board determined that these risks were manageable as part of the ongoing business of the combined company.

•	Regulatory Approvals. The Universal board considered the regulatory approvals required to complete the mergers and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all. The Universal board further considered the potential length of the regulatory approval process and the period of time Universal may be subject to the merger agreement without assurance that it will be completed.

•	Integration. The Universal board evaluated the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the mergers might not be achieved in the time frame contemplated.

•	Personnel. The Universal board considered the adverse impact that uncertainty pending consummation of the mergers could have on the ability to attract, retain and motivate key personnel until the mergers are completed. The Universal board also considered the level and impact of job reductions as a result of transaction-related synergies and whether the possibility of those further job reductions also could make it more difficult for the combined company to attract, retain and motivate key personnel.

•	Debt Arrangements. The Universal board considered the impact of the mergers on the existing debt arrangements of both Hanover and Universal and the companies’ potential need to refinance their existing debt. The Universal board concluded that the impact of the mergers on the existing debt arrangements was manageable as part of the business of the combined company.

The Universal board also considered the largely reciprocal nature of the terms of the merger agreement, including the representations and warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the mergers, the instances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances. In particular, the Universal board considered the fact that the following provisions have substantially mutual application to both Hanover and Universal and that, therefore, the parties face relatively equal opportunities and risks arising from these provisions:

•	Fixed Exchange Ratio. The Universal board considered the fact that the fixed exchange ratio will not adjust upward or downward to compensate for changes in the price of either Hanover or Universal common stock prior to the consummation of the mergers, and that the terms of the merger agreement do not include termination rights triggered expressly by a decrease in value of either company due to a decline in the market price of that company’s common stock. The Universal board determined that this structure was appropriate and the risk acceptable in view of the reciprocal nature of the fixed exchange ratio, the Universal board’s focus on the relative intrinsic values and financial performance of Hanover and Universal and the percentage of the combined company to be owned by former holders of Universal common stock, and the inclusion in the merger agreement of other structural protections such as the board’s ability to change its recommendation in favor of the merger agreement or to terminate the merger agreement in the event of a material adverse change in the other company’s business.

•	Restrictions on Interim Operations. The Universal board considered the provisions of the merger agreement placing restrictions on each company’s operations until completion of the mergers and the extent of those restrictions as negotiated between the parties. See “The Merger Agreement — Covenants and Agreements — Interim Operations” beginning on page 85 for further information.

•	Non-Solicitation and Related Provisions. The Universal board considered the provisions of the merger agreement that, subject to certain exceptions, prohibit each company from soliciting, entering into or participating in discussions regarding any takeover proposal and the provisions of the agreement that require each company to conduct a stockholder meeting to consider adoption of the merger agreement whether or not the board of that company continues to recommend in favor of the mergers. See “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 90 for further information.

•	Termination Fee. The Universal board considered the provisions of the merger agreement relating to the potential payment or receipt of a termination fee of up to $70 million under certain circumstances and determined that those provisions were customary and appropriate. See “The Merger Agreement — Expenses and Termination Fees” beginning on page 95 for further information.

As part of the overall mix of information it considered, the Universal board also considered the following factors, none of which individually was determinative of the Universal board’s decision to recommend the mergers but all of which, taken together, were viewed as generally supporting the mergers:

•	the scope of the due diligence investigation conducted by management and Universal’s outside advisors and the results thereof;

•	the provisions of Holdings’ organizational documents, including those that are different from Universal’s, such as Holdings’ lack of a classified board of directors;

•	the earnings, cash flow and balance sheet impact of the mergers;

•	the relative financial performance, businesses, risks and prospects of Hanover and Universal;

•	the historical and then-current stock price information of Hanover and Universal; and

•	the interests that certain Universal executive officers and directors may have with respect to the mergers in addition to their interests as Universal stockholders. See “— Interests of Hanover and Universal Directors and Executive Officers in the Mergers” beginning on page 66 for further information.

The Universal board of directors concluded that, overall, the potential benefits of the mergers to Universal and Universal’s stockholders outweighed the risks.

The Universal board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of Universal’s board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” beginning on page 34.

The Universal board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Universal and Universal’s stockholders, and unanimously recommends that Universal stockholders vote FOR the proposal to adopt the merger agreement.

Financial Forecasts

During the course of discussions between Hanover and Universal, the companies provided their respective financial advisors and each other selected, non-public financial forecasts prepared by the companies’ respective managements as part of their internal, year-end 2006 planning process for fiscal year 2007. The forecast amounts set forth below are included in this joint proxy statement/prospectus only because this information was exchanged between Hanover and Universal and provided to the respective financial advisors of Hanover and Universal in connection with the proposed mergers.

Hanover and Universal advised each other and their financial advisors that their respective internal financial forecasts were subjective in many respects. The forecasts reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Hanover’s and Universal’s control. The forecasts also reflect numerous estimates and assumptions related to the business of Hanover and Universal (including with respect to the growth and viability of certain segments of their respective businesses) that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Hanover’s and Universal’s control. See “Risk Factors” beginning on page 22. The assumptions made in preparing the forecasts may not prove accurate, and actual results may be materially greater or less than those set forth below. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 34.

The managements of Hanover and Universal have prepared from time to time in the past, and will continue to prepare in the future, internal financial forecasts that reflect various estimates and assumptions that change from time to time. Accordingly, the forecasts used in conjunction with the proposed transaction may differ from these other forecasts.

THE INCLUSION OF THE FORECASTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS AN INDICATION THAT HANOVER OR UNIVERSAL OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER THE FORECASTS TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD-LOOKING INFORMATION OF ANY KIND. HANOVER AND UNIVERSAL CAUTION YOU AGAINST RELYING ON THIS INFORMATION. NONE OF HANOVER, UNIVERSAL OR THEIR RESPECTIVE OFFICERS OR DIRECTORS INTEND TO UPDATE OR REVISE THE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS” BEGINNING ON PAGE 33.

Hanover’s Forecasts

In developing its 2007 financial forecast, Hanover assumed that worldwide natural gas market fundamentals will remain positive in 2007 and that customers in the United States, Latin America and the emerging markets of the Eastern Hemisphere will continue to be active in the development of natural gas resources, resulting in continued demand for surface equipment infrastructure to support this development activity.

For its 2007 financial forecast, Hanover anticipated the rental of compression equipment and the sale of compression, production and processing equipment and aftermarket services in the United States to be generally consistent with levels experienced in 2006. During 2007, Hanover expects to continue to increase the number of higher horsepower units in its fleet under contract and to complete its program to refurbish idle equipment for re-application in the market. Pricing levels in the United States for contracted compression were anticipated to be consistent with or slightly better than 2006 levels. Hanover has initiated a program to improve the efficiency of its United States rental operations and expects rental operating expenses, as a percentage of revenues, to begin to decline by the end of 2007.

In developing its 2007 international budget, Hanover assumed increased rental activity in Latin America, the commencement of a new rental project in the Middle East, and improved sales of oil and gas surface equipment as well as improved sales at Hanover’s subsidiary, Belleli Energy S.r.l. Belleli provides engineering, procurement and construction services primarily related to the manufacturing of critical process equipment for refinery and petrochemical facilities and construction of evaporators and brine heaters for desalination plants and tank farms, primarily for use in Europe and the Middle East. Hanover’s 2007 financial forecast was prepared using accounting principles consistent with its historical financial statements.

THE FORECASTS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE HANOVER PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, THE HANOVER MANAGEMENT. PRICEWATERHOUSECOOPERS LLP HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS LLP REPORT INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES TO HANOVER’S HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO.

Forecast of Hanover’s Results Provided to its Financial Advisor (dollars in millions, except per share amounts)

2007

Revenue and Other Income	$1,889
Gross Profit and Equity in Earnings	676
EBITDA(1)	457
Net Income	79
Earnings per Share (diluted)	$0.72

(1)	EBITDA consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA is a commonly used measure of operating performance for valuing companies in Hanover’s industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

Universal’s Forecasts

The major underlying assumptions for the Universal forecasts were tied to Universal’s belief that the fundamentals of the worldwide natural gas industry will remain positive through 2007.

In the United States, Universal believes that the drilling activity experienced in 2006 will continue in 2007, while natural gas production in the United States will grow slightly. Universal also believes that the level of natural gas produced from unconventional sources, such as coalbeds, tight sands and shales, will continue to grow, as it has over the past several years. Because unconventional natural gas production requires more compression per million cubic feet of natural gas than conventional production, the requirements for compression in the United States are expected to grow faster than the overall natural gas production growth rate. Universal believes that this increase in demand for compression will allow it to grow its contract compression business in the United States by adding additional compression equipment and putting existing idle equipment back to work. Additionally, Universal expects that the increase in demand for compression will benefit both its aftermarket service and fabrication businesses.

In international markets, Universal believes that the development of infrastructure to support the production and transportation of natural gas experienced in 2006 will continue in 2007. This infrastructure development has been undertaken as more stringent environmental standards against the flaring of natural gas have been enacted in many regions throughout the world and more natural gas is being utilized in the regions where it is produced to allow for the exportation of crude oil. With the expansion of this infrastructure, Universal forecasts that its international contract compression will continue to grow at rates commensurate with recent history. Additionally, Universal believes this increasing focus on natural gas development will benefit both its international aftermarket service and fabrication businesses. Finally, the forecast Universal provided to Hanover included the financial effects of the acquisition of B.T.I. Holdings Pte Ltd, a Singapore-based equipment fabricator, that Universal completed in January 2007.

THE PROSPECTIVE FINANCIAL INFORMATION OF UNIVERSAL INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, UNIVERSAL’S MANAGEMENT. THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION RELATED TO UNIVERSAL WAS NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO PROSPECTIVE FINANCIAL INFORMATION, BUT, IN THE VIEW OF THE UNIVERSAL’S MANAGEMENT, WAS PREPARED ON A REASONABLE BASIS, REFLECTS THE BEST ESTIMATES AND JUDGMENTS AVAILABLE AT THE TIME THE INFORMATION WAS PREPARED, AND PRESENTS, TO THE BEST OF UNIVERSAL MANAGEMENT’S KNOWLEDGE AND BELIEF AT THE TIME THE INFORMATION WAS PREPARED, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE UNIVERSAL. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE

RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION. NEITHER DELOITTE & TOUCHE LLP NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROSPECTIVE FINANCIAL INFORMATION CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION.

Forecast of Universal’s Results Provided to its Financial Advisor (dollars in millions, except per share amounts)

2007

Revenue	$1,152
Gross Profit	498
EBITDA, as Adjusted(1)	357
Net Income	100
Earnings per Share (diluted)	$3.19

(1)	EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs and gain on the termination of interest rate swap agreements), operating lease expense, depreciation and amortization, foreign currency gains or losses, minority interest, excluding non-recurring items (including facility consolidation costs). EBITDA is a commonly used measure of operating performance for valuing companies in Universal’s industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

Opinion of Hanover’s Financial Advisor

On February 3, 2007, Credit Suisse Securities (USA) LLC rendered its oral opinion to Hanover’s board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of February 3, 2007, the Hanover exchange ratio was fair, from a financial point of view, to the holders of Hanover common stock. Credit Suisse has not been requested to and is not expected to update or reaffirm its opinion.

Credit Suisse’s opinion was directed to Hanover’s board of directors and only addressed the fairness from a financial point of view of the Hanover exchange ratio and does not address any other aspect or implication of the mergers. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. Hanover encourages Hanover’s stockholders to carefully read the full text of Credit Suisse’s written opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the mergers.

In arriving at its opinion, Credit Suisse, among other things:

•	reviewed a draft dated February 3, 2007 of the merger agreement;

•	reviewed certain publicly available business and financial information relating to Hanover and Universal;

•	reviewed certain other information relating to Hanover and Universal, including financial forecasts (and adjustments thereto based on discussions with the management of Hanover) relating to Hanover and Universal, provided to or discussed with Credit Suisse by Hanover and Universal;

•	met with the managements of Hanover and Universal to discuss the business and prospects of Hanover and Universal, respectively;

•	considered certain financial and stock market data of Hanover and Universal and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Hanover and Universal;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had recently been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with Credit Suisse’s review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. As Hanover was aware, the management of Universal only provided Credit Suisse with financial forecasts for Universal with respect to 2007 and, at Hanover’s direction, for purposes of Credit Suisse’s analyses and its opinion, Credit Suisse used such financial forecasts for Universal for 2007 and financial forecasts for Universal beyond 2007 based on the financial forecasts for 2007 provided by the management of Universal. With respect to the financial forecasts for Hanover and Universal that Credit Suisse reviewed, Credit Suisse was advised, and Credit Suisse assumed, that such forecasts for Hanover had been reasonably prepared on bases reflecting reasonable estimates and judgments of the management of Hanover as to the future financial performance of Hanover and that such forecasts and estimates for Universal had been reasonably prepared on bases reflecting the reasonable estimates and judgments of the managements of Universal (as to the financial performance of Universal in 2007) and Hanover (as to the financial performance of Universal beyond 2007). Credit Suisse assumed, with Hanover’s consent, that the mergers would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with Hanover’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Hanover, Universal or the contemplated benefits of the mergers that was material to Credit Suisse’s analysis, that the mergers would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that the merger agreement, when executed, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hanover or Universal, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the holders of Hanover common stock of the Hanover exchange ratio and did not address any other aspect or implication of the mergers or any other agreement, arrangement or understanding entered into in connection with the mergers or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse’s opinion also was based on certain assumptions regarding the oil and gas services industry which are subject to significant volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses. Credit Suisse did not express any opinion as to what the value of shares of common stock of Holdings actually will be when issued to the holders of Hanover common stock pursuant to the mergers or the prices at which shares of common stock of Holdings will trade at any time. Credit Suisse’s opinion did not address the relative merits of the mergers as compared to alternative transactions or strategies that might be available to Hanover, nor did it address the underlying business decision of Hanover to proceed with the mergers. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Hanover.

In preparing its opinion to Hanover’s board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to Hanover or the proposed mergers. The implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Hanover’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to Hanover’s board of directors in connection with its consideration of the proposed mergers and were among many factors considered by Hanover’s board of directors in evaluating the proposed mergers. Neither Credit Suisse’s opinion nor its analyses were determinative of the Hanover exchange ratio or of the views of Hanover’s board of directors or management with respect to the mergers.

The following is a summary of the material valuation analyses prepared in connection with Credit Suisse’s opinion rendered on February 3, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering data in tables without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and convertible securities) plus the value of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash on its balance sheet), preferred stock and minority interests as of a specified date.

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

•	After-Tax Cash Flow — generally the amount of the relevant company’s net income plus the amounts of depreciation and amortization and deferred taxes for a specified time period.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of Hanover’s and Universal’s common stock and the common stock of the selected companies in the oil and gas services industry listed below as of February 2, 2007, and the enterprise and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2007 EBITDA and After-Tax Cash Flow for Hanover and Universal were based on estimates provided by their respective managements. Estimates of 2007 EBITDA and After-Tax Cash Flow for the selected companies in the oil and gas services industry listed below were based on publicly available research analyst estimates for those companies. For purposes of the analysis below, estimated 2006 and 2007 EBITDA and After Tax Cash Flow for Hanover were adjusted for among other things, the conversion of certain outstanding convertible securities of Hanover.

Selected Companies Analysis.  Credit Suisse calculated multiples of enterprise value and equity value and considered certain financial data for Hanover and Universal and selected companies in the oil and gas services industry.

The calculated multiples included:

•	Enterprise value as a multiple of estimated 2007 EBITDA; and

•	Equity value as a multiple of estimated 2007 After-Tax Cash Flow.

The selected companies in the oil and gas services industry were selected because they were deemed to be similar to Hanover in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. The selected companies were:

Large Cap

•	Weatherford International

•	National Oilwell Varco

•	Smith International

•	BJ Services

•	Cameron International

•	Grant Prideco

Mid Cap Diversified

•	Superior Energy

•	Complete Production

•	Tetra Technologies

•	Oil States International

•	W-H Energy Services

Mid Cap Focused

•	FMC Technologies

•	Dresser Rand Group

•	Oceaneering International

•	Core Laboratories

•	Hydril

•	Dril-Quip

Credit Suisse applied multiple ranges based on the selected companies analysis to corresponding financial data for Hanover and Universal, including estimates provided by their managements. The selected companies analysis indicated an implied reference range Hanover exchange ratio of 0.281 to 0.385, as compared to the proposed Hanover exchange ratio in the Hanover merger of 0.325 per share of Hanover common stock.

Selected Transactions Analysis.  Credit Suisse calculated multiples of enterprise value and per share equity value to certain financial data based on the purchase prices paid in selected publicly-announced transactions involving companies in the oil and gas services industry.

•	The calculated multiples included enterprise value as a multiple of latest 12 months, or LTM EBITDA.

The selected transactions were selected because the target companies were deemed to be similar to Hanover in one or more respects which included nature of business, size, diversification, financial performance and geographic concentration. The selected transactions were:

Acquirer	Target

Compagnie Générale de Géophysique	Veritas DGC Inc.
Tenaris S.A.	Maverick Tube Corporation
Schlumberger Limited	Western Geco
Weatherford International Ltd.	Precision Drilling Corporation’s Drilling Business
First Reserve Corporation	Dresser Rand Unit of Ingersoll-Rand Company
National-Oilwell, Inc.	Varco International Inc.
Enerflex Systems Ltd.	EnSource Energy Services Inc.
First Reserve Corporation, Odyssey Investment Partners, Dresser Equipment Group management	Dresser Equipment Group (Halliburton Company)
Tuboscope Inc.	Varco International Inc.
Precision Drilling Corporation	Computalog Ltd.
Schlumberger Limited	Camco International Inc.
Baker Hughes Inc.	Western Atlas Inc.
Halliburton Company	Dresser Industries, Inc.
EVI, Inc.	Weatherford Enterra, Inc.

Credit Suisse applied multiple ranges based on the selected transactions analysis to corresponding financial data for Hanover and Universal. The selected transactions analysis indicated an implied reference range Hanover exchange ratio of 0.266 to 0.435, as compared to the Hanover exchange ratio in the Hanover merger of 0.325 per share of Hanover common stock.

Discounted Cash Flow Analysis.  Credit Suisse also calculated the net present value of Hanover’s and Universal’s unlevered, after-tax free cash flows through 2011 based on estimates provided by Hanover’s management with respect to Hanover. The management of Universal only provided Credit Suisse with financial forecasts for Universal with respect to 2007 and, at Hanover’s direction, for purposes of its analyses and its opinion, Credit Suisse used such financial forecasts for Universal for 2007 and financial forecasts for Universal beyond 2007 based on the financial forecasts for 2007 provided by the management of Universal. In performing this analysis, Credit Suisse used discount rates ranging from 11.0% to 12.0% for Hanover and 9.5% to 10.5% for Universal based on Hanover’s and Universal’s estimated weighted average cost of capital and terminal value multiples ranging from 7.5x to 8.5x for Hanover and Universal based on the selected companies analyses. The discounted cash flow analyses indicated an implied reference range Hanover exchange ratio of 0.264 to 0.400, as compared to the Hanover exchange ratio in the Hanover merger of 0.325 per share of Hanover common stock.

Contribution Analysis.  Credit Suisse also reviewed the respective contributions of Hanover and Universal to estimated 2006 and 2007 EBITDA, Net Income and After-Tax Cash Flow for the pro forma combined entity resulting from the mergers without giving effect to any cost savings or synergies. This analysis indicated that the following relative contributions of Hanover and Universal resulted in the indicated implied Hanover exchange ratios, as compared to the Hanover exchange ratio in the Hanover merger of 0.325 per share of Hanover common stock:

			Hanover Implied
	Hanover	Universal	Exchange Ratio

2006E EBITDA	58%	42%	0.387
2007E EBITDA	57%	43%	0.359
2006E Net Income	48%	52%	0.246
2007E Net Income	46%	54%	0.227
2006E After Tax Cash Flow	55%	45%	0.326
2007E After Tax Cash Flow	55%	45%	0.326

For the purposes of the contribution analysis, estimated 2006 and 2007 EBITDA and After Tax Cash Flow for Universal were adjusted for, among other things, certain conforming accounting adjustments based on discussions with Hanover’s management.

Other Matters

Credit Suisse was engaged by Hanover pursuant to a letter agreement dated as of December 20, 2006 to act as Hanover’s financial advisor with respect to, among other things, the possible acquisition of all or substantially all of the assets or the capital stock of Universal, including any merger, joint venture or other business combination involving Universal. Hanover engaged Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking and financial advisory firm. Credit Suisse, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the engagement letter, Hanover will pay Credit Suisse a fee of $8 million for serving as Hanover’s financial advisor. Payment of such fee is fully contingent upon the consummation of the merger between Hanover and Universal. As part of its services as financial advisor to Hanover, Credit Suisse rendered the opinion described above to Hanover’s board of directors. Credit Suisse did not receive a separate fee for rendering this opinion. Hanover has also agreed to indemnify Credit Suisse for certain liabilities and other items arising out of its engagement. Credit Suisse and its affiliates have in the past provided and are currently providing investment banking services to Hanover for which Credit Suisse has received, and would expect to receive, compensation. Since January 1, 2005, Credit Suisse has been paid an aggregate of approximately $4.2 million by Hanover for such services. In the future Credit Suisse and its affiliates may provide such services to Holdings and its affiliates, for which Credit Suisse would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Hanover, Universal and any other company that may be involved in the mergers, as well as provide investment banking and other financial services to such companies.

Opinion of Universal’s Financial Advisor

Goldman, Sachs & Co. rendered its opinion to the board of directors of Universal that, as of February 5, 2007 and based upon and subject to the factors and assumptions set forth therein, the Universal exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Universal common stock. Universal does not intend to request that Goldman Sachs render an opinion as of any date subsequent to February 5, 2007.

The full text of the written opinion of Goldman Sachs, dated February 5, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Universal in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Universal common stock should vote with respect to the Universal merger.

In connection with rendering the opinion described above and performing its related financial analysis, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Universal for the four fiscal years ended March 31, 2005 and the nine months ended December 31, 2005, and of Hanover for the five years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Universal and Hanover;

•	certain other communications from Universal and Hanover to their respective stockholders;

•	certain internal financial analyses and forecasts for Universal prepared by Universal’s management;

•	certain financial analyses and forecasts for Hanover prepared by Universal’s management; and

•	certain cost savings and operating synergies projected by Universal’s management to result from the mergers (hereinafter the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of Universal and Hanover regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition, and future prospects of Hanover, and with members of the senior management of Universal regarding their assessment of the past and current business operations, financial condition and future prospects of Universal. In addition, Goldman Sachs reviewed the reported price and trading activity for the Universal common stock and the Hanover common stock, compared certain financial and stock market information for Universal and Hanover with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the energy industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of Universal’s board of directors, that the financial analyses and forecasts for Universal and Hanover and the Synergies estimates prepared by Universal’s management described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Universal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Holdings or on the expected benefits of the mergers in any way meaningful to its analysis. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Hanover or Universal or any of their respective subsidiaries, nor has Goldman Sachs been furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of Universal to engage in the mergers, nor does it express any opinion as to the prices at which shares of Holdings common stock will trade at any time.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Universal in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 2, 2007, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis.  Goldman Sachs calculated the average historical exchange ratios of Hanover common stock to Universal common stock based on the closing prices of Hanover common stock and Universal common stock during the 45-trading day, 60-trading day, 90-trading day, six-month, one-year, three-year, and five-year periods ended February 2, 2007, and on the closing prices of Universal common stock and Hanover common stock on February 2, 2007.

The following table illustrates each such historical exchange ratio.

Time Period	Exchange Ratio

5 Year Average	0.4177x
3 Year Average	0.3487x
1 Year Average	0.3296x
6 Month Average	0.3240x
90 Trading Day Average	0.3181x
60 Trading Day Average	0.3111x
45 Trading Day Average	0.3113x
At February 2, 2007	0.3175x

Selected Transactions Analysis.  Goldman Sachs reviewed certain financial and governance information for each “merger of equals” transaction in the energy industry since 2000 that was identified by Goldman Sachs:

•	National Oilwell / Varco International, Inc. (2004)

•	PanCanadian Energy Corp. / Alberta Energy Company Ltd. (2002)

•	Phillips Petroleum Company / Conoco Inc. (2001)

•	Santa Fe International Group / Global Marine Inc. (2001)

•	Pride International Inc. / Marine Drilling Co., Inc. (2001)

•	BHP Ltd. / Billiton PLC (2001)

•	Chevron Corp. / Texaco Inc. (2000)

For each of the foregoing transactions, Goldman Sachs calculated the premium to the stock price for the last trading day prior to the announcement of the transaction implied by the exchange ratio for the transaction, compared the market value of each company in the transaction and the pro forma ownership of the combined company, and reviewed certain non-financial terms of the transaction, including the composition of the board of directors and management of the combined company. The results of these analyses and reviews are summarized in the following table:

				Board
			Premium to Market	Representation
	% Market	New %	(over 1-day	in New	Senior Management
Merger	Capitalization	Ownership	Pre-Announcement)	Company	in New Company

National Oilwell	53%	51%		50%	President / CEO
Varco International	47%	49%	9%	50%	Chairman / COO

PanCanadian Energy	54%	54%		50%	Chairman
Alberta Energy	46%	46%	0%	50%	President / CEO

Phillips Petroleum	57%	57%		50%	President / CEO
Conoco	43%	43%	0%	50%	Chairman

				Board
			Premium to Market	Representation
	% Market	New %	(over 1-day	in New	Senior Management
Merger	Capitalization	Ownership	Pre-Announcement)	Company	in New Company

Santa Fe International	53%	50%		50%	President / CEO
Global Marine	47%	50%	17%	50%	Chairman

Pride International	56%	56%		50%	President / CEO
Marine Drilling	44%	44%	3%	50%	Chairman

BHP	68%	64%		50%	Interim CEO
Billiton	32%	36%	21%	50%	CEO

Chevron	64%	61%		60%	Chairman / CEO
Texaco	36%	39%	18%	40%	Vice Chairman

Contribution Analysis.  Goldman Sachs performed a contribution analysis in which Goldman Sachs analyzed the relative estimated contributions to be made by Universal and Hanover to the market capitalization, earnings before interest, taxes, depreciation and amortization, or EBITDA, net income, and cash flow, which is defined as net income plus depreciation and amortization and other non-cash items, of the combined company following consummation of the mergers, before taking into account any of the possible benefits that may be realized following the mergers. This analysis was based on the closing price of Universal common stock of $61.10 and of Hanover common stock of $19.40 on February 2, 2007, and on projections prepared by Universal’s management. Additionally, Goldman Sachs’ calculations assumed conversion of Hanover’s “in-the-money” convertible debt securities (those securities for which the conversion price is below Hanover’s common stock price). The following table presents the results of this analysis:

	Relative Contribution to the Combined Company
	Hanover	Universal	Implied Exchange Ratio

Market Capitalization	54%	46%	0.3175x
EBITDA
2006E	54%	46%	0.3032x
2007E	56%	44%	0.3301x
2008E	55%	45%	0.3218x
Cash Flow
2006E	56%	44%	0.3334x
2007E	56%	44%	0.3343x
2008E	55%	45%	0.3294x
Net Income
2006E	50%	50%	0.2667x
2007E	51%	49%	0.2761x
2008E	50%	50%	0.2615x

Relative Discounted Cash Flow Analysis.  Goldman Sachs performed a relative discounted cash flow analysis to determine the implied exchange ratio of Hanover common stock to Universal common stock, assuming each company continued to operate as a stand-alone company, and using estimates for Universal and Hanover prepared by Universal’s management. Goldman Sachs calculated implied per share prices for Universal common stock and Hanover common stock by calculating (a) the sum of (i) the present values of estimated cash flows for Universal and Hanover, respectively, through the year 2015, using discount rates ranging from 8% to 11% and (ii) the present values of the illustrative terminal values of Universal and Hanover, respectively, in the year 2015, based on a range of multiples from 5.5x to 9.5x estimated EBITDA in 2015 and using discount rates ranging from 8% to 11%, divided by (b) the total number of outstanding shares of Universal and Hanover, respectively. Goldman Sachs’ calculations were based on projections prepared by Universal’s management. The following table presents the results of this analysis:

Hanover / Universal Implied Exchange Ratio

Terminal Value of 2015E EBITDA
Discount Rate	5.5x	6.5x	7.5x	8.5x	9.5x

8.0%	0.334x	0.335x	0.336x	0.337x	0.338x
9.0%	0.332x	0.334x	0.335x	0.336x	0.337x
10.0%	0.330x	0.332x	0.334x	0.335x	0.336x
11.0%	0.328x	0.330x	0.332x	0.333x	0.334x

Discounted Cash Flow Accretion / Dilution Analysis.  Goldman Sachs performed an accretion / dilution analysis to determine whether the mergers would be accretive or dilutive to the holders of Universal common stock, by comparing implied per share prices of Holdings common stock to implied per share prices of Universal common stock on a stand-alone basis.

Goldman Sachs performed a discounted cash flow analysis to determine implied per share prices for Holdings common stock, assuming that the combined companies will operate without any Synergies, by calculating (a) the sum of (i) the present values of estimated cash flows for Holdings through the year 2015, using discount rates ranging from 8% to 11% and (ii) the present value of the illustrative terminal value of Holdings in the year 2015, based on a range of multiples from 5.5x to 9.5x estimated EBITDA in 2015, and using discount rates ranging from 8% to 11%, divided by (b) the total number of outstanding Holdings shares following completion of the mergers. Goldman Sachs then performed a discounted cash flow analysis to determine implied per share prices for Universal common stock, on a stand-alone basis, by calculating (a) the sum of (i) the present values of estimated cash flows for Universal through the year 2015, using discount rates ranging from 8% to 11% and (ii) the present value of the illustrative terminal value of Universal in the year 2015, based on a range of multiples from 5.5x to 9.5x estimated EBITDA in 2015, and using discount rates ranging from 8% to 11%, divided by (b) the total number of outstanding shares of Universal. Based on these calculations, Goldman Sachs then determined whether the mergers would be accretive or dilutive to holders of Universal common stock.

% Change in Per Share Value of Universal from Status Quo (without Synergies)

	Terminal Value of 2015E EBITDA
Discount Rate	5.5x	6.5x	7.5x	8.5x	9.5x

8.0%	0.6%	0.9%	1.1%	1.3%	1.5%
9.0%	(0.1)%	0.3%	0.6%	0.9%	1.1%
10.0%	(0.8)%	(0.3)%	0.1%	0.4%	0.7%
11.0%	(1.6)%	(1.0)%	(0.5)%	(0.1)%	0.2%

Goldman Sachs also performed a discounted cash flow analysis to determine implied per share prices for Holdings common stock, assuming that the combined companies will operate with annual Synergies of $50 million as estimated by Universal’s management, by calculating (a) the sum of (i) the present values of estimated cash flows for Holdings through the year 2015, using discount rates ranging from 8% to 11% and (ii) the present value of the illustrative terminal value of Holdings in the year 2015, based on a range of multiples from 5.5x to 9.5x estimated EBITDA in 2015, and using discount rates ranging from 8% to 11%, divided by (b) the total number of outstanding Holdings shares following completion of the mergers. Goldman Sachs then performed a discounted cash flow analysis to determine implied per share prices for Universal common stock, on a stand-alone basis, by performing the same calculations described in the preceding paragraph. Based on these calculations, Goldman Sachs then determined whether the mergers would be accretive or dilutive to holders of Universal common stock.

Goldman Sachs’ calculations were based on estimates for Universal and Hanover and Synergies estimates prepared by Universal’s management. The following table presents the results of this analysis:

% Change in Per Share Value of Universal from Status Quo (with Synergies)

	Terminal Value of 2015E EBITDA
Discount Rate	5.5x	6.5x	7.5x	8.5x	9.5x

8.0%	8.7%	8.5%	8.3%	8.2%	8.1%
9.0%	8.3%	8.2%	8.0%	8.0%	7.9%
10.0%	7.9%	7.8%	7.7%	7.7%	7.6%
11.0%	7.5%	7.4%	7.4%	7.4%	7.3%

Pro Forma Merger Analysis.  Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the mergers using estimates for Universal and Hanover prepared by Universal’s management. For the second half of 2007 and each of the years 2008 and 2009, Goldman Sachs compared the projected earnings per share, or EPS, and cash flows per share, or CFPS, defined as net income plus depreciation and amortization, divided by fully diluted shares outstanding (and does not include deferred taxes), of Universal common stock on a standalone basis to the projected EPS and CFPS of the Holdings common stock. Goldman Sachs’ calculations were based on the agreed-upon exchange rate of 0.325x, and assuming annual Synergies of $50 million as estimated by Universal’s management. Goldman Sachs also performed sensitivity calculations assuming annual Synergies of $25 million and $75 million, respectively. The following tables present the results of this analysis:

	$25 Million	$50 Million	$75 Million
	Synergies	Synergies	Synergies

EPS Accretion / (Dilution)
2H 2007E	4.8%	12.3%	19.7%
2008E	(3.2)%	3.5%	10.2%
2009E	(4.7)%	1.6%	7.8%
CFPS Accretion / (Dilution)
2H 2007E	6.5%	9.4%	12.3%
2008E	3.2%	5.9%	8.5%
2009E	2.8%	5.3%	7.7%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hanover or Universal or the contemplated mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Universal’s board of directors, as to the fairness from a financial point of view to the holders of Universal common stock, of the Universal exchange ratio contemplated by the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Universal, Hanover, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Universal exchange ratio and the Hanover exchange ratio were determined through arms’-length negotiations between Universal and Hanover and were approved by Universal’s board of directors. Goldman

Sachs provided advice to Universal during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Universal or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for either merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by Universal’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Universal in connection with, and has participated in certain of the negotiations leading to, the mergers contemplated by the merger agreement. Goldman Sachs also may provide investment banking services to Universal and Hanover in the future. In connection with the above-described investment banking services, Goldman Sachs may in the future receive compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Universal, Hanover and their respective affiliates, may actively trade the debt and equity securities of Universal and Hanover for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Pursuant to a letter agreement, dated December 22, 2006, Universal engaged Goldman Sachs to act as its financial advisor in connection with the contemplated mergers. Universal’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to the terms of this engagement letter, Universal has agreed to pay Goldman Sachs a transaction fee of $10 million, payable upon consummation of the mergers. Universal has also agreed to consider, in good faith, taking into account the level of service that Goldman Sachs has provided in connection with the mergers, paying Goldman Sachs an additional transaction fee of $3 million, payable upon consummation of the mergers. Payment of Goldman Sachs’ fees is fully contingent upon the consummation of the mergers. In addition, Universal has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. At the request of, and without any limitations or instructions from, Universal’s board of directors, Goldman Sachs rendered its opinion described above pursuant to the engagement letter dated December 22, 2006.

Interests of Hanover and Universal Directors and Executive Officers in the Mergers

You should be aware that some Hanover and Universal directors and executive officers have interests in the mergers as directors or officers that are different from, or in addition to, the interests of other Hanover and Universal stockholders.

Governance Structure and Management Positions

As provided in the merger agreement, upon the consummation of the mergers, the Holdings board of directors will consist of 10 members, five of whom will be current members of, and designated by, Hanover’s board of directors and five of whom will be current members of, and designated by, Universal’s board of directors. In addition, certain executive officers of Hanover and Universal have been selected to serve as executive officers of Holdings. More information regarding the directors and executive officers that have been designated or selected is set forth in “— Continuing Board and Management Positions” beginning on page 74.

Interests of Hanover Directors and Executive Officers in the Mergers

Equity Compensation Awards

The merger agreement provides that upon completion of the Hanover merger, each share of restricted stock issued by Hanover and each Hanover stock option, including those held by executive officers and directors of Hanover, will be converted into Holdings restricted stock and stock options, respectively, based on the Hanover exchange ratio. Upon the consummation of the Hanover merger, under the terms of Hanover’s equity incentive plans, each Hanover stock option and each share of restricted stock or restricted stock unit of Hanover granted prior to the date of the merger agreement and outstanding as of the effective time of the Hanover merger, including those held by executive officers and directors of Hanover, will vest in full. Equity compensation awards, including stock options and restricted stock or restricted stock units, granted after the date of the merger agreement will not vest upon the consummation of the Hanover merger, but will vest in accordance with their normal vesting schedule or, depending on the terms of the applicable award agreement, upon any future corporate change (as such term is defined in the applicable equity incentive plan other than the Hanover merger). For additional information regarding the treatment of equity awards in the mergers, see “The Merger Agreement — Consideration to be Received in the Mergers — Assumption by Holdings of Certain Outstanding Equity Awards” beginning on page 83. Based on the Hanover equity compensation awards held by executive officers and directors of Hanover as of May 11, 2007 and assuming a merger closing date of July 31, 2007, the vesting of the following shares of restricted stock and stock options held by the directors and executive officers of Hanover would accelerate as a result of the Hanover merger:

	Unvested Restricted	Unvested Stock
	Stock(1)	Options

Non-Employee Directors
I. Jon Brumley	6,000	2,000
Ted Collins, Jr.	6,000	2,000
Margaret K. Dorman	7,000	3,000
Robert R. Furgason	6,000	2,000
Victor E. Grijalva	6,000	2,000
Gordon T. Hall	6,000	2,000
Peter H. Kamin(2)	—	—
William C. Pate(2)	—	—
Stephen M. Pazuk	7,000	3,000
L. Ali Sheikh	4,333	—
Executive Officers
John E. Jackson	247,792	10,000
Lee E. Beckelman	55,838	5,667
Brian A. Matusek	54,120	7,073
Norman A. Mckay	47,400	4,333
Steven W. Muck	55,800	4,333
Gary M. Wilson	55,122	7,144
Anita H. Colglazier	15,905	1,667
Peter G. Schreck	18,192	1,667
Stephen P. York	21,217	1,667

(1)	Includes 149,125, 36,738, 38,925, 30,800, 34,600, 41,200, 12,038, 14,925 and 17,350 shares of unvested restricted stock held by Messrs. Jackson, Beckelman, Matusek, Mckay, Muck and Wilson, Ms. Colglazier, Mr. Schreck and Mr. York, respectively, that are subject to Long-Term Incentive Plan performance awards described below under “— Long-Term Incentive Plan Performance Awards” the vesting of which will accelerate at the maximum award level as a result of the Hanover merger.

(2)	Elected to the Hanover board of directors effective as of January 1, 2007.

In May 2007, the non-employee directors (other than the Chairman of the Board) were each granted 4,700 shares of restricted stock as part of their ordinary annual compensation. Such restricted stock vests at the rate of one-third per year over a three year period of service, beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of Hanover except with respect to the proposed mergers). Because the shares of restricted stock awarded to those Hanover directors who have not been nominated to serve on the board of directors of Holdings will not accelerate upon completion of the mergers, Hanover approved a cash grant of $105,000 to such directors (consisting of Messrs. Brumley, Collins, Furgason, Grijalva and Sheikh and Ms. Dorman). This amount is equal to the grant date value of the restricted stock award made in May 2007 and described above. The cash grant is contingent and payable to such directors only upon the completion of the mergers and the forfeiture of their 2007 awards of restricted stock.

On May 8, 2007, Gordon T. Hall, Chairman of the Board, was granted 6,700 shares of restricted stock. The Hanover board of directors also awarded Mr. Hall a special grant of 21,000 shares of restricted stock. The grant was provided to acknowledge Mr. Hall’s significant role in negotiating the mergers. The restricted stock awarded to Mr. Hall vests at the rate of one-third per year over a three year period of service beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of Hanover except with respect to the mergers).

Long-Term Incentive Plan Performance Awards

Upon completion of the Hanover merger, each Long-Term Incentive Plan, or LTIP, performance-based restricted stock award granted under Hanover’s Long-Term Incentive Plans prior to the date of the merger agreement will be paid based on the “maximum” performance levels without proration. Each LTIP performance-based cash award will be paid based on the “target” performance levels without proration. In the absence of the Hanover merger, both types of the LTIP performance awards would have been paid out, if at all, at a threshold level, at a target level or at a maximum level based on Hanover’s actual level of achievement of the applicable performance measures, but without any assurance that the maximum performance level would be achieved. Each LTIP performance award was subject to determination over a performance period of three years and fully vested at the end of the applicable three-year period based upon the level of achievement of the applicable performance measures. The LTIP performance awards granted to Hanover’s executive officers in 2004 and 2006 would have been settled solely in common stock by the vesting of shares of restricted stock, while the LTIP performance awards granted to Hanover’s executive officers in 2005 would have been settled solely in cash. Compensation expense for the 2004 and 2005 LTIP performance-based awards have been accruing at the maximum level based on Hanover’s performance. The 2006 LTIP performance-based awards are accruing between target and maximum levels. Based on the LTIP performance awards granted to each of Hanover’s executive officers as of May 11, 2007 and assuming a merger closing date of July 31, 2007, the executive officers of Hanover would receive the following payments upon the consummation of the Hanover merger:

	2004 LTIP	2005 LTIP	2006 LTIP
	Performance	Performance	Performance
	Award	Award	Award
Executive Officer	(# of Shares)	($)	(# of Shares)

John E. Jackson	26,125	780,000	123,000
Lee E. Beckelman	5,938	180,000	30,800
Brian A. Matusek	8,125	180,000	30,800
Norman A. Mckay	—	140,000	30,800
Steven W. Muck	10,000	140,000	24,600
Gary M. Wilson	15,000	140,000	26,200
Anita H. Colglazier	3,438	50,000	8,600
Peter G. Schreck	8,125	50,000	6,800
Stephen P. York	8,750	50,000	8,600

Retention Plan

The merger agreement provides that, prior to the consummation of the Hanover merger, Hanover may provide for cash retention bonuses to employees, including executive officers, not in excess of $10 million in the aggregate. Hanover’s board of directors adopted a Retention Bonus Plan of up to $10 million effective March 19, 2007. The Retention Bonus Plan provides for awards to certain key employees if such individuals remain employed by Hanover or its successor through March 31, 2008, or are terminated without “cause” prior to such date. Participants are also entitled to a retention bonus award upon death or disability. Subject to the terms of the plan, of the date of this joint proxy statement/prospectus, the following executive officers are entitled to receive a retention bonus award in the amounts shown:

Norman A. Mckay	$310,000
Gary M. Wilson	$310,000
Steven W. Muck	$250,000
Stephen P. York	$200,000
Anita H. Colglazier	$150,000

Supplemental Performance Bonus Plan

Hanover has approved a supplemental performance bonus plan that is contingent upon the consummation of the mergers. If the mergers are consummated, cash performance awards granted under Hanover’s 2005 Long-Term Incentive Program (“2005 LTI program”) will vest at only 100% of target payout even though the maximum performance criteria are currently expected to be met. Absent the proposed mergers, if the maximum performance criteria were met, the payout would be up to 200% of what would have been payable at target performance. As a result of this inequity, Hanover approved approximately $2.9 million in supplemental performance bonuses payable to officers and other employees in cash upon consummation of the mergers. Employees who received cash awards under the 2005 LTI program and were salary grades 38 and above at the time of grant (generally director-level managers and above) will receive a supplemental performance bonus that, when taken together with the 100% target payout that will vest upon consummation of the mergers, will be the equivalent of Hanover obtaining a 150% performance level under the 2005 LTI program (which is the maximum payout level). Employees who received cash awards under the 2005 LTI program and were salary grades 37 and below at the time of grant will receive a supplemental performance bonus that, when taken together with the 100% target payout that will vest upon consummation of the mergers, will be the equivalent of Hanover obtaining a 200% performance level under the 2005 LTI program.

The estimated supplemental performance bonus for each of Hanover’s executive officers, payable only upon consummation of the mergers, will be as follows:

Estimated
Supplemental
Performance
Officer	Bonus

John E. Jackson	$390,000
Lee E. Beckelman	$90,000
Brian A. Matusek	$90,000
Norman A. Mckay	$70,000
Steven W. Muck	$70,000
Gary M. Wilson	$70,000
Stephen P. York	$25,000
Peter G. Schreck	$25,000
Anita H. Colglazier	$25,000

Change of Control Agreements

Hanover has entered into a change of control agreement with each of its executive officers. The change of control agreements generally provide that following a “qualifying termination” of employment (which is generally defined as either the termination of the executive officer by Hanover without “cause” or the termination by the executive officer for “good reason,” in each case within 12 months of a change of control, such as the Hanover merger), Hanover will pay to the executive officer, within five business days after the date of termination (or, if Section 409A of the Code is applicable to the payment, as soon as such payment can be made without being subject to the additional tax under Section 409A), an amount equal to the sum of:

•	the executive officer’s earned but unpaid base salary through the date of termination plus the executive officer’s target bonus for the current year (prorated to the date of termination);

•	any earned but unpaid actual bonus for the prior year;

•	that portion of the executive officer’s vacation pay accrued, but not used, for the current year to the date of termination;

•	the product of a designated multiple times the sum of the executive officer’s respective base salary and target bonus; and

•	amounts previously deferred by the executive officer, if any, or earned but not paid, if any, under any Hanover incentive and nonqualified deferred compensation plans or programs as of the date of termination.

In addition, each change of control agreement provides that Hanover will pay the executive officer for health insurance premiums for a period of up to eighteen months. If the executive officer is terminated for “cause,” or such executive officer terminates his or her employment without “good reason,” Hanover is not obligated to make any payments under the change of control agreement.

The multiple used to determine the amount owed to Hanover’s executive officers pursuant to the fourth bullet point above is:

Executive Officer	Multiple

John E. Jackson	3.0x
Lee E. Beckelman	2.0x
Brian A. Matusek	2.0x
Norman A. Mckay	2.0x
Steven W. Muck	2.0x
Gary M. Wilson	2.0x
Anita H. Colglazier	1.5x
Peter G. Schreck	1.5x
Stephen P. York	1.5x

For purposes of these change of control agreements, “good reason” includes, in relevant part, the following events:

•	a permanent change in the executive officer’s duties or responsibilities which are materially inconsistent with either the type of duties and responsibilities of the executive officer then in effect or with the executive officer’s title, but excluding any such change that is in conjunction with and consistent with a promotion of the executive officer;

•	a reduction in the executive officer’s base salary;

•	a reduction in the executive officer’s annual target bonus percentage of base salary as in effect immediately prior to the change of control;

•	a material reduction in the executive officer’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the executive officer receiving benefits that are, in the aggregate, materially less than the benefits received by other comparable employees of Hanover or its successor generally; or

•	the willful failure by Hanover or its successor to pay any compensation to the executive officer when due.

For purposes of these change in control agreements “cause” includes but is not limited to:

•	the commission by the executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to Hanover or an affiliate;

•	a conviction or a no contest plea in connection with a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful misconduct; or

•	failure of the executive to follow the written directions of the board of directors or to render services in accordance with an employment arrangement.

As a result of the Change of Control Agreements, any executive officers of Hanover who are terminated without “cause” or who terminate their own employment for “good reason” within 12 months of the consummation of the Hanover merger will be entitled to the severance benefits set forth in their Change of Control Agreement. For additional information regarding Hanover’s change of control agreements and amounts that may be owed to Hanover’s executive officers, please see “Hanover Annual Meeting — Proposal 4 — Election of Directors — Information Regarding Executive Compensation” beginning on page 139.

Hanover 401(k) Match

Hanover’s matching cash contributions, which are discretionary and subject to change at the election of Hanover at any time, are determined based on each participant’s eligible compensation (as defined in the plan document) and contributed to Hanover’s 401(k) plan in cash and invested in each individual participant’s account in accordance with their investment allocation elections on a quarterly basis. For the twelve months ended December 31, 2006, Hanover’s matching contributions were made to each participant’s account at a rate of 50% of each participant’s contributions up to 6% of eligible compensation.

Hanover’s 401(k) plan provides for participant vesting in its matching contributions, including reallocated forfeitures, and actual earnings thereon at the rate of 20% each year of employment with Hanover and are 100% vested after five years of credited service subject to certain limitations defined in the plan document. Participants become 100% vested in Hanover matching contributions upon death, disability or attainment of normal retirement age. Effective January 1, 2005, if there is a corporate change, as defined in the Hanover Compressor Company 2003 Stock Incentive Plan, all unvested balances under the Hanover 401(k) would become fully vested. As a result of the Hanover merger, all matching contributions by Hanover to its 401(k) plan, including matching contributions to accounts for the benefit of Hanover’s executive officers, will immediately vest.

Interests of Universal Directors and Executive Officers in the Mergers

Retention Plan

The merger agreement provides that prior to the consummation of the Universal merger, Universal may, implement a cash retention plan of up to $10 million for some or all of its employees or employees of its subsidiaries including executive officers.

On April 13, 2007, the Universal board of directors adopted a retention bonus plan for selected employees, including executive officers, that provides participants with a retention bonus in a lump sum cash payment upon continuing employment with Universal until a specified date or dates (each a “key date”). If a participant’s employment with Universal is terminated prior to any key date by reason of death, disability or termination without cause (as defined in the retention bonus plan), that participant is entitled to be paid his or her entire retention bonus. If a participant’s employment is terminated prior to any key date for any other reason, that participant will not be entitled to any unpaid portion of his or her retention bonus. As of the date of this joint proxy statement/prospectus, the following executive officers are entitled to receive a retention bonus award in the amounts set forth below upon the later of (1) six months after the consummation of the mergers and (2) April 30, 2008 (except that Mr. Bickett will receive one half of his retention bonus award on that date and the other half of his award upon the later of (1) 12 months after the consummation of the mergers and (2) October 31, 2008):

Named Executive Officer	Amount of Retention Bonus Award

J. Michael Anderson	$160,000
D. Bradley Childers	$160,000
Kirk E. Townsend	$125,000
Richard Leong	$125,000
Donald C. Wayne	$125,000
Kenneth Bickett	$100,000

Directors’ Stock Plan

Under the terms of Universal’s director’s stock plan, pursuant to which outside directors of Universal who elect to participate in the plan are granted shares of Universal’s common stock, all deferrals of shares granted to directors will accelerate upon the consummation of the mergers and must be paid by Universal within 30 days of the consummation of the mergers. Currently, directors Janet F. Clark and Lisa Rodriguez have deferred receipt of 2,177 and 110 shares, respectively, of Universal common stock pursuant to the directors’ stock plan. Receipt of these shares will accelerate upon the consummation of the mergers.

Restricted Stock Plan and Incentive Stock Option Plan

Pursuant to the terms of the merger agreement, upon the consummation of the mergers, all outstanding restricted stock awards and options to purchase shares of Universal’s common stock granted under Universal’s restricted stock plan and incentive stock option plan, respectively, will be converted into an equivalent number of Holdings restricted stock awards or options to purchase shares of Holdings’ common stock, as the case may be, at the same exercise price. For additional information regarding the treatment of equity awards in the mergers, see “The Merger Agreement — Consideration to be Received in the Mergers — Assumption by Holdings of Certain Outstanding Equity Awards” beginning on page 83.

Change of Control Agreements

Universal has entered into change of control agreements with the following executive officers:

•	Stephen A. Snider;

•	J. Michael Anderson;

•	Ernie L. Danner;

•	Kirk E. Townsend;

•	D. Bradley Childers;

•	Richard Leong; and

•	Donald C. Wayne.

The mergers will constitute a “change of control” of Universal for purposes of these agreements. If the employment of any of these executive officers is terminated by the executive during the one-year period immediately following the consummation of the mergers due to “good reason” or by Universal for any reason other than death, disability or “cause,” as defined below, the former officer will be entitled to receive the following from Holdings:

•	an amount equal to the executive’s annual base salary through the date of termination and a pro rated annual bonus based upon the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	an amount equal to two times the executive’s current annual base salary and two times the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	for a period of two years following the executive’s date of termination, Universal will provide company medical and welfare benefits to the executive or the executive’s family equal to those benefits which would have been provided to such executive in accordance with the benefits if the executive’s employment had not been terminated;

•	Universal will pay the executive an amount equal to the amount forfeited by the executive under the deferred compensation plan or any similar plan;

•	all stock options, restricted stock, restricted stock units or other stock-based awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution made by Universal to or for the benefit of the executive would be subject to a federal excise tax, then the executive is entitled to receive an additional gross-up payment.

For purposes of these change of control agreements, “good reason” includes, in relevant part, the following events:

•	the assignment to the executive officer of any duties inconsistent with his or her position, authority, duties or responsibilities during the ninety-day period prior to the change of control, or any material diminution in his or her position, authority, duties or responsibilities;

•	the requirement that the executive officer be based at any location other than that required during the ninety-day period prior to the change of control, or any substantially increased business travel relative to that required during the ninety-day period prior to the change of control; or

•	any purported termination of the executive officer’s employment, other than as expressly permitted by the applicable change of control agreement.

For purposes of these change of control agreements, termination for “cause” includes, in relevant part, termination for any of the following reasons:

•	the willful and continued failure of the executive officer to perform substantially his or her duties (other than as a result of incapacity due to physical or mental illness), after a written demand for substantial performance has been delivered to the executive officer by the board of directors or the Chief Executive Officer of Universal or its successor; or

•	the willful engaging by the executive officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to Universal or its successor.

Based on the Universal equity awards held as of May 11, 2007 by executive officers of Universal who have entered into change of control agreements and assuming a merger closing date of July 31, 2007, the consummation of the Universal merger would result in the acceleration of vesting of the following stock options and shares of restricted stock or restricted stock units:

	Vesting of Equity-Based Awards
	Upon Completion of Merger
	Options		Restricted
		Weighted Avg.	Shares
	Granted	Exercise Price	or RSUs
Name	(#)	($)	(#)
Mr. Anderson	19,001	$41.83	24,000
Mr. Childers	19,001	$41.83	21,500
Mr. Danner	24,001	$41.79	30,000
Mr. Leong	11,001	$41.33	15,000
Mr. Snider	96,667	$42.85	22,500
Mr. Townsend	19,001	$41.83	20,000
Mr. Wayne	—	—	5,643

Indemnification and Insurance

The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Hanover and Universal.

Each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Holdings will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the merger agreement, the individuals who at or prior to the consummation of the mergers were officers and directors of Hanover, Universal or their respective subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the consummation of the mergers. Holdings has also agreed to honor all indemnification agreements, expense advancement and exculpation provisions with the individuals identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or bylaws) in effect as of February 5, 2007, the date of the execution of the merger agreement, in accordance with the terms of those agreements or provisions.

The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdings will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the consummation of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous than the existing policies, provided that Holdings will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to February 5, 2007, the date of the execution of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for that amount.

The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of Hanover or Universal or any of its subsidiaries, under applicable law or otherwise.

Continuing Board and Management Positions

The merger agreement provides that upon the consummation of the mergers, the Holdings board of directors will consist of 10 members, five of whom will be current members of, and designated by, Hanover’s board of directors and five of whom will be current members of, and designated by, Universal’s board of directors. Hanover intends to designate the following current members of its board of directors to serve on the Holdings board of directors: Gordon T. Hall, John E. Jackson, Peter H. Kamin, William C. Pate and Stephen M. Pazuk. Universal intends to designate the following current members of its board of directors to serve on the Holdings board of directors: Stephen A. Snider, Ernie L. Danner, Uriel E. Dutton, Janet F. Clark and

J.W.G. “Will” Honeybourne. Committee members and chairpersons will be chosen by the Holdings board of directors from among its members. The amended and restated bylaws of Holdings that will become effective upon the consummation of the mergers provide that the size of the board of directors can be increased or decreased, and any vacancies on the board can be filled, only with the affirmative vote of a majority of the whole board, which is defined to mean the total number of authorized directors, regardless of whether there exists a vacancy in any previously authorized director position.

The merger agreement provides that Stephen A. Snider, Universal’s current President and Chief Executive Officer and Chairman of Universal’s board of directors, will be the President and Chief Executive Officer of Holdings and Gordon T. Hall, the current chairman of Hanover’s board of directors, will be the chairman of the board of directors of Holdings. Messrs. Snider and Hall will have all duties customary to their respective positions, as well as any duties specifically set forth in the amended and restated bylaws of Holdings, a copy of which is included as Exhibit 2.3.2 of Annex A to this joint proxy statement/prospectus.

Mr. Snider and Mr. Hall have jointly evaluated candidates to fill the most senior officer positions at Holdings. Pursuant to this process, the following people have been selected to be officers of Holdings and will be appointed to their respective positions by the Holdings board of directors upon the consummation of the mergers:

Regulatory Matters

Before completing the mergers, Hanover and Universal must make merger filings with, and in some cases obtain clearances or consents from, United States federal and various foreign antitrust authorities, as described below. Although Hanover and Universal believe that they will receive the required consents and clearances described below to complete the mergers, we cannot assure you whether or when these consents and clearances will be obtained or that they will be obtained on satisfactory terms and conditions.

Hart-Scott-Rodino Act

The mergers are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we call the HSR Act. The HSR Act provides that certain transactions may not be consummated until premerger notifications and required information have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, or FTC, and the relevant waiting periods have been early terminated or have expired. Hanover and Universal filed premerger notification forms pursuant to the HSR Act with the Antitrust Division and the FTC on February 22, 2007. On March 26, 2007, Hanover and Universal each received a request for additional information from the Antitrust Division regarding the proposed mergers. The effect of the request is to extend the waiting period imposed by the HSR Act until 30 days after Hanover and Universal have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust Division. Hanover and Universal are cooperating fully with the Antitrust Division and anticipate being able to certify that they are in substantial compliance with the request during June 2007.

At any time before or after consummation of the mergers, the Antitrust Division, the FTC or any state attorney general could take any action under the antitrust laws deemed necessary or desirable in the public interest, including seeking to enjoin consummation of the mergers or seeking divestiture of particular assets or businesses of Hanover or Universal. The expiration or early termination of the applicable HSR Act waiting period, and the consummation of the mergers, does not preclude the Antitrust Division or the FTC from challenging the mergers on antitrust grounds and seeking divestiture of businesses or assets or rescission of the transaction. Private parties also may take legal action under the antitrust laws in certain circumstances. It is possible that Hanover and Universal may not prevail in any such challenge.

The merger agreement requires Hanover and Universal to satisfy any conditions or divestiture requirements imposed upon them unless the conditions or divestitures would be reasonably likely to have a material adverse effect on the combined company after the completion of the mergers.

Foreign Clearances

Completion of the mergers also may be subject to the antitrust laws, rules and regulations of foreign governmental authorities, which may provide that certain transactions may not be completed until required merger filings have been furnished to the appropriate antitrust regulatory entity and certain waiting periods have been early terminated or have expired or those entities approve or clear the merger. Pursuant to the merger agreement, completion of the mergers is subject to receipt of these foreign antitrust clearances unless the failure to obtain those clearances would not have a material adverse effect on the combined company after completion of the mergers. We have determined the jurisdictions in which foreign competition filings are necessary and are in the process of making those filings. We anticipate that all foreign competition filings will be made by the end of May 2007.

Workforce and Employee Benefits Matters

Continuation of Agreements

After the completion of the mergers, Holdings will assume and agree to honor all obligations of the respective employer under any change of control agreements and plans of Hanover and Universal (other than the Universal Employee Stock Purchase Plan, which Universal will terminate prior to the completion of the mergers) existing as of the date of the merger agreement (or as established or amended in accordance with the merger agreement) that apply to any current or former employee or current or former director of Universal or Hanover or any of their subsidiaries, provided that neither Holdings nor its subsidiaries will be prevented from enforcing those agreements or plans in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such agreement or plan.

Workforce Reductions

Subject to obligations under applicable law and applicable collective bargaining agreements, Holdings’ current intention is that:

•	any reductions in the employee workforce of Holdings and its subsidiaries will be made in light of the circumstances and the objectives to be achieved. Holdings and its subsidiaries will give consideration to previous work history, job experience and qualifications and such other factors as Holdings and its subsidiaries consider appropriate, without regard to whether employment prior to the completion of the mergers was with Hanover and its subsidiaries or with Universal and its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Holdings or any of its subsidiaries during that period will be entitled to participate (as determined by Holdings and its subsidiaries) in the job opportunity and employment placement programs offered by Holdings or any of its subsidiaries for which they are eligible; and

•	employees of Holdings and its subsidiaries will be able to participate in all job training, career development and educational programs of Holdings and its subsidiaries for which they are eligible, and employees also will be entitled to fair and equitable consideration in connection with any job opportunities with Holdings and its subsidiaries, in either case without regard to whether the employment of those employees prior to the completion of the mergers was with Hanover and its subsidiaries or with Universal and its subsidiaries.

Employee Severance Plans

In connection with the proposed mergers, Hanover and Universal have each adopted a severance plan providing certain benefits to their U.S.-based employees and employees of any other subsidiaries designated by their respective boards of directors (but excluding any employees with change of control agreements). The Hanover and Universal severance plans provide that any eligible employee who is terminated without cause during the six-month period following the consummation of the mergers will be entitled to payment of a minimum of 10 weeks’ salary or annualized base rate of pay and a maximum amount to be determined on an individual basis by the plan administrator based on the employee’s years of service at Hanover or Universal. Each of the plans provides that, generally, management-level employees will be entitled to a minimum of

17 weeks’ salary or annualized base rate of pay, and participants above management level, including directors, vice presidents and senior vice presidents, will be entitled to a minimum of 26 weeks’ salary or annualized base rate of pay. All eligible terminated employees are also entitled to continued medical, dental and vision coverage through the salary continuation period. These severance plans will be effective during the six-month period following the consummation of the mergers and will supersede all prior severance plans, practices and policies, except for each company’s retention bonus plan. Prior to or at the conclusion of six months following the consummation of the mergers, Holdings’ board of directors may consider either an extension of the severance plans or adoption of a plan that is more typically used for reductions in force or job eliminations.

Effect on Awards Outstanding Under Stock Plans

Hanover

At the time of the Hanover merger, each outstanding stock option granted under the Hanover equity incentive plans, whether vested or unvested, will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable under that Hanover stock option (after taking into account the transactions contemplated by the merger agreement), a number of shares of Holdings common stock equal to the number of shares of Hanover common stock subject to that stock option immediately before the Hanover merger multiplied by 0.325 (rounded to the nearest whole share) at a price per share of Holdings common stock equal to the price per share under that Hanover option divided by 0.325 (rounded to the nearest cent). Likewise, at the time of the Hanover merger, each restricted share of Hanover common stock and restricted share unit, whether vested or unvested, will fully vest and will be converted into a number of shares of Holdings common stock equal to the number of shares of Hanover common stock subject to such restricted stock award or restricted stock unit multiplied by 0.325.

Universal and the Universal Partnership

At the time of the Universal merger, each outstanding stock option granted under the Universal equity incentive plans (other than options to purchase Universal common stock under the Universal employee stock purchase plan), whether vested or unvested, will fully vest and be converted into an option to acquire, on the same terms and conditions as were applicable under such Universal stock option, the same number of shares of Holdings common stock at the same price per share. Universal will take such actions as are necessary to terminate its employee stock purchase plan and all outstanding options to purchase shares of Universal common stock under the Universal employee stock purchase plan effective immediately prior to the effective time of the Universal merger. Likewise, at the time of the Universal merger, each restricted share of Universal common stock, whether vested or unvested, will fully vest and will be converted into the same number of shares of Holdings common stock. Vesting of the outstanding equity awards made under the Universal Partnership’s long-term incentive plan will not accelerate upon the consummation of the mergers; that plan and the outstanding awards made under that plan will remain in effect.

Accounting Treatment

The mergers will be accounted for using the purchase method of accounting. Although the business combination of Hanover and Universal is a merger of equals, generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquirer for accounting purposes. After a review of relevant factors, Hanover has been determined to be the accounting acquirer based on the fact that its stockholders are expected to hold more than 50% of the Holdings common stock after the mergers. The purchase price will be allocated to Universal’s identifiable assets and liabilities based on their estimated fair values at the date of the consummation of the mergers, and any excess of the purchase price over those fair values will be accounted for as goodwill. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We will revise the allocation of the purchase price based on Universal’s net assets at the time of the merger and when additional information becomes available.

Appraisal Rights

Section 262 of the Delaware General Corporation Law grants appraisal rights to stockholders who are required, by the terms of a merger, to accept any consideration other than shares of stock in the surviving company, shares of stock listed on a national securities exchange or cash received as payment for fractional shares. Because Hanover and Universal stockholders will receive shares of Holdings common stock that will be listed on a national securities exchange and cash in lieu of fractional shares, if any, as consideration in the mergers, Hanover and Universal stockholders will not have appraisal rights as a result of the mergers.

Resale of Holdings Common Stock

The shares of Holdings common stock issued in the mergers will not be subject to any restrictions on transfer arising under the Securities Act except for shares issued to any Hanover or Universal stockholder who is, or is expected to be, an “affiliate” of Hanover or Universal for purposes of Rule 145 under the Securities Act at the time of the Hanover or Universal annual meeting, respectively. Persons who may be deemed to be “affiliates” of Hanover or Universal for these purposes generally include individuals or entities that control, are controlled by or are under common control with Hanover or Universal, respectively, and include the directors of Hanover and Universal, respectively. The merger agreement requires each of Hanover and Universal to use its reasonable best efforts to cause each of its affiliates to enter into a written agreement with Holdings agreeing, among other things, not to transfer any Holdings common stock received in the mergers except (1) pursuant to an effective registration statement, (2) in compliance with Rule 145 under the Securities Act or (3) pursuant to an exemption from the registration requirements under the Securities Act.

This joint proxy statement/prospectus does not cover resales of Holdings common stock received by any person upon consummation of the mergers, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Listing of Holdings Common Stock

It is a condition to the consummation of the mergers that the Holdings common stock issuable to Hanover and Universal stockholders pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Deregistration and Delisting of Hanover and Universal Common Stock

If the mergers are consummated, Hanover and Universal will delist their respective common stock from the New York Stock Exchange and may deregister their respective common stock under the Exchange Act. The stockholders of each of Hanover and Universal will become stockholders of Holdings, and their rights as stockholders will be governed by Delaware law and by Holdings’ certificate of incorporation and bylaws.

Hanover and Universal may cease filing periodic reports pursuant to the Exchange Act with the SEC following deregistration of their common stock, subject to securities laws requirements and the companies’ obligations under their respective debt instruments.

Dividends

Neither Hanover nor Universal ever has declared a dividend on its common stock. Both parties’ bank credit facilities and the agreements governing Universal’s senior notes and Hanover’s senior notes and compression equipment lease obligations restrict the parties’ respective ability to declare or pay any dividend on, or make similar payments with respect to, their capital stock. In addition, the merger agreement prohibits the parties from declaring, setting aside or paying any dividend with respect to their capital stock while the mergers are pending.

We expect that, after the consummation of the mergers, Holdings will adopt a policy not to pay dividends as well. The payment of any dividend by Holdings would be subject to approval and declaration by the Holdings board of directors and would depend on a variety of factors, including business, financial and regulatory considerations as well as any limitations in any agreements governing indebtedness of Holdings that may then be in existence.

Bank Facility Amendments

It is a condition to the consummation of the mergers that each of Hanover and Universal obtain relief from the provisions of their respective bank credit agreements as may be necessary to permit consummation of the mergers without breach or violation of any such agreement, except where the failure to obtain relief is not reasonably likely to have a material adverse effect on Holdings after the mergers. This relief has been obtained.

Change in Control Provision in Hanover’s Equipment Leases

The Hanover merger will constitute a change of control under the 8.50% Senior Secured Notes due 2008 of Hanover Equipment Trust 2001A and the 8.75% Senior Secured Notes due 2011 of Hanover Equipment Trust 2001B. Taken together, there was an aggregate of $383.0 million of these senior notes and $11.9 million in related minority interest obligations outstanding as of March 31, 2007. Upon the change of control, the equipment trusts (with funds supplied by Hanover) must make an offer to the noteholders to purchase their notes at 101% of the outstanding principal amount of the notes and related minority interest obligations plus accrued interest to the purchase date, unless the obligations of the equipment trusts have been earlier satisfied and discharged. If Hanover and Holdings cannot arrange a standby facility or alternative financing, they may not have sufficient funds to purchase the notes if a substantial amount are tendered. Hanover and Universal intend to monitor the trading levels of the notes and will consider arranging a standby facility that could be drawn to fund the purchase of any tendered notes or seeking a waiver of the repurchase obligation from the noteholders, if, in their judgment, it appears likely that a substantial amount of the notes would be tendered in response to the tender offer. See “Risk Factors — Risks Relating to the Mergers — As a result of the mergers, the repurchase of a significant portion of Hanover’s and Universal’s outstanding debt may be required and additional funds to finance the repurchase may not be available on terms favorable to Holdings, if at all” beginning on page 23.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

In General

The following summary discusses the material U.S. federal income tax consequences of the mergers to holders of Hanover common stock and holders of Universal common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative rulings and court decisions, all of which are subject to change. Any such change, which could be retroactive, could alter the tax consequences that are described in this summary.

This summary applies only to persons who hold Hanover common stock or Universal common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary applies only to holders of Hanover common stock or Universal common stock that are U.S. holders. For purposes of this summary, a U.S. holder means

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized under the law of the United States, any State thereof, or the District of Columbia,

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election under applicable treasury regulations to be treated as a U.S. person, or

•	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

This summary does not apply to a person that is subject to special rules such as:

•	a financial institution or an insurance company,

•	a tax-exempt organization,

•	a pass through entity or an investor in such an entity,

•	a dealer or broker in securities or foreign currency,

•	a trader in securities who uses a mark to market method of accounting,

•	a small business investment company,

•	a mutual fund,

•	a real estate investment trust,

•	a person who has a functional currency other than the U.S. dollar,

•	a person who holds its Hanover common stock or Universal common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, or

•	a person who acquired its Hanover common stock or Universal common stock through the exercise of options, otherwise as compensation or through a tax-qualified retirement plan.

The description of the material U.S. federal income tax consequences of the mergers to holders of Hanover common stock is the opinion of Vinson & Elkins L.L.P., counsel to Hanover, as to such matters, and the description of the material U.S. federal income tax consequences of the mergers to holders of Universal common stock is the opinion of Baker Botts L.L.P., counsel to Universal, as to such matters. Such opinions are based upon certain representations made by Hanover, Universal and Holdings.

Neither Hanover nor Universal has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the mergers, and there is no assurance that the IRS will agree with any of the conclusions herein.

U.S. Federal Income Tax Consequences of the Hanover Merger

The material U.S. federal income tax consequences of the Hanover merger to holders of Hanover common stock are as follows:

•	A holder of Hanover common stock will not recognize gain or loss upon the receipt of Holdings common stock in exchange for Hanover common stock in the Hanover merger except to the extent of cash, if any, received in lieu of a fractional share of Holdings common stock.

•	The aggregate basis of the Holdings common stock received in the Hanover merger will equal the aggregate basis of the Hanover common stock surrendered in the Hanover merger reduced by the tax basis allocable to a fractional share for which cash is received.

•	The holding period of Holdings common stock received in the Hanover merger (including any fractional shares deemed received and redeemed as described below) will include the holding period of the Hanover common stock surrendered in the Hanover merger in exchange therefor.

•	A person who receives cash in lieu of a fractional share of Holdings common stock will be treated as having received that fractional share of Holdings common stock and then as having received cash in exchange for that fractional share. Such a holder should generally recognize capital gain or loss equal to the difference between the amount of cash so received and the holder’s tax basis that is allocable to the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the Hanover share that is exchanged for such fractional share is more than one year when the Hanover merger occurs.

Holders of Hanover common stock who hold shares of Hanover common stock with different bases or holding periods should consult with a tax advisor with regard to identifying the bases and holding periods of the shares of Holdings common stock received in the Hanover merger.

It is a condition to the consummation of the mergers that Hanover receive an opinion of Vinson & Elkins L.L.P. dated the closing date to the effect that for U.S. federal income tax purposes no gain or loss shall be recognized by a holder of Hanover common stock upon the transfer of Hanover common stock to Holdings in exchange for Holdings common stock pursuant to the Hanover merger except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdings common stock. In rendering such opinion, Vinson & Elkins L.L.P. may rely upon representations of Hanover, Universal and Holdings. Although the merger agreement allows Hanover to waive its tax opinion closing condition, Hanover does not anticipate that it will waive this closing condition. If Hanover waives this condition, Hanover will inform you of the decision to waive this condition and will ask you to vote on the Hanover merger taking such waiver into consideration.

Backup Withholding.  Non-corporate holders of Hanover common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of Holdings common stock. You will not be subject to backup withholding, however, if you

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you, or

•	are otherwise exempt from backup withholding.

U.S. Federal Income Tax Consequences of the Universal Merger

The material U.S. federal income tax consequences of the Universal merger to holders of Universal common stock are as follows:

•	A holder of Universal common stock will not recognize gain or loss upon the receipt of Holdings common stock in exchange for Universal common stock in the Universal merger.

•	The aggregate basis of the Holdings common stock received in the Universal merger will equal the aggregate basis of the Universal common stock surrendered in the Universal merger.

•	The holding period of Holdings common stock received in the Universal merger will include the holding period of Universal common stock surrendered in the Universal merger in exchange therefor.

Holders of Universal common stock who hold shares of Universal common stock with different bases or holding periods should consult with their tax advisor with regard to identifying the bases and holding periods of the shares of Holdings common stock received in the Universal merger.

It is a condition to the consummation of the mergers that Universal receive an opinion of Baker Botts L.L.P. dated the closing date to the effect that for U.S. federal income tax purposes no gain or loss shall be recognized by a holder of Universal common stock upon the transfer of Universal common stock to Holdings in exchange for Holdings common stock pursuant to the Universal merger. In rendering such opinion, Baker Botts L.L.P. may rely upon representations of Hanover, Universal and Holdings. Although the merger agreement allows Universal to waive its tax opinion closing condition, Universal does not anticipate that it will waive this closing condition. If Universal waives this condition, Universal will inform you of the decision to waive this condition and will ask you to vote on the Universal merger taking such waiver into consideration.

Reporting Requirements

Treasury regulations require each person who owns immediately after the mergers five percent or more of the then outstanding Holdings stock to attach to its federal income tax return a statement containing certain information as to the mergers, including the tax basis of the shares of Hanover common stock or Universal common stock surrendered, as applicable, and the fair market value of the Holdings common stock received and to retain permanent records of these facts relating to the mergers.

This summary does not address tax consequences that may vary with, or depend upon, individual circumstances. Moreover, it does not address any U.S. non-income tax or any state, local or foreign tax consequences of the mergers. Accordingly, you should consult a tax advisor to determine the U.S. federal, state, local and foreign tax consequences to you of the mergers taking into account your particular circumstances.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the mergers.

The merger agreement has been included with this joint proxy statement/prospectus to provide you additional information regarding its terms. The merger agreement sets forth the contractual rights of Hanover and Universal but is not intended to be a source of factual, business or operational information about Hanover or Universal. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Hanover and Universal makes with the SEC, which are available as described in “Where You Can Find More Information.”

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Hanover and Universal, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information each of Hanover and Universal filed with the SEC prior to the date of the merger agreement, as well as by disclosure schedules each of Hanover and Universal delivered to the other party prior to signing the merger agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the mergers is included or incorporated by reference in this document.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the mergers, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Hanover and Universal, because either party may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which may be given without prior notice to the public.

Form and Effective Times of the Mergers

The merger agreement contemplates that, in connection with the closing under the merger agreement, two mergers will occur.

The Universal Merger

First, Ulysses Sub, a direct, wholly owned subsidiary of Holdings, will merge with and into Universal, with Universal surviving as a direct wholly owned subsidiary of Holdings. At the effective time of the Universal merger, Universal will contribute to Holdings each share of Holdings common stock outstanding before the effective time of the Universal merger.

The Hanover Merger

Second, Hector Sub, a direct, wholly owned subsidiary of Holdings, will merge with and into Hanover, with Hanover surviving as a direct wholly owned subsidiary of Holdings.

The Closing and the Effective Times of the Mergers

The closing of the mergers will take place in Houston on the first business day after all of the conditions to the mergers described below in ‘‘— Conditions to the Mergers” are fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions). The Universal merger will be effective at the time Universal designates in a certificate of merger filed with the office of the Secretary of State of the State of Delaware, and the Hanover merger will be effective one minute later.

Consideration to be Received in the Mergers

Consideration to be Received in the Universal Merger

In the Universal merger, each holder of shares of Universal common stock will have the right to receive one share of Holdings common stock in exchange for each share of Universal common stock.

Consideration to be Received in the Hanover Merger

In the Hanover merger, each holder of shares of Hanover common stock will have the right to receive 0.325 shares of Holdings common stock in exchange for each share of Hanover common stock. Holders of Hanover common stock will have the right to receive cash for any fractional shares they otherwise would receive in the Hanover merger. The amount of cash for any fractional shares of Holdings common stock will be determined based on the average New York Stock Exchange closing price of Universal common stock during the 15 trading days ending on the third trading day immediately preceding the effective time of the Universal merger.

Conversion of Ulysses Sub and Hector Sub Common Stock in the Mergers

At the effective time of the Universal merger, each issued and outstanding share of common stock of Ulysses Sub will automatically be converted into one share of common stock of Universal, as the surviving entity of the Universal merger.

At the effective time of the Hanover merger, each issued and outstanding share of common stock of Hector Sub will automatically be converted into one share of common stock of Hanover, as the surviving entity of the Hanover merger.

Cancellation of Certain Shares of Hanover and Universal Common Stock in the Mergers

At the respective effective times of the mergers, each share of Universal common stock issued and held in Universal’s treasury and each share of Hanover common stock issued and held in Hanover’s treasury will be canceled without payment of any consideration.

Assumption by Holdings of Certain Outstanding Equity Awards

For a discussion of provisions in the merger agreement relating to the assumption by Holdings of certain outstanding equity awards, please see “The Mergers — Workforce and Employee Benefits Matters —

Continuation of Agreements” and “The Mergers — Workforce and Employee Benefits Matters — Effect on Awards Outstanding Under Stock Plans beginning on pages 76 and 77, respectively.”

Adjustment to the Exchange Ratios

If, before the completion of the mergers, the outstanding shares of Hanover common stock or the outstanding shares of Universal common stock increase, decrease, change into or are exchanged for a different number or class of shares, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities is declared with a record date prior to the consummation of the mergers, or any other similar transaction occurs, the Hanover or Universal merger ratio, as applicable, will be adjusted appropriately.

Procedures for Exchange of Share Certificates

Holdings will choose a bank or trust company reasonably satisfactory to Hanover to act as exchange agent. Holdings will deposit with the exchange agent certificates representing common stock of Holdings to be issued pursuant to the merger agreement, as well as sufficient cash to pay cash in lieu of fractional shares of Holdings common stock in accordance with the merger agreement. Promptly after the effective time of the mergers, Holdings will cause the exchange agent to mail to each holder of record of one or more certificates that, immediately prior to the effective time of the mergers, represented shares of the common stock of Hanover or Universal:

•	a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent and will be in such form and have such other provisions as Holdings may reasonably specify); and

•	instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of the common stock of Holdings, any unpaid dividends and distributions on those shares and cash in lieu of any fractional shares.

Upon surrender of a certificate representing the common stock of Hanover or Universal, as the case may be, for cancellation to the exchange agent, together with the letter of transmittal described above, duly executed and completed in accordance with the instructions that accompany the letter of transmittal, the holder of that certificate will be entitled to receive in exchange (1) a certificate representing that number of whole shares of Holdings common stock and (2) a check representing the amount of cash in lieu of fractional shares of Holdings common stock, if any, and unpaid dividends and distributions, if any, the holder has the right to receive pursuant to the provisions of the merger agreement, after giving effect to any required withholding tax. The surrendered certificate will then be canceled.

No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of any certificates representing shares of common stock of Hanover or Universal. Further, no dividends or other distributions declared or made after the effective time of the mergers with respect to shares of Holdings common stock with a record date after the effective time of the mergers will be paid to any holder of any unsurrendered certificate representing shares of common stock of Hanover or Universal with respect to the shares of Holdings common stock issuable upon the surrender of such certificate until such certificate is surrendered.

In the event of a transfer of ownership of common stock of Hanover or Universal that is not registered in the transfer records of Hanover or Universal, respectively, a certificate representing the proper number of shares of Holdings common stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to the transferee if the certificate representing such common stock of Hanover or Universal, as the case may be, is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Any former stockholders of Hanover or Universal who have not surrendered their certificates representing Hanover or Universal common stock within one year after the effective time of the mergers should only look to Holdings, not the exchange agent, for delivery of certificates representing shares of Holdings common stock and cash in lieu of any fractional shares and for any unpaid dividends and distributions on the shares of Holdings common stock deliverable to those former stockholders pursuant to the merger agreement.

Covenants and Agreements

Interim Operations

Each of Hanover and Universal has agreed to customary covenants that place restrictions on it and its subsidiaries until the effective time of the mergers. Except as set forth in the disclosure schedules provided by each of Hanover and Universal, as expressly permitted or provided for by the merger agreement, as required by applicable laws or with the written consent of the other party, each of Hanover and Universal has agreed that it will:

•	conduct its operations and cause each of its subsidiaries to conduct its operations in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	use its reasonable best efforts, and cause each of its subsidiaries to use its reasonable best efforts, to:

•	preserve intact its business organization and goodwill (except that any of its subsidiaries may be merged with or into, or be consolidated with or liquated into, it or any of its subsidiaries),

•	keep available the services of its officers and employees, and

•	maintain satisfactory business relationships;

•	not amend or propose to amend its organizational documents, other than bylaw amendments that are not detrimental to the interests of stockholders;

•	not permit or allow Hector Sub or Ulysses Sub to amend their organizational documents;

•	promptly notify the other party of:

•	any material change in its or any of its material subsidiaries’ condition (financial or otherwise) or business,

•	any termination, cancellation, repudiation or material breach of material contracts (or communications indicating that the same may be contemplated), or

•	any material litigation or proceedings (including arbitration and other dispute resolutions proceedings) or material governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated), or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

•	not, and will not permit any of its subsidiaries to, issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of the merger agreement, except pursuant to the exercise of options or upon the settlement of restricted stock units existing on the date of the merger agreement, pursuant to the conversion of any of Hanover’s outstanding convertible notes in accordance with their terms or pursuant to the grant or exercise of awards granted after the date of the merger agreement and expressly permitted under the merger agreement;

•	not, and will not permit any of its subsidiaries to, grant any option, warrant, conversion right or other right not existing on the date of the merger agreement to acquire or otherwise with respect to shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except for awards under the Hanover or Universal benefit plans in existence as of the date of the merger agreement to any newly hired employees or to existing officers, directors or employees in the ordinary course of business consistent with past practices, as long as the vesting or exercisability of any award made after the date of the merger agreement does not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by the merger agreement;

•	not, and will not permit any of its subsidiaries to, amend or modify any option, warrant, conversion right or other right to acquire shares of its capital stock existing on the date of the merger agreement;

•	not, and will not permit any of its subsidiaries to, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend any employment or consulting agreement with any former, present or future officers, directors or employees, except in the ordinary course of business consistent with past practices or as required by law, and except that each of Hanover and Universal has retained the right to adopt a cash retention plan for some or all of their respective employees in an aggregate amount up to $10 million per company;

•	not, and will not permit any of its subsidiaries to, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except as expressly permitted by the merger agreement;

•	not, and will not permit any of its subsidiaries to, permit any holder of an option or other award to acquire shares of common stock of Hanover or Universal to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum federal and state tax withholding requirements;

•	not declare, set aside or pay any dividend on or make other distributions or payment with respect to any shares of its capital stock and not redeem, purchase or otherwise acquire any shares of its shares of capital stock or the capital stock of any of its subsidiaries, or make any commitment for such action, except that:

•	Hanover has reserved the right to (1) redeem its 7.25% Convertible Junior Subordinated Debentures due 2029 in accordance with their terms and (2) commencing on September 1, 2007, repurchase up to $100 million aggregate principal amount of its outstanding 4.75% Convertible Senior Notes due 2008, subject to certain limitations, and

•	Universal has reserved the right to (1) repurchase up to $75 million of its common stock in accordance with its previously announced stock repurchase program, (2) permit the Universal Partnership to make cash distributions in accordance with its partnership agreement, and (3) redeem its 7 1/4% Senior Notes due 2010;

•	not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any assets (including capital stock of subsidiaries) that are, individually or in the aggregate, material to it and its subsidiaries as a whole, except:

•	sales of surplus or obsolete equipment,

•	sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of the merger agreement that were entered into in the ordinary course of business consistent with past practices,

•	sales, leases or other transfers between itself and its wholly owned subsidiaries or between such subsidiaries,

•	sales or divestitures required by or in conformance with applicable laws in order to permit or facilitate the consummation of the mergers in accordance with the terms of the merger agreement,

•	arm’s-length sales or transfers for aggregate consideration not exceeding $25 million for each of Hanover and Universal, or

•	contributions by Universal of its domestic compression assets to Universal Compression Partners;

•	not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions approved in writing by both parties, acquisitions by Universal Compression Partners and acquisitions and agreements that, in each case for each of Hanover and Universal, involve an aggregate consideration of less than:

•	$150 million for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are compression and related equipment, and

•	$50 million for all other acquisitions;

•	not, and will not permit any of its subsidiaries to, acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act or any non-U.S. antitrust law;

•	not, and will cause its subsidiaries not to, change any material accounting principle or practice used by it except as required by a change in generally accepted accounting principles;

•	use, and will cause its subsidiaries to use, commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

•	not, and will not permit any of its subsidiaries to:

•	make or rescind any material tax election,

•	settle or compromise any material tax claim or controversy except to the extent of any reserve reflected on its consolidated balance sheet as of September 30, 2006, or

•	materially change its methods of reporting relating to taxes from those employed in the preparation of its tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	not, and will not permit any of its subsidiaries to, incur any indebtedness for borrowed money in excess of $200 million, in the aggregate, or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire any of its or its subsidiary’s debt securities, or guarantee any debt securities of others, except for borrowings from its credit facility in the ordinary course of business, borrowings to repay or repurchase its other indebtedness or borrowings in respect of intercompany debt;

•	not, and will not permit any of its subsidiaries to, enter into any material lease or create any material liens or encumbrances (other than certain permitted liens) on any of its property, except in the ordinary course of business or with or between its subsidiaries;

•	not, and will not permit any of its subsidiaries to, purchase or otherwise acquire any shares of common stock of Hanover or Universal, other than shares purchased solely to satisfy withholding obligations in connection with the vesting or exercise of equity-based awards by the grantees of such awards;

•	not take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the parties to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by the merger agreement;

•	not terminate, amend, modify or waive any provision of any agreement containing a “standstill” covenant to which it is a party, and enforce, to the fullest extent permitted under applicable law, the provisions of any such standstill agreement, unless in the good faith opinion of its board of directors after consultation with its outside legal counsel restraining from taking or taking such action would be inconsistent with its fiduciary duties;

•	not take any action that would reasonably be expected to result in any condition to the consummation of the mergers not being satisfied; and

•	not, and will not permit any of its subsidiaries to, agree in writing or otherwise to take any of the prohibited actions described above.

Regulatory Filings and Related Matters

Pursuant to the merger agreement, Hanover and Universal have also agreed to:

•	promptly make their respective required filings and make any other required submissions under the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws with respect to the mergers;

•	use their reasonable best efforts to cooperate with one another in:

•	determining which filings are required to be made with, and which consents, approvals, permits or authorizations are required to be obtained from, governmental or regulatory authorities, and

•	timely making all such filings and timely seeking all required consents, approvals, permits or authorizations without causing a material adverse effect on Hanover or Universal;

•	promptly notify each other of any communication from any authority concerning the mergers and permit the other party to review in advance any proposed communication to any authority concerning the mergers;

•	not participate or agree to participate in any meeting or discussion with any authority in respect of any filing, investigation or other inquiry about the mergers unless the other party is consulted in advance and, to the extent allowed, given the opportunity to attend and participate;

•	furnish each other with copies of all correspondence, filings and communications with any authority about the mergers;

•	furnish each other with information and reasonable assistance that the other party reasonably requests in connection with the preparation of necessary filings, registrations or submissions of information to any authorities;

•	substantially comply and certify substantial compliance with any request for additional information issued pursuant to the HSR Act, as soon as reasonably practicable following the issuance of the request for additional information;

•	not take any action that would cause gain or loss to be recognized for U.S. federal income tax purposes upon the transfer that is deemed to occur of Hanover or Universal common stock to Holdings in exchange for Holdings common stock, in each case other than gain that is recognized upon the receipt of cash in lieu of a fractional share of Holdings common stock; and

•	use reasonable best efforts to:

•	do all things necessary, proper or advisable to consummate the mergers, including using reasonable best efforts to satisfy the conditions precedent to the consummation of the mergers,

•	cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain required clearances and approvals under any applicable non-U.S. antitrust laws as soon as practicable,

•	avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the consummation of the mergers, and

•	take any and all steps necessary to obtain any consents or eliminate any impediments to the mergers.

Hanover and Universal are not required to take or agree to take any action to dispose of any of their respective assets or to limit their freedom of action with respect to any of their businesses, to obtain any approvals or to remove any antitrust-related impediments to the mergers, except those actions, to which the other party agrees, that are conditioned upon the consummation of the mergers and that, individually or in the aggregate, do not have and are not reasonably likely to have a material adverse effect on Holdings after the mergers.

Additional Agreements

Pursuant to the merger agreement, each of Hanover and Universal also has agreed to:

•	to the extent permitted by law, provide the other party reasonable access to its properties, records, files, correspondence, audits and other information;

•	to the extent permitted by law and applicable stock exchange listing arrangements, consult with one another and obtain the other party’s prior consent before issuing any press releases and other announcements regarding the mergers;

•	ensure that the information provided by each of them for inclusion in this proxy statement/prospectus will not include any untrue statement of material fact or omit a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of the mailing of this proxy statement/prospectus and at the time of the respective annual meetings of the stockholders of Hanover and Universal;

•	use its reasonable best efforts to cause Holdings to promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Holdings common stock issuable in connection with the mergers and use its reasonable best efforts to obtain, before the effective time, the New York Stock Exchange’s approval for the listing of those shares;

•	use its reasonable best efforts to have timely delivered to the other party a “comfort” letter from its independent public accounting firm;

•	use its reasonable best efforts to obtain from each of its “affiliates,” as that term is used in Rule 145 promulgated by the SEC under the Securities Act of 1933, a written agreement not to transfer Holdings common stock issued to that person pursuant to the mergers except (1) pursuant to an effective registration statement, (2) in compliance with Rule 145 under the Securities Act of 1933 or (3) pursuant to an exemption from the registration requirements under the Securities Act of 1933;

•	pay all costs and expenses incurred by them in connection with the merger agreement, regardless of whether the mergers are consummated, other than costs that are specified to be shared or reimbursed under the merger agreement;

•	promptly notify the other party if any representation or warranty made by it or contained in the merger agreement becomes untrue or inaccurate in any material respect or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement under the merger agreement; and

•	take all action necessary to cause, as of the effective time of the mergers:

•	the board of directors of Holdings to consist of ten members, half of whom will consist of current members of the Hanover board of directors designated by the Hanover board of directors and half of whom will consist of current members of the Universal board of directors designated by the Universal board of directors,

•	Gordon T. Hall to serve as the Chairman of the board of directors of Holdings, and

•	Stephen A. Snider to serve as President and Chief Executive Officer of Holdings.

Pursuant to the merger agreement and in addition to the applicable covenants of Holdings listed above, Holdings has agreed:

•	for a period of six years after the effective time of the mergers, to indemnify, hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the merger agreement, each person who is, or has been at any time prior to the effective time of the mergers, an officer or director of Hanover, Universal or their respective subsidiaries, with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the effective time of the mergers;

•	to honor all indemnification agreements, expense advancement and exculpation provisions with any of such officers or directors of Hanover, Universal or their respective subsidiaries (including under Hanover’s or Universal’s certificate of incorporation or by-laws) in effect as of the date of the merger agreement;

•	for a period of six years after the effective time of the mergers, to maintain officers’ and directors’ liability insurance covering the individuals who are, or at any time prior to the effective time of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such individuals, provided that Holdings will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to the date of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount;

•	to the extent required in any change in control agreement between Universal and any employee of Universal and any change in control and severance agreement between Hanover and any employee of Hanover, to assume and agree to perform such agreement and agree that such employee may enforce such agreement against it; and

•	to assume the Hanover stock incentive plans and the Universal stock incentive plans other than the Universal employee stock purchase plan.

No Solicitation

Each of Hanover and Universal has agreed that it will not, nor will it permit any of its subsidiaries or any of their respective officers, directors, employees, agents or representatives to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage or take any other action designed to facilitate or that could reasonably be expected to facilitate any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to a “takeover proposal” with respect to such party as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any takeover proposal.

The merger agreement provides that a “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

•	any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of:

•	assets or businesses that constitute 20% or more of the revenues, net income or the assets of Hanover and its subsidiaries or Universal and its subsidiaries (in each case, taken as a whole), or

•	20% or more of any class of equity securities of Hanover or Universal or any of their respective significant subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Hanover or Universal or any of their respective significant subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Hanover, Universal or any of their respective subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Hanover or Universal or any of their respective significant subsidiaries or of any resulting parent company of Hanover or Universal.

Nothing in the merger agreement, however, prevents Hanover or Universal from:

•	at any time prior to that party’s stockholders adopting the merger agreement, in response to a bona fide written takeover proposal that was made after the date of the merger agreement and did not otherwise result from a breach of the merger agreement and that the party’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a “superior proposal” (as defined below), if that party’s board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to its stockholders under applicable laws:

•	after giving the other party written notice of the determinations described above, furnishing information with respect to that party and its subsidiaries to the person making the takeover proposal pursuant to a customary confidentiality agreement not less restrictive of such person than the confidentiality agreement between Hanover and Universal, and

•	participating in discussions or negotiations with the person making the takeover proposal regarding the takeover proposal;

•	taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934; or

•	making any required disclosure to the stockholders of Hanover or Universal, as the case may be, if, in the good faith judgment of the board of directors of such party (after consultation with outside counsel) failure to so disclose would constitute a violation of applicable law or fiduciary duty, except as described in the following paragraph.

Each of Hanover and Universal has agreed that its board of directors and any committee thereof will not:

•	make an “adverse recommendation change,” which is defined as:

•	a withdrawal (or modification in a manner adverse to the other party), or proposal to withdraw (or modify in a manner adverse to the other party), the approval, recommendation or declaration of advisability by such board of directors or any committee thereof of the merger agreement, the Hanover merger or the Universal merger, as the case may be, or the other transactions contemplated by the merger agreement,

•	a recommendation, adoption or approval, or proposal to recommend, adopt or approve, any takeover proposal, or

•	the failure to reaffirm within a reasonable period of time upon request by the other party (publicly, if so requested) its recommendation of the merger agreement, the Hanover merger or the Universal merger, as the case may be, and the other transactions contemplated by merger agreement; or

•	approve or recommend, or propose to approve or recommend, or allow Hanover or Universal, as the case may be, or any of their respective subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, a takeover proposal with respect to such party (other than certain permitted confidentiality agreements).

At any time prior to obtaining the adoption of the merger agreement by that party’s stockholders, however, the board of directors of Hanover or Universal may make an adverse recommendation change if that board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to its stockholders under applicable laws and provides five business days’ notice to the other party of its intention to make an adverse recommendation change. In determining whether to make an adverse recommendation change, the board of directors of Hanover or Universal must take into account any changes to the financial terms of the merger agreement proposed by the other party in response to the delivery of a notice of an adverse recommendation change or otherwise.

For purposes of the merger agreement, the term “superior proposal” means, as to either Hanover or Universal any bona fide proposal or offer made by a third person that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of common stock then outstanding of such party (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), or all or substantially all the assets of such party, which the board of directors of such party determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be:

•	more favorable to the stockholders of such party from a financial point of view than the mergers, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by the other party in response to such offer or otherwise); and

•	reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

In addition, each of the parties has agreed to promptly (and in any event within one business day) advise the other party of the receipt of any takeover proposal or any inquiry with respect to or that could reasonably be expected to lead to a takeover proposal, the material terms and conditions of any such takeover proposal or inquiry (including any changes thereto) and the identity of the person making any such takeover proposal or inquiry. Each of Hanover and Universal has agreed to:

•	keep the other party fully informed of the status and material terms and conditions (including any change therein) of any takeover proposal or inquiry as to such party; and

•	provide to the other party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to such party or any of its subsidiaries from any person that describes any of the material terms and conditions of any takeover proposal.

Representations and Warranties

Hanover, on the one hand, and Universal, Holdings, Hector Sub and Ulysses Sub, on the other hand, have made various representations and warranties in the merger agreement which, in the cases of Hanover and Universal, are substantially reciprocal. Those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Some of the more significant of these representations and warranties pertain to:

•	the organization, good standing and foreign qualification of the parties and the corporate authority to own, operate and lease their respective properties and to carry on their respective businesses as currently conducted;

•	the authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	capitalization;

•	subsidiaries;

•	compliance with laws and possession of permits;

•	whether each party’s execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any:

•	conflict with such party’s charter documents,

•	“change of control” under any material agreements or any employee benefit plans of such party,

•	breach or default, or the creation of any liens, under any agreements of such party, or

•	any violation of applicable law;

•	the documents and reports that the parties have filed with the SEC;

•	litigation;

•	whether certain events, changes or effects have occurred from January 1, 2006 to the date of the merger agreement;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	intellectual property matters;

•	court orders and decrees;

•	maintenance of insurance;

•	broker’s fees and similar fees;

•	receipt of opinions from financial advisors;

•	beneficial ownership of the other party’s capital stock;

•	the stockholder votes required in connection with the adoption of merger agreement;

•	material contracts;

•	capital expenditure programs;

•	improper payments;

•	takeover statutes and rights plans; and

•	title and ownership of property and equipment and related matters.

None of these representations and warranties will survive after the effective times of the mergers.

Conditions to the Mergers

Mutual Conditions to Each Party’s Obligation to Effect the Mergers

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of each of Hanover, Universal, Holdings, Ulysses Sub and Hector Sub:

•	Each of Hanover and Universal has obtained the approval of its stockholders to adopt the merger agreement.

•	Any waiting period applicable to the completion of the mergers under the HSR Act has expired or been early terminated.

•	Any approval or expiration of a mandatory waiting period under applicable non-U.S. antitrust laws has been obtained or expired, as the case may be, if the failure to satisfy this condition is in the reasonable judgment of Hanover or Universal reasonably likely to have a material adverse effect on Holdings after the completion of the mergers.

•	There is no final or preliminary administrative order denying approval of or prohibiting the mergers issued by a regulatory authority or non-U.S. court with jurisdiction to enforce applicable non-U.S. antitrust laws, if that order is in the reasonable judgment of Hanover or Universal reasonably likely to have a material adverse effect on Holdings after the merger.

•	None of the parties to the merger agreement is subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of the mergers.

•	The SEC has declared the registration statement, of which this joint proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement is in effect.

•	The New York Stock Exchange has authorized for listing the shares of Holdings common stock to be issued pursuant to the mergers, subject to official notice of issuance.

•	The parties have obtained necessary relief from the application of provisions of their credit agreements that operate to constitute an event of default under such credit agreement if the mergers are consummated, except where the failure to obtain relief has not had and is not reasonably likely to have a material adverse effect on Holdings after the consummation of the mergers.

•	The parties are each reasonably satisfied that necessary commitment letters or other arrangements have been made or obtained to provide funds that will be sufficient to repay or repurchase any indebtedness of the parties that may be reasonably expected to be required to be repaid or repurchased as a result of the consummation of the mergers and, if it will have occurred at such time, any contemplated reorganization of the ownership of the subsidiaries of Holdings.

•	The parties have obtained all required consents, except where the failure to obtain any such consents has not had and is not reasonably likely to have a material adverse effect on Holdings after the consummation of the mergers.

•	The restated certificate of incorporation of Holdings included as an exhibit to the merger agreement has been filed with the Secretary of State of the State of Delaware and is effective in accordance with Delaware law.

For purposes of the merger agreement, the term “material adverse effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in:

•	the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except for any such change or effect that arises or results from:

•	changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such person in any material respect,

•	changes that affect generally the industries in which Hanover or Universal are engaged and do not disproportionately affect such person in any material respect,

•	acts of war or terrorism that do not disproportionately affect such person in any material respect,

•	any change in the trading prices or trading volume of the common stock of Hanover or Universal (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a material adverse effect), or

•	the failure of a party or its subsidiaries to take any action prohibited by the interim operating covenants in the merger agreement due to the other party’s unreasonable withholding of consent or delaying its consent (see “— Covenants and Agreements — Interim Operations”); or

•	the ability of the party to consummate the transactions contemplated by the merger agreement or to fulfill the conditions to closing.

Additional Conditions to Each Party’s Obligation to Effect the Mergers

In addition to the conditions described above, neither Hanover, on the one hand, nor Universal, Holdings, Hector Sub or Ulysses Sub, on the other hand, is obligated to effect the mergers unless the following conditions are satisfied or waived by that party on or before the closing date:

•	The other party has performed in all material respects its covenants and agreements under the merger agreement.

•	The representations and warranties of the other party are true and correct (without regard to qualifications as to materiality or a material adverse effect) as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the party making the representation or warranty.

•	Such party’s tax counsel has provided the tax opinion described under “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 79.

•	No change, event, occurrence, state of facts or development has occurred and is continuing that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the other party.

Termination of the Merger Agreement

The board of directors of Hanover or Universal may terminate the merger agreement at any time prior to the consummation of the mergers (including after the meetings of the stockholders of Hanover and Universal, even if the stockholders have adopted the merger agreement) by mutual written consent or if:

•	the parties have not consummated the mergers by February 5, 2008, and the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused or resulted in the failure of the mergers to occur on or before that date;

•	the stockholders of Hanover or Universal hold a meeting to consider the merger agreement but do not vote to adopt the merger agreement;

•	a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and nonappealable, as long as the party seeking to terminate the merger agreement for this reason has complied with the covenants in the merger agreement that relate to antitrust, tax and other governmental filings and approvals and, with respect to other matters not covered by such covenants, must have used its reasonable best efforts to remove such injunction, decree or order;

•	the other party has breached any representation or warranty or failed to perform any covenant or agreement in the merger agreement, or any representation or warranty of the other party has become untrue, in any case such that the condition to the closing of the merger agreement related to the performance of the covenants and agreements in the merger agreement by the other party and the accuracy of the representations and warranties of the other party would not be satisfied as of the date of the termination, and the breach is not curable or, if curable, is not cured within 90 days after the party desiring to terminate the merger agreement gives written notice of the breach to the other party, and the party desiring to terminate the merger agreement is not, at the time of the termination, in breach of any representation, warranty, covenant or agreement in the merger agreement that would give rise to the right of the other party to terminate the merger agreement; or

•	the board of directors of the other party has made an adverse recommendation change.

Expenses and Termination Fees

Whether or not the mergers are consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except as otherwise provided in the merger agreement.

Termination due to Adverse Recommendation Change

If the merger agreement is terminated by a party because the board of directors of the other party has made an adverse recommendation change, the terminating party is entitled to receive from the other party at the time of termination a cash termination fee of $70 million, as long as no material adverse effect with respect to the terminating party has occurred since the date of the merger agreement and is continuing as of the time of the adverse recommendation change.

Termination due to Takeover Proposal

In the event that:

•	a takeover proposal is made to a party or is made directly to the stockholders of that party generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a takeover proposal with respect to such party; and

•	the merger agreement is terminated by either party because:

•	the parties have not completed the mergers by February 5, 2008, and the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused or resulted in the failure of the mergers to occur on or before that date, or

•	the stockholders of the party of which the takeover proposal was made or became publicly known or publicly announced do not adopt the merger agreement at a meeting called for that purpose,

then the party that is the subject of the takeover proposal will be required to pay the other party a fee of $5 million on the first business day following the date of termination of this merger agreement.

If within 365 days of the termination described in the preceding paragraph the party that is the subject of the takeover proposal or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any takeover proposal, then that party shall pay to the other party a fee equal to $65.0 million on the earlier of the date that party or its subsidiary enters into the agreement with respect to a takeover proposal and the date the takeover proposal is consummated.

For purposes of determining whether a termination fee is payable under the circumstances described above under the heading “— Expenses and Termination Fees — Termination due to Takeover Proposal,” the term “takeover proposal” will have the same definition as described in the covenant described above under the heading “— Covenants and Agreements — No Solicitation,” except that all references to “20%” in that definition are deemed to be “40%.”

Amendment; Extensions and Waivers

The parties may amend the merger agreement, by action taken or authorized by their boards of directors, at any time before or after approval of the matters presented in connection with the mergers by the stockholders of Hanover or Universal. After the stockholders adopt the merger agreement, however, no amendment to the merger agreement may be made that by law requires the further approval of stockholders unless that further approval is obtained.

At any time prior to the effective time of the mergers, each party may, by action taken by its board of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

At this time, neither company’s board of directors contemplates or intends to waive any condition to the consummation of the mergers. If either company’s board of directors were to choose to grant a waiver, a stockholder would not have an opportunity to vote on that waiver, and that company and its stockholders would not have the benefit of the waived condition. Each company’s board of directors expects that it would waive a condition to the consummation of the mergers only after determining that the waiver would have no material effect on the rights and benefits that company and its stockholders expect to receive from the mergers.

Governing Law

The merger agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of Delaware law that would cause the laws of other jurisdictions to apply.

THE COMPANIES

Iliad Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Iliad Holdings, Inc. is a Delaware corporation formed on February 2, 2007 for the purpose of holding both Hanover and Universal as wholly owned subsidiaries following completion of the mergers. Following the mergers, Holdings will own Hanover and Universal as wholly owned subsidiaries and will have no significant assets other than the stock or other voting securities of its subsidiaries.

Hanover Compressor Company
12001 N. Houston Rosslyn
Houston, Texas 77086
(281) 447-8787

Hanover Compressor Company, together with its subsidiaries, is a global market leader in the full service natural gas compression business and is also a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees, for both customer-owned equipment and its fleet of rental equipment. Hanover was founded as a Delaware corporation in 1990, and has been a public company since 1997. Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies in the countries in which it operates. Hanover’s maintenance business, together with its parts and service business, provides solutions to customers that own their own compression and surface production and processing equipment, but want to outsource their operations. Hanover also fabricates compressor and oil and gas production and processing equipment and provides gas processing and treating, and oilfield power generation services, primarily to its U.S. and international customers as a complement to its compression services. In addition, through its subsidiary, Belleli Energy S.r.l., Hanover provides engineering, procurement and construction services primarily related to the manufacturing of critical process equipment for refinery and petrochemical facilities and construction of evaporators and brine heaters for desalination plants and tank farms, primarily for use in Europe and the Middle East.

Substantially all of Hanover’s assets are owned and its operations are conducted by its wholly owned subsidiary, Hanover Compression Limited Partnership.

Hanover is a major provider of rental natural gas compression equipment and services in the United States with 5,564 of its rental units in the United States having an aggregate capacity of approximately 2,433,000 horsepower at March 31, 2007. In addition, Hanover operates 812 of its units internationally with an aggregate capacity of approximately 902,000 horsepower at March 31, 2007. As of March 31, 2007, approximately 73% of Hanover’s natural gas compression horsepower was located in the United States and approximately 27% was located elsewhere, primarily in Latin America.

Hanover’s executive offices are located in Houston, Texas and its rental and sales activities are conducted throughout the continental United States, internationally and in offshore operations. Hanover maintains field service locations throughout the United States and operates internationally in Argentina, Italy, United Arab Emirates (“UAE”), Equatorial Guinea, India, Venezuela, Colombia, Trinidad, Bolivia, Brazil, Egypt, Mexico, Peru, Pakistan, Oman, Indonesia, Algeria, Nigeria, Tunisia, Saudi Arabia, United Kingdom, China and Russia. Hanover also has fabrication facilities in the United States, Italy, UAE and the United Kingdom. In addition, Hanover has representative offices in the Netherlands and the Cayman Islands. As of March 31, 2007, Hanover had approximately 8,500 employees and approximately 440 contract personnel.

For more information regarding Hanover, please see “Where You Can Find More Information” beginning on page 215.

Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Universal Compression Holdings, Inc. is one of the largest natural gas compression services companies in the world in terms of compressor fleet horsepower, with a fleet as of March 31, 2007 of approximately 7,100 compressor units comprising approximately 2.7 million horsepower. Universal provides a full range of natural gas compression services and products, including sales, operations, maintenance and fabrication to the natural gas industry, both domestically and internationally.

Universal operates in four primary business segments: domestic contract compression, international contract compression, fabrication and aftermarket services. Universal’s core business, contract compression, involves providing natural gas compression services to customers utilizing its compression equipment. In addition to contract compression, Universal provides a broad range of compression services and products to customers who own their compression equipment or use equipment provided by other companies. Universal’s fabrication business involves the design, engineering and assembly of natural gas compressors for sale to third parties or for use in its contract compression fleet. Universal’s aftermarket services business sells parts and components, and provides maintenance and operations services to customers who own their compression equipment or use equipment provided by other companies.

Universal’s principal corporate office is located in Houston, Texas. Universal maintains 18 field service locations throughout the United States at which it services and overhauls compression equipment, and operates internationally in Argentina, Australia, Bolivia, Brazil, Canada, China, Indonesia, Mexico, Nigeria, Peru, Russia, Singapore, Switzerland, Thailand, Tunisia and Venezuela. As of March 31, 2007, Universal had approximately 3,567 employees.

Universal Compression Holdings, Inc. is a Delaware corporation and a holding company that conducts in operations through its wholly owned subsidiary, Universal Compression, Inc., a Texas corporation incorporated in 1954.

In October 2006, a subsidiary of Universal, Universal Compression Partners, L.P., completed an initial public offering of 6,325,000 common units at a price of $21.00 per unit, representing a 49% limited partner interest in Universal Partnership. Universal owns the remaining equity interests in the Universal Partnership. A subsidiary of Universal is the general partner of the Universal Partnership. The Universal Partnership was formed to provide natural gas contract compression services to customers throughout the United States.

For more information regarding Universal, please see “Where You Can Find More Information” beginning on page 215.

Hector Sub, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Hector Sub, Inc. is a wholly owned subsidiary of Holdings, formed on February 2, 2007 solely for the purpose of engaging in the Hanover merger and the other transactions contemplated by the merger agreement. Hector Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement. In the Hanover merger, Hector Sub will merge with and into Hanover and thereafter cease to exist.

Ulysses Sub, Inc.
4444 Brittmoore Road
Houston, Texas 77041
(713) 335-7000

Ulysses Sub, Inc. is a wholly owned subsidiary of Holdings, formed on February 2, 2007 solely for the purpose of engaging in the Universal merger and the other transactions contemplated by the merger agreement. Ulysses Sub has not conducted any business operations other than incidental to its formation and in connection with the transactions contemplated by the merger agreement. In the Universal merger, Ulysses Sub will merge with and into Universal and thereafter cease to exist.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Stock Prices

Shares of Hanover common stock are listed for trading on the New York Stock Exchange under the symbol “HC.” Shares of Universal common stock are listed for trading on the New York Stock Exchange under the symbol “UCO.” The following table sets forth the closing sales prices per share of Hanover common stock, on an actual and equivalent per share basis, and Universal common stock on the New York Stock Exchange on the following dates:

•	February 2, 2007, the last full trading day prior to the public announcement of the mergers, and

•	May 17, 2007, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

			Universal
	Hanover	Universal	Equivalent
	Common Stock	Common Stock	per Share(1)

February 2, 2007	$19.40	$61.10	$59.69
May 17, 2007	$22.91	$69.90	$70.49

(1)	The equivalent per share data for Universal common stock has been determined by dividing the market price of a share of Hanover common stock on each of the dates by the exchange ratio of 0.325.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Hanover common stock and Universal common stock on the New York Stock Exchange composite transaction reporting system. For current price information, you should consult publicly available sources. Neither Hanover nor Universal paid any dividends during the periods presented.

	Hanover		Universal
Calendar Period	High	Low	High	Low

Twelve months ended December 31, 2005
First Quarter	$14.87	$11.35	$39.70	$32.90
Second Quarter	$12.32	$10.13	$39.40	$33.12
Third Quarter	$15.68	$11.45	$41.97	$35.54
Fourth Quarter	$14.80	$12.47	$43.84	$34.18
Twelve months ended December 31, 2006
First Quarter	$18.81	$14.20	$51.22	$40.51
Second Quarter	$21.10	$15.57	$63.70	$49.83
Third Quarter	$19.75	$16.07	$65.21	$49.04
Fourth Quarter	$20.64	$17.04	$65.39	$50.00
Twelve months ending December 31, 2007
First Quarter	$23.44	$17.40	$71.62	$56.69
Second Quarter (through May 17, 2007)	$23.38	$21.20	$72.56	$65.31

Dividends

Hanover has never declared or paid any dividend on its common stock. Hanover’s bank credit facility prohibits Hanover (without the lenders’ approval) from declaring or paying any dividend (other than dividends payable solely in the common stock of Hanover or in options, warrants or rights to purchase such common stock) on, or making similar payments with respect to, Hanover’s capital stock.

Universal has never declared or paid any cash dividends on its common stock. Universal’s ability to declare and pay dividends is restricted by certain provisions of its revolving credit facility and the indenture governing its senior notes.

The board of directors of Holdings will determine the dividend policy of Holdings after consummation of the mergers.

DESCRIPTION OF THE HOLDINGS 2007 STOCK INCENTIVE PLAN

Below is a summary of the Holdings 2007 Stock Incentive Plan, which we refer to as the “Holdings incentive plan,” that you will be asked to approve at your company’s annual meeting of stockholders. A copy of the Holdings incentive plan is attached to this joint proxy statement/prospectus as Annex D, and this summary is qualified in its entirety by reference to the full text of the plan.

Effect of Stockholder Vote on Hanover’s and Universal’s Existing Equity Plans

If the stockholders of Hanover and Universal approve the Holdings incentive plan proposal, Holdings will not issue any further equity incentive awards under the existing Hanover and Universal plans following the consummation of the mergers. If the stockholders of Hanover and Universal do not approve the Holdings incentive plan proposal, Holdings intends to use the remaining availability under Hanover’s and Universal’s existing equity plans for additional equity incentive awards following the consummation of the mergers.

Number of Shares Subject to the Holdings Incentive Plan and Award Limits

The maximum number of shares of common stock of Holdings that will be available for issuance under the Holdings incentive plan is 4,750,000 shares. Each share of common stock of Holdings issued pursuant to an option or stock appreciation right will be counted against the aggregate share limitation of the plan as one share, and each share of common stock issued pursuant to restricted stock or a restricted stock unit will be counted against the aggregate share limitation of the plan as two shares. If awards under the Holdings incentive plan expire or are cancelled, forfeited, settled in cash or otherwise terminated without issuing the underlying shares of common stock of Holdings, such shares will again become available for future awards under the Holdings incentive plan. Further, if issued but unvested shares of restricted stock are forfeited, such shares will again become available for future awards under the Holdings incentive plan. Shares of common stock of Holdings withheld to satisfy tax withholding obligations or to pay the exercise price of an option will be counted against the above-referenced limit and will not become available for future grants under the Holdings incentive plan. The maximum number of shares of common stock of Holdings that may be subject to awards granted to any one individual during any twelve-month period may not exceed 500,000 shares. The maximum amount of cash compensation that may be paid under awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code granted to any one individual during any twelve-month period may not exceed $5,000,000.

Administration

The Holdings incentive plan will be administered by Holdings’ Compensation Committee or such other committee as designated by the Holdings’ board, which will have full authority, subject to the terms of the Holdings incentive plan, to make all determinations necessary or advisable for administering the Holdings incentive plan. It is expected that the Holdings Compensation Committee may delegate to an officer of Holdings the authority to grant awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. The Holdings Compensation Committee will delegate to the Governance Committee of Holdings’ board of directors the authority to make awards to directors.

With respect to any director or employee who is resident outside of the United States, the Holdings Compensation Committee may amend or vary the terms of the Holdings incentive plan to conform such terms to the requirements of local law and to meet the goals and objectives of the Holdings incentive plan. In addition, the Holdings Compensation Committee may establish administrative rules and procedures to facilitate the operation of the Holdings incentive plan in such non-U.S. jurisdictions. The Holdings Compensation Committee may establish one or more sub-plans of the Holdings incentive plan for these purposes.

Eligibility

Subject to any delegation of power as described in the paragraph captioned “Administration” above, the Holdings Compensation Committee in its sole discretion may from time to time grant awards to any individual who, at the time of grant, is an employee or director.

Term of Holdings Incentive Plan

The Holdings incentive plan will become effective upon the effective date of the mergers, provided that the Holdings incentive plan has been approved by the stockholders of each of Hanover and Universal. Notwithstanding any provision in the Holdings incentive plan, no award will be granted prior to stockholder approval. No additional awards may be granted under the Holdings incentive plan after seven years from the effective date of the Holdings incentive plan. The Holdings incentive plan will remain in effect until all awards granted thereunder have been vested or forfeited and exercised or expired.

Options

Stock options entitle the participant to purchase shares of common stock of Holdings at a price no less than the fair market value of the common stock of Holdings on the date of grant. Options may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The award notice may specify that the option price is payable (a) in cash, (b) by a check acceptable to Holdings, (c) by the delivery of a number of already-owned shares of the common stock of Holdings having a fair market value equal to such option price, provided such shares have been owned for more than six months by the participant, (d) by execution of a “cashless broker exercise”, or (e) any combination of the foregoing. No stock option may be exercised more than seven years from the date of grant or such shorter period, if any, as may be determined by the Holdings Compensation Committee. Each grant may specify a period of continuous employment or service with Holdings that is necessary before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted stock awarded under the Holdings incentive plan results in the immediate transfer of stock, subject to certain restrictions by Holdings, to the participant. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (a) Holdings will retain custody of the restricted stock until the restrictions have expired; (b) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock until the restrictions have expired; and (c) a breach of the terms and conditions established by the Holdings Compensation Committee pursuant to the award notice will cause a forfeiture of the restricted stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by the Holdings Compensation Committee: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of the Holdings Compensation Committee.

Restricted Stock Units

Restricted stock units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the restricted stock units under certain circumstances, and any other restrictions determined by the Holdings Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock units may have different restrictions as established in the sole discretion of the Holdings Compensation Committee. The participant will not be entitled to vote the shares of common stock of Holdings underlying the restricted stock units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock of Holdings underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock of Holdings, cash, other equity compensation, or a combination thereof, as determined by the Holdings Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the stock appreciation rights under certain circumstances, and any other restrictions determined by the Holdings Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each award of stock appreciation rights may have different restrictions as established in the sole discretion of the Holdings Compensation Committee.

The exercise price of the stock appreciation rights will not be less than the fair market value of the shares of common stock of Holdings underlying the stock appreciation rights on the date of grant. Upon exercise of the stock appreciation rights, the participant will then be entitled to receive payment in an amount equal to: (i) the difference between the fair market value of the underlying shares of common stock of Holdings subject to the stock appreciation rights on the date of exercise and the exercise price; times (ii) the number of shares of common stock of Holdings with respect to which the stock appreciation rights are exercised; less (iii) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock of Holdings or cash, or a combination thereof, as determined by the Holdings Compensation Committee.

Performance Awards

The Holdings Compensation Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance applicable to the performance award will be measured. A performance award will be contingent upon future performance of Holdings or any affiliate, or a division or department of Holdings or any affiliate thereof during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Holdings Compensation Committee will establish the performance measures applicable to such performance either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the performance award will be based upon the participant’s continued employment with Holdings and its affiliates or continued service as a director for a specified period of time and (i) the attainment of one or more performance measures; (ii) the occurrence of any event or the satisfaction of any other condition specified by the Holdings Compensation Committee in its sole discretion; or (iii) a combination of any of the foregoing. Following the end of the performance period, the holder of a performance award will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Holdings Compensation Committee. Payment of a performance award may be made in cash, common stock of Holdings, stock options or other equity compensation, or a combination thereof, as determined by the Holdings Compensation Committee. If a performance award covering shares of common stock of Holdings is to be paid in cash, such payment will be based on the fair market value of a share of common stock of Holdings on the payment date.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or disability, all then outstanding awards will immediately vest in full and all restrictions applicable to such awards will terminate as of such date with all performance criteria, if any, applicable to such awards deemed met at 100% of target. Upon a participant’s retirement, all stock options then outstanding will immediately vest in full. The Holdings Compensation Committee may, in its discretion and as of a date determined by the Holdings Compensation Committee, fully vest any portion or all of a participant’s awards under the Holdings incentive plan (other than awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code).

Adjustments and Corporate Change

If there is any change in the common stock of Holdings by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock of Holdings other than a regular cash dividend, the Holdings Compensation Committee has the authority to adjust or substitute the number of or class of shares which may be issued under the Holdings incentive plan and further adjust or substitute the number, class, price or terms of the shares underlying any outstanding awards as it deems appropriate.

In the event of a corporate change, including (but not limited to) a merger, consolidation, or reorganization of Holdings or the sale, lease or other disposition of all or substantially all of the assets of Holdings and its subsidiaries, taken as a whole (other than to an entity wholly owned, either directly or indirectly, by Holdings), any outstanding performance awards under the Holdings incentive plan will become fully vested and immediately exercisable or payable at such percentage of their respective target levels determined by the Holdings Compensation Committee.

Amendments

The board of directors of Holdings in its discretion may terminate the Holdings incentive plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or amend any outstanding award notice to lower the exercise price or replace any outstanding award with an award having a lower exercise price.

Federal Income Tax Aspects of the Holdings Incentive Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Holdings incentive plan based on U.S. federal income tax laws in effect as of the date of this joint proxy statement/prospectus. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances.

Non-Qualified Options

Non-qualified options granted under the Holdings incentive plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock of Holdings on the exercise date. Holdings will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option so long as he or she has been an employee of Holdings or its U.S. affiliates from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of common stock of Holdings received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an incentive stock option and satisfies these holding period requirements, Holdings may not deduct any amount in connection with the incentive stock option.

If a participant exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Holdings will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock

In general, a participant who receives a restricted stock award will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) at the time of grant. Holdings will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Restricted Stock Units

In general, a participant who receives an award of restricted stock units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant becomes vested in the restricted stock units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the restricted stock units are settled in cash). Holdings will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights

There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of common stock of Holdings or the cash received, as the case may be. Holdings will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards

An individual who has been granted a performance award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of common stock of Holdings, or cash, as the case may be, at the time the award becomes vested and is paid to the participant. Generally, Holdings will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Code

Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, Holdings’ ability to deduct compensation income generated in connection with the exercise of options and stock appreciation rights granted under the Holdings incentive plan should not be limited by Section 162(m) of the Code. Further, Holdings believes that compensation income generated in connection with other types of awards granted under the Holdings incentive plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance targets established for such grants. The Holdings incentive plan has been designed to provide flexibility with respect to the performance criteria that may be used in establishing performance targets for these awards. The Holdings incentive plan is not qualified under Section 401(a) of the Code.

Deferred Compensation

Any deferrals made under the Holdings incentive plan, including awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. Holdings intends to structure any awards under the Holdings incentive plan to avoid the application of 409A.

Miscellaneous

Awards will not be transferable except (i) by will or the laws of descent and distribution, (ii) a qualified domestic relations order, or (iii) if vested, with the consent of the Holdings Compensation Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, Holdings does not believe that the Holdings incentive plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

DESCRIPTION OF THE HOLDINGS EMPLOYEE STOCK PURCHASE PLAN

Below is a summary of the material terms of the Holdings Employee Stock Purchase Plan, which we refer to as the “Holdings stock purchase plan,” that you will be asked to approve at your company’s annual meeting of stockholders. A copy of the Holdings stock purchase plan is attached to this joint proxy statement/prospectus as Annex E, and this summary is qualified in its entirety by reference to the full text of the plan.

A total of 650,000 shares of Holdings common stock will be available for purchase under the Holdings stock purchase plan, subject to adjustment in the number and price of shares available for purchase in the event the outstanding shares of Holdings common stock are increased or decreased through stock dividends, recapitalization, stock splits, reorganizations or similar changes.

The Holdings stock purchase plan will give employees of Holdings and its subsidiaries an opportunity to purchase Holdings common stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of Holdings and its subsidiaries and to assist Holdings in retaining employees. The Holdings stock purchase plan will be administered by Holdings’ compensation committee or another committee appointed by Holdings’ board of directors. The Holdings stock purchase plan will give eligible employees an opportunity to acquire a proprietary interest in Holdings’ long-term performance and success through the purchase of shares of Holdings common stock at a possible discount from its fair market value without having to pay any brokerage commissions with respect to the purchases.

In general, an employee is eligible to participate in the Holdings stock purchase plan if, as of the first business day following the consummation of the mergers, and thereafter as of any subsequent regular enrollment date (generally the first business day of each calendar quarter), he or she is scheduled to work at least 20 hours per week on a regular basis or at least five months in a calendar year. Common stock will be purchased for each participant in the Holdings stock purchase plan as of the last day of each offering period (generally the last business day of each calendar quarter) with the money deducted from his or her paychecks during the offering period. The purchase price per share will be determined prior to each offering period in the sole discretion of the compensation or other committee of Holdings’ board of directors administering the Holdings stock purchase plan and will be between 85% and 100% of the fair market value per share of Holdings common stock on (1) the first day of the offering period, (2) the last day of the offering period or (3) the first or last day of the offering period, whichever is lower.

A participant may elect to have payroll deductions made under the Holdings stock purchase plan for the purchase of common stock in an amount not to exceed the lesser of 10% of the participant’s compensation or $25,000 (the limit imposed by Section 423(b)(8) of the Code). Compensation for purposes of the Holdings stock purchase plan means the gross amount of the participant’s eligible pay on the basis of the participant’s regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, including commissions, but excluding overtime, bonuses, shift premiums and other incentives and special payments. Contributions to the Holdings stock purchase plan will be on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

A stock purchase bookkeeping account will be established for each participant in the Holdings stock purchase plan. Amounts deducted from participants’ paychecks will be credited to their bookkeeping accounts. No interest will accrue with respect to any amounts credited to the bookkeeping accounts. As of the last day of each offering period, the amount credited to a participant’s stock purchase account will be used to purchase the largest number of whole shares of common stock possible at the price as determined above. The common stock will be purchased directly from Holdings and no brokerage or other fees will be charged to participants.

Any balance remaining in the participant’s account will remain in the participant’s account until the next succeeding offering period, at which time those funds will be (1) combined with the participant’s payroll deductions for that offering period and used to purchase whole shares or (2) returned to the participant as soon as practicable if the participant is not eligible to participate or has stopped his payroll deductions prior to the beginning of the next succeeding offering period.

A participant may withdraw from participation in the Holdings stock purchase plan at any time during an offering period by written notice to Holdings and may withdraw all cash amounts in his bookkeeping account. Rights to purchase shares of common stock under the Holdings stock purchase plan are exercisable only by the participant and are not transferable.

Note that with respect to employees who work outside of the United States, the committee administering the stock purchase plan may in its sole discretion amend the terms of the stock purchase plan in order to conform such terms with the requirements of local law or to meet the objectives of the plan and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

The board of directors of Holdings may amend, suspend, or terminate the Holdings stock purchase plan at any time, except that certain amendments may be made only with the approval of the stockholders of Holdings. Subject to earlier termination by the board of directors, the Holdings stock purchase plan will terminate on the date that all shares authorized for sale have been purchased.

U.S. Federal Income Tax Consequences of the Holdings Stock Purchase Plan

The following is a summary of certain of the federal income tax consequences applicable to participants who are U.S. tax residents in the Holdings stock purchase plan and to Holdings, based upon current provisions of the Code and the regulations and rulings thereunder, and does not address the consequences under state, local or foreign or any other applicable tax laws.

Participants in the Holdings stock purchase plan will not recognize income at the time a purchase right is granted to them at the beginning of an offering period or when they purchase common stock at the end of the offering period. However, participants will be taxed on amounts withheld from their salary under the Holdings stock purchase plan as if actually received, and Holdings will generally be entitled to a corresponding income tax deduction.

If a participant disposes of common stock within one year from the end of the applicable offering period or two years from the beginning of the offering period, the participant will recognize ordinary income at the time of disposition which will equal the excess of the fair market value of the common stock on the date the participant purchased the common stock (i.e., the end of the applicable offering period) over the amount paid for the common stock. Holdings will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on disposition of such common stock over its fair market value on the date of purchase (i.e., the end of the applicable offering period) will be short-term capital gain, unless the participant’s holding period for the common stock (which will begin at the time of the participant’s purchase at the end of the offering period) is more than one year. If the participant disposes of the common stock for less than the purchase price for the shares, the difference between the amount recognized and such purchase price will be a long-term or short-term capital loss, depending upon the participant’s holding period for the common stock.

If a participant disposes of the common stock purchased pursuant to the Holdings stock purchase plan after one year from the end of the applicable offering period and two years from the beginning of the applicable offering period, and if the purchase price for the stock was less than 100% (but not less than 85%) of the fair market value of such stock, the participant must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (a) the excess, if any, of the fair market value of the common stock at time of grant (that is, on the first day the beginning of the applicable offering period) over the purchase price of the stock (computed as if the stock had been purchased on the first day of the offering period) or (b) the excess, if any, of the fair market value of the common stock at the time of disposition over its purchase price. If the amount recognized upon such a disposition by way of sale or exchange of the common stock exceeds the purchase price plus the amount, if any, included in income as ordinary compensation income, such excess will be long-term capital gain. If the one and two year holding periods described above are met, Holdings will not be entitled to any income tax deduction.

The adoption of the Holdings stock purchase plan requires the affirmative vote of a majority of the shares of each of Universal’s and Hanover’s common stock present in person or by proxy and entitled to vote at the applicable company’s annual meeting of stockholders. You may vote in favor of the adoption of the Holdings stock purchase plan or against the adoption of the plan or abstain from voting on the adoption of the plan.

HANOVER ANNUAL MEETING

General Information

The Hanover board of directors has sent these proxy materials to you to solicit your vote at the 2007 Annual Meeting of Stockholders, which is referred to herein as the “Hanover 2007 Stockholders’ Meeting.” The meeting will begin promptly at 2:00 p.m. local time on          ,          , 2007, at the InterContinental Hotel Houston, 2222 West Loop South, Houston, Texas 77027. This joint proxy statement/prospectus and form of proxy is accompanied by Hanover’s 2006 Annual Report.

  Agenda

The Hanover 2007 Stockholders’ Meeting will be held for the following purposes:

1. to adopt the Agreement and Plan of Merger dated as of February 5, 2007 among Hanover, Universal, Holdings, Hector Sub, Inc., a wholly owned subsidiary of Holdings that will merge with and into Hanover, and Ulysses Sub, Inc., a wholly owned subsidiary of Holdings that will merge with and into Universal;

2. to approve the Holdings 2007 Stock Incentive Plan;

3. to approve the Holdings Employee Stock Purchase Plan;

4. to elect eleven directors to serve until Hanover’s next annual meeting of stockholders or until their successors are duly elected and qualified;

5. to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover’s independent registered public accounting firm for fiscal year 2007; and

6. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All of these items are discussed in more detail in this joint proxy statement/prospectus.

  Stockholders Entitled to Vote

Owners of Hanover’s common stock at the close of business on          , 2007, are entitled to notice of and to vote at the Hanover 2007 Stockholders’ Meeting. At the close of business on          , 2007, there were           shares of Hanover’s common stock issued and outstanding. Each share of Hanover common stock entitles the holder to one vote on all matters submitted to a vote at the Hanover 2007 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the Hanover stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at Hanover’s principal executive offices.

  Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Hanover’s common stock as of the record date will constitute a quorum for the Hanover 2007 Stockholders’ Meeting. Under Hanover’s Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the current rules of the New York Stock Exchange, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the election of directors and ratification of Hanover’s independent registered public accounting firm even if the broker has not received instructions from you.

The table below shows the vote required to approve the proposals described in this joint proxy statement/prospectus.

Proposal	Required Vote

Proposal 1 — Adoption of the merger agreement	Adoption of the merger agreement requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote as of the record date. ‘‘Broker non-votes” and abstentions will have the same effect as a vote against the merger proposal.
Note: Approval of Proposal 1 is a condition precedent to implementation of Proposal 2 and Proposal 3.
Proposal 2 — Approval of the Holdings 2007 Stock Incentive Plan Proposal 3 — Approval of the Holdings Employee Stock Purchase Plan	Approval of each of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the votes cast and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions and ‘‘broker non-votes” will not be treated as votes cast.
Proposal 4 — Election of eleven members to the Hanover board of directors	A plurality of the votes of the shares present in person or by proxy and entitled to vote is required to elect each director nominee; however, Hanover’s Governance Principles require that any nominee who receives a greater number of ‘‘withheld” votes than ‘‘for” votes must submit his or her resignation for consideration by Hanover’s board of directors. For additional information on Hanover’s policy with regard to nominees who receive more votes ‘‘withheld” than ‘‘for” such nominee, please see the excerpt from Hanover’s Governance Principles concerning Shareholder Election of Directors included in this joint proxy statement/prospectus as Annex F.
Proposal 5 — Ratification of the reappointment of PricewaterhouseCoopers LLC as Hanover’s independent registered public accounting firm for fiscal year 2007	Ratification requires the affirmative vote of a majority of the shares of voting stock represented at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.

For any other matters that may be properly presented for consideration at the Hanover 2007 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this joint proxy statement/prospectus, Hanover does not anticipate that any other matters will be properly presented for consideration at the Hanover 2007 Stockholders’ Meeting.

401(k) Holdings

Shares of Hanover’s common stock held through The Hanover Companies Retirement and Savings Plan, which is referred to herein as the “Hanover 401(k) Plan,” will be voted by the Trustee, Prudential Retirement Insurance and Annuity Company, as directed by the participants in the Hanover 401(k) Plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the Trustee of the Hanover 401(k) Plan and will not be considered present for purposes of establishing a quorum.

  How to Vote

Because many stockholders cannot attend the Hanover 2007 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. If you hold your shares through a bank, broker, custodian or other recordholder, please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other recordholder to see which options are available to you. If you are a stockholder of record of Hanover, you can vote your proxy by the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

Where internet and telephone voting procedures are available for voting a proxy, procedures have been established to authenticate Hanover stockholders of record by use of a control number and to allow you to confirm that your instructions have been properly recorded.

You may receive more than one proxy card or voting instruction form depending on how you hold your shares. You should vote each proxy card or voting instruction form provided to you.

  Revocation of a Proxy

If you are a stockholder of record of Hanover, a proxy may be revoked at any time before it is voted by (1) sending written notice of revocation to Hanover’s Corporate Secretary, (2) delivering a later dated proxy (by one of the methods described above) so that it is received prior to the Hanover 2007 Stockholders’ Meeting or (3) voting in person at the Hanover 2007 Stockholders’ Meeting. Other shareholders should follow the instructions provided by your bank, broker or other nominee to revoke or change your vote.

The Corporate Secretary may be contacted at the following address: Hanover Compressor Company, 12001 N. Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

  Proxy Solicitation

This solicitation is made on behalf of Hanover’s board of directors. Hanover has agreed with Universal to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Hanover will pay the cost of soliciting proxies from its stockholders. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by Hanover employees, who will not receive additional compensation for any such solicitation. D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies at a fee of approximately $9,000, plus reimbursement for out-of-pocket expenses. Hanover will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Hanover’s common stock that are held of record by such brokers and fiduciaries and we will reimburse their reasonable out-of-pocket expenses. Universal will pay the cost of soliciting proxies and all other expenses related to the Universal annual meeting.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, holders of Hanover common stock are considering adoption of the merger agreement. Holders of Hanover common stock should read carefully this joint proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, holders of Hanover common stock are directed to the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus.

THE HANOVER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL 2

APPROVAL OF THE HOLDINGS
2007 STOCK INCENTIVE PLAN

At the Hanover 2007 Stockholders’ Meeting, the stockholders are asked to approve the Holdings 2007 Stock Incentive Plan, which is referred to herein as the “Holdings incentive plan,” a copy of which is included in this joint proxy statement/prospectus as Annex D. Holdings is the successor company in the proposed merger of Hanover and Universal, which is more fully described beginning on page 35 under the caption the “The Mergers.”

The Hanover board of directors adopted the Holdings incentive plan on March 27, 2007, subject to the approval of the stockholders of both Hanover and Universal. In addition, the sole director of Holdings adopted the Holdings incentive plan on March 29, 2007. The effectiveness of the Holdings incentive plan is also contingent upon adoption of the merger agreement by the stockholders of both Hanover and Universal. If the merger agreement is adopted by the stockholders of Hanover and Universal, but the Holdings incentive plan does not receive the required stockholder approval, no awards will be granted under the Holdings incentive plan and Holdings will continue to make equity grants under Hanover’s and Universal’s existing equity incentive plans. If the Holdings incentive plan becomes effective, Hanover and Universal have agreed to terminate the authority to make future grants under their respective equity incentive plans upon the consummation of the mergers.

The Hanover board of directors is recommending stockholder approval of the Holdings incentive plan in order to provide a uniform plan document under which equity awards can be provided to the employees of Holdings following completion of the mergers. The Holdings incentive plan is designed to enable Holdings and its affiliates the means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that should improve operating results and enhance stockholder value. Accordingly, the Holdings incentive plan provides for discretionary grants of options, restricted stock, restricted stock units, stock appreciation rights, or performance awards, each type of grant will be referred to as an “award.” Please see “Description of the Holdings 2007 Stock Incentive Plan” beginning on page 100 for a more detailed summary of the terms of the Holdings incentive plan.

No benefits or amounts have been granted, awarded or received under the Holdings incentive plan. Awards under the Holdings incentive plan are discretionary; therefore, no awards are determinable at this time. Since certain of Hanover’s directors and executive officers may be eligible to receive awards under the Holdings incentive plan, such directors and executive officers may be considered to have an interest in the approval of the Holdings incentive plan.

Stockholder approval of the 2007 Stock Incentive Plan is required for listing of the shares of common stock of Holdings for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings incentive plan. Stockholder approval is also required so that incentive stock options under the Holdings incentive plan will qualify under Section 422 of the Code and so that certain awards under the Holdings incentive plan will qualify as performance-based compensation under Section 162(m) of the Code. If the stockholders of Hanover and Universal approve the Holdings incentive plan, Holdings intends to register the shares issuable pursuant to the Holdings incentive plan under the Securities Act of 1933 as soon as practicable.

THE HANOVER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
APPROVAL OF THE HOLDINGS
2007 STOCK INCENTIVE PLAN.

Equity Compensation Plan Information

The equity compensation plans and agreements discussed in this section are referred to collectively as the “Hanover Equity Compensation Plans.” The table below provides information as of December 31, 2006 with respect to shares of Hanover’s common stock that may be issued under the following Hanover Equity Compensation Plans: 1997 Stock Option Plan, the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Equity Incentive Plan, the 2003 Stock Incentive Plan and the 2006 Stock Incentive Plan. The Compensation Committee of the Hanover board of directors has authority to make future grants only under the 2006 Stock Incentive Plan.

		Weighted-	Number of Securities
		Average Exercise	Remaining Available for
	Number of Securities to be	Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)(2)	1,964,368	$11.93	4,952,224
Equity compensation plans not approved by security holders(3)	396,288	$12.41	—

Total	2,360,656	$12.01	4,952,224	(4)

(1)	Composed of the 1997 Stock Option Plan, the 2001 Equity Incentive Plan, the 2003 Stock Incentive Plan and the 2006 Stock Incentive Plan. In addition to outstanding options, as of December 31, 2006, there were 1,899,024 shares of restricted stock and/or stock settled restricted stock units outstanding (including maximum payout of performance-based shares ) which were granted under the 2003 and 2006 Stock Incentive Plans.

(2)	Under the terms of the 2006 Stock Incentive Plan, in addition to incentive and non-qualified options, Hanover may grant restricted stock, restricted stock units, stock appreciation rights and performance-based awards. The following Hanover Equity Compensation Plans, although terminated as to future grants, provided for the following awards in addition to stock options: the 1997 Stock Option Plan (restricted stock); the 2001 Equity Incentive Plan (restricted stock, although no more than 1.0 million of the 1.5 million shares authorized under such plan could be issued pursuant to restricted stock awards); and the 2003 Stock Incentive Plan (restricted stock and performance awards).

(3)	Composed of the 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan and the 1999 Stock Option Plan.

(4)	This reflects the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2006. At December 31, 2005, Hanover had 1,167,715 of securities remaining available for future issuance under equity compensation plans.

The Hanover Equity Compensation Plans that have not been requested to be approved by security holders are described below. The 1998 Stock Option Plan, the December 9, 1998 Stock Option Plan, and the 1999 Stock Option Plan have the following material features: (1) awards under such Hanover Equity Compensation Plans are limited to stock options and may be made, depending on the terms of each Equity Compensation Plan, to Hanover’s officers, directors, employees, advisors and consultants; (2) unless otherwise set forth in any applicable stock option agreement and depending on the terms of each Hanover Equity Compensation Plan, the stock options vest over a period of up to five years; (3) the term of the stock options granted under the Hanover Equity Compensation Plans may not exceed 10 years; and (4) no additional grants may be made under these Hanover Equity Compensation Plans.

Additional information as of December 31, 2006, regarding the Hanover Equity Compensation Plans that have not been requested to be approved by stockholders is provided in the following table.

			Number of Shares
		Shares Previously	Reserved for Issuance	Weighted-	Shares
	Number of	Issued Pursuant to	Upon the Exercise of	Average	Available
	Shares	Stock Option	Outstanding Stock	Exercise	for Future
Plan or Agreement Name	Issuable(#)	Exercises(#)	Options(#)	Price($)	Grants(#)

1998 Stock Option Plan	520,000	98,048	167,476	$13.47	*
December 9, 1998 Stock Option Plan	700,000	469,664	138,534	$9.75	*
1999 Stock Option Plan	600,000	50,428	90,278	$14.50	*

*	The Hanover board of directors terminated authority to make future grants under these plans on May 15, 2003.

PROPOSAL 3

APPROVAL OF THE HOLDINGS EMPLOYEE STOCK PURCHASE PLAN

At the Hanover 2007 Stockholders’ Meeting, holders of Hanover common stock are being asked to approve the Iliad Holdings, Inc. Employee Stock Purchase Plan, which is referred to herein as the “Holdings stock purchase plan”. For a description of the material provisions of the Holdings stock purchase plan, holders of Hanover common stock should read carefully “Description of Holdings Employee Stock Purchase Plan” beginning on page 106. In addition, a copy of the Holdings stock purchase plan is included as Annex E to this joint proxy statement/prospectus.

The Board of Directors of Hanover unanimously approved the Holdings stock purchase plan on March 27, 2007, subject to the approval of the stockholders of both Hanover and Universal. In addition, the sole director of Holdings adopted to Holdings stock purchase plan on March 29, 2007. The consummation of the mergers is not conditioned on the approval of the Holdings stock purchase plan, but the Holdings stock purchase plan, if approved, would become effective only upon the consummation of the mergers. If Hanover’s (or Universal’s) stockholders do not adopt the merger agreement, or if the merger agreement is terminated or the mergers are not consummated for any other reason, the Holdings stock purchase plan will not be implemented.

If the mergers are approved by the stockholders of Hanover and Universal, but the Holdings stock purchase plan does not receive the required stockholder approval, then Holdings will not have an employee stock purchase plan. Notwithstanding how the stockholders of Hanover and Universal vote on the Holdings stock purchase plan, Universal’s current employee stock purchase plan, which was approved by Universal’s stockholders in 2001 and amended in 2002, will terminate upon the consummation of the mergers.

The Board of Directors of Hanover is recommending approval of the Holdings stock purchase plan in order to provide a uniform plan document under which employees of Holdings and its affiliates may purchase Holdings common stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of Holdings. The Holdings stock purchase plan will give eligible employees an opportunity to acquire a proprietary interest in Holdings’ long-term performance and success through the purchase of shares of Holdings common stock at a possible discount from its fair market value without having to pay any brokerage commissions with respect to the purchases.

No purchases have been made under the Holdings stock purchase plan. Purchases under the Holdings stock purchase plan will be at the election of eligible employees. Because Hanover’s executive officers may be eligible to participate in the Holdings stock purchase plan, those executive officers may be considered to have an interest in the approval of the Holdings stock purchase plan.

Stockholder approval of the Holdings stock purchase plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings stock purchase plan. If the stockholders of Hanover and Universal approve the Holdings stock purchase plan, Holdings intends to register the shares issuable pursuant to the Holdings stock purchase plan under the Securities Act of 1933 as soon as practicable.

THE HANOVER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
APPROVAL OF THE HOLDINGS
EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4

ELECTION OF DIRECTORS

At the Hanover 2007 Stockholders’ Meeting, eleven directors are nominated to be elected to the Hanover board of directors, to hold office until Hanover’s next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Nominees for Director

Information concerning the name, age and background of the nominees for election to the Hanover board of directors is set forth below. Ages are stated as of May 11, 2007. With the exception of Messrs. Kamin and Pate, each of the nominees named below was elected a director at Hanover’s 2006 Annual Stockholders’ Meeting.

I. Jon Brumley, 68, has served as a director of Hanover since February 2002. Mr. Brumley is Chairman and director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served as Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker & Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including having previously served as Chairman of XTO Energy Inc. (formerly Cross Timbers Oil Company) and President and Chief Executive Officer of Southland Royalty Company.

Ted Collins, Jr., 68, has served as a director of Hanover since April 1992. Mr. Collins has been a private investor, primarily energy related, since June 2000. From January 1988 to July 2000, he was President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Company and Energy Transfer Partners, LLC.

Margaret K. Dorman, 43, has served as a director of Hanover since February 2004. Ms. Dorman is Senior Vice President, Chief Financial Officer and Treasurer of Smith International, Inc., a position she has held since 1999. Ms. Dorman joined Smith International in 1995 as the Director of Financial Planning and Reporting and, in 1998, was named Vice President, Controller and Assistant Treasurer.

Robert R. Furgason, 71, has served as a director of Hanover since May 1995. In January 2005, Dr. Furgason assumed the role of Executive Director of the Harte Research Institute for Gulf of Mexico Studies at Texas A&M University — Corpus Christi after having served as the President of Texas A&M University — Corpus Christi since 1990. He was Vice Chancellor of Academic Affairs and Professor of Chemical Engineering at the University of Nebraska from 1984 to 1990 and previously held a series of faculty and administrative positions at various universities and has held positions with B.F. Goodrich Chemical Co., Escuela Politecnica Nacional Universidad, Quito, Ecuador, Martin-Marietta (Lockhead-Martin) and Phillips Petroleum. Dr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, serves on a number of other accreditation, policy and civic boards, and is a trustee of the Driscoll Hospital Foundation.

Victor E. Grijalva, 68, has served as a director of Hanover since February 2002 and served as Chairman of the Board from 2002 to May 2006. From August 2 to August 19, 2002, Mr. Grijalva also served as interim President and Chief Executive Officer of Hanover. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer and, after a number of overseas assignments, served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services Worldwide before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001. Mr. Grijalva is also a director of Transocean, Inc. and Dynegy, Inc.

Gordon T. Hall, 48, has served as a director of Hanover since March 2002 and Chairman of the Board since May 19, 2006. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to joining First Boston Corporation, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is also a director of Hydril Company and serves as a director of a privately held company and several non-profit organizations.

John E. Jackson, 48, has been a director since July 2004 and has served as President and Chief Executive Officer of Hanover since October 2004. Mr. Jackson joined Hanover in January 2002 as Senior Vice President and Chief Financial Officer. Previously, Mr. Jackson was Vice President and Chief Financial Officer of Duke Energy Field Services, a joint venture of Duke Energy and ConocoPhillips and one of the nation’s largest producers and marketers of natural gas liquids. Mr. Jackson joined Duke Energy Field Services as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining Duke Energy Field Services, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999.

Peter H. Kamin, 45, was elected a director of Hanover effective January 1, 2007. Mr. Kamin is a co-founder and Managing Partner of ValueAct Capital, an investment partnership that was formed in 2000. Prior to founding ValueAct Capital, Mr. Kamin founded and managed for eight years Peak Investment L.P. Before founding Peak Investment, Mr. Kamin was a partner with Morningside, N.A., Ltd., a private equity concern, and began his investment career in 1984 at Fidelity Management and Research. Mr. Kamin is also a director of Seitel Inc. and Sirva, Inc.

William C. Pate, 43, was elected a director of Hanover effective January 1, 2007. Mr. Pate is Chief Investment Officer and a Managing Director of Equity Group Investments, L.L.C., or EGI, a private investment firm, and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group and served in the mergers and acquisitions group of Credit Suisse First Boston. Mr. Pate also serves as a director of Adams Respiratory Therapeutics, Inc. and Covanta Holding Corporation.

Stephen M. Pazuk, 63, has served as a director of Hanover since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. He worked as a senior tax professional with Price Waterhouse & Co. from 1965 to 1968. Mr. Pazuk currently serves on the board of several privately held companies.

L. Ali Sheikh, 58, has served as a director of Hanover since March 2006. Mr. Sheikh is President, Chief Operating Officer, and co-founder of SND Energy Company, Inc. (since 1989) and SND Energy Acquisition, L.P. (since 1996) and also serves as director and limited partner, respectively. In addition, Mr. Sheikh has served since 2000 as President, Chief Operating Officer, co-founder and member of Topcat Oilfield Services, LLC and Topcat Wells Services, LLC. Mr. Sheikh began his career as a geologist and from 1991 to 1993, was Vice President and Manager of Golden Spike Indonesia, a subsidiary of Union Pacific Resources, and from 1979 to 1989, was a Vice President of Sun Exploration and Production Company, managing various aspects of operations in the Far East, Africa, and South America.

THE HANOVER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
THE DIRECTOR NOMINEES.

Information Regarding Corporate Governance, the Board of Directors
and Committees of the Board

Governance

The Hanover board of directors has designated an Audit Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Management Development and Compensation Committee to assist in the discharge of the board’s responsibilities. Members of each committee are elected by the board at its first meeting following the annual meeting of stockholders and serve for one-year terms. The board and the committees of the board are governed by Hanover’s Code of Ethics, Governance Principles and Committee Charters, which are reviewed by the board annually and are available to the public on Hanover’s web site at www.hanover-co.com or in print by submitting a written request to Hanover Compressor Company, 12001 N. Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

Director Independence, Certain Relationships and Related Transactions

Hanover’s Code of Ethics requires all employees, including its officers and non-employee directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstances that have the potential to compromise their ability to perform independently must be disclosed and approved pursuant to the policy established by the Audit Committee. This policy is made available to all employees. In addition, Hanover distributes Director and Officer Questionnaires at least annually to elicit related party information. The Questionnaire requires that responses be updated to the extent circumstances change.

Hanover has a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between Hanover and individuals with a direct or indirect affiliation with Hanover and to ensure that those transactions are in the best interest of Hanover. Hanover’s policy requires that its subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. Additionally, certain related party transactions must be approved by executive management or the Audit Committee. Sales to or purchases from a related party that are not on standard terms and at market rates require the prior approval of the Chief Executive Officer or the Chief Financial Officer. The Audit Committee must approve any transactions between Hanover and the Chief Executive Officer or the Chief Financial Officer.

The Nominating and Governance Committee assesses director independence each year by considering all direct or indirect business relationships between Hanover and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Governance Committee’s recommendation, the board makes a determination relating to the independence of its members, which is based on applicable laws, regulations, Hanover’s Governance Principles and the rules of the New York Stock Exchange.

During the Nominating and Governance Committee’s most recent review of independence, the following relationships were considered:

•	The Nominating and Governance Committee reviewed the business transactions between Hanover and Encore Acquisition Company (“Encore”), a New York Stock Exchange traded company engaged in the development of onshore North American oil and natural gas reserves. Jon Brumley, a director of Hanover, is the Chairman of the Board of Encore. During the twelve months ended December 31, 2006, 2005, and 2004, Hanover recorded revenue from sales to Encore of approximately $3.5 million, $0.0 million and $0.0 million. The Nominating and Governance Committee determined that Hanover’s commercial business with Encore, which falls well below 2% of either company’s revenues for fiscal year 2006, was immaterial to both companies.

•	Ted Collins, Jr., a director of Hanover, owns 100% of Azalea Partners, which owns approximately 15% of Energy Transfer Group, LLC, which is referred to herein as “ETG,” a privately held company engaged in power generation projects. In 2006, 2005 and 2004, Hanover recorded sales of approximately $46.9 million, $25.5 million and $7.7 million, respectively, related to equipment leases and sales to ETG. In addition, Hanover and ETG are co-owners of a power generation facility in Venezuela. Under the agreement of co-ownership, each party is responsible for its obligations as a co-owner. As manager of the facility, Hanover received revenues related to the facility and distributed to ETG its net share of the operating cash flow of $0.7 million, $0.5 million, and $0.8 million during 2006, 2005 and 2004, respectively.

•	The board determined that no charitable organizations with which any member of the board or their immediate family members were affiliated during 2006 received support from Hanover.

Based on its review, the Nominating and Governance Committee has determined that the following directors are independent: I. Jon Brumley, Margaret K. Dorman, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, William C. Pate, Peter H. Kamin, Stephen M. Pazuk and L. Ali Sheikh.

Mr. Jackson is not independent by virtue of his role as President and Chief Executive Officer of Hanover. Although Mr. Collins meets the New York Stock Exchange’s specific guidelines for independence, the Nominating and Governance Committee, in its discretion, has determined that the level of commercial transactions between Hanover and ETG warranted finding Mr. Collins not independent.

Lead Independent Director and Executive Sessions of the Board

Gordon T. Hall serves as Chairman of the Board and lead independent director. Mr. Hall presides over the executive sessions of the board, which are attended by non-management directors only. Hanover’s practice has been to hold an executive session at every regularly scheduled board meeting and in no event to hold an executive session less than twice per year.

Communication with the Board

Stockholders or any other interested party may communicate with the entire board of directors or any individual member of the board of directors by writing to Hanover at the following address: Hanover Compressor Company, 12001 N. Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary. All written inquiries will be immediately forwarded to the Chairman of the Board or to the individual member of the board to whom the communication is addressed, as appropriate.

Committees of the Board

Audit Committee

Purpose.  The Audit Committee has been appointed by the board of directors to help ensure the accuracy and completeness of Hanover’s financial statements; to evaluate the independence, qualifications and performance of Hanover’s independent registered public accounting firm, including the approval of audit and permitted non-audit services (including fees) performed by the independent auditors; and to review with management Hanover’s plan to evaluate the effectiveness of its internal control over financial reporting, Hanover’s internal audit function and its disclosure controls and procedures. The Audit Committee operates under a board approved written charter, a copy of which is available as indicated in the section titled “Governance” above.

Members.

Margaret Dorman (Chair) Gordon Hall Stephen Pazuk Ali Sheikh (joined the committee in May 2006) Al Shoemaker (until his retirement in May 2006)

The board of directors has determined that each member of the Audit Committee is independent, possesses the requisite financial literacy to serve on the committee, and does not serve on the audit committee of more than two other public companies. Based on Ms. Dorman’s position as Chief Financial Officer of Smith International and Mr. Hall’s prior experience as an analyst with Credit Suisse First Boston, the board of directors determined that Ms. Dorman and Mr. Hall each qualify as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. A Report of the Audit Committee is included in this joint proxy statement/prospectus at page 154.

Finance Committee

Purpose.  The Finance Committee has been charged with the responsibility to assist the board of directors in its oversight of debt and equity offerings, capital management, foreign currency management and other financial matters.

Members.

	During 2006 Jon Brumley (joined the committee in May 2006) Ted Collins Gordon Hall Stephen Pazuk (Chair) Al Shoemaker (until his retirement in May 2006)	Effective January 26, 2007 Ted Collins Gordon Hall Peter Kamin William Pate Stephen Pazuk (Chair)

Management Development and Compensation Committee

Purpose.  The Management Development and Compensation Committee, which is referred to in this section related to the Hanover 2007 Stockholders’ Meeting as the “Compensation Committee,” has been appointed by the board of directors to oversee the development and implementation of Hanover’s compensation philosophy and strategy with the goals of attracting the management talent required to achieve corporate objectives and linking pay and performance. The Compensation Committee operates under a board approved written charter, a copy of which is available as indicated in the section titled “— Governance” above. A report of the Compensation Committee is included in this joint proxy statement/prospectus at page 138.

Members.

	During 2006 Jon Brumley (Chair) Robert Furgason Victor Grijalva Stephen Pazuk	Effective January 26, 2007 Jon Brumley (Chair) Robert Furgason Victor Grijalva Peter Kamin

The board of directors has determined each member of the Compensation Committee to be independent.

Nominating and Corporate Governance Committee

Purpose.  The Nominating and Corporate Governance Committee, which is referred to in this section related to the Hanover 2007 Stockholders’ Meeting as the “Governance Committee,” has been appointed by the board of directors to identify qualified individuals to become board members, determine whether existing board members should be nominated for re-election, review the composition and compensation of the board of directors and its committees, and review and implement Hanover’s Governance Principles.

Members.

	During 2006 Margaret Dorman Robert Furgason Victor Grijalva (Chair) Gordon Hall	Effective January 26, 2007 Margaret Dorman Robert Furgason Victor Grijalva (Chair) William Pate

The board of directors has determined each member of the Governance Committee to be independent.

Attendance at Meetings

The board of directors and its committees held the following number of meetings during 2006:

Board	5
Board Action by Unanimous Written Consent	2
Audit Committee	4	*
Finance Committee	7
Management Development and Compensation Committee	4
Nominating and Governance Committee	4

*	Excludes quarterly telephonic conferences to review Hanover’s quarterly results and earnings releases.

Hanover expects members of the board to attend all meetings. The directors (as a group) attended 98% of the aggregate number of meetings of the board and board committees on which they served during 2006. All directors standing for re-election individually attended at least 85% of the aggregate number of meetings of the board and board committees on which they served during 2006. Although attendance is mandatory only for the Chairman of the Board, directors are also encouraged to attend the annual meeting of stockholders. With the exception of Victor Grijalva, who had a conflict with another board meeting, all directors attended Hanover’s annual stockholders’ meeting held on May 11, 2006.

Board Evaluation

Each year the board of directors evaluates its performance and effectiveness. Each director completes an evaluation form, approved by the Governance Committee, to solicit feedback on specific aspects of the board’s role, organization and meetings. The collective comments are compiled by a third party and where areas for improvement are indicated, the board establishes corrective measures.

Compensation of Directors

The Governance Committee is charged with responsibility for recommending director compensation to the full board of directors for approval. During 2006, the directors (other than John Jackson) received a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments) plus the reimbursement of expenses incurred for attendance at the meetings of the board and its committees. Through May 2006, the chair of the Audit Committee also received an annual retainer of $10,000 (payable in four equal quarterly installments) and the chairmen of the Compensation, Finance and Governance Committees each received an annual retainer of $5,000 (payable in four equal quarterly installments). The directors (other than the Chairman of the Board and John Jackson) also received $1,000 per in person meeting attended and $1,000 per telephone meeting attended. In addition to the annual $30,000 retainer paid to directors, Gordon Hall receives $120,000 per year (payable in four equal quarterly installments) for his services as Chairman of the Board. The Chairman of the Board is not paid for meeting attendance.

In July 2006, the Governance Committee reviewed benchmark material (including Hanover’s peer group and a study on director compensation prepared by the National Association of Corporate Directors). Based on their review, the Governance Committee recommended and the full board of directors approved certain changes in director compensation to be more consistent with its peer group and the general industry. Committee chair retainers were increased to $15,000 per year for the Audit and Compensation Committees and $10,000 per year for the Finance and Governance Committee; in addition, the meeting fees were adjusted to $1,500 per meeting attended. In addition to changes in cash compensation, the Governance Committee eliminated stock options as a component of director compensation. Pursuant to the Governance Committee’s recommendation, on July 21, 2006, each non-employee director was granted restricted stock with a market value of $105,000, based on the closing price of Hanover’s common stock on the date of grant and then rounded up or down to the nearest 100 shares. On July 21, 2006, Hanover’s common stock closed trading on the New York Stock Exchange at $16.25 per share (which is the grant date fair value of the awards computed in accordance with FAS 123(R)), resulting in a grant of 6,500 shares of restricted stock to each non-employee director. Such restricted stock vests at the rate of one-third per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of Hanover). Directors are required to retain their restricted stock (except for sales to provide for the payment of taxes due upon vesting) until their service as a director concludes.

John Jackson receives compensation for his services as an executive officer of Hanover and does not receive additional compensation for his services as a director.

Set forth below is a summary of the dollar values of the total annual compensation attributable to each non-employee director’s service to Hanover during 2006. Excluding the $120,000 cash retainer fee paid to the Chairman of the Board, the current non-employee directors’ cash compensation was approximately 33% and long-term incentive compensation was approximately 67% of the average of Hanover’s directors’ 2006 total compensation. By providing a substantial portion of total compensation in the form of equity, director pay is more strongly linked to Hanover’s performance. The actual value of restricted stock ultimately realized by each director will vary based on fluctuations in the market price of Hanover’s common stock.

Director Compensation

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other	Total
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	($)
(a)	(b)(1)	(c)(2)	(d)(2)	(e)	(f)	(g)	(h)

I. Jon Brumley(3)	$55,000	$65,047	$31,027				$151,074
Ted Collins, Jr.(3)	$44,000	$65,047	$31,027				$140,074
Margaret K. Dorman(5)	$56,500	$66,217	$26,790				$149,507
Robert R. Furgason(3)	$43,500	$65,047	$31,027				$139,574
Victor E. Grijalva(6)	$49,000	$87,867	$90,813				$227,680
Gordon T. Hall(3)	$150,000	$65,047	$31,027				$246,074
Peter H. Kamin(4)	—	—	—				—
William C. Pate(4)	—	—	—				—
Stephen M. Pazuk(5)	$58,000	$66,217	$26,790				$151,007
L. Ali Sheikh(7)	$32,500	$14,670	—				$47,170
Alvin V. Shoemaker(8)	$18,125	$80,665	$46,693				$145,483

(1)	Chair retainer fees reflect the following change in service: Stephen Pazuk and Al Shoemaker served as co-chairs of the Finance Committee from January to May. Upon Mr. Shoemaker’s retirement in May, Stephen Pazuk assumed sole chair of the Finance Committee. Chair retainer fees also reflect the following changes that became effective in July 2006: Audit and Compensation Committee chairs receive $15,000 annually, paid quarterly; Finance and Governance Committee chairs receive $10,000 annually, paid quarterly. Meeting fees reflect the following change that became effective in July 2006: $1,500 paid for all in-person and telephonic board and committee meetings.

(2)	The value of restricted stock and option awards are based on the dollar amount expensed for financial statement reporting purposes for the twelve months ended December 31, 2006, in accordance with FAS 123(R) (other than expected forfeitures are not considered in the above table), and includes amounts attributable to the vesting of awards granted each year from 2002 through 2006. Assumptions used in the calculation of these amounts are included in the footnotes to financial statements included in Hanover’s Annual Report on Form 10-K filed with the SEC. Except to the extent necessary to meet the tax obligation upon vesting, restricted stock must be retained by a director until service as a director concludes. The actual value of restricted stock ultimately realized by each director will vary based on fluctuations in the market price of Hanover’s common stock. If Hanover declares a dividend on shares of the common stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested.

(3)	Messrs. Brumley, Collins, Furgason and Hall have 22,185 stock options outstanding and 12,500 restricted stock awards outstanding.

(4)	Messrs. Kamin and Pate were elected January 1, 2007.

(5)	Mr. Pazuk and Ms. Dorman have 16,000 stock options outstanding and 12,500 restricted stock awards outstanding.

(6)	Mr. Grijalva has 147,000 stock options outstanding and 14,500 restricted stock awards outstanding.

(7)	Mr. Sheikh was elected March 20, 2006 and has 6,500 restricted stock awards outstanding.

(8)	Mr. Shoemaker retired in May 2006. All unvested stock options and restricted stock awards vested upon retirement.

There were no forfeitures of stock options or restricted stock by the directors during 2006.

  Compensation of Directors — 2007

At its meeting held on May 8, 2007, the Governance Committee recommended and the board approved the cash and equity compensation for the directors for 2007.

In addition to reaffirming the $30,000 annual cash retainer, meeting fees and committee chair retainers as described above under “— Compensation of Directors,” the non-employee directors (excluding the Chairman of the Board) were granted restricted stock with a market value of $105,000, based on the closing price of Hanover’s common stock on the date of grant, rounded to the nearest 100 shares. On May 8, 2007, Hanover’s common stock closed trading on the New York Stock Exchange at $22.32 per share (which is the grant date fair value of the awards computed in accordance with FAS 123(R)), resulting in a grant of 4,700 shares of restricted stock to each non-employee director. Such restricted stock vests at the rate of one-third per year over a three year period of service, beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of Hanover except with respect to the proposed merger with Universal).

As indicated above, the restricted stock awarded to directors in May 2007 will not be subject to accelerated vesting upon the change of control resulting from the proposed merger with Universal and, therefore, will be forfeited upon consummation of the mergers by those directors who have not been nominated to serve on the board of directors of Holdings. In light of the expected forfeiture of this award, the Governance Committee recommended and the board approved a cash grant of $105,000 to such directors, which includes Messrs. Brumley, Collins, Furgason, Grijalva and Sheikh and Ms. Dorman (the “Retiring Directors”). This amount is equal to the grant date value of the 2007 restricted stock award. The cash grant is contingent and payable to the Retiring Directors only upon the successful consummation of the mergers and the forfeiture of their 2007 restricted stock grant.

On May 8, 2007, in addition to the $30,000 annual board retainer and $120,000 non-executive chairman retainer, Gordon T. Hall, Chairman of the Board, was granted restricted stock with a market value of $150,000 (which is equal to Mr. Hall’s annual cash retainers). The number of shares granted was based on the closing price of Hanover’s common stock on the date of grant, rounded down to the nearest 100 shares. On May 8, 2007, Hanover’s common stock closed trading on the New York Stock Exchange at $22.32 per share (which is the grant date fair value of the awards computed in accordance with FAS 123(R)), resulting in a grant of 6,700 shares. In addition, the board awarded Mr. Hall a special grant of 21,000 shares of restricted stock. The grant was provided to acknowledge Mr. Hall’s significant role in negotiating the proposed merger with Universal. The restricted stock awarded to Mr. Hall vests at the rate of one-third per year over a three year period of service, beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of Hanover except with respect to the proposed mergers).

Director Qualifications and Nominations

The Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, stockholders, professional search firms and others that the Governance Committee feels are reliable.

Stockholders may propose director nominees to the Governance Committee (for consideration for election at the 2008 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this joint proxy statement/prospectus on page 155, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Hanover Compressor Company, 12001 N. Houston Rosslyn, Houston, Texas 77086; Attention: Corporate Secretary.

Any stockholder-recommended nominee will be evaluated in the context of Hanover’s director qualification standards, the existing size and composition of the board of directors and board balance interests. The Governance Committee believes that all board members should, at a minimum, possess the following qualifications: (i) the highest personal and professional ethics and integrity and outstanding judgment, skill and expertise in matters relevant to Hanover’s business; (ii) competence in areas of particular importance to Hanover such as finance, accounting, international business, and relevant technical expertise; (iii) a commitment to enhancing the long-term interests of Hanover’s stockholders as a whole and not biased toward the interests of any particular segment of the stockholder or employee population; and (iv) the willingness to devote sufficient time to carrying out their duties and responsibilities effectively. Board members should also be prepared to travel to personally attend meetings of the board of directors and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meeting. Further, board members should ensure that they are not otherwise committed to other activities which would make a commitment to Hanover’s board of directors impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the board of directors and its committees, as required by law or the rules of the New York Stock Exchange, Hanover’s certificate of incorporation and bylaws and Hanover’s Governance Principles.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the board of directors during the last completed fiscal year were Jon Brumley, Robert Furgason, Victor Grijalva, and Stephen Pazuk. There are no matters relating to interlocks or insider participation that Hanover is required to report.

Compensation Discussion and Analysis

This report provides additional information regarding compensation for Hanover’s Chief Executive Officer and the other named executive officers listed in the Summary Compensation Table on page 139.

Compensation Philosophy and Objectives

The Compensation Committee is comprised of independent, non-employee directors and works closely with the independent members of the board of directors in the execution of its duties.

Hanover and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining people with the level of expertise and experience needed to help achieve the business objectives that ultimately drive long-term success and shareholder value. Over the past several years, the Compensation Committee has been focused on building and retaining a senior and mid-level management team with the expertise necessary to return Hanover to profitability. To attract and retain an effective management team, the Compensation Committee has guided management in developing a compensation program to reward the achievement of specific annual, long-term and strategic goals and to link pay and performance consistent with Hanover’s corporate values as described in P.R.I.D.E. in Performance (Hanover’s guide to ethical business conduct). These values include the recognition of the importance of retaining talented employees and fostering an entrepreneurial spirit within an environment of well-reasoned risk taking to achieve consistent growth, profitability and return for Hanover’s stockholders.

Elements of Compensation

Hanover’s compensation programs include base salaries, annual performance-based incentives and long-term incentives for key employees and executives. In keeping with Hanover’s pay for performance philosophy, more than half of the compensation earned in 2006 by Hanover’s named executive officers is variable and is based on corporate level financial objectives as well as individual performance objectives. The Compensation Committee has emphasized variable pay as a component of total compensation to focus executives and key employees on Hanover’s strategic goals and to encourage performance that will result in the achievement of those goals.

In addition to base salaries and annual incentive bonuses, Hanover’s full time employees are provided and share in the cost of customary health and welfare benefits, and they are eligible to participate in the Hanover 401(k) Plan. Employees whose employment is terminated due to a change of control or reduction in workforce are eligible to receive severance benefits and Hanover’s named executive officers and certain other key managers have been provided with change of control protection as further described below. Employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing, auto and education expenses and, where applicable, a cost of living adjustment. Hanover has attempted to keep perquisites to a minimum and has typically made exceptions only in circumstances where necessary to attract or retain specific talent. Information on the compensation paid to Hanover’s named executive officers can be found in a tabular format in the Summary Compensation Table on page 139.

Role of Our Compensation Consultant

The chairman of the Compensation Committee, with the Committee’s authorization, has entered into an agreement for Towers Perrin to act as a third-party consultant to the Compensation Committee. Towers Perrin has been directed by the Compensation Committee to (a) provide a competitive review of executive compensation in the marketplace (including data from Hanover’s peer group, the oilfield services industry and publicly traded companies across industries), (b) model estimated long-term incentive awards for executives, directors and other eligible employees, (c) provide an estimate of the potential cost of severance under a variety of scenarios (including a change of control), and (d) provide the Compensation Committee and management with information on how trends, new rules, regulations and laws impact executive and board compensation practice and administration. The scope of Towers Perrin’s compensation review includes base salary, annual incentives, long-term incentives and total direct compensation and takes into consideration Hanover’s financial plans, strategic direction, organization structure and current compensation programs. During 2006, Towers Perrin was paid $57,438 for services provided to the Compensation Committee and was paid $70,108 for services provided to Hanover’s Human Resources Department. The Compensation Committee and management consider the amounts paid to Towers Perrin to be reasonable and do not believe that the services provided to Hanover’s Human Resources function are of a level that would impair Towers Perrin’s independence and objectivity in advising the Compensation Committee on executive compensation matters.

Role of Our Executive Officers in Compensation Decisions

All compensation awarded to Hanover’s executive officers is determined by the Compensation Committee. Hanover’s Chief Executive Officer meets with the Compensation Committee in executive session to review the performance of each executive officer and to provide a compensation recommendation for each executive officer (including himself) based on the factors described below under “Determining Executive Compensation.” While the Compensation Committee takes this recommendation under advisement, the Compensation Committee has full discretion in determining the level of compensation awarded to each executive officer. In determining the compensation of Hanover’s Chief Executive Officer, the Compensation Committee discusses with the Chief Executive Officer the original performance goals set at the beginning of the year and the actual results achieved as compared to those goals. The Compensation Committee then concludes its performance review in executive session with no members of management present and makes a recommendation to the independent members of the full board of directors.

Annual and long-term corporate performance goals are recommended by Hanover’s Chief Executive Officer to the Compensation Committee. The corporate performance goals are applicable to, and the same for, all executive officers, including the Chief Executive Officer. While the Compensation Committee takes the recommendation of Hanover’s Chief Executive Officer under advisement, the Compensation Committee exercises its discretion in setting the corporate performance goals and strives to identify performance measures that directly impact stockholder value and provide challenging goals for executive officers and other members of management. The Compensation Committee determined that the annual and long-term performance goals recommended by the Chief Executive Officer for 2006 were reasonably challenging at target levels and aggressive at maximum levels and that such objectives would encourage performance by Hanover’s executives that is designed to positively impact both short- and long-term stockholder value. The Compensation Committee forwards its conclusion regarding corporate performance goals to the independent members of the board of directors for review and approval.

Hanover’s Chief Executive Officer presents his own individual annual performance goals to the chair of the Compensation Committee and the Chairman of the Board for discussion, which proposal undergoes adjustment based on discussions between the Chairman of the Board, the chair of the Compensation Committee and the Chief Executive Officer in order to satisfy the respective chairmen’s views that the individual annual performance goals are both challenging and appropriately address Hanover’s strategic objectives. The individual annual performance goals are provided to the Compensation Committee for consideration and then referred to the independent members of the board for final review and approval. In 2006, the board determined that a greater portion of the Chief Executive Officer’s compensation should be based on performance, particularly corporate performance.

Once the Chief Executive Officer’s individual performance goals are finalized, the Chief Executive Officer works with each of his direct reporting officers to set their individual annual performance goals and ensure that they directly contribute to Hanover’s annual and long-term corporate performance goals. The individual performance goals are different for each of Hanover’s named executive officers and specifically relate to each individual’s area of responsibility and may be both quantitative and qualitative. The individual annual performance goals of each executive officer are designed to (1) support the individual annual performance goals of the Chief Executive Officer and (2) contribute to the achievement of the corporate performance goals generally. Each individual performance goal for the named executive officers other than the Chief Executive Officer are individually tailored to target each individual’s area of responsibility and specific areas for operational, financial, and procedural improvements. Each goal is given a weighting at the time the goal is established. With respect to qualitative measures, the individual’s performance is subject to a discretionary evaluation by the Chief Executive Officer, Compensation Committee and independent members of the board of directors.

Hanover’s annual corporate financial performance goals and each executive’s personal performance goals are determined at the beginning of each year. The long-term corporate performance targets have historically been determined in July of each year, with the three year performance period beginning on July 1. Annual and long-term corporate performance goals are made known to Hanover’s employees and executive officers shortly after their determination and progress made toward those goals is communicated to Hanover’s employees at regular intervals.

Determining Executive Compensation

In considering the appropriate levels of compensation, the Compensation Committee engages in a discretionary review of total compensation and uses as a reference published compensation surveys, information obtained from Towers Perrin, and compensation data contained in the proxy statements for companies which the Compensation Committee has identified as its peers in the oilfield services industry. Six companies have been selected by the Compensation Committee as oilfield services industry peers based on a range of revenue, market capitalization, number of employees, product offerings, and international markets. The Compensation Committee selected the following oilfield services companies based on their overall profile: Cameron International Corporation, Grant Prideco Inc., Hydril Co., Natco Group Inc., National Oilwell Varco Inc. and Universal. At year end 2006, Hanover ranked between the 25th and 75th percentile of these companies in terms of revenue, total employees and market capitalization. While the Compensation Committee considers peer group information in their decision-making process, particularly from a competitive and retention aspect, corporate and individual performance is the primary factor in determining the compensation of Hanover’s executive officers.

During 2006, the Compensation Committee considered each executive officer’s current and historic total compensation, which included a three year look-back at base salary, short-term incentive pay and the value of long-term incentives. In its review, the Compensation Committee focused on each executive officer’s performance and scope of responsibilities, Hanover’s strategic initiatives and such individual’s contribution in that regard, his or her future potential, experience, internal equity considerations with regard to compensation, and competitive market pay levels relative to the oilfield services market generally and Hanover’s peer group. In addition, the Compensation Committee completed an analysis to consider whether the type and amount of awards under Hanover’s long-term incentive programs served to aid in the retention of executives and key employees. Based on this review, the Compensation Committee adjusted the mix of awards to eliminate stock options in favor of restricted stock as described under “— Long-Term Incentive Compensation” below. The variable pay components at target payout levels are generally set to be competitive within the marketplace. Except for the changes to compensation made in consideration of significant changes in responsibilities as described in “— Base Salaries” below, the Compensation Committee concluded that all elements of 2006 compensation for its executive officers was generally in line with the market.

Each of the compensation components provided to executive officers and key employees is further described below.

Base Salaries

The Compensation Committee has determined that base pay generally should be set at the median of the oilfield services industry and general industry in order to attract and retain sufficient talent. Mr. Beckelman, who assumed the role of Chief Financial Officer in January 2005, received a significant increase in base salary during 2006 based on his performance, job responsibilities, and market pay levels for individuals similarly positioned. Messrs. Matusek and Mckay also received significant increases in base salary during 2006 to reflect their increased responsibility for Western and Eastern Hemisphere operations, respectively. The base salary of the Chief Executive Officer is discussed in more detail below.

Annual Performance-Based Incentive Compensation

Hanover has adopted an annual incentive program that is structured to provide cash incentives to certain salaried employees based on the achievement of corporate and individual performance goals. It is the belief of management and the Compensation Committee that the annual incentive plan provides for short-term, manageable corporate and individual goals that will ultimately help Hanover realize its long-term performance and strategic goals. Under this program, the cash bonus opportunity for eligible employees is established as a percentage of each participant’s base salary earned for the year (excluding commissions). An employee’s base salary for the year is multiplied by a bonus percentage to determine the amount of an employee’s cash bonus opportunity. The bonus percentage varies based upon each employee’s position and job duties and is determined through market research provided by Hanover’s outside compensation consultant. The bonus percentage for Hanover’s named executive officers for 2006 ranged from 40% to 100% of base salary and was approved by the Compensation Committee. The cash bonus opportunity is then multiplied by a percentage based upon the results achieved with respect to corporate and individual performance goals that had previously been set. As indicated in the chart below, the Compensation Committee gave equal weight to corporate and individual performance. A pro rated percentage is multiplied by the applicable portion of the cash bonus opportunity if a corporate performance goal is achieved at a level that is greater than the target level and less than the maximum level or at a level that is less than the target level and greater than the threshold level. The maximum payout that could be earned under the 2006 annual incentive program was 150% of the cash bonus opportunity amount. However, based upon a review of market data, the Compensation Committee determined to adjust the maximum payout under the 2007 annual incentive program to 200%, which is competitive with

Hanover’s peers and the oilfield services market. For 2006, annual incentive compensation was based on the following:

Annual Performance Goals — 2006

				Payout as a
				Percentage of
	Weight of	Performance	Performance	Cash Bonus
Performance Measure	Measure	Level	Goals	Opportunity

Corporate Performance Goals	50%
EBITDA — earnings before interest, tax, depreciation and amortization		Below Threshold	—	0%
		Threshold	$330 million	7.5%
		Target	$365 million	15.0%
		Maximum	$400 million	22.5%

ROCE — return on capital employed		Below Threshold	—	0%
		Threshold	6.20%	7.5%
		Target	7.80%	15.0%
		Maximum	9.30%	22.5%

EPS — earnings per share		Below Threshold	—	0%
		Threshold	$0.10	10.0%
		Target	$0.23	20.0%
		Maximum	$0.35	30.0%
Individual Performance Goals	50%
Tailored to each individual’s responsibilities to reflect operational, strategic and financial objectives established as part of the annual planning process

The weighting described in the table above puts equal emphasis on corporate and individual performance and the associated payout under the annual incentive performance program. This is based on the Compensation Committee’s belief that corporate performance demonstrates the results of a collective effort and helps ensure cooperation and teamwork, and that individual performance should carry equal weight as it generates a healthy competitive environment and provides a degree of motivation that may not exist under corporate performance measures.

To illustrate how the payout is calculated, in the following example,

•	As indicated in the table above, the maximum payout if corporate and individual performance are both achieved at maximum, was 150% of the cash bonus opportunity amount, with half attributable to corporate performance and half attributable to individual performance;

•	A participant in the program has a base salary of $200,000;

•	It has been determined that 40% ($80,000) of such individual’s base salary is the cash bonus opportunity at target performance;

•	Hanover’s corporate goals (50% of the total bonus payable) were achieved at maximum performance (150%);

•	The participant met his individual goals (50% of the total bonus payable) at target performance (100%).

•	This is calculated as follows:

$200,000 (base salary) x .40 (bonus percentage) = $80,000 (cash bonus opportunity at target performance)

$80,000 / 2 = $40,000 x 150% (corporate performance achieved at maximum) = $60,000

$80,000 / 2 = $40,000 x 100% (individual performance achieved at target) = $40,000

$60,000 (bonus attributable to corporate performance) + $40,000 (bonus attributable to individual performance) = $100,000 (total bonus earned)

The Compensation Committee regularly monitors developments at Hanover over the course of the year and determines whether or not it is necessary to adjust the means of calculating results achieved under the annual incentive program. During 2006, the Compensation Committee and the independent members of the board of directors approved adjustments to EBITDA, ROCE and EPS for purposes of calculating the 2006 annual performance-based incentive compensation. The adjustments were intended to rationalize performance by excluding events which were considered significant and non-recurring, including, but not limited to, gains associated with the sale of assets and the impact of early debt extinguishment charges. Taken in the aggregate, these adjustments resulted in the deduction of approximately $29 million of net earnings in 2006 when calculating performance achieved under the annual incentive goals for EBITDA, ROCE and EPS. If these earnings had not been deducted, the performance level achieved on the 2006 corporate performance goals would have been at 150%, the maximum. With the adjustments noted above, the performance level achieved on the 2006 corporate performance goals was reduced to 136.5% of target, which was based on the following adjusted results:

•	EBITDA — $384.5 million

•	ROCE — 8.63%

•	EPS — $0.56

The portion of annual incentive awards attributable to individual performance goals varied according to the individual results achieved by each executive. Each of Hanover’s named executive officers for the twelve months ended December 31, 2006, received the following payments in March 2007 under the 2006 annual incentive program. These awards are also reflected in column (g) of the Summary Compensation Table on page 128.

2006 Annual
Performance-Based
Incentive
Name	Compensation

John E. Jackson	$800,000
Lee E. Beckelman	$200,000
Brian A. Matusek	$215,000
Norman A. Mckay	$215,000
Steven W. Muck	$170,000
Gary M. Wilson	$215,000

Long-Term Incentive Compensation

The Compensation Committee and management believe that Hanover’s executive officers and other key employees should have an ongoing stake in the success of Hanover and that these individuals should have a meaningful portion of their total compensation tied to the achievement of Hanover’s strategic objectives and long-term financial and operational performance.

Under Hanover’s current cash and stock incentive plans, the Compensation Committee has the authority to provide long-term incentives to executive officers and other key employees through the award of cash, stock options, restricted stock, restricted stock units, stock appreciation rights and performance-based awards, which are referred to in this section related to the Hanover 2007 Stockholders’ Meeting as “LTI Awards.” In determining the mix of 2006 LTI Awards, the Compensation Committee conducted an analysis of prior LTI Awards and considered the cost, value and retention element of these prior awards. The Compensation Committee also reviewed share overhang, burn rate, and the accounting treatment and earnings impact of various forms of LTI Awards. It was determined that time-vested restricted stock was a more favorable form of award than stock options based on Hanover’s employee retention goals, the perceived value by recipients, and the charge to earnings relative to perceived value. In addition, the Compensation Committee agreed that LTI Awards based on corporate performance should be provided to those managers whose individual performance has an impact on operations and, ultimately, earnings. Therefore, the Compensation Committee chose to provide long-term incentives in 2006 to executives and certain key employees (excluding the CEO) as follows:

•	Restricted Stock/Restricted Stock Units. 50% of the total LTI Award to executives and key employees in 2006 was in the form of time-vested restricted stock (or restricted stock units, in the case of executives and certain key employees subject to non-U.S. tax regulations) that vest at the rate of one-third per year on each anniversary from the date of grant over a period of three years. Restricted stock aids in retention, which was identified in early 2006 as a key objective of Hanover’s compensation program. In addition, these awards were granted in order to build direct ownership of Hanover shares and to align employee and stockholder interests since the value of restricted stock moves in tandem with Hanover’s market value.

•	Performance-Based Restricted Stock/Restricted Stock Units. 50% of the total 2006 LTI Award to executives and key employees was in the form of performance-based restricted stock (or performance-based restricted stock units, in the case of executives and certain key employees subject to non-U.S. tax regulations). The performance-based restricted stock and restricted stock unit awards cliff vest (meaning they fully vest at a specified time, rather than gradually over a period of time) at the end of a three-year performance period subject to the achievement of pre-determined corporate performance objectives with payouts that could range between 0% to 200% of the target payout.

The allocation of time and performance-vested awards reflect the Compensation Committee’s dual objectives of encouraging stability in the management team and rewarding performance.

During 2006, the Compensation Committee recommended and the independent members of the board of directors approved as the long-term incentive performance measure the average return on capital employed achieved over the three-year performance period commencing in July 2006. ROCE is calculated as (1) earnings before interest and taxes, or “EBIT,” divided by (2) the sum of short-term debt, current maturities of long-term debt, long-term debt, minority interest and stockholders’ equity, less cash. The method used in calculating ROCE for the three-year performance period computes the average annualized EBIT over the entire period and divides it by the average capital employed. The following chart sets forth the performance measures for ROCE and the associated payout at threshold, target and maximum levels. The actual payout will range from 0% to 200% of the performance-based restricted stock that would have been earned at target performance.

Long-Term Performance Objectives — Three Year Period Commencing July 2006

	Threshold	Target	Maximum

ROCE Performance Objective	6.0%	7.5%	9.5%
Payout (as a percentage of Target)	50%	100%	200%

The Compensation Committee chose ROCE as the performance measure for the LTI Awards due to the number of factors that influence Hanover’s performance under this measure. ROCE is impacted by financial performance as well as management of: (a) working capital, (b) rental fleet and other capital investments, (c) marketing and sales, and (d) operating expenses.

For those individuals who are considered key employees but whose job functions generally do not have as direct an impact on the overall financial performance of Hanover, the Compensation Committee chose to provide cash awards, with three-year cliff vesting, in lieu of performance-based restricted stock or restricted stock units. The cash award represents 50% of the total 2006 LTI Award, with the remaining 50% comprised of time-vested restricted stock or restricted stock units as described above. Employee retention and the creation of share ownership were key objectives of this mix of awards. None of Hanover’s named executive officers were included in this program.

From time to time, the Compensation Committee determines it is necessary to adjust the means of calculating results achieved under the long-term incentive programs. Any adjustments made to the calculation are intended to rationalize performance by excluding events which were considered significant and non-recurring. During 2006, the Compensation Committee and the independent members of the board of directors approved the following adjustments: For the 2004 long-term incentive program, $22 million was added to the calculation of cumulative net cash provided by continuing operations, which was related to early debt extinguishment charges. In addition, pay-in-kind interest related to Hanover’s Zero Coupon Notes, repaid during 2006, was re-characterized as cash flows from a financing activity instead of cash flows from an operating activity. For the 2005 long-term incentive program, approximately $14 million was deducted from net EBIT in the calculation of ROCE, which was related to the elimination of gains from asset sales after adding back charges for early debt extinguishment.

Practices Relating to Long-Term Incentive Awards

Since 2003, annual LTI Awards have been recommended by the Compensation Committee and granted by the board of directors at its regularly scheduled meetings in July. The timing of LTI Awards was dependent upon the Compensation Committee’s evaluation of various long-term incentive plan designs and upon the availability of current information derived from proxy statement filings and market surveys. In late 2006, the board of directors discussed and reviewed the timing of annual LTI Awards and concluded that future awards will be considered for grant at the board’s regularly scheduled meeting in May so that vesting of such awards will occur during what is typically an open trading window. With the exception of the grants described below, all other equity awards were granted in July in connection with Hanover’s annual long-term incentive program.

Any off-cycle grants made to Section 16 officers are considered effective and priced at the close of business on the date of Compensation Committee or board approval. During 2006, 15,000 shares of time-vested restricted stock were granted off-cycle by the Compensation Committee to a named executive officer for retention purposes.

The Compensation Committee has delegated limited authority to Hanover’s Chief Executive Officer to grant equity awards, with the following restrictions:

•	The delegation applies to grants of restricted stock and stock-settled restricted stock units only (no stock options may be granted);

•	The number of shares that can be awarded to any one individual is limited to 5,000 shares and the aggregate number of shares that may be awarded within a twelve-month period is limited to 100,000 shares;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively (i.e., they are considered effective on the date of hire or promotion); and

•	All grants are required to be regularly reported to the Compensation Committee.

An aggregate of 10,200 shares of restricted stock were granted by the Chief Executive Officer to newly-employed mid-level managers under the Compensation Committee’s delegation of authority.

Chief Executive Officer Compensation

Hanover entered into an employment agreement with John E. Jackson in October 2004 in conjunction with his promotion to President and Chief Executive Officer. The agreement provided for an initial annual base salary of $540,000 through 2005 and an annual target bonus of 100% of base salary, the actual payout of which is adjusted based upon corporate and personal performance compared with agreed upon objectives. The Compensation Committee met with the independent members of the board of directors in executive session and applied the philosophy and methodology described earlier in this report to determine Mr. Jackson’s 2006 compensation. The Compensation Committee considered Mr. Jackson’s three-year compensation history, including the value of LTI Awards, Hanover’s short-term and long-term goals and objectives for financial growth, the return of Hanover to a positive earnings position, and other key goals of a non-financial nature. Mr. Jackson’s 2006 compensation includes the following:

Base Salary.  In reviewing Mr. Jackson’s base compensation in 2006, the Compensation Committee considered Hanover’s exceptional performance under Mr. Jackson’s leadership and the fact that Mr. Jackson had not received an increase in base salary since becoming President and Chief Executive Officer in 2004. The Compensation Committee chose to increase his annual base salary by 4.6% to $565,000. The Compensation Committee further determined that it was in the best interest of both Hanover and Mr. Jackson to place more emphasis on and increase the long-term and performance-based components of his compensation.

Annual Performance-Based Incentive Compensation.  Based on Hanover’s performance with respect to the measures described under the “— Determining Executive Compensation — Annual Performance-Based Incentive Compensation” section above and personal goals approved by the Compensation Committee, Mr. Jackson received annual performance-based incentive compensation of $800,000 for 2006. This award represents 145% of target and was determined as follows:

•	Performance on corporate goals for EBITDA, ROCE and EPS comprised 50% of Mr. Jackson’s total annual incentive award (see “Annual Performance Objectives — 2006” on page 121). Taken together, the corporate goals for 2006 were achieved at 136.5% of target.

•	Performance on personal goals comprised the remaining 50% of Mr. Jackson’s total annual incentive award. The Compensation Committee determined, with concurrence from the independent members of the board of directors, that Mr. Jackson achieved his personal goals at 150% of target. The following were Mr. Jackson’s individual performance goals for 2006, all of which were achieved at or, where indicated, above the original goal:

•	Reduce selling, general and administrative expenses to 12.7% of revenue and other income in 2006 as compared to 13.3% in 2005 (selling, general and administrative expenses were reduced to 12.2% of revenue and other income in 2006);

•	Improve average margins for new installations (average margins were improved to within 3% of quoted margins);

•	Reduce Hanover’s total recordable incident rate, or “TRIR,” and serious incident rate, or “STIR,” by 10% (this goal was exceeded with a total reduction during 2006 of over 20%);

•	Institutionalize Hanover’s Trade Control Practices through new policies, procedures and management training (a manager of Trade Control was hired, formal policies have been implemented, and management undergoes routine training on Hanover’s policies and procedures);

•	Complete site visits to all international Geographical Business Units and meet with at least six international clients (Mr. Jackson traveled extensively during 2006 and exceeded this goal);

•	Engage in employee development activities and strengthen mid-level management through training and strategic hiring (Hanover has developed new training programs, piloted the Service Excellence Program designed to improve field operations and reduce turnover, and made a number of mid-level strategic hires and promotions over the past year in human resources, risk services, project management, manufacturing and international operations);

•	Analyze strategic options available to Hanover (this goal was satisfied by a number of discussions with the board of directors related, among other things, to potential mergers and acquisitions, asset sales or purchases, and the formation of an MLP); and

•	Develop Hanover’s Eastern Hemisphere oil and gas fabrication capabilities (the Dubai fabrication facility was completed by year end 2006 with orders booked).

Although the Compensation Committee and board may exercise discretion in determining the size of Mr. Jackson’s annual performance-based incentive award, the majority of his goals, both corporate and individual, were quantitative, and the independent members of the board based their conclusion on the actual results obtained. In the case of qualitative measures, the Chairman of the Board evaluated Mr. Jackson’s performance based on the original goal and Hanover’s strategic objectives. The Chairman of the Board provided his assessment to the Compensation Committee and independent members of the board, discussed the results in executive session and made a determination as to whether such results met or exceeded the board’s expectations in that regard.

Long-Term Incentive Award.  As indicated above, the Compensation Committee considered it in the best interest of both Hanover and Mr. Jackson to emphasize long-term incentives as a key component of Mr. Jackson’s total compensation. To recognize the importance of Mr. Jackson’s role in maintaining Hanover’s return to profitability (achieved in the first quarter of 2006), the Compensation Committee recommended and the independent members of the board of directors approved on July 21, 2006, the following LTI Award for Mr. Jackson:

•	A grant of 61,500 shares of restricted stock, which represents 50% of Mr. Jackson’s total 2006 LTI Award. The restricted stock is subject to vesting at the rate of one-third per year on each anniversary from the date of grant over a period of three years.

•	A performance-based restricted stock award consisting of 61,500 shares if earned at target (or 123,000 shares if earned at maximum), which represents 50% of Mr. Jackson’s 2006 LTI Award. The performance-based award cliff vests at the end of a three-year performance period pursuant to the achievement of a pre-determined corporate objective with a payout that could range between 0 and 200% of target. The performance measure recommended by the Compensation Committee and approved by the Board of Directors is based upon Hanover’s average ROCE over the performance period as described under “— Long-Term Incentive Compensation” above.

The size and type of awards provided to Mr. Jackson, taken together with the other elements of his compensation, were determined by the Compensation Committee to be appropriate and were designed to encourage the achievement of improved operating results and growth in stockholder value, to aid in retention and to ensure a greater ownership stake in Hanover, thereby further aligning Mr. Jackson’s interests with those of Hanover’s stockholders.

  Executive Compensation Decisions During 2007

  Base Salaries

The Compensation Committee approved an aggregate budget and payout range for increases in base pay for all employees and, in March 2007, approved the specific increases in base pay for Hanover’s named executive officers. In setting 2007 base salaries for these individuals, the Compensation Committee employed the same consideration and process used to evaluate 2006 increases in base pay as described under “— Determining Executive Compensation” above. The base salary increases approved by the Compensation Committee are as follows:

		Amount of
	Previous	Annual	Percentage	New
Name	Base Salary	Increase	Increase	Base Salary

John E. Jackson	$565,000	$35,000	6%	$600,000
Lee E. Beckelman	$300,000	$30,000	10%	$330,000
Brian A. Matusek	$310,000	$30,000	10%	$340,000
Norman A. Mckay	$310,000	$30,000	10%	$340,000
Steven W. Muck	$250,000	$20,000	8%	$270,000
Gary M. Wilson	$310,000	$25,000	8%	$335,000

  Annual Performance-Based Incentive Compensation

In January 2007, the Compensation Committee approved the annual incentive compensation payable to executive officers for 2006 performance as described under “— Annual Performance Goals — 2006” above and as reported in the “Summary Compensation Table.” In addition, the Compensation Committee and the independent members of the board approved the following performance measures for the annual incentive program for 2007:

Annual Performance Goals — 2007

				Payout as a
	Weight of	Performance	Performance	Percentage of Cash
Performance Measure	Measure	Level	Goals	Bonus Opportunity

Corporate Performance Goals	50%
EBITDA — earnings before interest,		Below	—	0%
tax, depreciation and amortization		Threshold	$385 million	7.5%
		Target	$430 million	15.0%
		Maximum	$485 million	30.0%

ROCE — return on capital employed		Below	—	0%
		Threshold	7.2%	7.5%
		Target	9.0%	15.0%
		Maximum	11.3%	30.0%

EPS — earnings per share		Below	—	0%
		Threshold	$0.31	10.0%
		Target	$0.57	20.0%
		Maximum	$0.87	40.0%

Individual Performance Goals	50%
Tailored to each individual’s responsibilities to reflect operational, strategic and financial objectives established as part of the annual planning process

The corporate performance goals at target levels generally represent a 12% growth rate when compared to results actually achieved by Hanover in 2006. As previously indicated, the maximum payout under the 2007 annual incentive program was increased from 150% to 200% of a participant’s bonus opportunity at target performance. In addition, only with respect to John E. Jackson, Hanover’s President and Chief Executive Officer, corporate performance and individual performance will be weighted at 60% and 40%, respectively, to put more emphasis on measures which directly impact shareholder value.

Long-Term Incentive Compensation

In February 2007, through the adoption of an amendment to the 2006 Stock Incentive Plan and pursuant to the merger agreement entered into in connection with the mergers, the board determined that any equity awards (“LTI Awards”) made subsequent to the signing of the merger agreement would not accelerate upon the consummation of the proposed mergers. In March 2007, the Compensation Committee considered (a) loss of retention that would occur due to the accelerated vesting of all outstanding prior equity awards upon the change of control resulting from the mergers and (b) the difficulty in setting long-term corporate level performance objectives that could be effectively tracked subsequent to the mergers. The Compensation Committee therefore determined that the 2007 Long-Term Incentive Program would provide for the grant of time-vested restricted stock and stock-settled restricted stock units only. It was determined that the grant would be subject to vesting at the rate of one-third per year over a three year period of employment and subject to accelerated vesting in the event of a change of control, with the exception of the change of control that will result from the mergers. Over the three year period of vesting, the grant would (a) serve to restore a portion of the retention element that will be lost due to the accelerated vesting of outstanding equity grants in connection with the mergers and (b) continue to encourage performance since the value of restricted stock moves in tandem with Hanover’s stock price (or if the mergers are consummated, the stock price of Holdings).

On May 8, 2007, the Compensation Committee approved grants under the 2007 Long-Term Incentive Program, including the equity grants for Hanover’s named executive officers. In determining the 2007 LTI

Awards, the committee considered the factors described under “ — Determining Executive Compensation” above. The 2007 grants to Hanover’s named executive officers, as approved by the Compensation Committee, are as follows:

Shares of
Restricted Stock /
Name	Restricted Stock Units

John E. Jackson	- 0 -
Lee E. Beckelman	- 0 -
Brian A. Matusek	22,400
Norman A. Mckay*	22,400
Steven W. Muck	17,920
Gary M. Wilson	19,040

*	Mr. Mckay is based in Dubai and was awarded restricted stock units; all other grants are in the form of restricted stock.

The Compensation Committee did not approve a grant to Messrs. Jackson and Beckelman under the 2007 Long-Term Incentive Program since it is has been previously determined and announced that their employment will not continue following the mergers. The Compensation Committee agreed that in the event the mergers were not consummated, it would reconvene to consider a 2007 LTI Award for Messrs. Jackson and Beckelman.

Compensation Arrangements in Connection with Proposed Mergers

On March 15, 2007, the Compensation Committee and board approved a retention bonus plan for selected employees, including certain named executive officers, that provides participants with a retention bonus in a lump sum cash payment (which is not necessarily the same for each individual) for continuing employment with Hanover until March 31, 2008. If the participant’s employment with Hanover is terminated prior to such date by reason of death, disability or termination without cause (as defined in the retention bonus plan), that participant is entitled to be paid his or her entire retention bonus within ten days of such event. A retention bonus has been provided to each of Hanover’s named executive officers as follows:

Name	Retention Bonus

John E. Jackson	- 0 -
Lee E. Beckelman	- 0 -
Brian A. Matusek	- 0 -
Norman A. Mckay	$310,000
Steven W. Muck	$250,000
Gary M. Wilson	$310,000

In addition, on March 15, 2007, the Compensation Committee and board approved a Supplemental Performance Bonus (the “Supplemental Performance Bonus”) subject to receipt of consent of Universal under the merger agreement. Hanover received the consent of Universal on May 9, 2007. If the proposed mergers are consummated, under the terms of the 2003 Stock Incentive Plan, cash performance awards granted under Hanover’s 2005 Long-term Incentive Program (“2005 LTI Program”) will vest at only 100% of target payout even though the maximum performance criteria is currently expected to be met. Absent the proposed mergers, if the maximum performance was met, the payout would be up to 200% of what would have been payable at target performance. As a result of this inequity, the Compensation Committee and independent members of the board reviewed this matter and approved approximately $2.9 million in Supplemental Performance Bonuses payable to officers and other employees in cash upon consummation of the mergers. The Supplemental Performance Bonus for employees who received cash awards under the 2005 LTI Program and were salary grades 38 and above at the time of grant (generally director level managers and above), will receive an amount that, taken together with the 100% target payout that will vest upon consummation of the mergers, will be the equivalent of Hanover obtaining a 150% performance level under the 2005 LTI Program. The Supplemental Performance Bonus for employees who received cash awards under the 2005 LTI Program and were salary grades 37 and below at the time of grant, will receive an amount that, taken together with the 100% target payout that will vest upon consummation of the mergers, will be the equivalent of Hanover obtaining a 200% performance level under the 2005 LTI Program.

The estimated Supplemental Performance Bonus for each of Hanover’s named executive officers, payable only upon consummation of the mergers, will be as follows:

Estimated
Supplemental
Performance
Officer	Bonus

John E. Jackson	$390,000
Lee E. Beckelman	$90,000
Brian A. Matusek	$90,000
Norman A. Mckay	$70,000
Steven W. Muck	$70,000
Gary M. Wilson	$70,000

On May 8, 2007, the Compensation Committee and board of directors adopted a new severance plan in connection with the mergers as described under “The Mergers — Workforce and Employee Benefit Matters — Employee Severance Plans.” The plan provides for salary and benefit continuation in the event of termination without cause within six months of the effective date of the mergers. All employees of Hanover and its designated subsidiaries are participants in the plan with the exception of any employee with a change of control arrangement; therefore, none of Hanover’s named executive officers are participants in the Severance Plan.

Severance and Change of Control Arrangements

Hanover has an existing severance plan that covers regular full time employees whose employment is terminated without cause due to redundancy of personnel, a reorganization or a reduction in workforce. This severance plan will be superceded by the new Severance Plan described above in the event the mergers are consummated. In addition, in the event of a change of control, Hanover will accelerate for all employees Hanover’s match in the Hanover 401(k) Plan and the vesting of long-term incentives, granted prior to the announcement of a change of control, under the terms of the respective incentive plans.

In addition, Hanover has entered into a Change of Control Agreement, each of which is referred to in this section related to the Hanover 2007 Stockholders’ Meeting as a “COC Agreement,” with each of Hanover’s named executive officers and five additional key members of management. These agreements provide for continued employment of the manager for a period of time following a qualifying change of control and are designed to ensure continuity of management in the event of a change of control, consistent with the best interests of stockholders. The Compensation Committee also considers the COC Agreements a customary part of executive compensation and, therefore, an aid in attracting and retaining executive talent.

In determining the level of change of control protection that would be provided to key officers, the Compensation Committee considered the array of features commonly provided, reviewed change of control protection offered by peer companies, and evaluated which key officers would be involved in the evaluation of a transaction that could result in a change of control and would be considered critical for management continuity in such event. The Compensation Committee generally concluded that the following provisions were consistent with the Compensation Committee’s compensation philosophy and were in the interest of Hanover’s stockholders: (a) each COC Agreement must be affirmatively renewed each year by the Compensation Committee; (b) none of the COC Agreements would provide for the payment of more than three times an executive’s annual salary and target bonus; (c) the agreements would require a “double trigger” (a consummated Change of Control and a “qualifying termination” of employment, as defined in the COC Agreement, within one year following a Change of Control) to result in any payments under the agreements;

and (d) none of the agreements would provide for tax gross up payments. The Compensation Committee recognized that tax gross up payments are commonly provided for in COC Agreements, but concluded that the cost to Hanover was excessive relative to the value to the employee. The COC Agreements provide for a carve back of Change of Control payments if such a reduction will result in a higher net, after-tax benefit to the executive. If necessary, the Compensation Committee and board of directors may, in its discretion consider other means of mitigating any unintended and inequitable consequence of related excise taxes in connection with compensation that is associated with a change of control.

The COC Agreements generally provide that if the executive is terminated within 12 months after an actual change of control occurs, or if during that period the manager terminates his employment for “good reason,” as defined in the agreements, he or she would be entitled to a payment equal to a multiple ranging from one to three times the executive’s annual base salary and target bonus and would be provided health and welfare benefits for a period not to exceed 18 months. Mr. Jackson has been provided an agreement that, in addition to change of control protection, provides for a severance payment equal to his annual salary and target bonus if Hanover terminates Mr. Jackson without cause or Mr. Jackson terminates his employment for “good reason” at any time other than the 12 months following a change of control.

A more specific description of the terms of COC and Severance Agreements provided to Hanover’s named executive officers along with an illustration of the estimated payouts in connection with such agreements (assuming a change of control and “qualifying termination” was effected at year-end 2006) can be found in this joint proxy statement/prospectus beginning on page 66.

Stock Ownership Guidelines

The Compensation Committee and the board of directors believe that it is important for Hanover’s executives to build and maintain an equity stake in Hanover to align the executive’s interest with those of Hanover’s stockholders. Our policy on insider trading prohibits the trading of Hanover securities on margin. Hanover’s executive officers and other employees who are deemed to be “insiders” are allowed to trade in Hanover securities through the use of Rule 10b5-1 trading plans and a captive broker.

Hanover’s ownership policy for executives covers stock options and restricted stock/units awarded subsequent to March 2004 and requires executives to adhere to the following stock ownership guidelines:

•	Chief Executive Officer and Chief Financial Officer — 50% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) must be held for a period of three years following an option exercise or vesting of restricted stock awards.

•	Section 16 officers and direct reports to the Chief Executive Officer — 33% of the net shares acquired (after taking into account the sale of shares to cover the option exercise price and/or to pay taxes) must be held for one year following an option exercise or vesting of restricted stock awards.

In addition, stock ownership guidelines have been adopted for the Hanover board of directors. Directors are required to retain all restricted stock (except for sales to provide for the payment of taxes due upon vesting) until his or her service as a director concludes.

Limitation of Tax Deduction for Executive Compensation

Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on non-performance-based compensation to executive officers in excess of $1 million. We believe the performance-based restricted stock awards made in 2004, the cash performance award made in 2005, and the performance-based restricted stock award made in 2006 under Hanover’s long-term incentive plans qualify as performance-based pay. No specific actions have been taken with regard to annual cash bonus compensation to comply with Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Hanover board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Submitted by the Management Development and
Compensation Committee of the Board of Directors

I. Jon Brumley, Chair
Robert R. Furgason
Victor E. Grijalva
Peter H. Kamin

Information Regarding Executive Compensation

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid by Hanover to all persons who held the position of Chief Executive Officer, Chief Financial Officer and Hanover’s four other most highly compensated executive officers during 2006, which are collectively referred to in this section related to the Hanover 2007 Stockholders’ Meeting as the “Named Executive Officers.”

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John E. Jackson(3)	2006	552,019	0	1,279,170	142,785	1,320,000	0	14,311	3,308,285
President and Chief Executive Officer
Lee E. Beckelman(4)	2006	274,039	0	231,790	39,758	320,000	0	8,368	873,955
Senior Vice President — Chief Financial Officer
Brian A. Matusek(5)	2006	291,827	0	289,633	35,027	335,000	0	6,505	957,992
Senior Vice President — Western Hemisphere
Norman A. Mckay(6)	2006	291,827	8,400	124,908	22,017	308,333	0	76,233	831,718
Senior Vice President — Eastern Hemisphere
Steven W. Muck(7)	2006	237,019	0	254,422	51,816	263,333	0	8,368	814,958
Vice President — Human Resources and HSE
Gary M. Wilson(8)	2006	302,212	0	257,970	36,465	308,333	0	99,506	1,004,486
Senior Vice President, General Counsel & Secretary

(1)	The value of restricted stock and option awards are based on the dollar amount expensed for financial statement reporting purposes for the twelve months ended December 31, 2006, in accordance with FAS 123(R) (other than estimated forfeitures, which are not considered in the above table), and includes amounts attributable to vesting of awards granted each year from 2002 through 2006. Assumptions used in the calculation of these amounts are included in the footnotes to the financials statements included in Hanover’s Annual Report on Form 10-K for the twelve months ended December 31, 2006. The actual value of restricted stock ultimately realized by each executive will vary based on fluctuations in the market price of Hanover’s common stock. If Hanover declares a dividend on shares of its common stock, holders of Hanover’s restricted stock will be entitled to receive dividends in an amount per share equal to those received by holders of Hanover’s common stock, without regard to whether the shares of restricted stock have vested.

(2)	This amount includes (i) a cash award paid in March 2007 under Hanover’s 2006 annual performance-based incentive program (the “Hanover 2006 Incentive Program”) and (ii) the amount accrued during 2006 pursuant to a cash performance-based award under the Hanover 2005 Long-Term Incentive Program (the “Hanover 2005 LTI Program”) as follows:

	Cash Payment Under	Accrual Under
Named Executive Officer	2006 Incentive Program	2005 LTI Program

John E. Jackson	$800,000	$520,000
Lee E. Beckelman	200,000	120,000
Brian A. Matusek	215,000	120,000
Norman A. Mckay	215,000	93,333
Steven W. Muck	170,000	93,333
Gary M. Wilson	215,000	93,333

The conclusion of the Hanover 2005 LTI Program’s three-year performance period is July 2008, and the final amount of the award will be based on the achievement of corporate performance targets which will not be determined until the conclusion of the performance period.

(3)	The amount set forth under “All Other Compensation” for 2006 includes (i) $13,443 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $868 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(4)	The amount set forth under “All Other Compensation” for 2006 includes (i) $7,500 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $868 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(5)	The amount set forth under “All Other Compensation” for 2006 includes (i) $5,637 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $868 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(6)	The amount set forth under “All Other Compensation” for 2006 includes (i) $4,935 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) $3,018 in premiums paid by Hanover for group term life and accidental death and disability insurance, (iii) $4,511 auto allowance, (iv) $29,405 housing allowance, (v) $3,948 utilities, (vi) $10,000 relocation expense; (vii) $16,683 education allowance, (viii) $2,635 travel allowance and (ixi) $1,098 for club dues. Reimbursements for auto, housing, utilities education allowance, travel allowance and club dues reflect currency exchange rate adjustments from Arab Emirates dirham (AED) to U.S. dollars. The exchange rate is provided by Oanda.com and is based on the average exchange rate during 2006 of 3.67 U.S. dollars for each AED.

(7)	The amount set forth under “All Other Compensation” for 2006 includes (i) $7,500 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) $868 in premiums paid by Hanover for group term life and accidental death and disability insurance.

(8)	The amount set forth under “All Other Compensation” for 2006 includes (i) $7,500 company match in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants, (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $868, (ii) reimbursement of children’s overseas tuition expense in the amount of $67,293 which includes a gross up amount of $19,277 and (iii) personal travel reimbursement in the amount of $23,845 which includes a gross up amount of $6,307. Tuition and travel expenses are grossed up to a maximum tax rate of 33% and also reflect currency exchange rate adjustments from Great Britain pounds to U.S. dollars. The exchange rate is provided by a U.K. bank and is based upon the rate in effect on the date services were invoiced.

There were no forfeitures of stock options or restricted stock by the Named Executive Officers of Hanover during 2006.

Grants Of Plan-Based Awards

The following table sets forth certain information with respect to time-vested and performance-based restricted stock granted during the twelve months ended December 31, 2006, to each of Hanover’s Named Executive Officers under the 2006 Long-Term Incentive Program (the “2006 LTI Program”).

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
		Estimated Future Payouts						Shares of	Securities	Price of	Fair Value
		Under Non-Equity Incentive			Estimated Future Payouts Under Equity			Stock or	Underlying	Option	of Stock
		Plan Awards			Incentive Plan Awards(1)			Units	Options	Awards	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)(2)	(#)	($/SH)	Awards(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(j)

John E. Jackson	7/21/2006				30,750	61,500	123,000				$999,375
	7/21/2006							61,500			999,375

											$1,998,750

Lee E. Beckelman	7/21/2006				7,700	15,400	30,800				$250,250
	7/21/2006							15,400			250,250

											$500,500

Brian A. Matusek	7/21/2006				7,700	15,400	30,800				$250,250
	7/21/2006							15,400			250,250

											$500,500

Norman A. Mckay	7/21/2006				7,700	15,400	30,800				$250,250
	7/21/2006							15,400			250,250

											$500,500

Steven W. Muck	7/21/2006				6,150	12,300	24,600				$199,875
	7/21/2006							12,300			199,875
	7/28/2006							15,000			284,400

											$684,150

Gary M. Wilson	7/21/2006				6,550	13,100	26,200				$212,875
	7/21/2006							13,100			212,875

											$425,750

(1)	During 2006, the Compensation Committee recommended and the independent members of the board of directors approved as the long-term incentive performance measure the average return on capital employed (“ROCE”) achieved over the three-year performance period commencing in July 2006. ROCE is calculated as (1) earnings before interest and taxes (“EBIT”), divided by (2) the sum of short-term debt, current maturities of long-term debt, long-term debt, minority interest, stockholders’ equity, less cash. The method used in calculating ROCE for the three-year performance period computes the average annualized EBIT over the entire period and divides it by the average capital employed. The chart on page 123 sets forth the performance measures for ROCE and the associated payout at threshold, target and maximum levels. The actual payout will range from 0% to 200% of the performance-based restricted stock that would have been earned at target performance. The performance-based restricted stock is subject to cliff-vesting at the end of a three-year performance period, which is June 30, 2009. In the event of a change of control, the vesting of performance-based restricted stock will be accelerated and such awards will be payable at maximum.

(2)	Restricted stock awards were granted on July 21, 2006 and vest on each anniversary date of grant at the rate of one-third per year over a three-year period. In the event of a change of control, the vesting of restricted stock awards will be accelerated. If Hanover declares a dividend on shares of the common stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested.

(3)	The value of restricted stock awards is based on FAS 123(R) with performance-based restricted stock valued at target payout. The July 28, 2006 award to Mr. Muck was valued at $18.96 per share, the New York Stock Exchange closing price on the grant date; all other awards, granted on July 21, 2006, were valued at $16.25 per share on the date of grant.

Outstanding Equity Awards At Fiscal Year-End

The following table provides the value of all unexercised stock options and unvested restricted stock held by the Named Executive Officers as of December 31, 2006. The 2005 performance-based cash award granted under the Hanover 2005 LTI Program, which cliff vests in July 2008 at the conclusion of a three year performance period, is not included in this table; however, the 2006 accrual for this cash award is included in column (g) of the Summary Compensation Table on page 139.

	Option Awards					Stock Awards
										Equity
			Equity					Equity		Incentive Plan
			Incentive					Incentive		Awards:
			Plan				Market	Plan Awards:		Market or
			Awards:				Value of	Number of		Payout Value
	Number of	Number of	Number of			Number of	Shares or	Unearned		of Unearned
	Securities	Securities	Securities			Shares or	Units of	Shares, Units		Shares, Units
	Underlying	Underlying	Underlying			Units of	Stock	or Other		or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	That	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)		($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

John E. Jackson	50,000			$13.98	1/22/2012	157,614	$2,977,328	26,125	(4)	$493,501
	50,000			$14.55	5/14/2012			123,000	(5)	$2,323,470
	40,000			$9.81	12/10/2012
	28,432	9,478(2)		$11.43	7/16/2013
	10,000	20,000(3)		$11.98	7/8/2015
Lee E. Beckelman	5,000			$11.53	12/2/2012	33,422	$631,342	5,938	(4)	$112,169
	2,651	884(2)		$11.43	7/16/2013			30,800	(5)	$581,812
	5,667	11,333(3)		$11.98	7/8/2015
Brian A. Matusek	4,216	1,406(2)		$10.00	10/22/2013	32,994	$623,257	8,125	(4)	$153,481
	5,667	11,333(3)		$11.98	7/8/2015			30,800	(5)	$581,812
Norman A. Mckay	4,334	8,666(3)		$11.98	7/8/2015	28,066	$530,167	30,800	(5)	$581,812
Steven W. Muck	5,456			$14.55	5/14/2012	38,010	$718,009	10,000	(4)	$188,900
	10,000			$10.20	11/8/2012			24,600	(5)	$464,694
	8,123	2,708(2)		$11.43	7/16/2013
	4,334	8,666(3)		$11.98	7/8/2015
Gary M. Wilson	5,622	5,622(2)		$10.38	5/20/2014	27,478	$519,059	15,000	(4)	$283,350
	4,334	8,666(3)		$11.98	7/8/2015			26,200	(5)	$494,918

(1)	Stock awards are valued as of the New York Stock Exchange closing price on December 29, 2006, which was $18.89.

(2)	Stock options vest on each anniversary date of grant at the rate of 25% per year over a four-year period and have a term of ten years following the date of grant. In the event of a change of control, the vesting of stock options will be accelerated.

(3)	Stock options vest on each anniversary date of grant at the rate of one-third per year over a three-year period and have a term of ten years following the date of grant. In the event of a change of control, the vesting of stock options will be accelerated.

(4)	The performance-based restricted stock awards are reflected at a maximum payout of 125% of the target award based on performance as of December 31, 2006, relative to the following performance measures:

(a) cash flow from operations and (b) utilization. This three-year performance-based award was granted in July 2004 and will cliff vest in September 2007. In the event of a change of control, the vesting of performance-based restricted stock will be accelerated and such awards will be payable at maximum.

(5)	The performance-based restricted stock awards are reflected at a maximum payout of 200% of the target award based on performance as of December 31, 2006, relative to the following performance measure: return on capital employed. This three-year performance-based award was granted in July 2006 and will cliff vest in July 2009. In the event of a change of control, the vesting of performance-based restricted stock will be accelerated and such awards will be payable at maximum.

Options Exercised and Stock Vested

The following table includes certain information with respect to the vesting of restricted stock granted to Hanover’s Named Executive Officers during the twelve months ended December 31, 2006. None of the Named Executive Officers exercised stock options during 2006.

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

John E. Jackson			63,447	$1,099,223.10
Lee E. Beckelman			9,190	$157,212.10
Brian A. Matusek			13,761	$234,801.21
Norman A. Mckay			3,334	$59,211.84
Steven W. Muck			7,934	$140,003.60
Gary M. Wilson			9,189	$158,476.64

(1)	The value realized from the vesting of restricted stock awards was equal to the New York Stock Exchange closing price of Hanover’s common stock on the date of vesting multiplied by the number of vesting shares.

Additional Arrangements with Management

Hanover has entered into employment agreements with the following Named Executive Officers:

Gary M. Wilson.  The Hanover board of directors authorized Hanover to enter into an agreement that provides for an education allowance for Mr. Wilson’s children and an allowance for Mr. Wilson’s family to travel at full economy return rates between the United Kingdom and the United States. These allowances are grossed up to a maximum rate of approximately 33% (subject to annual review) and are also subject to currency exchange rate adjustments. The value of these benefits during 2006 is provided in the Summary Compensation Table on page 139.

Norman A. Mckay.  The Hanover board of directors authorized Hanover to enter into an agreement dated March 31, 2005 (effective May 16, 2005), that provides for an international benefits package covering housing, schooling, auto, travel, medical and other benefits. The value of these benefits during 2006 is provided in the Summary Compensation Table on page 139.

Potential Payments upon Termination or Change of Control

Hanover has entered into a COC Agreement with each of its Named Executive Officers and five additional key members of management. Certain terms used in the COC Agreements and referenced in the information below have the following meanings:

•	“Good reason” includes but is not limited to, (a) a permanent change in the executive’s title; (b) a permanent change in the executive’s duties or responsibilities which are materially inconsistent with his or her title, but excluding any such change that is in conjunction with and consistent with a promotion; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s eligible annual target bonus percentage; or (e) a material reduction in the executive’s employee benefits if materially less than the benefits received by Hanover’s other comparable employees.

•	“Cause” includes but is not limited to (a) the commission by the executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to Hanover or an affiliate, (b) a conviction or a no contest plea in connection with a felony or a crime involving fraud, dishonesty or moral turpitude, (c) willful misconduct, or (d) failure of the executive to follow the written directions of the board of directors or to render services in accordance with an employment arrangement.

•	“Qualifying Termination” means a termination of an executive’s employment either (a) by Hanover other than for “cause” or (b) by the executive for “good reason” within twelve months of a consummated change of control. The executive’s death or disability does not constitute a “qualifying termination” of employment.

The following is a description of the terms of the COC Agreements provided to Hanover’s Named Executive Officers.

In the event of a “qualifying termination” of employment, Hanover will pay to the Named Executive Officers, within five business days after the date of termination (or, if Section 409A of the Code, is applicable to the payment, as soon as such payment can be made without being subject to the additional tax under Section 409A), an amount equal to the sum of:

•	the executive’s earned but unpaid base salary through the date of termination plus the executive’s target bonus for the current year (prorated to the date of termination);

•	any earned but unpaid actual bonus for the prior year;

•	that portion of the executive’s vacation pay accrued, but not used, for the current year to the date of termination;

•	for John E. Jackson, the product of three times the sum of his base salary and target bonus, and for all other Named Executive Officers, the product of two times the sum of his respective base salary and target bonus; and

•	amounts previously deferred by the executive, if any, or earned but not paid, if any, under any Hanover incentive and nonqualified deferred compensation plans or programs as of the date of termination.

In addition, the COC Agreements provide that Hanover pay the executive for health insurance premiums for a period of up to eighteen months. If the executive is terminated for “cause,” or such executive terminates his or her employment without “good reason,” Hanover is not obligated to make any payments under the COC Agreement.

Mr. Jackson’s COC Agreement also includes a severance arrangement that provides that if Hanover terminates Mr. Jackson without cause or Mr. Jackson terminates his employment for “good reason” at any time other than the 12 months following a change of control, he would be entitled to a severance payment equal to his annual base salary and target bonus and reimbursement of health insurance premiums for a period of up to eighteen months. If Mr. Jackson is terminated for “cause,” or Mr. Jackson terminates his employment without “good reason,” Hanover is not obligated to make any payments to Mr. Jackson.

The tables below reflect the amount of compensation that would be payable to each of Hanover’s Named Executive Officers in the event of termination or termination following a change in control.

John E. Jackson

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability	Severance

Compensation
Earned Bonus(2)	—	$565,000	—	—
Base Salary and Target Bonus	—	$3,390,000	—	$1,130,000
Long-term Incentives (unvested and accelerated)
Stock Options(3)	$208,906	$208,906	$208,906	—
Restricted Stock(4)
Performance-Based	—	$2,816,971	$1,556,536	—
Time Vested	—	$2,977,328	$2,977,328	—
Cash Performance Award(5)	—	$780,000	$780,000	—
Benefits and Perquisites
Health Care(6)	—	$21,913	—	$21,913

Total	$208,906	$10,760,118	$5,522,770	$1,151,913

Lee E. Beckelman

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability

Compensation
Earned Bonus(2)	—	$150,000	—
Base Salary and Target Bonus	—	$900,000	—
Long-term Incentives (unvested and accelerated)
Stock Options(3)	$84,906	$84,906	$84,906
Restricted Stock(4)
Performance-Based	—	$693,981	$380,634
Time Vested	—	$631,342	$631,342
Cash Performance Award(5)	—	$180,000	$180,000
Benefits and Perquisites
Health Care(6)	—	$21,913	—

Total	$84,906	$2,662,142	$1,276,882

Brian A. Matusek

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability

Compensation
Earned Bonus(2)	—	$155,000	—
Base Salary and Target Bonus	—	$930,000	—
Long-term Incentives (unvested and accelerated)
Stock Options(3)	$90,810	$90,810	$90,810
Restricted Stock(4)
Performance-Based	—	$735,293	$413,691
Time Vested	—	$623,257	$623,257
Cash Performance Award(5)	—	$180,000	$180,000
Benefits and Perquisites
Health Care(6)	—	$21,913	—

Total	$90,810	$2,736,273	$1,307,758

Norman A. Mckay

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability

Compensation
Earned Bonus(2)	—	$155,000	—
Base Salary and Target Bonus	—	$930,000	—
Long-term Incentives (unvested and accelerated)
Stock Options(3)	$59,882	$59,882	$59,882
Restricted Stock (Time Vested)(4)	—	$239,261	$239,261
Restricted Stock Units(4)
Performance-Based	—	$581,812	$290,906
Time Vested	—	$290,906	$290,906
Cash Performance Award(5)	—	$140,000	$140,000
Benefits and Perquisites
Health Care(6)	—	$22,770	—

Total	$59,882	$2,419,631	$1,020,955

Steven W. Muck

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability

Compensation
Earned Bonus(2)	—	$125,000	—
Base Salary and Target Bonus	—	$750,000	—
Long-term Incentives (unvested and accelerated)
Stock Options(3)	$80,084	$80,084	$80,084
Restricted Stock(4)
Performance-Based	—	$653,594	$383,467
Time Vested	—	$718,009	$718,009
Cash Performance Award(5)	—	$140,000	$140,000
Benefits and Perquisites
Health Care(6)	—	$21,913	—

Total	$80,084	$2,488,600	$1,321,560

Gary M. Wilson

		Change of Control
		Qualifying	Death or
Executive Benefits and Payments Upon Termination	Retirement	Termination(1)	Disability

Compensation
Earned Bonus(2)	—	$155,000	—
Base Salary and Target Bonus	—	$930,000	—
Long-term Incentives (unvested and accelerated) Stock Options(3)	$107,725	$107,725	$107,725
Restricted Stock(4)
Performance-Based	—	$778,268	$474,139
Time Vested	—	$519,059	$519,059
Cash Performance Award(5)	—	$140,000	$140,000
Benefits and Perquisites
Health Care(6)	—	$21,913	—

Total	$107,725	$2,651,965	$1,240,923

(1)	See the definition of “Qualifying Termination” on page 144.

(2)	The amounts provided under “Earned Bonus” represent a full year bonus with an assumed payout at target performance.

(3)	All stock options automatically become fully vested upon a change of control or an executive’s termination of service due to his or her death, disability or retirement. The number of options unvested and outstanding at year end for each Named Executive Officer is provided in column (c) of the table captioned “Outstanding Equity Awards at Fiscal Year-End” and the value of such awards has been calculated using the market closing price on December 29, 2006. Once vested, options are exercisable pursuant to the terms of the respective plans under which they were granted.

(4)	Upon a change of control or an executive’s termination of service due to his or her death or disability, time-vested and performance-based restricted stock and restricted stock units become fully vested and the restrictions deemed lapsed. For performance-based restricted stock and restricted stock units, the performance criteria is deemed to be met at maximum performance and payout if due to a change in control, and at target performance and payout if termination is due to death or disability. The number of performance-based restricted stock/units and time-vested restricted stock/units that are unvested and outstanding at year end for each Named Executive Officer is provided in columns (i) and (g), respectively, of the table captioned “Outstanding Equity Awards at Fiscal Year-End” and the value of such awards has been calculated using the market closing price on December 29, 2006.

(5)	The cash performance award granted pursuant to the Hanover 2005 LTI Program will automatically become fully vested upon a change of control or an executive’s termination of service due to his or her death or disability at target performance.

(6)	Health care benefits are the reimbursement of COBRA monthly premiums for an 18 month period as stated in the executive’s COC Agreement with the exception of Norman Mckay who is an international employee and covered under another program. The calculations are based on 2007 COBRA premiums.

Beneficial Ownership of Hanover Common Stock

5% Stockholders

The following table provides as of May 11, 2007, information known by Hanover concerning the beneficial owners of more than 5% of the outstanding Hanover common stock. This information is based upon statements that have been filed with the SEC pursuant to Section 13(d) or Section 13(g) under the Securities Exchange Act of 1934 or other information provided to Hanover.

	Number of Shares		Approximate
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class

Dimensional Fund Advisors Inc.	6,419,310	(1)	5.9%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
EGI-HC, L.L.C.	13,250,000	(2)	12.2%
Two North Riverside Plaza, Suite 600 Chicago, Illinois 60606
T. Rowe Price Associates, Inc.	6,580,100	(3)	6.0%
100 East Pratt Street Baltimore, Maryland 21202
ValueAct Capital Master Fund, L.P.	11,604,600	(4)	10.7%
435 Pacific Avenue, Fourth Floor San Francisco, California 94133
FMR Corp.	10,639,721(5)		9.8%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and as such provides investment advice to certain investment companies and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Hanover that are owned by the Funds and may be deemed to be the beneficial owner. All securities reported in the table above are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(2)	EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company (“Fund 05-07”) is the managing member of EGI-HC, L.L.C., a Delaware limited liability company (“EGI-HC”). SZ Investments, L.L.C., a Delaware limited liability company (“SZI”) is the managing member of Fund 05-07. SZI is indirectly owned by various trusts established for the benefit of Samuel Zell and his family (the “Trusts”). The trustee of each of the Trusts is Chai Trust Company, L.L.C., an Illinois limited liability company (“Chai Trust”). Fund 05-07, SZI, EGI-HC and Chai Trust share voting power and dispositive power over the shares owned beneficially by them.

(3)	T. Rowe Price Associates, Inc. (“TRP”) reports sole voting power with respect to 825,500 shares and sole investment power with respect to all shares. TRP serves as an investment advisor to individual and institutional clients and does not serve as custodian of the assets of any of its clients. With respect to securities owned by any one of the registered investment companies sponsored by TRP, only State Street Bank and Trust Company, as custodian, has the right to receive any dividends or proceeds from the sale of such securities. No other person is known to have such right, except that the shareholders of these funds participate proportionately in any dividends and distributions so paid. Any and all discretionary authority that has been delegated to TRP may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to TRP’s investment advice.

(4)	ValueAct Capital Master Fund III, L.P. directly owns 1,725,500 shares of Hanover common stock, and these shares may also be deemed to be beneficially owned by (i) VA Partners III, LLC as General Partner of ValueAct Capital Master Fund III, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund III, L.P. and (iii) ValueAct Capital Management, LLC as General Partner of

ValueAct Capital Management, L.P. Jeffrey W. Ubben, Peter H. Kamin and George F. Hamel, Jr. are Managing Members of VA Partners III, LLC and ValueAct Capital Management, LLC. The reporting persons share voting and dispositive power and disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

ValueAct Capital Master Fund, L.P. directly owns 9,879,100 shares of Hanover common stock, and these shares may also be deemed to be beneficially owned by (i) VA Partners, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. and (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P. Jeffrey W. Ubben, Peter H. Kamin and George F. Hamel, Jr. are Managing Members of VA Partners, LLC and ValueAct Capital Management, LLC. The reporting persons share voting and dispositive power and disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(5)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 10,170,173 shares of Hanover common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson III and FMR Corp. have sole dispositive power of such shares but not voting power. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR Corp., is the beneficial owner of 469,548 shares of Hanover common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR Corp. have sole voting and dispositive power of such shares.

Securities Owned by Directors and Officers

The following table provides information, as of May 11, regarding the beneficial ownership of Hanover’s common stock by each of its directors, each of its executive officers named in the Summary Compensation Table appearing on page 139 of this joint proxy statement/prospectus, and all of Hanover’s current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares	Vested	Unvested					Percentage
	Owned	Restricted	Restricted	Stock	Indirect		Total	of
Name of Beneficial Owner	Directly	Stock(1)	Stock(2)	Options(3)	Ownership		Ownership	Ownership

Non-Employee Directors
I. Jon Brumley	31,000	8,000	17,200	17,185	—		73,385	*
Ted Collins, Jr.	334,631	8,000	17,200	17,185	6,000	(4)	383,016	*
Margaret K. Dorman	—	8,000	17,200	11,000	—		36,200	*
Robert R. Furgason	13,600	8,000	17,200	17,185	400	(5)	56,385	*
Victor E. Grijalva	60,000	13,000	19,200	140,333	—		232,533	*
Gordon T. Hall	51,600	8,000	40,200	17,185	—		116,985	*
Peter H. Kamin (elected 1/1/2007)	—	—	4,700	—	11,604,600	(6)	11,609,300	10.7%
William C. Pate (elected 1/1/2007)	—	—	4,700	—	—	(7)	4,700	*
Stephen M. Pazuk	—	8,000	17,200	11,000	—		36,200	*
L. Ali Sheikh	—	—	11,200	—	—		11,200	*
Officers
John E. Jackson	1,649	104,987	306,739	188,432	—		601,807	*
Lee E. Beckelman	1,000	10,977	67,660	18,984	—		98,621	*
Brian A. Matusek	6,599	24,784	94,319	15,549	—		141,251	*
Norman A. Mckay	—	6,334	81,266	8,667	—		96,267	*
Steven W. Muck	121	15,362	90,530	32,246	—		138,259	*
Gary M. Wilson	—	12,928	87,718	17,100	—		117,746	*
All directors and executive officers as a group (19 persons)							13,939,180	12.9%

*	Less than 1%

(1)	Pursuant to Hanover’s stock ownership guidelines, non-employee directors must retain restricted stock (except for sales to provide for the payment of taxes due upon vesting) until their service as a director concludes.

(2)	Awards of restricted stock and restricted stock units vest on the anniversary date of grant, have no less than a three-year vesting period from the original date of grant and are subject to the following terms:

(a)	Non-employee directors have voting power, but not dispositive power (except to the extent necessary to meet the tax obligation upon vesting) until their service as a director concludes.

(b)	Officers have voting power and once vested, dispositive power (subject to Hanover’s stock ownership guidelines as described beginning on page 138 of this joint proxy statement/prospectus).

(c)	68,600 of the reported outstanding stock awards reported for Mr. Mckay are in the form of restricted stock units. Restricted stock units have no voting or dividend rights until they vest.

(3)	Shares that can be acquired immediately or within 60 days of May 11, 2007 through the exercise of stock options (subject to Hanover’s stock ownership guidelines as described beginning on page 126 of this joint proxy statement/prospectus).

(4)	Shares held in trust for the benefit of Mr. Collins’ two children; Mr. Collins is the trustee of such trust but disclaims beneficial ownership.

(5)	Shares held by Dr. Furgason’s wife. Dr. Furgason disclaims beneficial ownership of these shares.

(6)	These are shares owned by ValueAct Capital Master Fund, L.P. Due to Mr. Kamin’s position as a Managing Member of VA Partners, LLC and ValueAct Capital Management, L.P., he may be deemed to beneficially own these shares. See footnote (4) of the “5% Stockholders” table on page 137.

(7)	Mr. Pate is Chief Investment Officer of Equity Group Investments, L.L.C. (“EGI”), but disclaims beneficial ownership of the shares that are owned by EGI. See footnote (2) of the “5% Stockholders” table on page 148.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Hanover’s directors, executive officers and persons who beneficially own more than 10% of its common stock to file reports with the SEC and Hanover disclosing their initial beneficial ownership of Hanover’s common stock and changes in such ownership. Based upon a review of such reports furnished to us and certifications from Hanover’s directors and executive officers, Hanover believes that during 2006, all of its directors, executive officers and beneficial owners of more than 10% of Hanover’s common stock complied with all Section 16(a) filing requirements applicable to them.

PROPOSAL 5

RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Hanover intends to engage PricewaterhouseCoopers LLP to audit our financial statements for fiscal year 2007. PricewaterhouseCoopers LLP audited Hanover’s financial statements for fiscal year 2006 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee and the board of directors.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Hanover’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and the member firms of PricewaterhouseCoopers and their respective affiliates, which is referred to in this section related to the Hanover 2007 Stockholders’ Meeting as “PwC,” that were charged or allocated to Hanover for 2006 and 2005:

Types of Fees	FY 2006	FY 2005
	(In thousands)

Audit fees(a)	$3,209	$3,724
Audit-related fees(b)	4	47
Tax fees(c)	65	147
All other fees(d)	2	2

Total fees:	$3,280	$3,920

(a)	Audit fees include fees incurred related to audits and reviews of financial statements that we are required to file with the SEC, audit of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services which PwC provides as our principal auditor, including issuance of comfort letters, and assistance with and review of documents filed with the SEC.

(b)	Audit-related fees include fees billed by PwC related to employee benefit plan consent issued for 2006 and audit performed for 2005.

(c)	Tax fees include fees billed by PwC primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by PwC related to software licensing agreements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Hanover’s independent registered public accounting firm. This policy generally provides that Hanover will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by Hanover’s independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by Hanover’s independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairman of the Audit Committee has been delegated authority to consider and, if appropriate, approve up to $50,000 in audit and non-audit services. All services performed by Hanover’s independent registered public accounting firm in 2006 were pre-approved by the Audit Committee.

Vote Regarding the Ratification of the Reappointment of the Independent Registered Public Accounting Firm

Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by Hanover’s charter or bylaws. Hanover’s board of directors is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of Hanover and its stockholders. A representative of PricewaterhouseCoopers LLP is expected to attend the Hanover 2007 Stockholders’ Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

THE HANOVER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
RATIFICATION OF THE REAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.
AS HANOVER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee reviews Hanover’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm, which is referred to in this section related to the Hanover 2007 Stockholders’ Meeting as the “independent auditors,” is responsible for performing an independent audit of Hanover’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Hanover’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Hanover and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with Hanover’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hanover’s internal controls, and the overall quality of Hanover’s financial reporting.

In early 2007, management completed its documentation, testing and evaluation of the adequacy of Hanover’s system of internal control over financial reporting in effect as of December 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was apprised of the progress of the evaluation by both management and the independent auditors, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Audit Committee its report on the effectiveness of Hanover’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on management’s assessment of Hanover’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Hanover’s board of directors, and the board has concurred, that (i) the audited financial statements be included in Hanover’s Annual Report on Form 10-K for the twelve months ended December 31, 2006, for filing with the Securities and Exchange Commission; (ii) the independent auditors meet the requirements for independence; and (iii) the appointment of the independent auditors for 2007 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Margaret K. Dorman, Chair
Gordon T. Hall
Stephen M. Pazuk
L. Ali Sheikh

GENERAL INFORMATION

2008 Annual Meeting of Stockholders

Any proposals of stockholders of Hanover that are intended for inclusion in the proxy statement for Hanover’s 2008 Annual Meeting of Stockholders must be received by Hanover’s Corporate Secretary no later than December  , 2007. Notice of a stockholder proposal submitted for consideration at the 2008 Annual Meeting but not for inclusion in Hanover’s proxy statement must be received no later than February  , 2008. If a stockholder proposal is not received by Hanover by February  , 2008, it will be considered untimely and Hanover’s proxy for the 2008 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2008 Annual Meeting. Stockholder proposals must be in writing and delivered to Hanover’s principal executive office at 12001 N. Houston Rosslyn, Houston, Texas 77086 Attention: Corporate Secretary.

Annual Reports

Hanover’s 2006 Annual Report to Stockholders is being mailed to its stockholders with this joint proxy statement/prospectus. Hanover will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of its Annual Report on Form 10-K for the twelve months ended December 31, 2006. Please direct any such requests to the attention of the Corporate Secretary, Hanover Compressor Company, 12001 N. Houston Rosslyn, Houston, Texas 77086 or by telephone at (281) 405-5175. Such document is also available at the website of the SEC, which can be found at http://www.sec.gov.

UNIVERSAL ANNUAL MEETING

General Information about Proxies and Voting

Solicitation, Use and Revocation of the Proxies

Universal’s board of directors solicits the accompanying proxy for use at the annual meeting to be held at          , local time, on          , 2007, at the Hilton Houston Westchase, 9999 Westheimer Road, Houston, Texas 77042. Giving a proxy means that a Universal stockholder of record authorizes the persons indicated on the Universal proxy card to vote his, her or its shares at Universal’s annual meeting in the manner directed. If a Universal stockholder of record signs, dates and returns the enclosed proxy card but does not specify how to vote, his, her or its shares will be voted (1) for the adoption of the merger agreement, (2) for the adoption of the Holdings 2007 Stock Incentive Plan, (3) for the adoption of the Holdings Employee Stock Purchase Plan, (4) for the election of the nominees designated below to serve for three-year terms ending 2010, and (5) for ratification of Deloitte & Touche LLP as Universal’s independent registered public accounting firm for 2007, and, at the discretion of the persons indicated on the proxy card, to conduct any other business that properly comes before the annual meeting and any adjournment or postponement of the meeting. A Universal stockholder of record may revoke his, her or its proxy at any time before it is voted at the annual meeting by:

•	voting over the telephone or Internet if eligible to do so, in which case a Universal stockholder’s latest dated vote before the annual meeting will be the vote counted;

•	delivering to Universal’s corporate secretary a signed notice of revocation or a new proxy card with a later date; or

•	voting in person at the annual meeting.

Universal stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card or voting instruction form or information forwarded by your bank brokerage firm provides instructions for eligible Universal stockholders. Universal stockholders not wishing to vote through the Internet or by telephone or who are not eligible to vote through the Internet or by telephone should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope.

Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect a Universal stockholder’s right to revoke his, her or its proxy or to vote in person at the annual meeting. A Universal stockholder’s attendance at the annual meeting by itself does not constitute revocation of his, her or its proxy. Before the annual meeting, any written notice of revocation should be sent by a stockholder of record of Universal to Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Corporate Secretary. Any notice of revocation that is delivered at the annual meeting by a stockholder of record of Universal should be hand delivered to the corporate secretary before a vote is taken. If you hold your shares in “street name,” please follow the instructions provided by your bank or brokerage firm to revoke or change your vote. A Universal stockholder may be asked to present documents for the purpose of establishing his or her identity as a Universal stockholder.

On or about          , 2007, Universal commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Record Date; Voting Rights and Outstanding Shares

Universal’s board of directors has established the close of business on          , 2007 as the record date for determining Universal stockholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournment or postponement of the annual meeting. Only holders of record of Universal common stock on the record date are entitled to vote at the annual meeting. Each owner of record is entitled to one vote on all matters submitted for a vote for each share of Universal common stock held. As of the record date, there were           shares of Universal’s common stock issued and outstanding (excluding          treasury shares).

A complete list of stockholders entitled to vote at the Universal annual meeting will be available for examination by any Universal stockholder at Universal’s headquarters, 4444 Brittmoore Road, Houston, Texas 77041 for purposes pertaining to the Universal annual meeting, during normal business hours for a period of ten days before the Universal annual meeting, and at the time and place of Universal’s annual meeting.

Quorum, Voting Requirements and Effect of Abstentions and Non-votes

A quorum is necessary for the transaction of business at the Universal annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of Universal common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by Universal stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal, because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and broker non-votes will not be treated as votes cast, except that they will be treated as votes cast against the adoption of the merger agreement. Brokers do not have discretionary authority to vote on the merger proposal.

If you are a participant in the Universal 401(k) Retirement and Savings Plan, you have the right to provide voting directions to the plan trustee by submitting your proxy card for those shares of Universal common stock that are held by the plan and allocated to your plan account on the proposals to be considered at the annual meeting. Plan participant voting directions will be treated confidentially. The plan trustee will follow participants’ voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you elect not to provide voting directions, the Universal plan trustee will vote all of the Universal shares allocated to your account in the same proportion as the actual voting instructions submitted by plan participants at least two days prior to the Universal annual meeting. Because the plan trustee must process voting instructions from participants before the date of the Universal annual meeting, you are urged to deliver your instructions well in advance of the Universal annual meeting so that the instructions are received no later than          .

The adoption of the merger agreement requires the approval of the holders of a majority of the issued and outstanding shares of Universal common stock. The nominees for director for three-year terms who receive a plurality of the votes cast at Universal’s annual meeting will be elected. The auditor ratification proposal requires a majority of the votes cast at Universal’s annual meeting. The approval of the Holdings incentive plan and the Holdings stock purchase plan require the approval of a majority of the votes of the holders of the outstanding shares of Universal common stock present or represented at Universal’s annual meeting and entitled to vote, and the affirmative vote of a majority of the votes cast by Hanover at its annual meeting, and those votes cast must represent over 50% of their respective shares of common stock outstanding and entitled to vote as of each company’s respective record dates.

PROPOSAL 1
ADOPTION OF THE MERGER AGREEMENT
(Item 1 on Proxy Card)

As discussed elsewhere in this joint proxy statement/prospectus, holders of Universal common stock are considering adoption of the merger agreement. Holders of Universal common stock should read carefully this joint proxy statement/prospectus, including the annexes, in its entirety for more detailed information concerning the merger agreement and the mergers. In particular, holders of Universal common stock are directed to the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus.

The Universal board of directors recommends a vote FOR the adoption of the merger agreement in this Proposal 1.

PROPOSAL 2
ADOPTION OF THE HOLDINGS 2007 STOCK INCENTIVE PLAN
(Item 2 on Proxy Card)

At the Universal 2007 Stockholders’ Meeting, holders of Universal common stock are being asked to approve the Holdings 2007 Stock Incentive Plan (“Holdings incentive plan”). Holdings is the successor company in the proposed merger of Universal and Hanover Compressor Company, which is more fully described elsewhere in this joint proxy statement/prospectus. For a description of the material provisions of this plan, holders of Universal common stock should read carefully “Description of Holdings 2007 Stock Incentive Plan” beginning on page 100. In addition, a copy of the Holdings incentive plan is included as Annex D to this joint proxy statement/prospectus.

The Board of Directors of Universal adopted the Holdings incentive plan on March 29, 2007, subject to the approval of the stockholders of both Universal and Hanover. In addition, the sole director of Holdings adopted the Holdings incentive plan on March 29, 2007. The consummation of the mergers is not conditioned on the adoption of the Holdings incentive plan, but the Holdings incentive plan, if adopted, would become effective only upon the consummation of the mergers. If Universal’s (or Hanover’s) stockholders do not adopt the merger agreement, or if the merger agreement is terminated or the mergers are not consummated for any other reason, the Holdings incentive plan will not be implemented.

If the mergers are approved by the stockholders of Universal and Hanover, but the Holdings incentive plan does not receive the required stockholder approval, no awards will be granted under the Holdings incentive plan and Holdings will continue to make equity grants under Universal’s and Hanover’s existing equity plans. If the Holdings incentive plan becomes effective, Universal and Hanover have agreed to terminate the authority to make future grants under their respective equity incentive plans upon the consummation of the mergers.

The Board of Directors of Universal is recommending approval of the Holdings incentive plan in order to provide a uniform plan document under which equity awards can be granted to employees of Holdings and its affiliates following consummation of the mergers. The Holdings incentive plan is designed to provide Holdings and its affiliates with the means to attract and retain highly qualified directors and employees by providing an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance.

No awards have been granted under the Holdings incentive plan. Awards under the Holdings incentive plan are discretionary; therefore, no awards are determinable at this time. Because Universal’s directors and executive officers may be eligible to receive awards under the Holdings incentive plan, those directors and executive officers may be considered to have an interest in the approval of the Holdings incentive plan.

Stockholder approval of the Holdings incentive plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings incentive plan. Stockholder approval is also required so that incentive stock options under the Holdings incentive plan will qualify under section 422 of the Code and so that certain awards under the Holdings incentive plan will qualify as performance-based compensation under Section 162(m) of the Code. If the stockholders of Universal and Hanover approve the Holdings incentive plan, Holdings intends to register the shares issuable pursuant to the Holdings incentive plan under the Securities Act of 1933 as soon as practicable.

The Universal board of directors recommends a vote FOR the adoption of the Holdings 2007 Stock Incentive Plan in this Proposal 2.

PROPOSAL 3
ADOPTION OF THE HOLDINGS EMPLOYEE STOCK PURCHASE PLAN
(Item 3 on Proxy Card)

At the Universal 2007 Stockholders’ Meeting, holders of Universal common stock are being asked to approve the Holdings Employee Stock Purchase Plan (“Holdings stock purchase plan”). For a description of the material provisions of this plan, holders of Universal common stock should read carefully “Description of the Holdings Employee Stock Purchase Plan” beginning on page 106. In addition, a copy of the Holdings stock purchase plan is included as Annex E to this joint proxy statement/prospectus.

The Board of Directors of Universal adopted the Holdings stock purchase plan on March 29, 2007, subject to the approval of the stockholders of both Universal and Hanover. In addition, the sole director of Holdings adopted the Holdings stock purchase plan on March 29, 2007. The consummation of the mergers is not conditioned on the approval of the Holdings stock purchase plan, but the Holdings stock purchase plan, if approved, would become effective only upon the consummation of the mergers. If Universal’s (or Hanover’s) stockholders do not adopt the merger agreement, or if the merger agreement is terminated or the mergers are not consummated for any other reason, the Holdings stock purchase plan will not be implemented.

If the mergers are approved by the stockholders of Universal and Hanover, but the Holdings stock purchase plan does not receive the required stockholder approval, then Holdings will not have an employee stock purchase plan. Notwithstanding how the stockholders of Universal and Hanover vote on the Holdings stock purchase plan, Universal’s current employee stock purchase plan, which was approved by Universal’s stockholders in 2001 and amended in 2002, will terminate upon the consummation of the mergers.

The Board of Directors of Universal is recommending approval of the Holdings stock purchase plan in order to provide a uniform plan document under which employees of Holdings and its affiliates may purchase Holdings common stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of Holdings. The Holdings stock purchase plan will give eligible employees an opportunity to acquire a proprietary interest in Holdings’ long-term performance and success through the purchase of shares of Holdings common stock at a possible discount from its fair market value without having to pay any brokerage commissions with respect to the purchases.

No purchases have been made under the Holdings stock purchase plan. Purchases under the Holdings stock purchase plan will be at the election of eligible employees. Because Universal’s executive officers may be eligible to participate in the Holdings stock purchase plan, those executive officers may be considered to have an interest in the approval of the Holdings stock purchase plan.

Stockholder approval of the Holdings stock purchase plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the Holdings stock purchase plan. If the stockholders of Universal and Hanover approve the Holdings stock purchase plan, Holdings intends to register the shares issuable pursuant to the Holdings stock purchase plan under the Securities Act of 1933 as soon as practicable.

The Universal board of directors recommends a vote FOR the adoption of the Holdings stock purchase plan in this Proposal 3.

PROPOSAL 4
ELECTION OF DIRECTORS
(Item 4 on Proxy Card)

Universal’s directors are divided into three classes — Classes A, B and C — with each class serving for a period of three years. The terms of Universal’s Class A directors, Thomas C. Case, Janet F. Clark and Uriel E. Dutton, will expire at the time of Universal’s 2007 annual meeting.

Stockholders may not cumulate their votes in the election of directors. Directors will be elected by a plurality, which means that the number of nominees recommended for election by the board of directors receiving the greatest number of votes will be elected. Universal has no reason to believe that any nominee will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for any other person nominated as a substitute by Universal’s board of directors or Universal’s board of directors may reduce the number of directors.

The Universal board of directors recommends a vote FOR the re-election of each of Thomas C. Case, Janet F. Clark and Uriel E. Dutton as directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 11, 2007, the beneficial ownership of Universal common stock by persons Universal knows to be the beneficial owners of more than five percent of Universal’s issued and outstanding common stock, Universal’s directors and named executive officers and all of its directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, each Universal stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder’s name. Except as otherwise set forth below, shares of common stock not outstanding but deemed beneficially owned by virtue of a person or group having the right to acquire them within 60 days, including outstanding stock options, are treated as outstanding only for purposes of determining the percentage owned by such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership by any other person. The address for each executive officer and director listed below is c/o Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041.

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

FMR Corp.(2)	3,666,800	12.1%
82 Devonshire Street
Boston, MA 02109
Magnetar Financial L.L.C., Magnetar Capital Partners	2,329,275	7.7%
LP, Supernova Management LLC and Alec N. Litowitz(2)
1603 Orrington Avenue, 13th Floor
Evanston, IL 60201
Dimensional Fund Advisors LP(2)	2,327,763	7.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
TPG-Axon GP, LLC, TPG-Axon Partners GP, LP, TPG-Axon Partners, LP, TPG-Axon Capital Management, LP, TPG-Axon Partners (Offshore), Ltd. and Dinakar Singh(2)	2,000,000	6.6%
888 Seventh Avenue, 38th Floor
New York, New York 10019
TimesSquare Capital Management, LLC(2)	1,853,961	6.1%
1177 Avenue of the Americas — 39th Floor
New York, New York 10036
Thomas C. Case(3)	47,834	*
Janet F. Clark(4)	33,477	*
Uriel E. Dutton(3)	48,201	*
William M. Pruellage(3)	47,808	*
Lisa W. Rodriguez(5)	22,500	*
J.W.G. Honeybourne(6)	12,800	*
Stephen A. Snider(7)	533,743	1.8%
Ernie L. Danner(8)	198,070	*
Kirk E. Townsend(9)	113,668	*
J. Michael Anderson(10)	165,845	*
D. Bradley Childers(11)	131,243	*
All directors and executive officers as a group (14 persons)(12)	1,486,458	4.9%

*	Less than 1% of our issued and outstanding shares of common stock.

(1)	Reflects the shares beneficially owned as a percentage of common stock outstanding (30,300,657 shares, excluding 3,034,432 treasury shares) plus the beneficial owner’s shares of common stock subject to options that are or will become fully vested within 60 days, if any.

(2)	This information is based solely on the most recent filings made by such beneficial owners with the SEC on Schedule 13G or 13G/A.

(3)	Includes 47,500 shares of common stock subject to options.

(4)	Includes 32,500 shares of common stock subject to options.

(5)	Includes 22,500 shares of common stock subject to options.

(6)	Includes 10,000 shares of common stock subject to options.

(7)	Includes 460,201 shares of common stock subject to options.

(8)	Includes 135,852 shares of common stock subject to options.

(9)	Includes 82,034 shares of common stock subject to options.

(10)	Includes 122,999 shares of common stock subject to options.

(11)	Includes 101,419 shares of common stock subject to options.

(12)	Includes an aggregate of 1,202,170 shares of common stock subject to options. Also includes 131,465 shares of common stock owned by other executive officers not listed in the above table, of which 92,165 are shares of common stock subject to options.

Information about Universal’s Directors

Nominees for Election to Term Expiring 2010 (Class A)

Thomas C. Case
Age 58
Houston, Texas

Mr. Case has served on Universal’s board of directors since 1999. Mr. Case served as Chairman and Chief Executive Officer of Equipment Support Services, Inc. (a consolidator of heavy equipment dealerships in the United States) from September 2001 through 2002 and is currently a member of their board of directors. Mr. Case served as the President of Mobil Global Gas & Power, Inc. and was responsible for gas marketing and power development in North and South America from 1998 until December 1999. Mr. Case retired from Mobil on April 1, 2000. From 1996 to 1997, Mr. Case was the Executive Vice President of Duke Energy Trading and Market Services (formerly Pan Energy), a joint venture between Duke Energy and Mobil. From 1991 to 1996, he held various positions with Mobil, serving at various times as President and Executive Vice President/Chief Operating Officer of Mobil Natural Gas, Inc., Manager of Strategic Planning for Exploration and Production of Mobil and President of Mobil Russia.

Janet F. Clark
Age 52
Houston, Texas

Ms. Clark became a member of Universal’s board of directors in January 2003. Ms. Clark has served as Senior Vice President and Chief Financial Officer of Marathon Oil Company since January 5, 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company from December 2001 through December 2003, and from 1997 through 2000 was Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer for Santa Fe Snyder Corporation (subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc. Ms. Clark held investment banking positions with First Boston Corporation, Southcoast Capital Corporation and Williams Mackay Jordan & Co., Inc. from 1982 through 1996.

Uriel E. Dutton
Age 76
Houston, Texas

Mr. Dutton became a member of Universal’s board of directors in February 2001 as a designee of WEUS Holding, Inc. following Universal’s acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for more than the past eight years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton also serves as director and Vice President of M.D. Anderson Foundation (a charitable corporation).

Incumbent Directors — Term Expiring 2008 (Class B)

Ernie L. Danner
Age 52
Houston, Texas

Mr. Danner has been a member of Universal’s board of directors since the consummation of Universal’s acquisition of Tidewater Compression Service, Inc. in 1998. Mr. Danner has been an Executive Vice President of Universal since February 1998 and Chief Operating Officer since July 2006. Prior to this time, Mr. Danner held the position of Universal’s Chief Financial Officer from 1998 until April 1999. Mr. Danner became President, Latin America Division of Universal Compression, Inc., Universal’s wholly owned subsidiary, in November 2002. In April 2005, Mr. Danner became President, International Division of Universal Compression, Inc. and retained his title of Executive Vice President of Universal. Prior to joining us, Mr. Danner served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly owned subsidiary of Occidental Petroleum Corporation). From 1988 until May 1997, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company, and he also served as a director. Mr. Danner is also a director of Tide-Air, Inc. (until August 2006, a distributor of Atlas

Copco air compressors), Copano Energy, LLC (a midstream natural gas company), Horizon Lines, LLC (a Jones Act shipping company) and serves on the Board of Trustees of the John Cooper School in The Woodlands, Texas.

Lisa W. Rodriguez
Age 46
Houston, Texas

Ms. Rodriguez became a member of Universal’s board of directors in May 2002 as a designee of WEUS Holding, Inc., a wholly owned subsidiary of Weatherford International Ltd., following our acquisition of Weatherford Global Compression Services, L.P. Ms. Rodriguez became Senior Vice President and Chief Financial Officer of Weatherford International, Inc., also a wholly owned subsidiary of Weatherford International Ltd., and of Weatherford International Ltd. in June 2002 in connection with the restructuring of Weatherford International, Inc., a role in which she served through November 2006. Ms. Rodriguez is currently serving as Senior Vice President and Chief Financial Officer of Hercules Offshore, Inc. (a provider of offshore drilling and liftboat services). She served as Vice President — Accounting and Finance of Weatherford International, Inc. from February 2001 to June 2002. Ms. Rodriguez joined Weatherford International, Inc. in 1996 and has served in several positions, including Vice President — Accounting from June 2000 to February 2001, and Controller from 1999 to February 2001. Prior to joining Weatherford International, Ms. Rodriguez worked for Landmark Graphics (a software and service provider to the energy industry) from 1993 to 1996.

Stephen A. Snider
Age 59
Houston, Texas

Mr. Snider has been Universal’s President, Chief Executive Officer and a director since consummation of Universal’s Tidewater Compression Services, Inc. acquisition in 1998, and was appointed as Chairman of Universal’s Board of Directors in April 2006. Mr. Snider has over 26 years of experience in senior management of operating companies, and also serves as a director of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production) and T-3 Energy Services, Inc. (a provider of a broad range of oilfield products and services). Mr. Snider also serves on the board of directors of the Memorial Hermann Hospital System.

Incumbent Directors — Term Expiring 2009 (Class C)

William M. Pruellage
Age 33
New York, New York

Mr. Pruellage became a member of Universal’s board of directors in April 2000 as a designee of Castle Harlan Partners III, L.P. Mr. Pruellage is a managing director of Castle Harlan, Inc. (a private equity investment company). Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked as an investment banking analyst at Merrill Lynch beginning in July 1995. Mr. Pruellage is also a director of The Restaurant Company (a full service specialty restaurant company), Advanced Accessory Systems, LLC (a manufacturer of exterior accessories for automobiles), Rath Gibson, Inc. (a manufacturer of premium stainless steel tubular products) and Ames True Temper, Inc. (a manufacturer of lawn and garden products).

J.W.G. “Will” Honeybourne
Age 56
Houston, Texas

Mr. Honeybourne was appointed as a member of Universal’s board of directors in April 2006 to fill one of two vacancies opened when two of Universal’s prior directors decided not to run for re-election. Mr. Honeybourne has been managing director of First Reserve Corporation (a private equity firm) since January 1999 where he is responsible for deal origination, investment structuring and monitoring, focusing on the energy services and manufacturing sectors and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company). Before that time, he served as President and Chief Executive Officer of Alberta-based Computalog (a company specializing in wireline-logging downhole tools). His earlier career was with Baker

Hughes, including positions as Vice President and General Manager at INTEQ and President of EXLOG. Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company) and of RTA (a First Reserve joint venture with Halliburton).

Information about Universal’s Corporate Governance and the Board of Directors and its Committees

Corporate Governance

Independence.  Universal’s board of directors has determined that all of Universal’s directors are independent directors within the meaning of the rules of the NYSE, other than Mr. Snider and Mr. Danner, who are members of Universal’s management. In making this determination, Universal’s board of directors affirmatively determined that each independent director has no “material relationship” with Universal or its management, and that none of the express disqualifications under Section 303A.02(b) of the NYSE rules applies to any of them.

Corporate Governance Guidelines.  Universal is committed to adhering to sound principles of corporate governance and has adopted principles that it believes promote the effective functioning of Universal, its board of directors and its committees. A copy of Universal’s Corporate Governance Guidelines is available on Universal’s website at www.universalcompression.com, by clicking on “View UCO Investor Information,” then “Corporate Governance.” Universal will also provide a copy of its Corporate Governance Guidelines to any of its stockholders without charge upon written request.

Code of Business Conduct and Ethics.  Universal has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of its Code of Business Conduct and Ethics is available on its website at www.universalcompression.com, by clicking on “View UCO Investor Information,” then “Corporate Governance.” Universal will also provide a copy of its Code of Business Conduct and Ethics to any of its stockholders without charge upon written request.

Executive Sessions of the Board of Directors and Presiding Director.  Executive sessions of Universal’s non-management directors are held at least twice each year. Mr. Case has been appointed as the Presiding Director for these sessions.

Communication with Board Members.  Stockholders and other interested parties may communicate with Universal’s board of directors, or any of its individual directors, including the Presiding Director, or the non-management directors as a group, by sending a letter in care of Universal’s Corporate Secretary, 4444 Brittmoore Road, Houston, Texas 77041. Universal’s Corporate Secretary will open, log and forward all such correspondence (other than advertisements or other solicitations) to directors unless the director or directors to whom the correspondence is addressed has requested the Corporate Secretary to forward correspondence unopened.

Committees of the Board of Directors

Universal’s board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The written charter for each of these committees is available on Universal’s website at www.universalcompression.com by clicking on “View UCO Investor Information,” then “Corporate Governance.” A copy of the charter for the Compensation Committee is included as Annex H to this joint proxy statement/prospectus. Universal will also provide a copy of a committee charter to any of its stockholders without charge upon written request.

Audit Committee.  Ms. Clark (Chair), Mr. Case, Mr. Pruellage and Ms. Rodriguez are the current members of the Audit Committee. All members of Universal’s Audit Committee are independent as defined by the rules of the NYSE and the SEC. Universal’s board of directors also has determined that each of Ms. Clark, Mr. Pruellage and Ms. Rodriguez is an “audit committee financial expert” as defined in the rules and regulations of the SEC. The primary functions of the Audit Committee are overseeing the:

•	integrity of Universal’s financial statements;

•	Universal’s compliance with legal and regulatory requirements;

•	Universal’s independent registered public accounting firm’s qualifications;

•	performance of the independent auditors and Universal’s internal audit function; and

•	Universal’s systems of disclosure controls and procedures, and internal control over financial reporting.

Compensation Committee.  Mr. Honeybourne (Chair), Mr. Dutton, Mr. Pruellage and Ms. Rodriguez are the current members of Universal’s Compensation Committee. All members of Universal’s Compensation Committee are independent as defined by the rules of the NYSE. The primary functions of Universal’s Compensation Committee are described under the section “Compensation Discussion & Analysis.”

Nominating and Corporate Governance Committee.  Mr. Dutton (Chair), Mr. Case, Ms. Clark and Mr. Honeybourne are the current members of Universal’s Nominating and Corporate Governance Committee. All members of Universal’s Nominating and Corporate Governance Committee are independent as defined by the rules of the NYSE. The primary functions of the Nominating and Corporate Governance Committee are to:

•	identify and recommend individuals to Universal’s board of directors and its committees;

•	establish procedures for such committee to exercise oversight of the evaluation of Universal’s board of directors and management; and

•	develop and recommend to Universal’s board of directors a set of corporate governance principles applicable to Universal.

Subject to the rights of Universal’s stockholders under Universal’s bylaws, its Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified through other sources, including candidates recommended by directors, executive officers and third parties. In deciding if a candidate is qualified to be a nominee, Universal’s Nominating and Corporate Governance Committee may take into account such factors as it considers appropriate, including the criteria identified in Universal’s Corporate Governance Guidelines, such as the candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; the candidate’s knowledge and contacts in the communities in which Universal does business and in Universal’s industry or other industries relevant to Universal’s business; the candidate’s ability and willingness to commit adequate time to Universal’s board of directors and committee matters; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of Universal; and whether the candidate would contribute to the diversity of viewpoints, background and experience of the board of directors.

Universal’s Nominating and Corporate Governance Committee believes that directors must be willing and able to devote sufficient time to carry out their duties and responsibilities effectively, including preparing for and participating in board and committee meetings, to serve on Universal’s board of directors and one or more of its committees for an extended period of time, and to abide by Universal’s Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Number of Meetings

During 2006, the Universal board of directors met nine times and acted by unanimous written consent on five occasions. The non-management directors met in executive session five times, the Audit Committee met six times, the Compensation Committee met four times and acted by unanimous written consent on two occasions and the Nominating and Corporate Governance Committee met three times. Each Universal director attended more than 75% of the aggregate of the board of directors meetings and meetings of the committees of which he or she is a member.

Director Attendance at Annual Meeting of Stockholders

Universal encourages all of its directors to attend its annual meeting, and all directors are expected to attend the 2007 annual meeting. Seven of Universal’s nine directors attended its 2006 annual meeting of stockholders, which was held on April 19, 2006.

Executive Officers

The following table sets forth certain information regarding Universal’s executive officers as of March 15, 2007:

Name	Age	Position

Stephen A. Snider	59	President, Chief Executive Officer and Chairman
Ernie L. Danner	52	Executive Vice President, Chief Operating Officer and Director
J. Michael Anderson	44	Senior Vice President and Chief Financial Officer
Kirk E. Townsend	49	Senior Vice President
D. Bradley Childers	43	Senior Vice President
Richard Leong	57	Senior Vice President
Donald C. Wayne	40	Vice President, General Counsel and Secretary
Kenneth R. Bickett	45	Vice President, Accounting and Corporate Controller

Information concerning the business experience of Messrs. Snider and Danner is provided under the section titled “— Information About Universal’s Directors.”

J. Michael Anderson.  Mr. Anderson is Universal’s Senior Vice President and Chief Financial Officer, a position he has held since joining Universal in March 2003. From 1999 to March 2003, Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), primarily as the company’s Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, Mr. Anderson spent ten years in the Global Investment Banking Group of J. P. Morgan Chase & Co., where he specialized in merger and acquisitions advisory services.

Kirk E. Townsend.  Mr. Townsend is Universal’s Senior Vice President, a position he has held since February 2001, and is President, North America Division, of Universal Compression, Inc., Universal’s wholly owned subsidiary, a position he has held since October 2001. Mr. Townsend is responsible for all business activities of Universal Compression, Inc. within the United States and Canada. Mr. Townsend joined Universal Compression, Inc.’s predecessor company in 1979 as a domestic sales representative. In 1986, he became an international sales representative. Mr. Townsend was promoted to Vice President of Business Development in April 1999 and Vice President of Sales in October 1999. Mr. Townsend has over 27 years of sales and management experience in the natural gas compression industry.

D. Bradley Childers.  Mr. Childers is Universal’s Senior Vice President and the President of the International Division of Universal Compression, Inc., Universal’s wholly owned subsidiary, positions he has held since July 2006. Previously, Mr. Childers served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as the Senior Vice President, General Counsel and Secretary of Universal beginning in September 2002. Prior to joining Universal, Mr. Childers held various positions with Occidental Petroleum Corporation and its subsidiaries, including as Vice President, Business Development at Occidental Oil and Gas Corporation from 1999 to August 2002, and as a corporate counsel in the legal department from 1994 to 1999. Prior to that time, Mr. Childers was an associate corporate attorney in the Los Angeles office of Sullivan & Cromwell from 1989 to 1994.

Richard Leong.  Mr. Leong is Universal’s Senior Vice President, a position he has held since July 2004. Mr. Leong also serves as Senior Vice President, Marketing of Universal Compression, Inc., a position he has held since April 2005. Mr. Leong joined Universal in December 2001 as Universal’s Vice President and as President, Asia Pacific Division, of Universal Compression, Inc. From 1996 until May 2001, Mr. Leong worked with Cooper Energy Services in various managerial and sales positions, serving most recently as Vice President, Sales & Marketing. Mr. Leong has over 31 years of marketing and general management experience in the energy industry.

Donald C. Wayne.  Mr. Wayne is Universal’s Vice President, General Counsel and Secretary, a position he has held since joining Universal in August 2006. Prior to joining Universal, Mr. Wayne served as Vice President, General Counsel and Corporate Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Kenneth R. Bickett.  Mr. Bickett is Universal’s Vice President, Accounting and Corporate Controller, a position he has held since joining Universal in July 2005. Prior to joining Universal, Mr. Bickett served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. (a water and wastewater utility and services company) since 1998, where he most recently served as Vice President and Controller.

Compensation Discussion and Analysis

Compensation Committee Structure and Responsibilities

The purpose of the Compensation Committee of Universal’s board of directors is to discharge the board of directors’ responsibilities relating to compensation of Universal’s executives, to produce an annual report relating to this Compensation Discussion and Analysis (“CD&A”) for inclusion in Universal’s proxy statement in accordance with the rules and regulations of the SEC and to oversee the development and implementation of Universal’s compensation programs. The Compensation Committee of the board of directors is comprised entirely of directors who are not officers or employees of Universal and whom Universal’s board of directors has determined to be independent directors, as defined by the rules of the NYSE. The current members of the Compensation Committee are Mr. Honeybourne (Chair), Mr. Dutton, Mr. Pruellage and Ms. Rodriguez.

The primary responsibilities of the Compensation Committee are to:

1.	In consultation with senior management, establish Universal’s general compensation philosophy and oversee the development and implementation of compensation programs.

2.	Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, Universal’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and awards given to the CEO in past years.

3.	Review and approve compensation programs applicable to executive officers other than the CEO.

4.	Make recommendations to the board of directors with respect to Universal’s incentive compensation plans and equity-based plans, including Universal’s incentive stock option plan, restricted stock plan, directors’ stock plan, employee stock purchase plan, employees’ supplemental savings plan and 401(k) Retirement and Savings Plan, oversee the activities of the individuals and committees responsible for administering these plans, including Universal’s Investment Committee in respect of the 401(k) Retirement and Savings Plan, and discharge any responsibilities imposed on the Committee by any of these plans.

5.	In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing Universal’s policies on structuring compensation programs to preserve tax deductibility and, as required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

6.	Review and approve any severance or similar termination payments proposed to be made to any current or former executive officers of Universal.

7.	In connection with Universal’s proxy statement for the annual meeting of its stockholders, annual report on Form 10-K or other applicable SEC filing:

(a)	Review and discuss with management the CD&A required by SEC Regulation S-K, Item 402. Based on such review and discussion, determine whether to recommend to the board of directors that the CD&A in the form prepared by management be included in the proxy statement, annual report on Form 10-K or other applicable SEC filing.

(b)	Prepare the Compensation Committee Report in accordance with all applicable rules and regulations of the SEC for inclusion above the names of the members of the Committee in the proxy statement or annual report on Form 10-K. This report shall state whether (i) the Committee reviewed and discussed with management the CD&A and (ii) based on such review and discussion, the Committee recommended to the board of directors that the CD&A be included in the proxy statement, annual report on Form 10-K or other applicable SEC filing.

8.	Review and reassess the adequacy of the Compensation Committee’s Charter annually. If any revisions to the charter are deemed necessary or appropriate, submit such recommended changes to the board of directors for its consideration and approval.

9.	Prepare and issue the evaluations and reports described above.

10.	Any other duties or responsibilities expressly delegated to the Committee by the board of directors from time to time relating to Universal’s compensation programs.

The Compensation Committee has a charter, which is available at www.universalcompression.com. The charter may be revised with the approval of the Compensation Committee and Universal’s board of directors. The charter is reviewed annually by the Compensation Committee, and in connection with its review for the twelve months ended 2006, the charter was revised to reflect the new executive compensation disclosure rules adopted by the SEC. A copy of the charter is attached as Annex H to this joint proxy statement/prospectus.

In performing its duties, the Compensation Committee receives and considers information and recommendations from the Chief Executive Officer and the Director of Total Rewards, except with respect to the President and Chief Executive Officer’s compensation. Universal’s Chief Executive Officer is Stephen A. Snider, and its Director of Total Rewards is Patrick Price. The Director of Total Rewards is a non-officer employee who reports to the Director of Human Resources. This person is responsible for facilitating the attraction, motivation and retention of talent by designing and implementing comprehensive benefit, recognition and compensation programs that leverage all the ways an organization can reward its executives and employees, from traditional monetary rewards (such as base salary, short-term incentives, long-term incentives and benefits) to non-financial rewards (such as culture, training, recognition, dress codes and work schedules).

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities. The compensation group within Universal’s Corporate Human Resources Department supports the Compensation Committee in its work. In addition, the Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts, advisors or consultants, as it deems appropriate, without seeking approval of Universal’s board of directors or management. With respect to consultants retained to assist in the determination or evaluation of director, CEO or senior executive compensation, this authority is vested solely in the Compensation Committee. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee composed solely of one or more members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

The Compensation Committee reviews and considers reports and analysis provided by compensation consultants. The Compensation Committee and Universal’s management have, for a number of years, utilized the compensation consulting services provided by Hewitt Associates LLC (“Hewitt”). In addition to Hewitt, the Compensation Committee and Universal routinely access compensation information and surveys from industry trade and other sources. Universal’s Chief Executive Officer and the Director of Total Rewards play a significant role in providing input and recommendations to the Compensation Committee in evaluating and discussing data and analysis prepared or provided by Hewitt and other sources. The Chief Executive Officer also provides the Compensation Committee with his evaluation of the performance of the other executive officers in connection with the annual compensation review of the executive officers. In 2005, the Compensation Committee approved the use of Hewitt for 2005 & 2006 as executive compensation consultants providing competitive pay information, benchmarking analysis and overall annual compensation guidance for executive officers, relative to identified companies in the oilfield services sector. Hewitt’s engagement in 2006 included conducting a market peer group review on the following elements of compensation: base salary and short-term and long-term incentives. In 2005, Hewitt’s services also included the provision of benchmarking analysis with respect to directors. The use of Hewitt for these services is reviewed annually. Hewitt has been retained to provide similar executive compensation services for 2007.

Compensation Committee Activity

Mr. Honeybourne, as chair of the Compensation Committee, is in charge of developing and approving the Compensation Committee’s meeting agendas. The Compensation Committee meets at least once a year at a time and place determined by the Compensation Committee chair, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Compensation Committee or its chair. In 2006, the Compensation Committee met on four occasions and acted by unanimous written consent on two occasions.

The Compensation Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. Universal’s Chief Executive Officer will not attend any meeting at which the Chief Executive Officer’s performance or compensation is discussed, unless specifically invited by the Compensation Committee.

In December 2005, Universal’s board of directors approved a change to Universal’s fiscal year end from March 31 to December 31. However, the Compensation Committee maintained Universal’s then existing twelve-month compensation measurement and performance review period ending March 31, 2006. The Compensation Committee initiated its compensation review process in March 2006 for the twelve-month period ended March 31, 2006 and awarded long-term incentive compensation to Universal’s executive officers in March 2006.

To re-align Universal’s compensation measurement and performance review period with Universal’s revised fiscal year end, on April 1, 2006 the Compensation Committee undertook a subsequent compensation measurement and performance review for the nine-month period ended December 31, 2006 with respect to changes in the performance period for short-term incentive compensation only. As a result, commencing with the twelve months ending December 31, 2007, the compensation measurement and performance review period and Universal’s fiscal period will be re-aligned. The review process for the nine months ended December 31, 2006 involved, among other things, an examination of:

•	analyses of executive officer compensation as provided by Hewitt, including analyses of data involving similarly sized oilfield service companies, as well as compensation information from other third party sources;

•	each executive’s performance compared to the goals and objectives established for the executive;

•	the nature, scope and level of the executive’s responsibilities;

•	each executive’s contribution to Universal’s financial results and effectiveness in exemplifying and promulgating Universal’s core values — safety, service and integrity; and

•	incentive bonus compensation recommendations for executive officers.

Overall Compensation Philosophy and Policies

Universal’s compensation policy is to offer a cash and equity-based compensation package that attracts and retains executive officers and aligns executive compensation with the interests of Universal’s stockholders on both a short- and long-term basis. Universal’s compensation philosophy is to provide total compensation that is competitive with companies in the oilfield services sector that are similar to Universal with regard to business operations, market capitalization, revenues and other financial indicators by which Universal has historically measured its performance.

With the assistance of Hewitt and Universal management, the Compensation Committee selected a compensation peer group of companies consisting of 14 publicly traded energy-related companies (the “Peer Group”). The Peer Group is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to Universal and have global businesses that compete with Universal for executive talent. The following 14 companies comprise the Peer Group: BJ Services Company, Cooper Cameron Corporation, FMC Technologies Incorporated, Global Industries Limited, Grant Prideco Incorporated, Hanover Compressor Company, Maverick Tube Corporation, Nabors Industries Limited, National Oilwell Varco Incorporated, Noble Corporation, Rowan Companies Incorporated, SEACOR Holdings Incorporated, Tidewater Incorporated and W-H Energy Services, Incorporated.

For Universal’s 2006 Named Executive Officers listed in the Summary Compensation Table, approximately 30% of target-level total direct compensation is attributable to base salary, and approximately 70% is attributable to “at-risk” performance-based incentive compensation consisting of annual bonus and equity awards, consistent with Universal’s goal to emphasize “at-risk” compensation. In the design and administration of executive compensation programs, the Compensation Committee generally targets current market levels of compensation at the 50th percentile. In doing so, Universal considers the market data for a Peer Group as described above that reflects the markets in which Universal competes for business and people. Raw data is reviewed and regression analysis is used in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, as well as the nature, scope and level of the executives’ responsibilities. A consistent present value methodology is used in assessing stock-based and other long-term incentive awards. The focus and mix of executive compensation components and opportunities are tailored by individual position to reflect an appropriate balance among fixed and variable pay, short and long-term focus, and business segment or corporate accountability.

The Compensation Committee reviews Universal’s executive compensation programs annually to ensure these programs are competitive and reasonable, and to ensure that the short and long-term incentives are based on a combination of corporate and individual performance.

Compensation Policy Components

Universal’s executive compensation programs are managed from a total compensation perspective, with consideration given to each component of the total package. Universal’s executive compensation program consists of the following components:

•	base salary;

•	short-term incentives (bonus);

•	long-term incentives (stock option, restricted stock and unit appreciation rights (“UARs”)); and

•	other compensation programs.

Universal makes what it believes is limited use of perquisites for executives. Historically, the value of perquisites offered to Universal’s executives has not exceeded $50,000 in any given year. Universal’s executives do not have company cars or car allowances and their health care and insurance coverage is the same as that provided to all active employees except for certain Universal executive officers who participate in the Medical Expense Reimbursement Plan (“MERP”). The MERP provides for additional medical, dental, and vision benefits to certain Universal executive officers. In addition, Universal has agreed that Mr. Snider, Universal’s President and Chief Executive Officer, and his spouse will be entitled to continue to participate, at Universal’s expense, in Universal’s medical benefit plan following his retirement so long as he remains an active employee of Universal until his retirement. Club memberships are limited and provided on an as-needed basis for business purposes only. A taxable benefit for executive financial planning is provided and ranges from $5,000 to a maximum of $15,000 per year. It is paid, only if used by the executive, on a reimbursable basis. Because Universal values the health and welfare of its executives, an annual physical examination is available to certain Universal executive officers at their election.

Base Salary.  Universal’s base salary philosophy is to keep base salaries competitive with those offered by companies of similar size in the oilfield services sector in order to attract and retain employees. In addition to considering market comparisons in making salary decisions, Universal exercises discretion and judgment based on the following factors:

•	level of responsibility;

•	individual skills;

•	experience in current role and internal equity among other Universal executives;

•	performance; and

•	external factors involving competitive positioning and general economic conditions.

No specific formula is applied to determine the weight of each factor. Annual salary reviews are conducted to evaluate the individual performance of executives; however, individual salaries are not necessarily adjusted each year. Individual salaries are reviewed by the Compensation Committee and have historically been effective in the July time period. In May 2006, the Compensation Committee reviewed and increased the base salaries of the executive officers effective July 2006. In June 2006, the Compensation Committee further increased the base salaries of Messrs. Danner and Childers effective July 2006 to reflect subsequent changes in their respective roles and responsibilities.

Please see the Summary Compensation Table for Universal’s Named Executive Officers presented in this joint proxy statement/prospectus for more information regarding the salaries for Universal’s Named Executive Officers.

Short-Term Incentives.  Universal’s Compensation Committee administers Universal’s Officer Incentive Plan (“OIP”) to provide the short-term incentive compensation element of Universal’s total direct compensation program. Universal’s incentive bonus policy is to provide, through the OIP, bonus payments to an executive officer based upon the attainment of certain Universal financial, safety and individual objectives.

Each eligible participant is assigned a target award opportunity, which is communicated at the beginning of the performance period. Target award opportunities are expressed as a percentage of base salary. The target awards are intended to deliver competitive incentive opportunities that are generally in line with the desired competitive compensation levels for Universal. The target award represents the level of bonus payment the participant may earn in the event plan performance is achieved at “target,” and acceptable organizational standards are met. Participants may receive payouts above or below the target based on performance levels that exceed or fall below expectations. The 2006 annual target percentages for Universal’s Named Executive Officers listed in the Summary Compensation Table were as follows:

		2006 Bonus
Executive Officer:	Title:	Target %

Mr. Snider	President & Chief Executive Officer	100%
Mr. Anderson	Senior Vice President & Chief Financial Officer	70%
Mr. Danner	Executive Vice President & Chief Operating Officer	80%
Mr. Childers	Senior Vice President	70%
Mr. Townsend	Senior Vice President	70%

Under the 2006 OIP, each executive officer’s bonus amount was calculated based on an objective analysis of Universal’s financial and safety performance, with 90% of this amount based on financial performance — as measured by corporate earnings per share (“EPS”) and divisional earnings before taxes (“EBT”) — and 10% of this amount based on safety, as measured by the total recordable incident rate (“TRIR”), each variable being defined in the OIP. The 2006 transition period performance goals for Universal’s executive officers were as follows:

Corporate EPS	N. America Division EBT	International EBT	TRIR

$2.04	$71.50 Million	$13.28 Million	1.25

An individual performance multiplier may be applied to the bonus determined on the basis of financial and safety performance. The multiplier, which can range from 0 to 1.25, is designed to account for each executive officer’s individual performance. The purpose of the multiplier is to provide differentiation for individual contribution to company performance. In the case of the Chief Executive Officer, the multiplier is determined by the Compensation Committee. In the case of the other executive officers, the multiplier is recommended by the Chief Executive Officer, but ultimately determined by the Compensation Committee. The Compensation Committee has discretion to increase the multiplier above 1.25 and to award bonuses in excess of or below the targeted amounts. No multiplier was applied in 2006.

As mentioned above, in 2006, Universal moved from a fiscal year incentive plan, ending each March 31st, to a calendar year incentive plan, ending each December 31st. This change was made to align Universal’s then-recently changed fiscal year period (moved from March 31st to December 31st) and Universal’s compensation measurement and performance review period, but resulted in a transitional, nine-month compensation measurement and performance review period covering a transition period running from April 1, 2006 through December 31, 2006. In June 2006, the Compensation Committee authorized and approved the OIP for that transition period. Beginning in 2007, the compensation measurement and performance review period parallels Universal’s calendar year fiscal period. Prior to the fiscal year end and compensation measurement and performance review period changes, the Compensation Committee historically reviewed and approved short-term incentives paid under the OIP for executive officers in March and payments followed in April or May. Since those changes took effect, the Compensation Committee has shifted its review and approval process to the February-March timeframe and Universal anticipates making payments of those awards sometime in the March-April timeframe. On March 6, 2007, Universal’s Compensation Committee approved short-term incentive awards under the 2006 OIP, which were paid on March 15, 2006. Please see the Summary Compensation Table for Universal’s Named Executive Officers and accompanying narrative disclosure presented hereinafter for more information regarding the short-term incentives for the Named Executive Officers, including the recent payout under the 2006 OIP.

The 2007 OIP was approved by Universal’s Compensation Committee on February 22, 2007. While substantially similar to the 2006 OIP, the 2007 OIP differs in the following ways:

•	The weight of the objective financial measures, corporate EPS and division EBT, decreased from 45% of the total award formula each to 30% each (or a decrease from 90% to 60% in aggregate); and

•	Individual performance goals, or Key Business Activities (“KBAs”), were added to the factors Universal’s Compensation Committee will consider.

KBAs are subjective, non-financial measures that management believes are critical to Universal’s success. Universal’s Compensation Committee, following receipt of recommendations from the Chief Executive Officer, determines whether a particular officer’s individual accomplishments have satisfied his or her KBAs.

With these changes, KBAs will represent the 30% of the OIP compensation formula by which the objective measures (corporate EPS and division EBT) were collectively reduced. These changes were effected to reflect the importance of the KBAs to Universal’s success.

Long-Term Incentives — Overview.  In 2006, Universal’s Compensation Committee continued its strategy of using a combination of incentives to meet Universal’s long-term incentive objectives. These included restricted stock, stock options and unit appreciation rights. By granting a mix of long-term incentives, Universal expects to effectively address volatility in its industry and in the stock market. For 2006, long-term incentives comprised the largest portion of Universal’s Named Executive Officers’ compensation, which is consistent with Universal’s at-risk pay philosophy. In 2006, Universal’s Named Executive Officers received

Universal stock options, restricted stock awards, Universal Partnership unit options and UARs, each as described in the Grants of Plan-Based Awards Table set forth in the tabular disclosure below.

Universal’s incentive stock option plan and restricted stock plan provide for stock-based awards of stock options and restricted stock, respectively, and are administered by Universal’s Compensation Committee. The Compensation Committee’s determination of the size of equity-based grants to executive officers is based on market references to long-term incentive compensation for comparable positions within the Peer Group and on the subjective assessment of organizational roles and internal job relationships by Universal’s Compensation Committee.

Long-Term Incentives — Stock Option Grants.  Universal’s Compensation Committee believes that grants of stock options are an important element to incent executive officers to work toward Universal’s long-term performance goals as the benefit will increase only if and to the extent that the value of Universal’s common stock increases. Thus, Universal adopted an incentive stock option plan. Under Universal’s incentive stock option plan, Universal’s policy is to grant a number of options to an executive officer based on the officer’s contributions, competitive market data for each executive officer position, and the executive officer’s ability to impact overall corporate performance. Generally, options are granted subject to a staggered three-year vesting period and have an exercise price equal to the market value of Universal’s common stock on the date of the grant. Historically, stock option grants have been awarded in the March timeframe. Due to the recent fiscal year change, stock option grants for Universal executive officers are anticipated to be provided during the mid-year timeframe. During 2006, Universal granted options to purchase an aggregate of 215,000 shares of Universal stock to its Named Executive Officers.

Long-Term Incentives — Restricted Stock Grants.  Universal’s Compensation Committee also believes that grants of restricted stock incent Universal’s executive officers to work toward Universal’s long-term performance goals. Thus, Universal adopted a restricted stock plan. Under this Plan, Universal’s policy is to grant a number of restricted shares to an executive officer based on the same criteria as stock option grants. The Compensation Committee has discretion in setting appropriate vesting schedules for restricted stock grants. Generally, restricted stock grants vest 0% upon the first anniversary of the grant, and 25% on each subsequent anniversary. Universal believes that stock options and restricted stock ensure that the executive officers have a continuing stake in the long-term success of Universal. Historically, restricted stock grants have been awarded in the March timeframe. Due to the recent fiscal year change, restricted stock grants for Universal’s executive officers are anticipated to be provided during the mid-year timeframe. During 2006, Universal granted an aggregate of 43,000 restricted shares of Universal’s stock to Universal’s Named Executive Officers.

Long-Term Incentives — Unit Appreciation Rights.  Universal’s Compensation Committee also believes that grants of UARs will provide incentive to Universal’s executive officers to work toward Universal’s long-term performance goals. Accordingly, during 2006, Universal granted an aggregate of 300,000 UARs to Universal’s Named Executive Officers. UARs are granted based on criteria similar to that for stock options. UARs entitle the recipient to the cash difference between the “exercise” price and the value of the Universal Partnership’s common units on the date of exercise. UARs are not settled in Universal’s or the Universal Partnership’s equity securities. Each of the 2006 awards of UARs will vest on January 1, 2009.

Universal Compression Partners Long-Term Incentives.  The Universal Compression Partners Long-Term Incentive Plan (the “Partnership Plan”) was adopted by the board of the Universal Partnership’s general partner, UCO GP, LLC, in October 2006 in connection with the Universal Partnership’s initial public offering with the objective of promoting the interests of the Universal Partnership by providing to management, directors, employees and consultants of Universal and its affiliates who perform services for the Universal Partnership and its subsidiaries incentive compensation awards that are based on units of the Universal Partnership. The Partnership Plan is also designed to enhance the Universal Partnership’s ability to attract and retain the services of individuals who are essential for the growth and profitability of the Universal Partnership and to encourage them to devote their best efforts to advancing the Universal Partnership’s business. The Partnership Plan is solely administered by the UCO GP, LLC’s Compensation Committee. However, since Universal and UCO GP, LLC share largely the same slate of executive officers and since the Universal

Partnership’s results are consolidated for financial reporting purposes, Universal believes it is appropriate to provide a brief description of the Partnership Plan.

The Partnership Plan provides for the grant of up to an aggregate of 625,000 units, restricted units, phantom units, unit options, unit awards or substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights, or DERs. Since the inception of the Partnership Plan, the Universal Partnership has awarded only unit options and phantom units. During 2006, the Universal Partnership granted options to purchase an aggregate of 300,000 common units to Universal’s Named Executive Officers.

Other Compensation Programs.  Universal maintains a 401(k) Retirement and Savings Plan which provides Universal employees, including executive officers, the opportunity to defer up to 25% of their eligible salary up to the IRS maximum deferral amount on a pre-tax basis. This is accomplished through regular payroll contributions to an employee account. The participant may direct how the funds are invested. Universal’s policy for employees with less than five years of service is to match, in Universal common stock, 50% of an employee’s contribution, to a maximum of 3% of employee’s annual eligible compensation. For employees with five or more years of service, the match is 75% of the employee’s contributions with a maximum match of 4.5% of the employee’s annual eligible compensation. Employees vest in Universal’s contribution over five years, based on length of employment.

Universal also sponsors an employees’ supplemental savings plan through which, similar to the 401(k) Retirement and Savings Plan, employees with an annual base salary of $100,000 or more, including executive officers, may defer up to 25% of their eligible salary on a pre-tax basis. The Plan is a nonqualified, deferred compensation plan and participation is voluntary. Participants may also defer up to 100% of their incentive bonus in 25% increments. Universal’s policy is to match in its employees’ supplemental savings plan in the same way as that described in the Universal 401(k) Retirement and Savings Plan above. Universal matches in Universal common stock. Deferrals from bonuses are not eligible for the match. The match limits of 3% and 4.5% are aggregate amounts and include both the Universal 401(k) retirement and savings plan and the Universal employees’ supplemental savings plan match amounts. The Universal employees’ supplemental savings plan, in part, is designed to provide a vehicle to restore qualified plan benefits which are reduced as a result of limitations imposed under the Internal Revenue Code. It also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.

Chief Executive Officer Compensation

Mr. Snider received an annual base salary of $525,000 from Universal during 2006. In March 2007, Mr. Snider received a bonus of $285,000 from Universal for 2006. Mr. Snider was granted options representing 130,000 shares of Universal’s common stock with respect to Universal’s previous twelve-month compensation review period, which ended on March 31, 2006. In addition, on December 13, 2006, the Universal Partnership granted Mr. Snider 85,714 unit options under the Partnership Plan and Universal granted Mr. Snider 85,714 UARs, which are aligned with the Universal Partnership’s common unit price on the date of grant. Universal made matching contributions during 2006 of 203 shares of Universal common stock to Mr. Snider’s Universal 401(k) Retirement and Savings Plan account and 278 shares of Universal common stock to his account under the employees’ supplemental savings plan.

Mr. Snider’s compensation is determined by the Universal Compensation Committee using substantially the same criteria utilized to determine compensation for the other Named Executive Officers, as described earlier in this CD&A.

Accounting Implications and Compensation Deductions Limitation

SFAS No. 123R.  Effective January 1, 2006, Universal adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. Prior to 2006, Universal accounted for stock options in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under APB 25, stock option expense was not recognized in net income as the exercise price of stock options granted was equal to the market value of the stock on the date of grant. Universal adopted SFAS No. 123R utilizing the modified prospective transition method. As a result, prior periods have not been restated to reflect the impact of SFAS No. 123R.

IRC Section 162(m).  Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits the deductibility of certain compensation expenses in excess of $1,000,000 to any one individual in any fiscal year. Compensation that is “performance based” is excluded from this limitation. For compensation to be “performance based,” it must meet certain criteria including certain predetermined objective standards approved by stockholders. Universal believes that maintaining the discretion to evaluate the performance of its executive officers is an important part of Universal’s responsibilities and benefits Universal’s stockholders. Universal’s Compensation Committee in coordination with Universal management periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Potential Payments Upon Change of Control; Retention Bonus Plan

Change of Control Agreements

Universal has elected, as a policy matter, not to offer employment agreements to its executive officers. Accordingly, employees of Universal, including the Named Executive Officers, are employees at-will. This means that Universal may terminate an employee’s employment at any time, with or without notice, with or without cause or reason and with or without the payment of any specified amounts. Generally, Universal’s executive officers, including each of the Named Executive Officers, have entered into change of control agreements. Two non-executive employees have also entered into change of control agreements. Universal designed the agreements to retain its executives and provide continuity of management in the event of any actual or potential change of control of Universal. In the event of a change of control, certain benefits may be paid or provided to the Named Executive Officers. Additionally, Universal’s incentive stock option plan and restricted stock plan provide that, upon a change of control, as defined in such plans, all awards of stock options and restricted shares automatically vest and, in the case of stock options, become exercisable. Additional information regarding potential payments upon a change of control can be found under “— Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

Retention Bonus Plan

The merger agreement provides that prior to the consummation of the Universal merger, Universal may implement a cash retention plan of up to $10 million for some or all of its employees or employees of its subsidiaries, including executive officers.

On April 13, 2007, the Universal board of directors adopted a retention bonus plan for selected employees, including executive officers, that provides participants with a retention bonus in a lump sum cash payment upon continuing employment with Universal until a specified date or dates (each a “key date”). If a participant’s employment with Universal is terminated prior to any key date by reason of death, disability or termination without cause (as defined in the retention bonus plan), that participant is entitled to be paid his or her entire retention bonus. If a participant’s employment is terminated prior to any key date for any other reason, that participant will not be entitled to any unpaid portion of his or her retention bonus. As of the date of this joint proxy statement/prospectus, the following executive officers are entitled to receive a retention bonus award, in the amounts set forth below, upon the later of (1) six months after the consummation of the mergers and (2) April 30, 2008 (except that Mr. Bickett will receive one half of his retention bonus award on that date and the other half of his award upon the later of (1) 12 months after the consummation of the mergers and (2) October 31, 2008):

Named Executive Officer	Amount of Retention Bonus Award

J. Michael Anderson	$160,000
D. Bradley Childers	$160,000
Kirk E. Townsend	$125,000
Richard Leong	$125,000
Donald C. Wayne	$125,000
Kenneth Bickett	$100,000

Equity Ownership Requirements

Universal does not have any policy or guidelines that require specified ownership of its securities by its directors or executive officers or retention guidelines applicable to equity-based awards granted to directors or executive officers. Information regarding Universal director and Named Executive Officer equity ownership can be found in the compensation tables that follow this CD&A.

Conclusion

In conclusion, we believe Universal’s executive compensation programs are:

•	appropriate in amount;

•	appropriately applied to Universal’s executive officers; and

•	necessary to retain the executive officers who are essential to the continued development and success of Universal, to compensate those executive officers for their contributions and to enhance stockholders’ value.

Compensation Committee Report

The Compensation Committee of Universal’s board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Universal management and, based on such review and discussion, the Compensation Committee recommended to Universal’s board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

The Compensation Committee

J.W.G. “Will” Honeybourne, Chairman
Uriel E. Dutton
William M. Pruellage
Lisa W. Rodriguez

Executive Officer Compensation

Summary Compensation Table

The following table summarizes the compensation of Universal’s Chief Executive Officer, Chief Financial Officer and three highest paid executive officers other than its Chief Executive Officer and Chief Financial Officer (“Named Executive Officers”) for the twelve months ended December 31, 2006.

						(4)
				(2)	(3)	Non-Equity	(5)
		(1)		Stock	Option	Incentive Plan	All Other	(6)
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Position	Year	($)	($)	($)	($)	($)	($)	($)

Stephen A. Snider	2006	$525,000	$—	$240,120	$1,018,793	$285,000	$39,080	$2,107,993
President and Chief
Executive Officer
J. Michael Anderson	2006	302,500	—	242,807	347,654	115,000	16,080	1,024,041
Senior Vice President and
Chief Financial Officer
Ernie L. Danner	2006	337,500	—	270,353	392,118	147,000	25,486	1,172,457
Executive Vice President
and Chief Operating Officer
D. Bradley Childers	2006	287,500	—	210,687	312,135	115,000	18,505	943,827
Senior Vice President
Kirk E. Townsend	2006	307,500	—	180,235	309,485	95,000	25,881	918,101
Senior Vice President

(1)	The amounts included in the “Salary” column represent the amounts paid in salary for the twelve months ended December 31, 2006.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost recognized for the twelve months ended December 31, 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 8 to Universal’s consolidated financial statements in Universal’s Form 10-K for the twelve months ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” for more information regarding the stock awards granted by Universal and the Universal Partnership in 2006.

(3)	The amounts included in the “Option Awards” column represent the compensation cost recognized for the twelve months ended December 31, 2006 related to option awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 8 to Universal’s consolidated financial statements in Universal’s Form 10-K for the twelve months ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” for more information regarding the option awards granted by Universal and the Universal Partnership in 2006.

(4)	The amount included in the “Non-Equity Incentive Plan Compensation” column represents the awards paid in 2007 under the 2006 OIP, which covered the nine-month compensation measurement and performance review period beginning April 1, 2006 and ending December 31, 2006.

(5)	The amounts shown in the “All Other Compensation” column are attributable to the following, which did exceed $10,000 in the aggregate:

•	Mr. Snider: $7,005 for 2006 contribution for executive medical coverage under Universal’s Medical Expense Reimbursement Plan (“MERP”); $9,450 for matching contributions to his contributions under the Universal 401(k) Retirement and Savings Plan; $14,175 for matching contributions under the Universal employees’ supplemental savings plan; and $8,450 for tax assistance and executive wellness.

•	Mr. Anderson: $7,005 for 2006 contribution for executive medical coverage under MERP; $6,300 for matching contributions to his contributions under the Universal 401(k) Retirement and Savings Plan; and $2,775 for matching contributions under the Universal employees’ supplemental savings plan.

•	Mr. Danner: $7,005 for 2006 contribution for executive medical coverage under MERP; $9,450 for matching contributions to his contributions under the Universal 401(k) Retirement and Savings Plan;

$5,011 for matching contributions under the Universal employees’ supplemental savings plan; and $4,020 for tax assistance and executive wellness.

•	Mr. Childers: $7,005 for 2006 contribution for executive medical coverage under MERP; $6,300 for matching contributions to his contributions under the Universal 401(k) Retirement and Savings Plan; $2,325 for matching contributions under the Universal employees’ supplemental savings plan; and $2,875 for tax assistance and executive wellness.

•	Mr. Townsend: $7,005 for 2006 contribution for executive medical coverage under MERP; $9,450 for matching contributions to his contributions under the Universal 401(k) Retirement and Savings Plan; $4,388 for matching contributions under the Universal employees’ supplemental savings plan; and $5,038 for tax assistance and club dues.

(6)	The amount included in the “Total” compensation column represents the sum of all the other Summary Compensation Table columns.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table provides additional information about stock and option awards and non-equity incentive plan awards granted to Universal’s Named Executive Officers during the twelve months ended December 31, 2006, by both Universal and the Universal Partnership.

					(2)	(3)
					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	(4)
		(1)			Number	Number of	Base	Grant Date
		Estimated Future Payouts Under			of Shares	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	of Stock
		Threshold	Target	Max.	or Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards

Stephen A. Snider		$110,000	$550,000	$1,100,000
President and Chief	3/3/2006					130,000	$43.39	$2,338,700
Executive Officer	12/13/2006					85,714	25.94	154,088
	12/13/2006					85,714	25.94	154,088

								$2,646,876

J. Michael Anderson		$43,400	$217,000	$434,000
Sr. Vice President and	3/3/2006					20,000	$43.39	$359,800
Chief Financial Officer	3/3/2006				9,000			390,330
	12/13/2006					64,286	25.94	115,567
	12/13/2006					64,286	25.94	115,567

								$981,264

Ernie L. Danner		$56,800	$284,000	$568,000
Executive Vice President	3/3/2006					25,000	$43.39	$449,750
and Chief Operating Officer	3/3/2006				15,000			650,550
	12/13/2006					64,286	25.94	115,567
	12/13/2006					64,286	25.94	115,567

								$1,331,434

D. Bradley Childers		$42,000	$210,000	$420,000
Senior Vice President	3/3/2006					20,000	$43.39	$359,800
	3/3/2006				9,000			390,330
	12/13/2006					42,857	25.94	77,044
	12/13/2006					42,857	25.94	77,044

								$904,218

Kirk E. Townsend		$44,100	$220,500	$441,000
Senior Vice President	3/3/2006					20,000	$43.39	$359,800
	3/3/2006				10,000			433,700
	12/13/2006					42,857	25.94	77,044
	12/13/2006					42,857	25.94	77,044

								$947,588

(1)	The amounts shown reflect Universal’s 2006 OIP range of payouts. Universal’s Compensation Committee established target OIP awards, expressed as a percentage of the executive’s 2006 base salary, and individual and company performance measures for the purpose of determining the amount paid out under the 2006 OIP for each executive officer for the twelve months ended December 31, 2006. The amount shown in the “target” column represents the target percentage of each executive officer’s 2006 base salary. For 2006, the target percentages were: 100% for Mr. Snider; 80% for Mr. Danner and 70% for Messrs. Anderson, Childers and Townsend. The amount shown in the “maximum” column represents the maximum amount payable under the 2006 OIP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the 2006 OIP if only the minimum level of company performance of the 2006 OIP is attained, which is 20% of the target amount shown. See “Compensation Discussion and Analysis” for more information regarding Universal’s OIP.

(2)	Includes long-term incentive awards under the Universal restricted stock plan. See the table titled “Outstanding Equity Awards at Fiscal Year-End” for additional information on equity awards.

(3)	Includes long-term incentive awards under the Universal incentive stock option plan and Universal Partnership’s Long-Term Incentive Plan, and awards of UARs. See the table titled “Outstanding Equity Awards at Fiscal Year-End” for additional information on equity awards.

(4)	Represents the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123R.

Outstanding Equity Awards at Fiscal Year-End Table

The following Outstanding Equity Awards at Fiscal Year-End Table includes equity awards under Universal’s and the Universal Partnership’s long-term incentive plans. Unless specifically identified in the footnotes below, the awards are granted under the applicable Universal long-term incentive plan. The numbers contained herein are for the twelve months ended December 31, 2006.

							Stock Awards
									(1)
	Option Awards								Market Value
	Number of		Number of				Number of		of Shares
	Securities		Securities				Shares or		or Units
	Underlying		Underlying		Option		Units of Stock		of Stock
	Unexercised		Unexercised		Exercise	Option	That Have Not		That Have
	Options		Options		Price	Expiration	Vested		Not Vested
Name	(#) Exercisable		(#) Unexercisable		($)	Date	(#)		($)

Stephen A. Snider	90,523				$31.65	12/11/2010	11,250	(2)	$698,738
President and Chief Executive	97,024				33.60	4/20/2011	20,000	(3)	1,242,200
Officer	145,306				21.30	2/19/2012
	29,015				16.71	3/10/2013
	23,333	(4)	11,667	(4)	30.07	4/30/2014
	10,000	(5)	20,000	(5)	38.15	3/9/2015
	—		130,000	(6)	43.39	3/3/2016
			85,714	(7)	25.94	3/15/2010
			85,714	(8)	25.94	3/15/2010

	395,201		333,095
J. Michael Anderson	67,660				$17.30	3/31/2013	10,000	(9)	$621,100
Senior Vice President and	17,340				17.30	3/31/2013	6,000	(2)	372,660
Chief Financial Officer	13,333	(4)	6,667	(4)	30.07	4/30/2014	8,000	(3)	496,880
	5,666	(5)	11,334	(5)	38.15	3/9/2015	9,000	(10)	558,990
	—		20,000	(6)	43.39	3/3/2016
			64,286	(7)	25.94	3/15/2010
			64,286	(8)	25.94	3/15/2010

	103,999		166,573
Ernie L. Danner	50,523				$31.65	12/11/2010	9,000	(2)	$558,990
Executive Vice President and	17,024				33.60	4/20/2011	12,000	(3)	745,320
Chief Operating Officer	20,306				21.30	2/19/2012	15,000	(10)	931,650
	16,666	(4)	8,334	(4)	30.07	4/30/2014
	7,333	(5)	14,667	(5)	38.15	3/9/2015
	—		25,000	(6)	43.39	3/3/2016
			64,286	(7)	25.94	3/15/2010
			64,286	(8)	25.94	3/15/2010

	111,852		176,573

							Stock Awards
									(1)
	Option Awards								Market Value
	Number of		Number of				Number of		of Shares
	Securities		Securities				Shares or		or Units
	Underlying		Underlying		Option		Units of Stock		of Stock
	Unexercised		Unexercised		Exercise	Option	That Have Not		That Have
	Options		Options		Price	Expiration	Vested		Not Vested
Name	(#) Exercisable		(#) Unexercisable		($)	Date	(#)		($)

D. Bradley Childers	38,420				$19.03	9/3/2012	2,500	(11)	$155,275
Senior Vice President	25,000				16.71	3/10/2013	6,000	(2)	372,660
	13,333	(4)	6,667	(4)	30.07	4/30/2014	8,000	(3)	496,880
	5,666	(5)	11,334	(5)	38.15	3/9/2015	9,000	(10)	558,990
	—		20,000	(6)	43.39	3/3/2016
			42,857	(7)	25.94	3/15/2010
			42,857	(8)	25.94	3/15/2010

	82,419		123,715
Kirk E. Townsend	15,000				$22.00	5/23/2010	6,000(2)		$372,660
Senior Vice President	35,000				31.65	12/11/2010	8,000(3)		496,880
	2,976				33.60	4/20/2011	10,000(10)		621,100
	4,694				21.30	2/19/2012
	13,333	(4)	6,667	(4)	30.07	4/30/2014
	5,666	(5)	11,334	(5)	38.15	3/9/2015
	—		20,000	(6)	43.39	3/3/2016
			42,857	(7)	25.94	3/15/2010
			42,857	(8)	25.94	3/15/2010

	76,669		123,715

(1)	Based on the closing price of Universal common stock as of December 29, 2006 ($62.11).

(2)	Remainder of unvested portion of April 30, 2004 restricted stock grant vests ratably on April 30, 2007, April 30, 2008, and April 30, 2009.

(3)	March 9, 2005 restricted stock grant vests ratably on March 9, 2007, March 9, 2008, March 9, 2009 and March 9, 2010.

(4)	Options vest ratably and become exercisable on the first three anniversaries of the grant date and are fully vested on April 30, 2007.

(5)	Options vest ratably and become exercisable on the first three anniversaries of the grant date and are fully vested on March 9, 2008.

(6)	Options vest ratably and become exercisable on the first three anniversaries of the grant date and are fully vested on March 3, 2009.

(7)	Unit Option grant under the Universal Partnership’s Long-Term Incentive Plan vests on January 1, 2009.

(8)	UAR grant vests on January 1, 2009.

(9)	Remainder of unvested portion of March 31, 2003 restricted stock grant vests ratably on March 31, 2007 and March 31, 2008.

(10)	March 3, 2006 restricted stock grant vests ratably on March 3, 2008, March 3, 2009, March 3, 2010 and March 3, 2011.

(11)	Unvested portion of September 3, 2002 restricted stock grant vests on September 3, 2007.

Option Exercises and Stock Vested Table

The following Option Exercises and Stock Vested Table provides additional information about the value realized by Universal’s Named Executive Officers on option award exercises and stock award vesting during the twelve months ended December 31, 2006.

	Option Awards		Stock Awards
	Number of	(1)	Number of		(2)
	Shares Acquired	Value Realized	Shares Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Stephen A. Snider	111,384	$4,726,073	11,250	(3)	$518,025	(3)
President and Chief Executive Officer
J. Michael Anderson	—	—	7,000	(4)	365,150	(4)
Senior Vice President and Chief Financial Officer
Ernie L. Danner	158,695	6,747,651	8,000	(5)	373,300	(5)
Executive Vice President and Chief Operating Officer
D. Bradley Childers	1,580	70,120	4,500	(6)	251,550	(6)
Senior Vice President
Kirk E. Townsend	53,998	2,090,751	4,500	(7)	214,600	(7)
Senior Vice President

(1)	Amount in “Value Realized on Exercise” column represents the aggregate dollar value realized upon the exercise of options to purchase Universal common stock.

(2)	Amount in “Value Realized on Vesting” column represents the number of shares vested multiplied by the market price of a share of Universal common stock on the date of vesting.

(3)	The number of vested shares of Universal common stock reported for Mr. Snider is attributable to vesting of the following awards:
7,500 restricted shares at $41.12 — $308,400
3,750 restricted shares at $55.90 — $209,625

(4)	The number of vested shares of Universal common stock reported for Mr. Anderson is attributable to vesting of the following awards:
5,000 restricted shares at $50.67 — $253,350
2,000 restricted shares at $55.90 — $111,800

(5)	The number of vested shares of Universal common stock reported for Mr. Danner is attributable to vesting of the following awards:
5,000 restricted shares at $41.12 — $205,600
3,000 restricted shares at $55.90 — $167,700

(6)	The amount of shares of Universal common stock reported for Mr. Childers is attributable to vesting of the following awards:
2,500 restricted stock at $55.90 — $139,750
2,000 restricted stock at $55.90 — $111,800

(7)	The number of vested shares of Universal common stock reported for Mr. Townsend is attributable to vesting of the following awards:
2,500 restricted shares at $41.12 — $102,800
2,000 restricted shares at $55.90 — $111,800

Nonqualified Deferred Compensation Table

The following Nonqualified Deferred Compensation Table summarizes Universal’s Named Executive Officers’ compensation under Universal’s nonqualified supplemental retirement plan for the twelve months ended December 31, 2006.

		(2)	(3)	(4)
	(1)	Registrant	Aggregate	Aggregate
	Executive	Contributions	Earnings	Balance at
	Contributions in	in Last	in Last	Last Fiscal
	Last Fiscal Year	Fiscal Year	Fiscal Year	Year-End
Name	($)	($)	($)	($)

Stephen A. Snider	$541,452	$14,175	$208,271	$2,176,653
President and Chief Executive Officer
J. Michael Anderson	12,836	2,775	24,957	145,307
Senior Vice President and Chief Financial Officer
Ernie L. Danner	59,654	5,011	222,824	1,617,893
Executive Vice President and Chief Operating Officer
D. Bradley Childers	16,265	2,325	12,248	77,747
Senior Vice President
Kirk E. Townsend	17,969	4,388	21,806	129,248
Senior Vice President

(1)	Amounts shown represent contributions made by each Named Executive Officer to Universal’s non-qualified deferred compensation plan, the Universal employees’ supplemental savings plan, during calendar year 2006. In addition, Mr. Snider elected to defer $429,629 of his incentive awarded in 2006 with respect to the 2005 compensation measurement and performance review period.

(2)	Amounts shown represent matching contributions made by Universal to each Named Executive Officer’s employees’ supplemental savings plan accounts.

(3)	Amounts shown represent earnings under the Universal employees’ supplemental savings plan considering historical balances, and Named Executive Officer and Universal’s contributions during 2006.

(4)	Amounts shown represent the aggregate employees’ supplemental savings plan balance for each Universal Named Executive Officer at December 31, 2006.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Universal has elected, as a policy matter, not to offer employment agreements to its executive officers. However, certain of Universal’s executive officers are offered change of control agreements pursuant to which they may receive certain payments. Universal designed the change of control agreements to retain its executives and provide continuity of management in the event of any actual or potential change of control of Universal. To date, nine officers of Universal, including the Named Executive Officers have entered into change of control agreements with Universal. In addition, Universal has agreed that Mr. Snider, its President and Chief Executive Officer, and his spouse will be entitled to continue to participate, at Universal’s expense, in Universal’s medical benefit plan following his retirement so long as he remains an active employee of Universal until his retirement. Each change of control agreement provides that if, during the one-year period following a change of control, Universal terminates the executive’s employment other than for cause, death or disability, or the executive terminates for good reason, then Universal will pay the executive in a lump sum in cash within 30 days after the date of termination the following:

•	An amount equal to the executive’s annual base salary through the date of termination and a pro rated annual bonus based upon the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	An amount equal to two times the executive’s current annual base salary and two times the greater of the annual bonus that would be payable to the executive for that year or the executive’s highest annual bonus over the preceding three years;

•	An amount equal to two times the employee’s basic and matching contributions credited to the executive under Universal’s 401(k) Retirement and Savings Plan and any other Universal deferred compensation plan during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up so that the amount the executive actually receives after payment of any federal or state taxes payable equals the amount described above;

•	For a period of two years following the executive’s date of termination, Universal will provide company medical and welfare benefits to the executive or the executive’s family equal to those benefits which would have been provided to such executive in accordance with the benefits if the executive’s employment had not been terminated;

•	Universal will pay the executive an amount equal to the amount forfeited by the executive under its deferred compensation plan, 401(k) Retirement and Savings Plan or any similar plan;

•	All stock options, restricted stock, restricted stock units or other stock-based awards held by the executive that are not vested, will vest; and

•	In the event that any payment or distribution made by Universal to or for the benefit of the executive would be subject to a federal excise tax, then the executive is entitled to receive an additional gross-up payment.

For the definitions of “good reason” and “cause,” as those terms are used in the change of control agreements, please see page 68 of this joint proxy statement/prospectus.

All payments to Universal’s executive officers and the non-executive employees mentioned above under the change of control agreements are made in exchange for a commitment from such persons to not (1) disclose any confidential information concerning Universal, (2) employ or seek to employ any key employee of Universal or solicit or encourage such key employee to terminate his or her employment with Universal during the two-year period following the termination of the executive’s employment or (3) engage in a competitive business for a period of one-year following the executive’s termination. The Universal merger contemplated by the merger agreement, if consummated, will constitute a change of control under the change of control agreements.

Additionally, the Partnership Plan provides that, upon a change of control (defined in the Partnership Plan to include (1) any “person” or “group,” other than affiliates, becoming the beneficial owner of 50% or more of the voting power of the outstanding equity interests of Universal or the Universal Partnership, (2) a person other than Universal, UCO GP, LLC or one of their affiliates becoming the general partner of the Universal Partnership or (3) the sale or other disposition of all or substantially all of the assets of Universal, UCO GP, LLC or the Universal Partnership) all awards of phantom units (including the related DERS) and unit options automatically vest and become payable or exercisable, as the case may be. The Universal merger contemplated by the merger agreement, if consummated, will not constitute a change of control under the Partnership Plan.

Assuming the occurrence of a triggering event under each of the Universal change of control agreements and the Partnership Plan on December 31, 2006, and assuming a Universal stock value of $62.11 per share and a Partnership common unit value of $26.84 per unit (the December 31, 2006 closing prices, respectively), Universal’s Named Executive Officers would receive the following estimated benefits:

		Release of	Early			Universal
		Restricted	Universal			Partnership
	Cash	Universal	Option	Medical	Excise Tax	Unit
Name	Severance	Stock	Vesting	Coverage	Reimbursement	Options	Other(1)	Total

Stephen A. Snider	$2,818,500	$1,940,938	$3,286,611	$23,944	$22,906	$77,143	$47,250	$8,217,292
J. Michael Anderson	1,329,740	2,049,630	859,573	23,944	8,798	57,857	31,509	4,361,051
Ernie L. Danner	1,427,024	2,235,960	1,086,443	23,944	14,020	57,857	28,922	4,874,170
D. Bradley Childers	1,167,106	1,583,805	859,573	23,944	8,362	38,571	31,097	3,712,458
Kirk E. Townsend	1,386,000	1,490,640	859,573	23,944	13,416	38,571	27,675	3,839,819

(1)	Amounts shown represent each Universal’s Named Executive Officer’s unvested account balance and Universal’s matching contributions under each of Universal’s 401(k) Retirement and Savings Plan and employees’ supplemental savings plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Honeybourne (Chair), Dutton, Pruellage and Ms. Rodriguez served on Universal’s Compensation Committee. There were no compensation committee interlocks or insider participation in 2006.

Director Compensation

Officers or employees of Universal or its affiliates who also serve as directors of Universal do not receive additional compensation for their service as a director of Universal. Each of Messrs. Snider and Danner are officers of Universal and also serve as directors. In September 2006, Universal’s board of directors modified the program for equity compensation for its non-employee directors. Directors who are not officers or employees of Universal currently receive compensation consisting of:

•	an annual retainer of $30,000;

•	an annual retainer fee for the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $10,000, $5,000 and $5,000, respectively;

•	a fee per board of directors meeting of $1,000 if attended in person or $500 if attended telephonically;

•	a fee per committee meeting for each committee member who is a chairperson of $1,500, whether attended in person or telephonically; and

•	a fee per committee meeting for each committee member who is a non-chairperson of $1,000 if attended in person or $500 if attended telephonically.

Pursuant to Universal’s directors’ stock plan, directors may elect to receive all or a portion of their director fees in the form of Universal common stock. In addition, directors who are not Universal officers are eligible to receive stock option awards under Universal’s incentive stock option plan.

On September 8, 2006, Universal’s board of directors, based upon advice from a third party compensation consultant, adjusted the stock option grant methodology used to compensate its directors who are not employees of Universal. Previously, Universal’s non-employee directors had been awarded annual grants of options using a fixed number of shares under Universal’s incentive stock option plan, which was 7,500 before the methodology change. Universal’s board of directors elected to move to a grant-date value with a target award equal to $125,000 (with an assumed option valuation rate as a percentage of face value) rounded to the nearest 100 options. No other modifications were made to Universal’s director compensation arrangements at that time.

Each director is reimbursed for his or her reasonable out-of-pocket expenses in connection with attending meetings of the board of directors or committees, and each director will be fully indemnified by Universal for actions associated with being a director to the extent permitted under Delaware law.

During the twelve months ended December 31, 2006, compensation was made to Universal’s non-employee directors as set forth below:

	(1)
	Fees Earned or	(2)
Name	Paid in Cash	Option Awards	Total

Janet F. Clark	$60,500	$133,463	$193,963
Thomas C. Case	46,000	133,463	179,463
Uriel E. Dutton	48,500	133,463	181,963
J.W.G. Honeybourne	36,250	148,287	184,537
William M. Pruellage	41,000	133,463	174,463
Lisa W. Rodriguez	43,500	133,463	176,963
Bernard J. Duroc-Danner(3)	13,250	21,025	34,275
Samuel Urcis(3)	12,000	21,025	33,025

(1)	Amounts shown represent cash paid to directors during the twelve months ended December 31, 2006.

(2)	Amounts shown represent the compensation costs Universal recognized during the twelve months ended December 31, 2006 related to option awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 8 to Universal’s consolidated financial statements in Universal’s Form 10-K for the twelve months ended December 31, 2006.

(3)	Messrs. Duroc-Danner and Urcis did not seek board reelection during 2006.

The following table details the outstanding equity awards previously made to Universal’s non-employee directors as of December 31, 2006:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options
Name	(Exercisable)	(Unexercisable)

Janet F. Clark	25,000	7,500
Thomas C. Case	40,000	7,500
Uriel E. Dutton	40,000	7,500
J.W.G. Honeybourne	—	10,000
William M. Pruellage	40,000	7,500
Lisa W. Rodriguez	15,000	7,500
Bernard J. Duroc-Danner	—	—
Samuel Urcis	—	—

	160,000	47,500

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, with respect to certain of our compensation plans for which our common stock is authorized for issuance, aggregated as follows:

Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category(1)	(a)	(b)	(c)

Equity compensation plans approved by security holders:	1,902,952	$29.97	3,446,681	(1)
Equity compensation plans not approved by security holders:	Not applicable	Not applicable	Not applicable
Total	1,902,952	$29.97	3,446,681

(1)	Includes 2,276,643, 16,229, 290,051, 852,713 and 11,145 shares available for issuance pursuant to the Universal incentive stock option plan, employees’ supplemental savings plan, employee stock purchase plan, restricted stock plan and directors’ stock plan, respectively.

Certain Relationships And Related Transactions

Transactions With Related Persons

Universal recognizes that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of Universal and its stockholders. Accordingly, Universal’s Code of Business Conduct and Ethics provides that conflicts of interest that make it difficult for an employee, officer or director to perform his or her work objectively and effectively are prohibited, unless approved by Universal. Universal’s Code of Business Conduct and Ethics identifies certain activities that likely would present conflicts of interest for its employees, officers and directors, including:

•	investments in competitors, customers and suppliers;

•	participation in specified outside business activities; and

•	taking certain business opportunities.

In addition, loans to, or guarantees of obligations of, directors or executive officers or their family members are prohibited. Loans to, or guarantees of obligations of, other employees must be reviewed and approved in advance by Universal’s general counsel.

Except as described above, Universal has not adopted formal procedures for the review, approval or ratification of related-person transactions.

The transactions described below under “ — Transactions with Tide-Air” did not present a conflict of interest under Universal’s Code of Business Conduct and Ethics because Universal and Tide-Air implemented procedures to ensure that Mr. Danner was not involved in or knowledgeable of any discussions or negotiations relating to those transactions.

Transactions with the Universal Partnership

Distributions and Payments to the Universal Partnership

Universal owns 6,325,000 of the Universal Partnership’s subordinated units, which constitute 49% ownership of the Universal Partnership, and 258,163 general partner units, which constitute the entire 2% general partner interest in the Universal Partnership, resulting collectively in a 51% effective ownership interest in the Universal Partnership. Universal is, therefore, a “related person” to the Universal Partnership as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by the Universal Partnership to Universal, and the other unitholders, in connection with the formation, ongoing operation and any liquidation of the Universal Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm’s-length negotiations.

Formation Stage

The consideration received by Universal and its subsidiaries for the contribution of the assets and liabilities to Universal Partnership on October 20, 2006	• 825,000 common units of Universal Partnership, which were later redeemed by Universal Partnership using a portion of the aggregate net proceeds from the initial offering;

• 6,325,000 subordinated units of Universal Partnership;

• 258,163 general partner units of Universal Partnership;

• Universal Partnership’s general partner’s incentive distribution rights; and

• Universal Partnership’s assumption of $228.4 million of Universal’s indebtedness.

Operational Stage

Distributions of available cash to Universal Partnership’s general partner and its affiliates	Universal Partnership will generally make cash distributions 98% to its unitholders on a pro rata basis, including Universal, as the holder of 6,325,000 subordinated units and 2% to Universal Partnership’s general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then Universal is entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming Universal Partnership has sufficient available cash to pay the full minimum quarterly distribution on all of Universal’s outstanding units for four quarters, Universal would receive an annual distribution of approximately $0.4 million on its general partner units and $8.9 million on its subordinated units. On February 14, 2007, Universal Partnership paid a prorated quarterly distribution on all its outstanding units with respect to the period from October 20, 2006 to December 31, 2006, including the following to Universal: approximately $0.1 million on Universal’s general partner units and $1.8 million on its subordinated units.

Payments to Universal Partnership’s general partner and its affiliates	Subject to certain caps, Universal Partnership reimburses Universal for the payment of all direct and indirect expenses incurred on Universal Partnership’s behalf. For further information regarding the reimbursement of these expenses, please read “— Omnibus Agreement” below.

Withdrawal or removal of Universal Partnership’s general partner	If Universal withdraws or is removed in its general partner capacity, Universal’s general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation Stage

Liquidation	Upon liquidation of Universal Partnership, the partners of Universal Partnership, including Universal in its general partner capacity, will be entitled to receive liquidating distributions according to their respective capital account balances.

Pursuant to the terms of Universal Partnership’s Omnibus Agreement (as described below), Universal Partnership reimburses Universal for (1) allocated expenses of operational personnel who perform services for Universal Partnership’s benefit, (2) direct costs incurred with operating and maintaining Universal Partnership’s assets and (3) its allocated selling, general and administrative expenses. Universal does not receive any management fee or other compensation for management of Universal Partnership. Subject to certain caps, Universal is reimbursed for certain expenses incurred on Universal Partnership’s behalf, including the compensation of Universal employees who perform services on Universal Partnership’s behalf. These expenses include all expenses necessary or appropriate to the conduct of Universal Partnership’s business and that are allocable to Universal Partnership. Universal Partnership’s partnership agreement provides that Universal, in its general partner capacity, will determine in good faith the expenses that are allocable to Universal Partnership. Except as provided in the omnibus agreement, there is no cap on the amount that may be paid or reimbursed by Universal Partnership to Universal for compensation or expenses incurred on Universal Partnership’s behalf.

Omnibus Agreement

Upon the closing of Universal Partnership’s initial public offering, Universal Partnership entered into an omnibus agreement (“omnibus agreement”) with Universal and others. The following describes the provisions of the omnibus agreement. The omnibus agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate on a change of control of Universal Partnership’s general partner (which is currently wholly owned by Universal’s wholly owned operating subsidiary, Universal Compression, Inc.) or the removal or withdrawal of its general partner, and certain provisions will terminate upon a change of control of Universal.

Non-competition

Under the omnibus agreement, Universal agreed not to offer or provide compression services in the United States to the contract compression services customers contributed to Universal Partnership in connection with the closing of its initial public offering. In addition, under the omnibus agreement, Universal Partnership agreed not to offer or provide compression services to its domestic contract compression services customers.

Universal also agreed that new customers for contract compression services will be for Universal Partnership’s account unless the new customer is unwilling to contract with Universal Partnership or unwilling to do so under Universal Partnership’s new form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with Universal Partnership, then Universal may provide compression services to the new customer.

Unless the omnibus agreement is terminated earlier as described above, the non-competition provisions of the omnibus agreement will terminate in October 2009. If a change of control of Universal occurs prior to October 2009, and neither the omnibus agreement nor the non-competition arrangements have already terminated, Universal will agree for the remaining term of the non-competition arrangements not to provide compression services to Universal Partnership’s customers at the sites at which Universal Partnership is providing compression services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the omnibus agreement, Universal has agreed to indemnify Universal Partnership for three years after the closing of Universal Partnership’s initial public offering against certain potential environmental claims, losses and expenses associated with the operation of Universal Partnership’s assets and occurring before the closing date of the initial public offering. Universal’s maximum liability for this indemnification obligation will not exceed $5 million and Universal will not have any obligation under this indemnification until Universal Partnership’s aggregate losses exceed $250,000. Universal will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of Universal Partnership’s initial public offering. Universal Partnership has agreed to indemnify Universal against environmental liabilities related to Universal Partnership’s assets to the extent Universal is not required to indemnify Universal Partnership.

Additionally, Universal will indemnify Universal Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. Universal Partnership will indemnify Universal for all losses attributable to the post-closing operations of the assets contributed to Universal Partnership, to the extent not subject to Universal’s indemnification obligations. For the period June 22, 2006 through December 31, 2006, there were no requests for indemnification by either party in 2006.

Purchase of New Compression Equipment from Universal

Pursuant to the omnibus agreement, Universal Partnership is permitted to purchase newly fabricated compression equipment from Universal at Universal’s cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of Universal and the conflicts committee of the board of directors of Universal Partnership’s general partner. For the period June 22, 2006, the date of the Universal Partnership’s formation, through December 31, 2006, Universal did not sell any new compression equipment to Universal Partnership.

Transfer of Compression Equipment with Universal

Pursuant to the omnibus agreement, in the event that Universal determines in good faith that there exists a need on the part of its contract compression services business or on Universal Partnership’s part to transfer compression equipment between Universal and Universal Partnership so as to fulfill the compression services obligations of either of Universal or Universal Partnership, such equipment may be so transferred if it will not cause Universal Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.

Unless the omnibus agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the omnibus agreement described above will terminate in October 2009.

For the period June 22, 2006, the date of the Universal Partnership’s formation, through December 31, 2006, the Universal Partnership had revenues from Universal and associated cost of sales related to leases of compression equipment of $37,000 and $72,000, respectively.

Reimbursement of Operating and Selling, General and Administrative Expense

Universal provides all operational staff, corporate staff and support services reasonably necessary to run Universal Partnership’s business. The services provided by Universal may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

Costs incurred by Universal directly attributable to Universal Partnership are charged to Universal Partnership in full. Costs incurred by Universal that are indirectly attributable to Universal Partnership and Universal’s other operations are allocated among Universal Partnership and Universal’s other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets.

Universal has agreed that, for a period that will terminate on December 31, 2008, Universal Partnership’s obligation to reimburse Universal for (1) any cost of sales that Universal incurs in the operation of Universal Partnership’s business will be capped at an amount equal to $16.95 per horsepower (after taking into account any such costs Universal Partnership incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to Universal Partnership will be capped at $2.5 million per quarter (after taking into account any such costs Universal Partnership incurs and pays directly). These caps may be subject to increases in connection with expansions of Universal Partnership’s operations through the acquisition or construction of new assets or businesses.

In 2006, Universal Partnership’s cost of sales exceeded the $4.4 million prorated portion of the cap for the period from October 20, 2006 to December 31, 2006 by $0.5 million. The excess amount over the cap is being accounted for by Universal as a capital contribution to Universal Partnership.

Transactions with Tide-Air

In 2006, Universal purchased, in the aggregate, goods and services costing approximately $384,000 from Tide-Air, Inc. Mr. Danner, Universal’s Executive Vice President and Chief Operating Officer and a Universal director, is a director of and owned a 45% interest in Tide-Air. Tide-Air ceased doing business with Universal in August 2006 when it disposed of all of its operations to an entity not affiliated with Mr. Danner. Therefore, Mr. Danner, who currently owns a 34% interest in Tide-Air, had no economic interest in payments made to the successor of Tide-Air’s business after August 2006.

All transactions with Tide-Air were conducted in an arm’s-length manner and without the direct or indirect involvement of Mr. Danner. Universal’s aggregate business with Tide-Air represented approximately 6% of Tide-Air’s revenues in 2006.

PROPOSAL 5
RATIFICATION OF REAPPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 5 on Proxy Card)

Universal’s Audit Committee has appointed Deloitte & Touche LLP to serve as Universal’s independent registered public accounting firm for the twelve months ending December 31, 2007. Deloitte & Touche LLP has served as Universal’s independent registered public accounting firm since Universal’s formation.

Universal has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Universal or its subsidiaries.

One or more representatives of Deloitte & Touche LLP are expected to be present at Universal’s 2007 annual meeting. The representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

In voting on the ratification of the appointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm, you may vote in favor of the ratification, against the ratification or abstain from voting on the ratification. The ratification of the appointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm will be approved upon receiving the affirmative vote of the holders of a majority of the votes cast at Universal’s 2007 annual meeting. If Universal’s stockholders do not ratify the appointment of Deloitte & Touche LLP, Universal’s Audit Committee may reconsider the appointment.

Audit and Other Fees

The following table presents fees for professional services rendered by Universal’s independent registered public accounting firm, Deloitte & Touche LLP, that were billed to Universal for its last two fiscal periods — the twelve months ended December 31, 2006 and nine months ended December 31, 2005.

	Twelve Months	Nine Months
	Ended	Ended
	December 31,	December 31,
	2006	2005
	(In thousands)

Audit fees(1)	$2,810.5	$675.4
Audit-related fees(2)	106.0	117.2
Tax fees(3)	103.5	149.5
All other fees	—	—

Total fees:	$3,020.0	$942.1

(1)	Audit fees consist of professional services rendered for the audit of Universal’s annual financial statements, the audit of the effectiveness of Universal’s internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees and work done by tax professionals in connection with the audit and quarterly reviews.

(2)	Audit-related fees primarily include fees for audits of Universal’s benefit plans, operating lease facilities and consultations concerning financial accounting and reporting matters.

(3)	Tax fees include fees primarily related to tax compliance, tax advice and tax planning.

In considering the nature of the services provided by Deloitte & Touche LLP, Universal’s Audit Committee determined that such services are compatible with the provision of independent audit services. Universal’s Audit Committee discussed these services with the independent registered public accounting firm and Universal management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent registered public accounting firm during 2006 were approved in advance by Universal’s Audit Committee. Any requests for audit, audit-related, tax and other services to be performed by Deloitte & Touche LLP must be submitted to Universal’s Audit Committee for pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant pre-approval between meetings, as necessary, has been delegated to Universal’s Audit Committee Chair, or, in the absence or unavailability of the Chair, one of the other members. Any such pre-approval must be reviewed at the next regularly scheduled Audit Committee meeting.

Universal’s board of directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Universal’s independent registered public accounting firm as described in this Proposal 5.

Report of the Audit Committee

In connection with the audit for the twelve-month period ended December 31, 2006, Universal’s Audit Committee:

•	reviewed and discussed with management Universal’s audited financial statements for the twelve months ended December 31, 2006;

•	discussed with Deloitte & Touche LLP, Universal’s independent registered public accounting firm, the matters required to be discussed by Statement of Accounting Standards No. 61, as modified or supplemented;

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, regarding their independence; and

•	discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services provided by Deloitte & Touche LLP for Universal is compatible with maintaining their independence.

Based on the review and the discussions described in the preceding bullet points, Universal’s Audit Committee recommended to Universal’s board of directors that the audited financial statements for the twelve months ended December 31, 2006 and the report on internal control over financial reporting be included in Universal’s Annual Report on Form 10-K for the same period for filing with the SEC. The Audit Committee also appointed Deloitte & Touche LLP as Universal’s independent registered public accounting firm for the twelve months ending December 31, 2007.

Universal’s management is responsible for Universal’s internal controls, financial reporting process, internal audit process and the preparation of Universal’s financial statements in accordance with generally accepted accounting principles in the United States. Deloitte & Touche LLP is responsible for auditing the financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). The Audit Committee monitors and oversees these processes and procedures, but does not conduct auditing or accounting reviews.

Submitted by Universal’s Audit Committee,

Janet F. Clark, Chair
Thomas C. Case
William M. Pruellage
Lisa W. Rodriguez

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this joint proxy statement/prospectus into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Universal specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers, directors and certain persons who own more than ten percent of Universal’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations to file reports of their ownership of Universal common stock with the SEC and the NYSE, and to furnish Universal with copies of the reports.

Three of Universal’s reporting persons filed Form 5’s. Universal received a written representation from the other reporting persons who did not file an annual report with the SEC on Form 5 that no Form 5 filing was due. Based solely on Universal’s review of the reports and representations furnished to Universal by such reporting persons, Universal believes that all required Section 16(a) reports were timely filed during the fiscal year 2006, with the exception of a Form 4 disclosing one transaction that was filed late by Ms. Clark.

Transactions and Relationships with our Directors and Executive Officers

Please read “— Certain Relationships and Related Transactions” beginning on page 174 of this joint proxy statement/prospectus for information on transactions and relationships with Universal’s directors and executive officers.

Cost of Solicitation of Proxies

Universal and Hanover will equally pay the fees for filing the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the costs and expenses of printing and mailing this joint proxy statement/prospectus. Universal will pay the cost of soliciting proxies from its stockholders. Universal has hired Georgeson Inc. to help Universal distribute proxy materials and request proxies. Georgeson’s fee for this service is $10,000 plus expenses. In addition to solicitation by mail, proxies may be requested by mail or telephone, via the Internet or in person. Universal will also arrange with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and they will be reimbursed for their expenses in doing so. Officers and other Universal employees, as yet undesignated, may also request the return of proxies by mail or telephone, via the Internet or in person. Additional copies of Universal’s 2006 annual report to stockholders, which was filed with the SEC on          , 2007, are available upon request. To obtain additional copies of Universal’s 2006 annual report to stockholders, please contact Universal’s Investor Relations Department at 4444 Brittmoore Road, Houston, Texas 77041.

Stockholders Recommendations of Director Nominees

Universal’s Nominating and Corporate Governance Committee will consider nominees recommended by its stockholders who submit their recommendations in writing to Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041. Recommendations received before December 1 in any year will be considered for inclusion in the slate of director nominees to be presented at Universal’s annual meeting of stockholders for the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by Universal’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and his or her availability for a personal interview with Universal’s Nominating and Corporate Governance Committee, and evidence that the person making the recommendation is a stockholder of Universal.

Universal stockholders who wish to submit a proposal for inclusion of a nominee for director in Universal’s proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the SEC. Universal stockholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by Universal’s stockholders at its annual meeting must comply with the deadlines and procedures set forth in Universal’s bylaws. See “Proposals of Stockholders for 2008 Annual Meeting of Stockholders” in this joint proxy statement/prospectus for more information.

Proposals of Stockholders for 2008 Annual Meeting of Stockholders

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in Universal’s proxy statement for Universal’s 2008 annual meeting of stockholders, Universal must receive the written proposal no later than                    . The proposal will need to comply with regulations of the SEC regarding the inclusion of stockholder proposals in Universal-sponsored proxy materials and must contain the information required by Universal’s bylaws.

According to Universal’s bylaws, a proposal for action to be presented by any stockholder from the floor at Universal’s 2008 annual meeting of stockholders shall be out of order and shall not be acted upon unless:

•	specifically described in Universal’s notice to all stockholders of the meeting and the matters to be acted upon thereat; or

•	the proposal shall have been submitted in writing to Universal’s Corporate Secretary at the facsimile number or mailing address set forth below and received no earlier than January 1 or later than January 31, 2008 and such proposal is, under law, an appropriate subject for stockholder action.

Any stockholder proposal, whether or not to be included in Universal’s proxy materials, must be sent to Universal’s corporate secretary via facsimile to (713) 335-7867 or by mail to 4444 Brittmoore Road, Houston, Texas 77041.

Annual Report on Form 10-K

Universal’s Annual Report on Form 10-K for the twelve months ended December 31, 2006, as amended, is being mailed to it stockholders with this joint proxy statement/prospectus. Universal will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of its Annual Report on Form 10-K for the twelve months ended December 31, 2006, as amended. Please direct any such requests to Universal Compression Holdings, Inc., 4444 Brittmoore Road, Houston, Texas 77041, Attention: Investor Relations or by telephone at (713) 335-7000. This document is also available at our website at www.universalcompression.com by clicking on “View UCO Investor Information” and at the SEC’s website at www.sec.gov.

Other Matters to Come Before Meeting

No other matters are intended to be brought before the meeting by Universal, and Universal does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Important

To ensure the representation of Universal stockholders and a quorum for the transaction of business at the Universal annual meeting, including consideration of the adoption of the merger agreement, each Universal stockholder is urged to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if eligible to do so.

ILIAD HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements of Hanover and Universal have been prepared using the purchase method of accounting under U.S. generally accepted accounting principles, and are based on the audited and unaudited historical consolidated financial statements of each of Hanover and Universal which include, in the opinion of the management of both companies, all adjustments necessary to present fairly the results for the periods and as of the date presented. The historical consolidated financial information has been adjusted to give effect to pro forma events related to the mergers that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. However, the unaudited pro forma condensed combined financial statements do not give effect to the impact, if any, of asset dispositions, cost savings or integration costs (currently estimated to be between $35 million and $40 million) as a result of the mergers. The following unaudited pro forma condensed combined balance sheet at March 31, 2007, and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and twelve months ended December 31, 2006 should be read in conjunction with the December 31, 2006 audited historical financial statements of Hanover and Universal and the related notes as well as the unaudited consolidated financial statements as of March 31, 2007 of Hanover and Universal, including the related notes, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 215.

The unaudited pro forma condensed combined financial statements reflect Hanover as the “acquirer” for accounting purposes. Accordingly, consideration paid by Hanover to consummate the mergers will be allocated to Universal’s assets and liabilities based upon their estimated fair values as of the date of the consummation of the mergers. This allocation is based upon preliminary valuations and other assessments that have not progressed to a stage where there is sufficient information to make a definitive allocation. The allocation of the purchase price is dependent upon a final determination of the fair value of Universal’s assets and liabilities as of the date of the consummation of the mergers. Accordingly, the pro forma purchase price adjustments are subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Final determinations of fair value may differ materially from those presented herein.

The pro forma results of operations do not include any anticipated operating synergies from the elimination of duplicative costs and overlapping functions that management believes will be specifically identified during the integration planning process or after the consummation of the mergers. The management of Hanover and Universal currently estimate that the combined company will achieve annual pre-tax savings of approximately $50 million when these savings are fully realized in 2009. One-time combination costs required to complete the mergers and implement the savings are expected to be incurred, and, if related to the operations of Universal, may be included as part of the final purchase price allocation or may be expensed.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred had the transaction been consummated as of January 1, 2006 for purposes of the unaudited pro forma statement of operations or as of March 31, 2007 for purposes of the unaudited pro forma balance sheet, nor are they necessarily indicative of future results.

The unaudited pro forma condensed combined financial statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the consummation of the mergers, nor does it reflect any other changes that might occur regarding the Hanover and Universal combined portfolios of businesses.

The unaudited pro forma condensed combined balance sheet has been prepared as if the mergers had been consummated on March 31, 2007, while the statements of operations have been prepared as if the mergers and formation of Holdings had occurred on January 1, 2006. The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price of $2.1 billion has been calculated as follows (in thousands except per share amounts and ratios):

Number of shares of Universal common stock outstanding at March 31, 2007	30,287
Conversion ratio	X 1.0

Estimated number of shares of Holdings that will be issued	30,287
Assumed market price of a Holdings share that will be issued(1)	$66.18

Estimated aggregate value of the Holdings shares that will be issued	$2,004,375
Estimated fair value of vested and unvested Universal stock options outstanding as of March 31, 2007, which will be converted into options to purchase Holdings common stock(2)	67,958
Estimated capitalizable transaction costs	12,100

Estimated purchase price	$2,084,433

(1)	For purposes of this pro forma disclosure, the stock price is based on the average close price of Hanover’s stock for the two days before and through the two days after the announcement of the mergers on February 5, 2007, divided by the exchange ratio.

(2)	All of Universal’s stock options and stock-based compensation grants will immediately vest upon consummation of the mergers.

The estimated purchase price has been assigned to the net tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

	Universal
	Historical
	Net Book	Purchase
	Value	Price	Preliminary
	March 31, 2007	Adjustment	Fair Value

Current assets	$489,911	(46,305)	$443,606
Property, plant and equipment	1,479,058	274,800	1,753,858
Goodwill	432,896	934,293	1,367,189
Intangible and other assets	32,634	66,404	99,038
Current liabilities	(305,544)	50,442	(255,102)
Long-term debt	(841,504)	(15,674)	(857,178)
Deferred income taxes	(210,558)	(115,383)	(325,941)
Other long-term liabilities	(19,268)		(19,268)
Minority interests	(121,769)		(121,769)

	$935,856	$1,148,577	$2,084,433

Unaudited Pro Forma Combined Condensed Balance Sheet
As Of March 31, 2007

			Pro Forma
	Historical					Holdings
	Hanover	Universal	Adjustments			Combined
	(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$56,935	$42,895	$			$99,830
Restricted cash	—	3,738				3,738
Accounts receivable, net	313,019	191,933				504,952
Inventory	298,278	218,960		(69,669)	(A)	447,569
Costs and estimated earnings in excess of billings on uncompleted contracts	102,605	—		23,364	(A)	125,969
Current deferred income taxes	20,355	7,011				27,366
Other current assets	92,128	25,374				117,502

Total current assets	883,320	489,911		(46,305)		1,326,926
Property, plant and equipment, net	1,874,865	1,479,058		274,800	(B)	3,628,723
Goodwill, net	181,098	432,896		934,293	(C)	1,548,287
Investment in non-consolidated affiliates	93,836	—				93,836
Intangible and other assets	56,133	32,634		81,322	(D)	149,214
				(14,918)	(E)
				(4,518)	(F)
				(1,439)	(G)

	$3,089,252	$2,434,499		$1,223,235		$6,746,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$196,113	$15,078		$394,873	(F)	$606,064
Accounts payable, trade	126,670	94,895				221,565
Accrued liabilities	139,740	71,136				210,876
Advance billings	133,789	124,435		(69,819)	(A)	188,405
Billings on uncompleted contracts in excess of costs and estimated earnings	84,916	—		19,377	(A)	104,293

Total current liabilities	681,228	305,544		344,431		1,331,203
Long-term debt	1,169,556	841,504		(383,000)	(F)	1,664,680
				15,674	(E)
				20,946	(G)
Other obligations	55,964	19,268				75,232
Deferred income taxes	81,818	210,558		115,383	(H)	402,972
				(1,581)	(F)
				(3,206)	(G)

Total liabilities	1,988,566	1,376,874		108,647		3,474,087
Commitments and contingencies
Minority interest	11,991	121,769		(11,873)	(F)	121,887
Stockholder’s equity
Common stock	107	332		(332)	(I)	648
				303	(J)
				238	(K)
Additional paid-in capital	1,156,832	793,619		(793,619)	(I)	3,235,093
				2,072,030	(J)
				7,356	(K)
				(1,125)	(J)
Accumulated other comprehensive income (loss)	13,611	(11,837)		11,837	(I)	13,611
(Accumulated deficit) retained earnings	(77,885)	291,319		(291,319)	(I)	(98,340)
				(11,564)	(K)
				(2,937)	(F)
				(5,954)	(G)
Treasury stock common shares at cost	(3,970)	(137,577)		137,577	(I)	—
				3,970	(K)

Total stockholders’ equity	1,088,695	935,856		1,126,461		3,151,012

	$3,089,252	$2,434,499		$1,223,235		$6,746,986

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Three Months Ended March 31, 2007

			Pro Forma
	Historical					Holdings
	Hanover	Universal	Adjustments			Combined
	(In thousands, except per share data)

Revenues and other income	$473,228	$239,363	3,649	(L	)	$720,343
			4,103	(A	)
Expenses:
Cost of sales (excluding depreciation and amortization)	303,810	133,044	2,799	(M	)	445,186
			2,672	(L	)
			2,861	(A	)
Selling, general and administrative	51,794	35,741	(2,799)	(M	)	84,736
Depreciation and amortization	50,896	34,863	5,019	(N	)	90,778
Interest expense	26,865	14,039	728	(O	)	41,632
Merger related expenses	324	1,373	(1,697)	(P	)	—
Minority interest	—	1,324				1,324
Currency translation and other	(308)	(2,424)	977	(L	)	(1,755)

	433,381	217,960	10,560			661,901

Income before income taxes, from continuing operations	39,847	21,403	(2,808)			58,442
Provision for income taxes	14,445	7,079	(983)	(Q	)	20,541

Income from continuing operations before nonrecurring charges or credits directly attributable to the merger	$25,402	$14,324	$(1,825)			$37,901

Weighted average common equivalent shares outstanding:
Basic	103,405	29,820	(69,798)	(R	)	63,427
Diluted	117,619	30,881	(79,392)	(R	)	69,108
Earnings per common share from continuing operations
Basic	$0.25	$0.48				$0.60
Diluted (R)	$0.23	$0.46				$0.57

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Twelve Months Ended December 31, 2006

			Pro Forma
	Historical					Holdings
	Hanover	Universal	Adjustments			Combined
	(In thousands, except per share data)

Revenues and other income	$1,670,663	$947,707	14,765	(L	)	$2,640,284
			7,149	(A	)
Expenses:
Cost of sales (excluding depreciation and amortization)	1,049,701	519,056	9,514	(M	)	1,599,700
			14,279	(L	)
			837	(M	)
			6,313	(A	)
Selling, general and administrative	204,247	118,762	(10,351)	(M	)	312,658
Depreciation and amortization	181,416	122,701	20,073	(N	)	324,190
Interest expense	118,006	57,349	2,913	(O	)	178,268
Debt extinguishment costs	5,902	1,125	—			7,027
Minority interest		1,354	—			1,354
Currency translation and other	(3,113)	(2,573)	486	(L	)	(5,200)

	1,556,159	817,774	44,064			2,417,997

Income before income taxes, from continuing operations	114,504	129,933	(22,150)			222,287
Provision for income taxes	28,782	42,277	(7,753)	(Q	)	63,306

Income from continuing operations before nonrecurring charges or credits directly attributable to the merger	$85,722	$87,656	$(14,397)			$158,981

Income from continuing operations
Weighted average common equivalent shares outstanding:
Basic	101,178	29,911	(68,295)	(R	)	62,794
Diluted	112,035	31,032	(75,624)	(R	)	67,443
Earnings per common share from continuing operations
Basic	$0.85	$2.93				$2.53
Diluted (R)	$0.80	$2.82				2.43

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(A)	Reflects the adjustment to convert Universal’s accounting for compression fabrication operations from the completed contract method to the percentage-of-completion method to conform to Hanover’s accounting methods.

(B)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of Universal’s property, plant and equipment.

(C)	Reflects the adjustment to record the difference between the preliminary estimate of goodwill of approximately $1.4 billion net of the historical amounts of Universal’s goodwill of approximately $432.9 million. The goodwill resulting from the allocation of the purchase price was associated primarily with Universal’s market presence in various geographic locations, favorable cost of capital as a result of Universal’s master limited partnership subsidiary, growth opportunities in the markets that the combined companies serve, the expected cost saving synergies, the expertise of Universal’s experienced workforces and its established operating infrastructure.

(D)	Reflects the adjustment to record the difference between the preliminary estimate of the fair value based upon the income approach and the historical amount of Universal’s finite life intangible assets, primarily related to the $84.5 million fair value of existing Universal customer relationships and customer contracts. The fair values of the intangible assets were determined primarily using an income approach, which bases the fair value of an asset on the present value of estimated future economic benefits with consideration given to current market expectations.

(E)	Reflects the adjustment to record a $2.2 million decrease to long-term debt for the difference between the preliminary estimate of the fair value and the historical amount of Universal’s long-term debt, the write-off of Universal’s deferred financing costs of $14.9 million and additional borrowings of $17.9 million to record the payment of Universal’s estimated remaining one-time professional and advisory fees related to the mergers.

(F)	As a result of the mergers, Hanover’s compression equipment lease notes holders have the right to put the notes to the issuing equipment trust at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to the date of purchase unless the obligations of the equipment trusts have been earlier satisfied and discharged. If the compression equipment lease note holders put the notes to the equipment trust, Hanover will be obligated to repurchase a corresponding amount of equity from trust participants. At the time of the consummation of the mergers, the outstanding balance of the notes and required equity repurchases of approximately $383.0 million and $11.9 million, respectively, will be classified to current obligations and the remaining unamortized debt issuance costs of $4.5 million will be expensed. The pro forma financial statements do not reflect the potential 1% premium above par that would be paid if the notes and related minority interest obligations were put.

(G)	To record the borrowing related to the payment of Hanover’s estimated remaining transaction costs of approximately $20.9 million, including approximately $6.1 million in known change of control payments and $3.1 million in cash payments accelerated under long-term incentive plans as a result of the merger. Approximately $12.1 million of these items are capitalized as part of the cost of the acquisition and $1.1 million has been reflected in additional paid in capital as stock issuance costs (see note J below). The one-time costs that are not capitalized as part of the cost of the acquisition have been deducted from (accumulated deficit) retained earnings, net of tax, in the unaudited pro forma condensed combined balance sheet. Such costs are not reflected in the unaudited pro forma condensed combined statements of operations since the charges are non-recurring in nature.

Hanover and Universal also will incur integration costs associated with the mergers. The companies are in the early stages of assessing the magnitude of these costs.

(H)	Reflects the adjustment to the proforma condensed combined balance sheet required under SFAS 109, Accounting for Income Taxes to record the estimated incremental deferred income taxes. The adjustment to the Pro Forma Combined Balance Sheet reflects the difference between the preliminary fair value of Universal’s assets, other than goodwill, and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. A combined statutory federal and blended state income tax rate of 35% was used for these adjustments.

(I)	Reflects adjustments to eliminate the historical common stockholders’ equity of Universal.

(J)	To record the issuance of 30,286,723 shares of Holdings common stock, at an assumed market price of $66.18, which was based on the average close price of Hanover’s stock for the two days before through the two days after the announcement of the mergers on February 5, 2007, divided by the Hanover exchange ratio to acquire all of the outstanding shares at March 31, 2007 of Universal, the issuance of 1,764,000 options to purchase Holdings common stock with a weighted average exercise price of $30.43 per share and net of issuance cost of approximately $1.1 million.

(K)	Upon consummation of the mergers, all of Hanover’s outstanding stock options, restricted stock and restricted stock units will vest. Adjustment reflects the charge to retained earnings and corresponding increase to paid in capital for compensation expense, net of tax, to reflect acceleration of vesting. Also reflects the adjustment to adjust Hanover’s common stock to Holdings’ par value of $0.01, the exchange of Hanover’s common stock for Holdings shares at the exchange ratio of .325:1 and the retirement of Hanover’s treasury shares upon consummation of the mergers.

(L)	Reflects the adjustment to reclassify Universal’s sales of used equipment from other income/expense to revenue and cost of sales to conform to Hanover’s reporting classifications.

(M)	Relates to the reclassification of a portion of Universal’s ad valorem tax expense from selling, general and administrative expenses to cost of sales to conform to Hanover’s reporting classifications.

(N)	Reflects the estimated adjustment to depreciation and amortization expense for the preliminary purchase price adjustment made to Universal’s property, plant and equipment and intangible assets. The estimated adjustments are as follows (in thousands):

	Three Months	Twelve Months
	Ended	Ended
	March 31,	December 31,
	2007	2006

Pro forma estimated depreciation expense based on fair value step-up of Universal property, plant and equipment — using an estimated weighted remaining average life of approximately 19 years	$3,786	$15,142
Pro forma estimated amortization expense based on fair value of Universal’s finite life intangible assets — using 15 years as an estimated life	1,233	4,931

Total pro forma adjustment	$5,019	$20,073

A ten percent increase or decrease in the fair value of property, plant and equipment and intangible assets would result in an increase or decrease in depreciation and amortization expense of approximately $8.8 million per year.

(O)	Reflects interest expense for borrowings under Hanover’s credit facilities to fund Hanover’s estimated transaction costs (including known change of control payments of approximately $6.1 million and $3.1 million in accelerated cash payments under long-term incentive plans) of approximately $22.4 million as noted in (G) above and Universal’s estimated transaction costs (including known change of control payments of approximately $2.3 million) of approximately $19.2 million at 7.0%, the effective interest rate on Hanover’s credit facility at March 31, 2007. An increase or decrease of interest rates by ten percent would result in an increase or decrease in interest expense related to these transaction costs of $0.3 million per year.

(P)	Reflects the adjustment to reverse non-recurring merger related expenses incurred by Hanover and Universal during the three months ended March 31, 2007.

(Q)	Reflects the adjustment to the income tax provision for adjustments to the Pro Forma Condensed Combined Statements of Operations required under SFAS No. 109, Accounting for Income Taxes. The adjustment to the provision for income taxes in the Pro Forma Combined Statements of Operations is to reflect the tax impact related to notes A, N, O and P. A Combined statutory federal and blended state income tax rate of 35% was used for these adjustments.

(R)	Reflects the adjustment to convert shares of Hanover and Universal to shares of Holdings. Pro forma diluted and basic income per common share from continuing operations is calculated as follows (in thousands, except per share amounts):

	Three Months	Twelve Months
	Ended	Ended
	March 31,	December 31,
	2007	2006

Pro forma income from continuing operations	$37,901	$158,981
Pro forma basic weighted average common shares	63,427	62,794
Pro forma basic earnings per share from continuing operations	$0.60	$2.53
Pro forma diluted weighted average common shares	69,108	67,443
Pro forma diluted earnings per share from continuing operations	$0.57	$2.43

Net income for the pro forma diluted earnings per share calculation for the three months ended March 31, 2007 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to Hanover’s convertible senior notes due 2014 and convertible subordinated notes due 2029 totaling $1.6 million, as conversion of such instruments was dilutive to earnings per share. Net income for the pro forma diluted earnings per share calculation for the twelve months ended December 31, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to Hanover’s convertible senior notes due 2014 totaling $4.7 million, as conversion of such instrument was dilutive to earnings per share.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

The following summary of the capital stock of Holdings is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and the restated certificate of incorporation of Holdings to be in effect on the effective date of the mergers. Additional information regarding the capital stock of Hanover and Universal is incorporated by reference as set forth in “Where You Can Find More Information” beginning on page 199; a comparison of your rights before and after the proposed mergers is set forth in “Comparison of Stockholder Rights” beginning on page 191. Prior to the consummation of the mergers, Holdings will adopt a restated certificate of incorporation and amended and restated bylaws. The following discussion is a summary of the restated certificate of incorporation and the amended and restated bylaws of Holdings that will be in effect following the consummation of the mergers and is qualified in its entirety by reference to the forms thereof as of the effective time of the mergers attached as Exhibits 2.3.1 and 2.3.2, respectively, to the copy of the merger agreement included as Annex A to this joint proxy statement/prospectus.

General

Upon consummation of the mergers, the total number of authorized shares of capital stock of Holdings will consist of 250 million shares of common stock, par value one cent ($0.01) per share, and 50 million shares of preferred stock, par value one cent ($0.01) per share.

Preferred Stock

The board of directors of Holdings is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, which certificate is referred to in this joint proxy statement/prospectus as a “preferred stock designation,” to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, including voting rights and rights upon any liquidation of Holdings, of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdings entitled to vote thereon, without a separate class vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Common Stock

The shares of Holdings common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of common stock will be entitled to one vote for each share of common stock held by such holder on each matter properly submitted to the stockholders of Holdings for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock of Holdings will not be entitled to vote on any amendment to the restated certificate of incorporation of Holdings (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to Holdings’ restated certificate of incorporation (including any preferred stock designation). The number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdings entitled to vote thereon, without a separate class vote of the holders of the common stock.

Holdings does not have a classified board of directors nor does it permit cumulative voting. Holders of Holdings common stock are not entitled to any sinking fund provisions or preemptive rights to subscribe for additional shares of Holdings common stock, nor are they liable to further capital calls or to assessments by Holdings.

Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Holdings or its subsidiaries, holders of Holdings common stock are entitled to receive dividends when and as declared by board of directors of Holdings at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Holdings, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.

Application will be made to list the common stock of Holdings on the New York Stock Exchange under the trading symbol “          .”

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Under the Holdings restated certificate of incorporation, the board of directors of Holdings has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any series of the preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of Holdings common stock and restrict their rights to receive payments upon liquidation of Holdings. Further, the Holdings restated certificate of incorporation provides that a director may be removed from office with or without cause. Subject to applicable law, however, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed without cause only by the holders of a majority of the shares of that series of preferred stock.

Holdings’ restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

The bylaws of Holdings further provide that special meetings of the stockholders of Holdings may be called only by the Chairman of the board of directors of Holdings, the President of Holdings, or by the board of directors of Holdings acting pursuant to a resolution adopted by a majority of the total number of authorized directors on the board of directors of Holdings (regardless of whether there exist any vacancies in the authorized directorships). Stockholders are not entitled to call special meetings of the stockholders of Holdings.

The provisions of Holdings’ restated certificate of incorporation and bylaws (1) conferring on the Holdings board of directors the full authority to issue preferred stock, (2) limiting the right to remove a director elected by the holders of any series of preferred stock, (3) requiring that stockholders act at a duly called meeting and (4) prohibiting stockholders from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Holdings or the removal of existing management.

Limitation on Directors’ and Officers’ Liability

The restated certificate of incorporation of Holdings provides that a director of Holdings will not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to Holdings or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

Holdings’ restated certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Holdings will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the limitation of the directors’ liability to Holdings by the stockholders of Holdings will not adversely affect any right or protection of a director of Holdings existing at the time of such repeal or modification. Holdings’ restated certificate of incorporation and bylaws also provide that Holdings will indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law. The inclusion of these provisions in Holdings’ restated certificate of incorporation and amended and restated bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their fiduciary duty as a director, even though such an action, if successful, might otherwise have benefited Holdings and the holders of Holdings common stock.

COMPARISON OF STOCKHOLDER RIGHTS

Hanover, Universal and Holdings are incorporated under the laws of the State of Delaware. In accordance with the merger agreement, upon the consummation of the mergers, the holders of Hanover common stock and Universal common stock will receive the right to exchange their respective shares of common stock for Holdings common stock in accordance with their respective exchange ratios. Your rights as a stockholder of Holdings will be governed by Delaware law, Holdings’ restated certificate of incorporation and the amended and restated bylaws of Holdings. The following is a comparison of the material rights of Hanover stockholders, Universal stockholders and Holdings stockholders under each company’s organizational documents and the Delaware statutory framework.

The forms of the Holdings’ restated certificate of incorporation and amended and restated bylaws are included in this joint proxy statement/prospectus as Exhibits 2.3.1 and 2.3.2, respectively, to the merger agreement that is included as Annex A to this joint proxy statement/prospectus. Copies of the restated certificate of incorporation of each of Hanover and Universal, the bylaws of Universal and the amended and restated bylaws of Hanover were previously filed with the SEC. See “Where You Can Find More Information” on page 199. The following description does not purport to be complete and is qualified by reference to Delaware law, the restated certificates of incorporation of each of Hanover, Universal and Holdings, the bylaws of Universal and the amended and restated bylaws of each of Hanover and Holdings.

Authorized Capital Stock
Hanover	Universal	Holdings

203 million, of which (1) 200 million are shares of common stock, par value $0.001 per share, and (2) 3 million are shares of preferred stock, par value $0.01 per share.	250 million, of which (1) 200 million are shares of common stock, par value $0.01 per share, and (2) 50 million are shares of preferred stock, par value $0.01 per share.	300 million, of which (1) 250 million are shares of common stock, par value $0.01 per share, and (2) 50 million are shares of preferred stock, par value $0.01 per share.

Size of the Board of Directors
Hanover	Universal	Holdings

The number of directors on the Hanover board of directors is seven or such other number as may be determined from time to time by the board of directors of Hanover.	Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed from time to time exclusively by the board of directors of Universal pursuant to a resolution adopted by a majority of the whole board (which is defined to mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships).	Same as Universal.
Hanover currently has 11 directors.	Universal currently has eight directors.	Initially, Holdings will have 10 directors.

Removal of Directors
Hanover	Universal	Holdings

Any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.	Subject to the rights of the holders of any series of preferred stock outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of Universal entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of capital stock of Holdings entitled to vote generally in the election of directors, voting together as a single class.

Cumulative Voting
Hanover	Universal	Holdings

None.	None.	None.

Classes of Directors
Hanover	Universal	Holdings

All directors serve until the next annual meeting of stockholders and until their successors are elected and qualified.	There are three classes of directors, designated Class A, Class B and Class C. One class of directors is elected each year, and the term of each class of directors expires at the third succeeding annual meeting of stockholders after their election by the stockholders.	Same as Hanover.

Vacancies on the Board
Hanover	Universal	Holdings

Vacancies (unless they are the result of the action of stockholders) and newly created directorships may be filled by the vote of a majority of the remaining directors in office, even though less than a quorum, or by the sole remaining director.
Subject to the rights of the holders of any series of preferred stock outstanding, vacancies and newly created directorships will, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders).

Directors will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until successors have been duly elected and qualified.
Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled only by a majority vote of the whole board (which is defined in the bylaws to mean total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships).

Board Quorum and Vote Requirements
Hanover	Universal	Holdings

A majority of the entire number of directors constitutes a quorum. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	Same as Hanover.	Same as both Hanover and Universal.

Annual Meetings of Stockholders
Hanover	Universal	Holdings

The annual meeting is held on the third Thursday of May each year or such other date determined by the board of directors. The time and place of the annual meeting is determined by the board of directors.

Notice of the annual meeting must be mailed to stockholders no less than 10 and no more than 60 days prior to the meeting, except in the event of a merger or consolidation of the corporation requiring stockholder approval or a sale, lease or exchange of all or substantially all of the corporation’s assets, in which case notice must be mailed to stockholders no less than 20 and no more than 60 days prior to the meeting.

Date, time and place of the annual meeting is determined by the board of directors.

Except as otherwise provided in the bylaws or required by the DGCL or the certificate of incorporation, notice must be mailed to stockholders no less than 10 and no more than 60 days prior to the meeting.
Same as Universal.

Special Meetings of Stockholders
Hanover	Universal	Holdings

Special meetings of the stockholders may be called by the President, by the board of directors, or by a written request from the holders of not less than 10% of the issued and outstanding voting stock of Hanover.	Special meetings may be called only by the Chairman of the board of directors or the President or by a resolution approved by a majority of the whole board of directors. Stockholders may not call special meetings of stockholders.	Same as Universal.

Quorum Requirements for Stockholder Meetings
Hanover	Universal	Holdings

A majority of the outstanding shares of voting stock, represented in person or by proxy, constitutes a quorum at any meeting of stockholders.
The holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy constitute a quorum entitled to take action with respect to that vote on that matter.
Same as Universal.

Voting Standards
Hanover	Universal	Holdings

The affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders constitute the act of the stockholders in all matters other than the election of directors, who will be elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors, unless the vote of a greater number or voting by classes is required by the DGCL, Hanover’s certificate of incorporation or these bylaws.	All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by law, all other matters are determined by a majority of the votes cast affirmatively or negatively.	Same as Universal.

Stockholder Action by Written Consent
Hanover	Universal	Holdings

Any action required to be taken at any annual or special meeting of the stockholders of Hanover, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, has been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Stockholder action by written consent is not permitted.	Same as Universal.

Notice Requirements for Stockholder Nominations and Other Proposals
Hanover	Universal	Holdings

Hanover’s restated certificate of incorporation or bylaws do not contain advance notice provisions.
In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 45 and not more than 75 days prior to the first anniversary date of the immediately preceding annual meeting.

If the annual meeting is not within 30 days before or 30 days after the anniversary date of the preceding annual meeting or if no proxy materials were mailed, the stockholder notice must be received no later than the close of business on the later of (1) the 90th day prior to the anniversary date and (2) the close of business on the 10th day following the day on which notice of the annual meeting was announced publicly.
Same as Universal.

Takeover Restrictions
Hanover	Universal	Holdings

Hanover’s restated certificate of incorporation does not contain any super-majority voting requirements governing mergers, consolidations, sales of substantially all of Hanover’s assets, liquidations, reclassifications or recapitalizations.

Subject to certain exceptions, Section 203 of the DGCL generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder. Hanover has not elected to not be governed by Section 203.
	Same as Hanover.	Same as both Hanover and Universal.

Rights Plan
Hanover	Universal	Holdings

Hanover has not adopted a rights plan.	Universal has not adopted a rights plan.	Holdings has not adopted a rights plan.

Amendments to the Certificate of Incorporation
Hanover	Universal	Holdings

Hanover’s restated certificate of incorporation does not contain any special provisions regarding the approval of amendments to the restated certificate of incorporation.	Universal reserves the right to amend or repeal any provision in its restated certificate of incorporation in the manner prescribed by the laws of the State of Delaware.	Same as Hanover.
Under Delaware law, approval of a majority of the outstanding stock entitled to vote is required to amend a corporations’ certificate of incorporation.	However, the affirmative vote of 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal the sections of Universal’s restated certificate of incorporation governing the following matters:
• special meetings of stockholders,
• prohibition on action by written consent of stockholders,
• the number, classification and qualification of directors,
• procedures for filling vacancies on the board of directors,
• procedures for nomination of directors,
• procedures for removing directors,
• exculpatory provisions with respect to breaches of fiduciary duty by a director,
• procedures for amending the restated certificate of incorporation,
• procedures for amending the bylaws, and
• provisions authorizing rights plans.

Amendments to the Bylaws
Hanover	Universal	Holdings

Hanover’s bylaws may be altered, amended or repealed, and new bylaws may be adopted, at any meeting of the board of directors by a majority of the whole board of directors then in office, or by the affirmative vote of a majority of the shares of voting stock of Hanover represented at a meeting of stockholders.	The board of directors is expressly empowered to adopt, amend or repeal Universal’s bylaws. Any adoption, amendment or repeal of Universal’s bylaws by its stockholders will require the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of Universal’s capital stock entitled to vote generally in the election of directors, voting together as a single class.
The board of directors is expressly authorized to adopt, amend and repeal the bylaws by the approval of a majority of the whole board, subject to the power of the holders of capital stock of Holdings to adopt, amend or repeal the bylaws.

Any adoption, amendment or repeal of the Holdings bylaws will require the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or the restated certificate of incorporation.

Limitation of Personal Liability of Directors, Officers and Employees
Hanover	Universal	Holdings

No director will be liable to the company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.	A director will not be personally liable to the company for monetary damages for breach of fiduciary duty as a director, except for liability:	Same as Universal.
• for any breach of the director’s duty of loyalty to Universal or its stockholders,
• for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,
• for unlawful payment of dividends or unlawful redemptions or repurchases under Section 174 of the DGCL, or
• for any transaction from which the directors derived an improper personal benefit.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Universal will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition to the material differences in the rights of Hanover stockholders, Universal stockholders and Holdings stockholders under each company’s organizational documents as described above, Hanover stockholders may not have the benefit of corporate governance provisions that Hanover adopted pursuant to an agreement it entered into in connection with the settlement of the class action securities litigation involving certain of Hanover’s stockholders that was approved in February 2004. The following are the material corporate governance provisions that Hanover adopted that are not otherwise required by applicable law or the rules and listing standards of the New York Stock Exchange. Holdings may, but is not required to and has no current plans to, adopt some or all of these corporate governance provisions.

•	At least two-thirds of the directors must be “independent” directors as defined under applicable law, regulation and the rules of the New York Stock Exchange.

•	Hanover’s audit committee must recommend, for stockholder ratification, Hanover’s independent auditor.

•	The functions of Hanover’s Chairman of the Board and its Chief Executive Officer must be distinct and performed by separate individuals.

•	Directors must be elected each year by the stockholders at their annual meeting.

•	Directors may not be nominated for election or re-election to Hanover’s board of directors after their 72nd birthday.

•	A director will not be independent if the director or an immediate family member received in the past three years compensation in excess of $60,000 (or if to an entity, in excess of the lesser of $5 million or 5% of the entity’s gross revenues and that resulted in a material increase in the amount of compensation received by the director from that entity) from Hanover, directly or indirectly, as a result of service as, or compensation paid to an, entity affiliated with the director that serves as, (i) an advisor, consultant, or legal counsel to Hanover, an affiliate of Hanover or to a member of Hanover’s senior management, or (ii) a significant customer or supplier of Hanover or affiliate of Hanover.

•	A director will not be independent if the director or an immediate family member has any personal service contracts with Hanover, any affiliate of Hanover or any member of Hanover’s senior management.

•	A director will not be independent if the director or an immediate family member has been affiliated with a not-for-profit entity that receives significant contributions from Hanover or an affiliate of Hanover.

•	A director will not be independent if the director or an immediate family member has been employed by a public company at which an executive officer of Hanover or any affiliate of Hanover serves as a director.

•	At least 50% of a director’s annual fees must be paid in stock, provided that this amount may be reduced by any restricted stock award granted to that director.

LEGAL MATTERS

The validity of the Holdings common stock offered by this joint proxy statement/prospectus has been passed upon for Holdings by Baker Botts L.L.P., Houston, Texas. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Universal by Baker Botts L.L.P., Houston, Texas, and for Hanover by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference to Universal’s Annual Report on Form 10-K for the twelve months ended

December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Iliad Holdings, Inc. included in this joint proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Hanover incorporated in this joint proxy statement/prospectus by reference to Hanover’s Annual Report on Form 10-K for the twelve months ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wilpro Energy Services (PIGAP II) Limited and Wilpro Energy Services (El Furrial) Limited as of December 31, 2006 and 2005 and for the three year period ending December 31, 2006 are incorporated in this joint proxy statement/prospectus by reference to Hanover’s Annual Report on Form 10-K/A for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent auditors, and are incorporated in reliance on such reports given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Holdings filed a registration statement on Form S-4 to register with the SEC the Holdings common stock to be issued to Hanover and Universal stockholders in connection with the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings in addition to being a joint proxy statement of Hanover and Universal. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in Holdings’ registration statement or the exhibits to the registration statement.

Hanover and Universal file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Hanover and Universal file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Hanover and Universal also may be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

The SEC allows Hanover and Universal to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later-filed documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Hanover and Universal have previously filed with the SEC. These documents contain important business and financial information about the companies.

Hanover Compressor Company
Filings (File No. 1-13071)	Period

Annual Report on Form 10-K, as amended by Form 10–K/A	Fiscal year ended December 31, 2006.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed January 8, 2007, February 5, 2007 (other than Item 2.02 thereof), March 2, 2007, March 21, 2007, March 28, 2007 and May 14. 2007.

Universal Compression Holdings,
Inc. Filings (File No. 1-15843)	Period

Annual Report on Form 10-K, as amended by Form 10–K/A	Fiscal year ended December 31, 2006.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed February 5, 2007 (other than Item 2.02 thereof), February 27, 2007, March 28, 2007, April 18, 2007 and May 11, 2007.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, that information or exhibit is specifically not incorporated by reference in this document.

This joint proxy statement/prospectus also incorporates by reference all documents that may be filed by Hanover and Universal with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Universal annual meeting and the date of the Hanover annual meeting (other than portions of those documents that are furnished and not filed). Those documents are considered to be part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest-filed document should be considered correct.

Hanover has supplied all information relating to Hanover, Universal has supplied all information relating to Universal, and Hanover and Universal have jointly supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Holdings.

Hanover and Universal stockholders can obtain any documents incorporated by reference in this document from the SEC through its website listed above or from the companies without charge, excluding all exhibits other than those exhibits specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Hanover Compressor Company	Universal Compression Holdings, Inc.
12001 N. Houston Rosslyn	4444 Brittmoore Road
Houston, Texas 77086	Houston, Texas 77041
(281) 447-8787	(713) 335-7000
Attention: Investor Relations	Attention: Investor Relations

You may also obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Hanover’s proxy solicitor, or Georgeson Inc., Universal’s proxy solicitor, at the following addresses and telephone numbers:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 (800) 859-8508	Georgeson Inc. 17 State Street New York, New York 10004 (877) 278-9673

If you would like to request documents, please do so by          , 2007, in order to receive them before your annual meeting. If you request any documents from Hanover or Universal, Hanover or Universal will mail them to you by first class mail or another equally prompt means within one business day of receiving your request. You may also obtain these documents from our respective websites at www.universalcompression.com and clicking on “View UCO Investor Information” or www.hanover-co.com and clicking on “Investor Relations” or at the SEC’s website described above. Information contained on these websites does not constitute a part of this joint proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this joint proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Hanover stockholders and Universal stockholders nor the issuance of the Holdings common stock in the mergers creates any implication to the contrary.

Report of Independent Registered Public Accounting Firm

To the Stockholder of Iliad Holdings, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Iliad Holdings, Inc. (“Holdings”), as of February 2, 2007. This financial statement is the responsibility of Holdings’ management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. Holdings is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Holdings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Iliad Holdings, Inc. at February 2, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Houston, Texas
March 29, 2007

Iliad Holdings, Inc.
Consolidated Balance Sheet
February 2, 2007

ASSETS

Current Assets
Cash	$1

Total assets	$1

LIABILITIES AND STOCKHOLDER’S EQUITY
Common stock	$1

Total liabilities and stockholder’s equity	$1

See accompanying note to balance sheet.

Iliad Holdings, Inc.
NOTE TO CONSOLIDATED BALANCE SHEET

1. Nature of Operations

Iliad Holdings, Inc. (“Holdings”) is a Delaware corporation formed in February 2007 for the purpose of facilitating the mergers combining Hanover Compressor Company and Universal Compression Holdings, Inc. (“Universal”).

Universal formed Holdings and acquired the 100 authorized shares of Holdings common stock, $0.01 par value, for $1.00.

Annex A

AGREEMENT AND PLAN OF MERGER
among
HANOVER COMPRESSOR COMPANY,
UNIVERSAL COMPRESSION HOLDINGS, INC.,
ILIAD HOLDINGS, INC.,
HECTOR SUB, INC.
and
ULYSSES SUB, INC.
Dated as of February 5, 2007

A-i

A-ii

Exhibit Number	Document

2.3.1	Certificate of Incorporation of Holdco
2.3.2	Bylaws of Holdco
7.11	Affiliate Letter
8.1(i)	Consents

A-iii

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

Affected Employee	Section 7.16(b)
Agreement	Preamble
Antitrust Laws	Section 7.5(c)
Applicable Laws	Section 5.5(a)
Average Price	Section 4.2(e)
Certificates of Merger	Section 1.2(b)
Certificates	Section 4.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Confidentiality Agreement	Section 7.6
Convertible Notes	Section 4.1(f)
Credit Suisse	Section 5.17
Cut-off Time	Section 5.3
DGCL	Section 1.1(a)
Effective Time	Section 1.2(b)
Environmental Laws	Section 5.13(a)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(b)
Exchange Act	Section 4.4
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Form S-4	Section 7.8(a)
Former Hanover Directors	Section 7.17
Former Universal Directors	Section 7.17
Hanover	Preamble
Hanover Adverse Recommendation Change	Section 7.2(b)
Hanover Benefit Plans	Section 5.11(a)
Hanover Certificate of Merger	Section 1.2(b)
Hanover Common Stock	Section 4.1(b)
Hanover Disclosure Letter	Article 5
Hanover Exchange Ratio	Section 4.1(b)
Hanover Material Adverse Effect	Section 10.9(c)
Hanover Material Contracts	Section 5.21(a)
Hanover Merger	Section 1.2(a)
Hanover Merger Sub	Preamble
Hanover Notice of Adverse Recommendation	Section 7.2(b)
Hanover Options	Section 4.1(e)
Hanover Permits	Section 5.5(b)
Hanover Preferred Stock	Section 5.3
Hanover Real Property	Section 5.5(c)
Hanover Reports	Section 5.7(a)
Hanover Stock Plans	Section 4.1(e)

A-iv

Defined Terms	Where Defined

Hanover Stockholder Approval	Section 5.20
Hanover Superior Proposal	Section 7.2(a)
Hanover Surviving Entity	Section 1.2(a)
Hanover Takeover Proposal	Section 7.2(a)
Hazardous Materials	Section 5.13(b)
Holdco	Preamble
Holdco Bylaws	Section 2.3
Holdco Charter	Section 2.3
Holdco Common Stock	Section 4.1(a)
HSR Act	Section 5.6(b)
Incentive Stock Options	Section 7.16(b)
Initial Effective Time	Section 1.1(a)
Letter of Transmittal	Section 4.2(b)
Liens	Section 5.4
Material Adverse Effect	Section 10.9(c)
Mergers	Section 1.2(a)
Merger Subs	Preamble
Non-U.S. Antitrust Laws	Section 7.5(a)
Permitted Liens	Section 5.25(a)
Proxy Statement/Prospectus	Section 7.8(a)
Regulatory Filings	Section 5.6(b)
Representatives	Section 7.2(a)
Returns	Section 5.10
Rule 145 Affiliates	Section 7.11
Sarbanes-Oxley Act	Section 5.7(b)
SEC	Section 4.1(d)
Securities Act	Section 4.2(d)
Subsidiary	Section 10.9(d)
Supplemental Indentures	Section 4.1(f)
Surviving Entities	Section 1.2(a)
Takeover Statute	Section 5.24
taxes	Section 5.10(d)
Termination Date	Section 9.2(a)
Universal	Preamble
Universal Adverse Recommendation Change	Section 7.3(b)
Universal Benefit Plans	Section 6.11(a)
Universal Certificate of Merger	Section 1.1(b)
Universal Charter Amendment	Section 2.3
Universal Common Stock	Section 4.1(a)
Universal Disclosure Letter	Article 6
Universal ESPP	Section 4.1(d)
Universal Exchange Ratio	Section 4.1(a)
Universal Material Adverse Effect	Section 10.9(c)
Universal Material Contracts	Section 6.21(a)

A-v

Defined Terms	Where Defined

Universal Merger	Section 1.1(a)
Universal Merger Sub	Preamble
Universal Notice of Adverse Recommendation	Section 7.3(b)
Universal Options	Section 4.1(d)
Universal Partnership	Section 6.3
Universal Partnership LTIP	Section 6.3
Universal Permits	Section 6.5(b)
Universal Preferred Stock	Section 6.3
Universal Real Property	Section 6.5(c)
Universal Reports	Section 6.7(a)
Universal Stock Plans	Section 4.1(d)
Universal Stockholder Approval	Section 6.20
Universal Superior Proposal	Section 7.3(a)
Universal Surviving Entity	Section 1.1(a)
Universal Takeover Proposal	Section 7.3(a)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 5, 2007, is by and among Hanover Compressor Company, a Delaware corporation (“Hanover”), Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), Iliad Holdings, Inc., a Delaware corporation (“Holdco”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Hanover Merger Sub”), and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Universal Merger Sub” and, together with Hanover Merger Sub, the “Merger Subs”).

RECITALS

A. The Mergers.  The parties intend to effect the merger transactions described in Sections 1.1 and 1.2 so that thereafter each of Hanover and Universal will be wholly owned by Holdco.

B. Intended U.S. Federal Income Tax Consequences.  The parties to this Agreement intend that pursuant to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), neither gain nor loss shall be recognized for U.S. federal income tax purposes by a holder of Hanover Common Stock upon its transfer of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger or by a holder of Universal Common Stock upon its transfer of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger, except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdco Common Stock.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS

Section 1.1  The Universal Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Effective Time, Universal Merger Sub shall be merged with and into Universal (the “Universal Merger”) in accordance with this Agreement, and the separate corporate existence of Universal Merger Sub shall thereupon cease. Universal shall be the surviving entity in the Universal Merger (sometimes referred to herein as the “Universal Surviving Entity”). The Universal Merger shall have the effects specified herein and in the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Universal Merger, the Universal Surviving Entity shall become a wholly owned Subsidiary of Holdco.

(b) As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing Universal shall cause a properly executed certificate of merger (the “Universal Certificate of Merger”) meeting the requirements of Section 251 of the DGCL to be filed in accordance with such section. The Universal Merger shall become effective at the time of filing of the Universal Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that Universal and Hanover shall have agreed upon and designated in the Universal Certificate of Merger as the effective time of the Universal Merger (the “Initial Effective Time”).

Section 1.2  The Hanover Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Hanover Merger Sub shall be merged with and into Hanover (the “Hanover Merger” and, together with the Universal Merger, the “Mergers”) in accordance with this Agreement, and the separate corporate existence of Hanover Merger Sub shall thereupon cease. Hanover shall be the surviving entity in the Hanover Merger (sometimes referred to herein as the “Hanover Surviving Entity” and, together with the Universal Surviving Entity, the “Surviving Entities”). The Hanover Merger shall have the effects specified herein and in the DGCL. As a result of the Hanover Merger, the Hanover Surviving Entity shall become a wholly owned Subsidiary of Holdco.

(b) As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing Hanover shall cause a properly executed certificate of merger (the “Hanover Certificate of Merger” and, together with the Universal Certificate of Merger, the “Certificates of Merger”) meeting the requirements of Section 251 of the DGCL to be filed in accordance with such section. The Hanover Merger shall become effective one minute following the Initial Effective Time (the “Effective Time”).

Section 1.3  The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or Section 8.3 has not been fulfilled or waived (in accordance with the provisions hereof) (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), as soon as practicable after all the conditions set forth in Article 8 have been fulfilled or waived in accordance herewith. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

ARTICLE 2

CERTIFICATES OF INCORPORATION AND BYLAWS

Section 2.1  Certificates of Incorporation of the Surviving Entities.  As of the Initial Effective Time, the certificate of incorporation of Universal as in effect immediately prior to the Initial Effective Time shall be amended to read in its entirety as set forth in the form thereof delivered by Universal to Hanover on the date hereof and, as so amended, shall be the certificate of incorporation of the Universal Surviving Entity, until duly amended in accordance with Applicable Laws. As of the Effective Time, the certificate of incorporation of Hanover as in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in the form thereof delivered by Hanover to Universal on the date hereof and, as so amended, shall be the certificate of incorporation of the Hanover Surviving Entity, until duly amended in accordance with Applicable Laws.

Section 2.2  Bylaws of the Surviving Entities.  As of the Initial Effective Time, the bylaws of Universal as in effect immediately prior to the Initial Effective Time shall be amended and restated to read in their entirety as set forth in the form thereof delivered by Universal to Hanover on the date hereof and, as so amended, shall be the bylaws of the Universal Surviving Entity, until duly amended in accordance with Applicable Laws. As of the Effective Time, the bylaws of Hanover as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in the form thereof delivered by Hanover to Universal on the date hereof and, as so amended, shall be the bylaws of the Hanover Surviving Entity, until duly amended in accordance with Applicable Laws.

Section 2.3  Certificate of Incorporation and Bylaws of Holdco.  Prior to the Closing, Universal and the Board of Directors of Holdco shall take, and shall cause Holdco to take, all requisite action to cause (i) the certificate of incorporation of Holdco to be amended and restated in accordance with Applicable Laws to be in the form set forth on Exhibit 2.3.1 (except that the name of Holdco shall be changed to a name to be mutually agreed upon by the parties prior to the mailing of the Proxy Statement/Prospectus to the stockholders of Universal and Hanover) (as so amended and restated, the “Holdco Charter”) and (ii) the bylaws of Holdco to be amended and restated in accordance with Applicable Laws to be in the form set forth on Exhibit 2.3.2 (as so amended, the “Holdco Bylaws”). The Holdco Charter and the Holdco Bylaws shall remain in such forms as prescribed by Exhibits 2.3.1 and 2.3.2, respectively, at the Initial Effective Time.

ARTICLE 3

DIRECTORS AND OFFICERS OF HOLDCO AND
OF THE SURVIVING ENTITIES

Section 3.1  Board of Directors and Officers of Holdco.  Universal shall, and shall cause Holdco to, take all requisite action to cause the directors and executive officers of Holdco as of the Closing to be as provided in Section 7.17. Each such director and executive officer shall remain in office until his or her successor shall be elected and qualified or his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdco in effect at the time.

Section 3.2  Boards of Directors of the Surviving Entities.  The directors of Universal Merger Sub immediately prior to the Initial Effective Time shall be the directors of the Universal Surviving Entity from and after the Initial Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Universal Surviving Entity. The directors of Hanover Merger Sub immediately prior to the Effective Time shall be the directors of the Hanover Surviving Entity from and after the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Hanover Surviving Entity.

Section 3.3  Officers of the Surviving Entities.  Prior to the Initial Effective Time, Universal and the Merger Subs shall take all requisite action so that the officers of Universal immediately prior to the Initial Effective Time shall be the officers of the Universal Surviving Entity from and after the Initial Effective Time, until their successors shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Universal Surviving Entity. Prior to the Effective Time, Hanover shall take all requisite action so that the officers of Hanover immediately prior to the Effective Time shall be the officers of the Hanover Surviving Entity from and after the Effective Time, until their successors shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Hanover Surviving Entity.

ARTICLE 4

CONVERSION OF SECURITIES

Section 4.1  Conversion of Capital Stock of Universal, Hanover and Merger Subs.

(a) At the Initial Effective Time, the holders of shares of common stock, par value $0.01 per share, of Universal (“Universal Common Stock”) issued and outstanding immediately prior to the Initial Effective Time (other than shares of Universal Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.1(c)) shall, by virtue of the Universal Merger, have the right to receive one (1.00) (the “Universal Exchange Ratio”) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”) in exchange for each share of Universal Common Stock. Each such share of Universal Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of any such share of Universal Common Stock shall thereafter cease to have any rights with respect to such share of Universal Common Stock, except the right to receive, without interest, certificates for shares of Holdco Common Stock in accordance with Section 4.2, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash for fractional shares in accordance with Section 4.2(e) upon the surrender of the relevant Certificate. At the Initial Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Universal Merger Sub shall be converted, by reason of the Universal Merger, into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Universal Surviving Entity.

(b) At the Effective Time, the holders of shares of common stock, par value $0.001 per share, of Hanover (“Hanover Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Hanover Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.1(c)) shall, by virtue of the Hanover Merger, have the right to receive 0.325 (the “Hanover Exchange

Ratio”) validly issued, fully paid and nonassessable shares of Holdco Common Stock in exchange for each share of Hanover Common Stock. Each such share of Hanover Common Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of any such share of Hanover Common Stock shall thereafter cease to have any rights with respect to such share of Hanover Common Stock, except the right to receive, without interest, certificates for shares of Holdco Common Stock in accordance with Section 4.2, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash for fractional shares in accordance with Section 4.2(e) upon the surrender of the relevant Certificate. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Hanover Merger Sub shall be converted, by reason of the Hanover Merger, into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Hanover Surviving Entity.

(c) At the Initial Effective Time, Universal shall contribute to Holdco each share of Holdco Common Stock issued and outstanding immediately prior to the Initial Effective Time. Each share of Universal Common Stock issued and held in Universal’s treasury shall, at the Initial Effective Time and by virtue of the Universal Merger, cease to be issued and shall be canceled without payment of any consideration therefor, and no shares of Holdco Common Stock or other consideration shall be delivered in exchange therefor. Each share of Hanover Common Stock issued and held in Hanover’s treasury shall, at the Effective Time and by virtue of the Hanover Merger, cease to be issued and shall be canceled without payment of any consideration therefor, and no shares of Holdco Common Stock or other consideration shall be delivered in exchange therefor.

(d) Except as hereinafter provided with respect to options outstanding under the Universal Employee Stock Purchase Plan (the “Universal ESPP”), all options to acquire shares of Universal Common Stock outstanding at the Initial Effective Time identified in Section 4.1(d) of the Universal Disclosure Letter and all options to acquire shares of Universal Common Stock issued hereafter under Universal’s equity plans (collectively, the “Universal Stock Plans”) pursuant to Section 7.1(f) (individually, a “Universal Option” and collectively, the “Universal Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 4.1(d). Prior to the Initial Effective Time, Holdco and Universal shall take all actions (if any) as may be required to permit the assumption of such Universal Options by Holdco pursuant to this Section 4.1(d) so that at the Initial Effective Time, the Universal Stock Plans (other than the Universal ESPP) shall be assumed by Holdco (with such adjustments thereto as may be required to reflect the Universal Merger, including the substitution of Holdco Common Stock for Universal Common Stock thereunder) and the Universal Options (other than the Universal Options granted under the Universal ESPP) shall be assumed and adjusted by Holdco, subject to the same terms and conditions as under the applicable Universal Stock Plan and the applicable option agreement entered into pursuant thereto, except that immediately following the Initial Effective Time (A) each such Universal Option shall be exercisable only for that whole number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Universal Common Stock subject to such Universal Option immediately prior to the Initial Effective Time multiplied by the Universal Exchange Ratio, and (B) the exercise price per share of Holdco Common Stock shall be an amount equal to the exercise price per share of Universal Common Stock subject to such Universal Option in effect immediately prior to the Initial Effective Time divided by the Universal Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Holdco Common Stock. The adjustments provided in this paragraph with respect to any Universal Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Prior to the Initial Effective Time, Universal shall take all actions as may be required to terminate the Universal ESPP and all outstanding Universal Options thereunder effective immediately prior to the Initial Effective Time in accordance with the terms of Section 8.01 of the Universal ESPP. From and after the date of this Agreement, Universal and its Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Universal Options in connection with the Universal Merger (except to the extent such acceleration is required under the terms of such Universal Options or change in control agreement as of the date of this Agreement). To the extent such acceleration is required under the terms of such Universal Options or other awards made under the Universal Stock Plans upon the occurrence of a change of control (as such term is defined in the applicable Universal Stock Plan or change in control agreement), Universal shall, prior to the Initial Effective Time, take all actions (if any) as may be required to cause such acceleration to occur at the Initial Effective Time and immediately prior to the assumption of the Universal Stock Plan by Holdco (to the extent permitted under the terms of such Universal Stock Plan as of the date of this Agreement). Prior to the Closing, Holdco shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or any successor form) covering the shares of Holdco Common Stock issuable upon exercise of the Universal Options and other awards made under the Universal Stock Plans prior to the Initial Effective Time to be assumed pursuant to this paragraph and shall cause such registration statement to remain effective for as long as there are outstanding any such Universal Options. Except as otherwise specifically provided by this Section 4.1(d), the terms of the Universal Options and the relevant Universal Stock Plans, as in effect at the Initial Effective Time, shall remain in full force and effect with respect to the Universal Options after giving effect to the Universal Merger and the assumptions by Holdco as set forth above. As soon as practicable following the Initial Effective Time, Holdco shall deliver to the holders of Universal Options to be assumed pursuant to this paragraph appropriate notices setting forth such holders’ rights pursuant to the respective Universal Stock Plans and the agreements evidencing the grants of such Universal Options and stating that such Universal Options and such agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(d)).

(e) All options to acquire shares of Hanover Common Stock outstanding at the Effective Time identified in Section 4.1(e) of the Hanover Disclosure Letter and all options to acquire shares of Hanover Common Stock issued hereafter under Hanover’s equity plans (collectively, the “Hanover Stock Plans”) pursuant to Section 7.1(f) (individually, a “Hanover Option” and collectively, the “Hanover Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 4.1(e). Prior to the Effective Time, Holdco, Hanover and Universal shall take all actions (if any) as may be required to permit the assumption of such Hanover Options by Holdco pursuant to this Section 4.1(e) so that at the Effective Time, the Hanover Stock Plans shall be assumed by Holdco (with such adjustments thereto as may be required to reflect the Hanover Merger, including the substitution of Holdco Common Stock for Hanover Common Stock thereunder) and the Hanover Options shall be assumed and adjusted by Holdco, subject to the same terms and conditions as under the applicable Hanover Stock Plan and the applicable option agreement entered into pursuant thereto, except that immediately following the Effective Time (A) each such Hanover Option shall be exercisable only for that whole number of shares of Holdco Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Hanover Common Stock subject to such Hanover Option immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio, and (B) the exercise price per share of Holdco Common Stock shall be an amount equal to the exercise price per share of Hanover Common Stock subject to such Hanover Option in effect immediately prior to the Effective Time divided by the Hanover Exchange Ratio (the price per share, as so determined, being rounded down to the nearest whole cent); provided, that in no event shall the exercise price be less than the par value of Holdco Common Stock. The adjustments provided in this paragraph with respect to any Hanover Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. From and after the date of this Agreement, Hanover and its Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Hanover Options in connection with the Hanover Merger (except to the extent such acceleration is required under the terms of such Hanover Options as of the date of this Agreement). To the extent such acceleration is required under the terms of such Hanover Options or other awards made under the Hanover Stock Plans upon the occurrence of a change of control (as such term is defined in the applicable Hanover Stock Plan), prior to the Effective Time, Hanover shall take all actions (if any) as may be required to cause such acceleration to occur at the Effective Time and immediately prior to the assumption of the Hanover Stock Plan by Holdco (to the extent permitted under the terms of such Hanover Stock Plan as of the date of this Agreement). Prior to the Closing, Holdco shall file with the SEC a Registration Statement on Form S-8 (or any successor form) covering the shares of Holdco Common Stock issuable upon exercise of Hanover Options and other awards made under the Hanover Stock Plans prior to the Effective Time to be assumed pursuant to this paragraph and shall cause such registration statement to remain effective for as long as there are outstanding any such Hanover Options. Except as otherwise specifically provided by this Section 4.1(e), the terms of the Hanover Options and the relevant Hanover Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to Hanover Options after giving effect to the Hanover Merger and the assumptions by Holdco as set forth above. As soon as practicable following the Effective Time, Holdco shall deliver to the holders of Hanover Options appropriate notices setting forth such holders’ rights pursuant to the respective Hanover Stock Plans and the agreements evidencing the grants of such Hanover Options and stating that such Hanover Options and such agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(e)).

(f) Effective upon consummation of the Mergers, Holdco shall execute and deliver supplemental indentures (the “Supplemental Indentures”) whereby it shall agree to be bound by the conversion provisions of Hanover’s 7.25% Convertible Junior Subordinated Debentures due 2029, 4.75% Convertible Senior Notes due 2014 and 4.75% Convertible Senior Notes due 2008 (collectively, the “Convertible Notes”) and take all other action necessary, such that following the Effective Time, each outstanding Convertible Note will be convertible into a whole number of shares of Holdco Common Stock and cash in lieu of fractional shares of Holdco Common Stock (determined in accordance with Section 4.2(e)) equal to the product of the number of shares of Hanover Common Stock that a holder of such Convertible Note would have had the right to receive had such Convertible Note been converted into Hanover Common Stock immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio. At or prior to the Effective Time, Hanover and Holdco shall comply with all the provisions of the indentures governing the Convertible Notes relating to the assumption of the obligations under such indentures arising from the Hanover Merger.

Section 4.2  Exchange of Certificates Representing Hanover Common Stock and Universal Common Stock.

(a) Prior to the Initial Effective Time, Holdco shall appoint a bank or trust company reasonably satisfactory to Hanover to act as exchange agent (the “Exchange Agent”). Holdco shall, when and as needed, deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Hanover Common Stock and Universal Common Stock for exchange in accordance with this Article 4, certificates representing the shares of Holdco Common Stock to be issued pursuant to Section 4.1 and delivered pursuant to this Section 4.2 in exchange for outstanding shares of Hanover Common Stock and Universal Common Stock, respectively. When and as needed, Holdco shall provide the Exchange Agent immediately following the Effective Time cash sufficient to pay cash in lieu of fractional shares of Holdco Common Stock in accordance with Section 4.2(e) (such cash and certificates for shares of Holdco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of one or more certificates (“Certificates”) that immediately prior to the Initial Effective Time or the Effective Time, as applicable, represented shares of Hanover Common Stock or Universal Common Stock: (A) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdco may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Holdco Common Stock, any unpaid dividends and distributions on shares of Holdco Common Stock in accordance with Section 4.2(c) and cash in lieu of fractional shares in accordance with Section 4.2(e). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Holdco Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Hanover Common Stock that is not registered in the transfer records of Hanover or a transfer of ownership of Universal Common Stock that is not registered in the transfer records of Universal, a certificate representing the proper number of shares of Holdco Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Hanover Common Stock or

Universal Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock issuable upon surrender of such Certificate as a result of the conversion provided in this Article 4 until such Certificate is surrendered as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate so surrendered, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date prior to surrender payable with respect to the number of whole shares of Holdco Common Stock issued pursuant to Section 4.1, less the amount of any withholding taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Holdco Common Stock, less the amount of any withholding taxes.

(d) (i) At or after the Effective Time, the Hanover Surviving Entity shall pay from funds on hand at the Effective Time any dividends or make other distributions with a record date prior to the Effective Time that may have been declared or made by Hanover on shares of Hanover Common Stock which remain unpaid at the Effective Time, and after the Effective Time, there shall be no transfers on the stock transfer books of the Hanover Surviving Entity of the shares of Hanover Common Stock which were outstanding immediately prior to the Effective Time and (ii) at or after the Initial Effective Time, the Universal Surviving Entity shall pay from funds on hand at the Initial Effective Time any dividends or make other distributions with a record date prior to the Initial Effective Time that may have been declared or made by Universal on shares of Universal Common Stock which remain unpaid at the Initial Effective Time, and after the Initial Effective Time, there shall be no transfers on the stock transfer books of the Universal Surviving Entity of the shares of Universal Common Stock which were outstanding immediately prior to the Initial Effective Time. If, after the Effective Time, Certificates are presented to Holdco, the presented Certificates shall be canceled and exchanged for certificates representing shares of Holdco Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an “affiliate” of Hanover or Universal for purposes of Rule 145(c) under the Securities Act of 1933 (the “Securities Act”), shall not be exchanged until Hanover or Universal, as applicable, has received a written agreement from such person as provided in Section 7.11.

(e) No fractional shares of Holdco Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Holdco Common Stock pursuant to Section 4.1(b), cash adjustments will be paid to holders in respect of any fractional shares of Holdco Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of Universal Common Stock multiplied by the Hanover Exchange Ratio. “Average Price” means the average closing price of the Universal Common Stock, as such price is reported on the New York Stock Exchange as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing, for the 15 trading days ending on the third trading day immediately preceding the Initial Effective Time.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Holdco Common Stock) that remains undistributed to the former stockholders of Hanover or Universal one year after the Effective Time shall be delivered to Holdco. Any former stockholders of Hanover or Universal who have not theretofore complied with this Article 4 shall thereafter look only to Holdco for delivery of certificates representing their shares of Holdco Common Stock and cash in lieu of fractional shares and for any unpaid dividends and distributions on the shares of Holdco Common Stock deliverable to such former stockholder pursuant to this Agreement.

(g) None of Holdco, Universal, Hanover, either Surviving Entity, the Exchange Agent or any other person shall be liable to any person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate certificates representing the shares of Holdco Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of Holdco Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

Section 4.3  Adjustment of Exchange Ratios.  If, between the date of this Agreement and the Initial Effective Time (in the case of the Universal Common Stock) or the Effective Time (in the case of the Hanover Common Stock) (and in each case, and as permitted by Section 7.l), the outstanding shares of Universal Common Stock or the outstanding shares of Hanover Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Universal Exchange Ratio or Hanover Exchange Ratio shall be appropriately adjusted to provide to the holders of Universal Common Stock or Hanover Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

Section 4.4  Rule 16b-3 Approval.  Prior to the Closing, Holdco, Hanover and Universal, and their respective Boards of Directors or committees thereof, shall use their reasonable best efforts to take all actions to cause any dispositions of Hanover Common Stock or Universal Common Stock (including derivative securities with respect to Hanover Common Stock or Universal Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HANOVER

Except as set forth in the disclosure letter delivered to Universal by Hanover at or prior to the execution of this Agreement (the “Hanover Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Hanover Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Hanover represents and warrants to Universal that:

Section 5.1  Existence; Good Standing; Corporate Authority.  Hanover is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Hanover is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. Hanover has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Hanover’s certificate of incorporation and bylaws previously made available to Universal are true and correct and contain all amendments as of the date of this Agreement.

Section 5.2  Authorization, Validity and Effect of Agreements.  Hanover has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Hanover Stockholder

Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by Hanover of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Hanover, other than the receipt of the Hanover Stockholder Approval. Hanover has duly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and legally binding obligation of the other parties hereto, this Agreement constitutes the valid and legally binding obligation of Hanover, enforceable against Hanover in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 6.19, Hanover has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.

Section 5.3  Capitalization.  The authorized capital stock of Hanover consists of 200,000,000 shares of Hanover Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (“Hanover Preferred Stock”). As of January 31, 2007 (the “Cut-off Time”), there were (i) 103,992,759 outstanding shares of Hanover Common Stock (which includes outstanding restricted stock), (ii) 2,533,037 shares of Hanover Common Stock reserved for issuance upon exercise of outstanding Hanover Options and restricted stock units, (iii) no outstanding shares of Hanover Preferred Stock, (iii) 4,369,882 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 4.75% Convertible Senior Notes due 2008, (iv) 9,583,338 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 4.75% Convertible Senior Notes due 2014 and (v) 3,688,654 shares of Hanover Common Stock reserved for issuance upon conversion of Hanover’s outstanding 7.25% Convertible Junior Subordinated Notes due 2029. From the Cut-off Time to the date of this Agreement, no additional shares of Hanover Common Stock have been issued (other than pursuant to Hanover Options which were outstanding as of the Cut-off Time and are included in the number of shares of Hanover Common Stock reserved for issuance upon exercise of outstanding Hanover Options in (ii) above), no additional Hanover Options have been issued or granted, and there has been no increase in the number of shares of Hanover Common Stock issuable upon exercise of the Hanover Options from the number issuable under such Hanover Options as of the Cut-off Time. All such issued and outstanding shares of Hanover Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 5.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Hanover or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Hanover or any of its Subsidiaries. Except for the Convertible Notes, Hanover has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Hanover on any matter.

Section 5.4  Subsidiaries.  Each of Hanover’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Hanover’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Hanover free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”) other than Permitted Liens.

Section 5.5  Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect and except for (i) matters related to taxes, which are treated exclusively in Section 5.10, and (ii) matters arising under Environmental Laws (as defined herein), which are treated exclusively in Section 5.13:

(a) Neither Hanover nor any Subsidiary of Hanover is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, “Applicable Laws”), and no claim is pending or, to the knowledge of Hanover, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Hanover or any Subsidiary of Hanover.

(b) Hanover and each Subsidiary of Hanover hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Hanover Permits”). All Hanover Permits are in full force and effect and there exists no default thereunder or breach thereof, and Hanover has no notice or actual knowledge that such Hanover Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Hanover threatened to give, any action to terminate, cancel or reform any Hanover Permit.

(c) Hanover and each Subsidiary of Hanover possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Hanover Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Hanover, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Hanover Real Property.

Section 5.6  No Conflict.

(a) Neither the execution and delivery by Hanover of this Agreement nor the consummation by Hanover of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the Hanover Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Hanover; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Hanover or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Hanover or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Hanover or any of its Subsidiaries is a party, or by which Hanover or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 5.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Hanover or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Hanover Material Adverse Effect.

(b) Neither the execution and delivery by Hanover of this Agreement nor the consummation by Hanover of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act or applicable state securities and “Blue Sky” laws, (ii) filings and notifications required under applicable non-U.S. antitrust laws set forth in Section 5.6 of the Hanover Disclosure Letter and Section 6.6 of the Universal Disclosure Letter ((i) and (ii) collectively, the “Regulatory Filings”) and (iii) the filing of the Hanover Certificate of Merger with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.

(c) This Agreement, the Mergers and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Hanover Material Contract or (ii) any contract or plan under which any employees, officers or directors of Hanover or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Hanover Permit.

Section 5.7  SEC Documents.

(a) Hanover and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since September 30, 2003 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to Universal each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Hanover Reports”). As of its respective date, each Hanover Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Hanover Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Hanover Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Hanover and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Hanover Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Hanover and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Hanover and its Subsidiaries included in the most recent Hanover Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Hanover nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Hanover or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect.

(b) Since September 30, 2003, the chief executive officer and chief financial officer of Hanover have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; neither Hanover nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Hanover maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Hanover and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Hanover Reports and other public disclosure and Hanover is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the

New York Stock Exchange. As of the date hereof, Hanover has no knowledge of any material weaknesses in the design or operation of its internal controls over financial reporting. There is no reason to believe that Hanover’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Hanover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(c) Hanover and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.

(d) Neither Hanover nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Hanover. No loan or extension of credit is maintained by Hanover or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 5.8  Litigation.  Except as described in the Hanover Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Hanover or any of its Subsidiaries or, to Hanover’s knowledge, threatened against Hanover or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Hanover Material Adverse Effect.

Section 5.9  Absence of Certain Changes.  From January 1, 2006 to the date of this Agreement, there has not been (i) a Hanover Material Adverse Effect or (ii) except as described in the Hanover Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Hanover or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections applicable to Hanover’s consolidated financial statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Hanover or any redemption, purchase or other acquisition of any of its equity securities; (C) any split, combination or reclassification of any capital stock of Hanover or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Hanover or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Hanover Material Adverse Effect; or (E) any reevaluations by Hanover or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Hanover will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.

Section 5.10  Taxes.

(a) All tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to Hanover or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Hanover or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.

(b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Hanover or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Hanover or any of its Subsidiaries may be liable; and (iii) neither Hanover nor any of its Subsidiaries has any liability for any tax under Treas. Reg. Û 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Hanover or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Hanover nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Hanover or any of its Subsidiaries. Neither Hanover nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Hanover nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Hanover and any of its Subsidiaries. Since December 31, 2005, Hanover has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Hanover has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. To the knowledge of Hanover, Hanover has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years. The Mergers will not cause Hanover or any of its Subsidiaries to recognize gain by reason of Section 355(e) of the Code.

(c) Neither Hanover nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to cause gain or loss to be recognized for U.S. federal income tax purposes by a holder of Hanover Common Stock upon the transfer that is deemed to occur for U.S. federal income tax purposes of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.

(d) For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

Section 5.11  Employee Benefit Plans.

(a) Section 5.11 of the Hanover Disclosure Letter contains a list of all Hanover Benefit Plans. The term “Hanover Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Hanover or any of its Subsidiaries or ERISA Affiliates or to which Hanover or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under Applicable Laws. Hanover has made available to Universal true and complete copies of the Hanover Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Hanover Benefit Plans; to the extent applicable, the Hanover Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Hanover Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Hanover Benefit Plans have been maintained and operated in accordance with their terms, and, to Hanover’s knowledge, there are no breaches of fiduciary duty in connection with the Hanover Benefit Plans; there are no pending or, to Hanover’s knowledge, threatened claims against or otherwise involving any Hanover Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Hanover Benefit Plan activities) has been brought against or with respect to any Hanover Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Hanover Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Hanover, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Hanover or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) neither Hanover nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(c) No Hanover Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Hanover or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 5.11(c) of the Hanover Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Hanover or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Hanover under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Hanover or any Subsidiary thereof.

(d) No Hanover Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Hanover or any Subsidiary of Hanover for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(e) From January 1, 2006 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Hanover Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Hanover or any of its Subsidiaries to any officer of Hanover or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 5.11(e)(i)(A)), (ii) any entry by Hanover or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Hanover or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Hanover Benefit Plan, except in accordance with the pre-existing terms of that Hanover Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Hanover Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.

Section 5.12  Labor Matters.

(a) Neither Hanover nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Hanover’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (i) neither Hanover nor any Subsidiary of Hanover has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Hanover or any Subsidiary of Hanover or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Hanover or any Subsidiary of Hanover pending or, to the knowledge of Hanover, threatened, before any governmental authority by or concerning the employees working in their respective businesses.

Section 5.13  Environmental Matters.

(a) Except as described in the Hanover Reports filed with the SEC prior to the date of this Agreement, Hanover and each Subsidiary of Hanover has been and is in compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and any applicable law, ordinance, rule, regulation or other legal requirement (including common law) related to human health and the environment (“Environmental Laws”) except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Hanover, threatened against Hanover or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Hanover or its Subsidiaries, former) businesses, assets or properties of Hanover or any Subsidiary of Hanover, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Hanover nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Hanover Material Adverse Effect.

Section 5.14  Intellectual Property.  Hanover and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. The conduct of Hanover’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Hanover or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect.

Section 5.15  Decrees, Etc.  Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Hanover or any Subsidiary of Hanover that continues to be in effect that materially affects the ownership or operation of any of their respective assets and (b) since January 1, 1997, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Hanover or any Subsidiary of Hanover.

Section 5.16  Insurance.

(a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, Hanover and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Hanover and its Subsidiaries operate on the date of this Agreement.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, no event relating specifically to Hanover or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Hanover or any Subsidiary of Hanover during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Hanover or any Subsidiary of Hanover to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Hanover or any Subsidiary of Hanover under any such excess liability or protection and indemnity insurance policies.

Section 5.17  No Brokers.  Hanover has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holdco, Hanover or Universal to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Hanover has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as its financial advisor, the fees of which shall not exceed those set forth in Section 5.17 of the Hanover Disclosure Letter.

Section 5.18  Opinion of Financial Advisor and Board Approval.  The Board of Directors of Hanover has received the opinion of Credit Suisse to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Hanover Exchange Ratio is fair, from a financial point of view, to the holders of Hanover Common Stock, it being agreed that none of Holdco, Universal or Universal Merger Sub has any rights with respect to such opinion. Hanover’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Hanover, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Hanover.

Section 5.19  Universal Stock Ownership.  Neither Hanover nor any of its Subsidiaries owns any shares of capital stock of Universal or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Universal. Hanover is not an “interested stockholder” (within the meaning of Section 203 of the DGCL) with respect to Universal and has not, within the last three years, been an “interested stockholder” with respect to Universal.

Section 5.20  Vote Required.  Assuming the accuracy of the representations and warranties set forth in Section 6.19, the only vote of the holders of any class or series of Hanover capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Hanover Common Stock (the “Hanover Stockholder Approval”).

Section 5.21  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Hanover Reports, neither Hanover nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 5.21(a) being referred to herein as the “Hanover Material Contracts”).

(b) As of the date of this Agreement, each Hanover Material Contract is in full force and effect, and Hanover and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Hanover Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Hanover Material Adverse Effect, neither Hanover nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Hanover, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Hanover Material Contract or (y) has received written notice of the desire of the other party or parties to any such Hanover Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Hanover Material Contract is enforceable by Hanover or a Subsidiary of Hanover in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Hanover Material Adverse Effect.

Section 5.22  Capital Expenditure Program.  As of the date of this Agreement, Section 5.22 of the Hanover Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast to be incurred in 2007 on a quarterly basis.

Section 5.23  Improper Payments.  No material bribes, kickbacks or other payments have been made in violation of Applicable Laws by Hanover or any Subsidiary of Hanover or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Hanover, any Subsidiary of Hanover nor any agent of any of them has received any such payments from vendors, suppliers or other persons.

Section 5.24  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of Universal in Section 6.19 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Hanover Merger the restrictions on “business combinations” set forth in Section 203 of the DGCL or any similar provision (a “Takeover Statute”). Hanover does not have any preferred share purchase rights plan or similar rights plan in effect.

Section 5.25  Title, Ownership and Related Matters.

(a) Hanover and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by Universal, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas compression and oil and natural gas production and processing equipment owned and/or operated by Hanover or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Hanover and its Subsidiaries to conduct their respective businesses as currently conducted. As used in this Agreement, the term “Permitted Liens” shall mean Liens for taxes not yet due and payable; statutory Liens of lessors; Liens of carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; Liens incurred in the ordinary course of business that secure obligations not yet due and payable; Liens securing indebtedness of Hanover and its Subsidiaries or Universal and its Subsidiaries outstanding as of the date of this Agreement or incurred in accordance with Section 7.1 hereof and Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

(b) Each of Hanover and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which Hanover or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Hanover and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES
OF UNIVERSAL, HOLDCO AND MERGER SUBS

Except as set forth in the disclosure letter delivered to Hanover by Universal at or prior to the execution of this Agreement (the “Universal Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Universal Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent), Universal, Holdco and each Merger Sub, jointly and severally, represent and warrant to Hanover that:

Section 6.1  Existence; Good Standing; Corporate Authority.  Each of Universal, Holdco and each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Universal is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. Each of Universal, Holdco and each Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificates of incorporation and bylaws of Universal, Holdco and each Merger Sub previously made available to Hanover are true and correct and contain all amendments as of the date of this Agreement.

Section 6.2  Authorization, Validity and Effect of Agreements.  Each of Universal, Holdco and the Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and, upon receipt of the Universal Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution of this Agreement and the consummation by each of Universal, Holdco and the Merger Subs of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of each of them, other than (i) the receipt of the Universal Stockholder Approval, (ii) the adoption of this Agreement by Holdco in its capacity as sole stockholder of each of the Merger Subs and (iii) the approval of the Holdco Charter by Universal in its capacity as sole stockholder of Holdco. Each of Universal, Holdco and the Merger Subs has duly executed and delivered this Agreement. Assuming this Agreement constitutes a valid and legally binding obligation of Hanover, this Agreement constitutes the valid and legally binding obligation of each of Universal, Holdco and the Merger Subs, enforceable against Universal, Holdco and the Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 5.19, Universal has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the transactions contemplated hereby.

Section 6.3  Capitalization.  The authorized capital stock of Universal consists of 200,000,000 shares of Universal Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Universal Preferred Stock”). As of the Cut-off Time, there were (i) 30,687,130 outstanding shares of Universal Common Stock, (ii) 1,891,112 shares of Universal Common Stock reserved for issuance upon exercise of outstanding Universal Options, (iii) no outstanding shares of Universal Preferred Stock and (iv) 2,177 shares of Universal Common Stock owed to current or former directors of Universal under Universal’s Directors’ Stock Plan. From the Cut-off Time to the date of this Agreement, no additional shares of Universal Common Stock have been issued (other than pursuant to Universal Options which were outstanding as of the Cut-off Time and are included in the number of shares of Universal Common Stock reserved for issuance upon exercise of outstanding Universal Options in (ii) above), no additional Universal Options have been issued or granted, and there has been no increase in the number of shares of Universal Common Stock issuable upon exercise of the Universal Options from those issuable under such Universal Options as of the Cut-off Time. All such issued and outstanding shares of Universal Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are (A) 625,000 common units of Universal Compression Partners, L.P. (the “Universal Partnership”) reserved for issuance under the Universal Partnership Long-Term Incentive Plan (the “Universal Partnership LTIP”), of which 593,572 common units of the Universal Partnership were reserved for issuance upon exercise of outstanding options granted under the Universal Partnership LTIP (which options are identified in Section 6.3 of the Universal Disclosure Letter), (B) 5,607 phantom units that have been granted by the Universal Partnership and 332,142 common unit appreciation rights that have been granted by Universal (which phantom units and appreciation rights are identified in Section 6.3 of the Universal Disclosure Letter) and (C) no other awards outstanding under the Universal Partnership LTIP. As of the date of this Agreement, except as set forth in this Section 6.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Universal or any of its Subsidiaries to issue, transfer, sell or register any shares of capital stock or other voting securities of Universal or any of its Subsidiaries. Universal has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Universal on any matter.

Section 6.4  Subsidiaries.

(a) Each of Universal’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Universal’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Universal free and clear of all Liens other than Permitted Liens.

(b) All of the outstanding capital stock of Holdco is owned directly by Universal. All of the outstanding capital stock of each of the Merger Subs is owned directly by Holdco. Holdco and the Merger Subs have been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Initial Effective Time, (i) there will be 250,000,000 shares of Holdco

Common Stock authorized for issuance in connection with the Mergers, other than 100 shares of Holdco Common Stock that will be held by Universal and (ii) each Merger Sub will have 100 outstanding shares of its common stock, par value $0.01 per share. The shares of Holdco Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 6.5  Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect and except for (i) matters related to taxes, which are treated exclusively in Section 6.10, and (ii) matters arising under Environmental Laws, which are treated exclusively in Section 6.13:

(a) Neither Universal nor any Subsidiary of Universal is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Universal, threatened with respect to any such matters. No condition exists which does or could reasonably be expected to constitute a violation of or deficiency under any Applicable Law by Universal or any Subsidiary of Universal.

(b) Universal and each Subsidiary of Universal hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the “Universal Permits”). All Universal Permits are in full force and effect and there exists no default thereunder or breach thereof, and Universal has no notice or actual knowledge that such Universal Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Universal threatened to give, any action to terminate, cancel or reform any Universal Permit.

(c) Universal and each Subsidiary of Universal possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Universal Real Property”). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Universal, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Universal Real Property.

Section 6.6  No Conflict.

(a) Neither the execution and delivery by Universal, Holdco and the Merger Subs of this Agreement nor the consummation by any of them of the transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the Universal Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Holdco, Universal or either Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Universal or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Universal or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Universal or any of its Subsidiaries is a party, or by which Universal or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 6.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Universal or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that have not had and are not reasonably likely to have a Universal Material Adverse Effect.

(b) Neither the execution and delivery by Universal, Holdco or either Merger Sub of this Agreement nor the consummation by any of them of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) the Regulatory Filings, (ii) the filing of a listing application with the New York Stock Exchange pursuant to Section 7.9, and (iii) the filing of the Certificates of Merger and the Holdco Charter with the Secretary of State of the State of Delaware, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to have a Universal Material Adverse Effect.

(c) This Agreement, the Mergers and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under (i) the terms of any Universal Material Contract or (ii) any contract or plan under which any employees, officers or directors of Universal or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event and requires either a cash payment or an accounting charge in accordance with U.S. generally accepted accounting principles, or (iii) any material Universal Permit.

Section 6.7  SEC Documents.

(a) Universal and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since September 30, 2003 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to Hanover each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Universal Reports”). As of its respective date, each Universal Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Universal Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Universal Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Universal and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Universal Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Universal and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Universal and its Subsidiaries included in the most recent Universal Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Universal nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Universal or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect.

(b) Since September 30, 2003, the chief executive officer and chief financial officer of Universal have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct; neither Universal nor its officers have received notice from any governmental authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Universal maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Universal and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Universal Reports and other public disclosure and Universal is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the New York Stock Exchange. As of the date hereof, Universal has no knowledge of any material weaknesses in the design or operation of its internal controls over financial reporting. There is no reason to believe that Universal’s auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of Universal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(c) Universal and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.

(d) Neither Universal nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Universal. No loan or extension of credit is maintained by Universal or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 6.8  Litigation.  Except as described in the Universal Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Universal or any of its Subsidiaries or, to Universal’s knowledge, threatened against Universal or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that, individually or in the aggregate, have had or are reasonably likely to have a Universal Material Adverse Effect.

Section 6.9  Absence of Certain Changes.  From January 1, 2006 to the date of this Agreement, there has not been (i) a Universal Material Adverse Effect or (ii) except as described in the Universal Reports filed with the SEC prior to the date of this Agreement, (A) any material change by Universal or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections applicable to Universal’s consolidated financial statements; (B) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Universal or any redemption, purchase or other acquisition of any of its equity securities; (C) any split, combination or reclassification of any capital stock of Universal or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (D) any damage to or any destruction or loss of physical properties owned or used by Universal or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate constitutes a Universal Material Adverse Effect; or (E) any reevaluations by Universal or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Universal will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.

Section 6.10  Taxes.

(a) All Returns required to be filed by or with respect to Universal or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Universal or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and all taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect.

(b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (i) no audit or other administrative proceeding or court proceeding is presently pending with regard to any tax or Return of Universal or any of its

Subsidiaries as to which any taxing authority has asserted in writing any claim; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Universal or any of its Subsidiaries may be liable; and (iii) neither Universal nor any of its Subsidiaries has any liability for any tax under Treas. Reg. Û 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Universal or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law. As of the date of this Agreement, neither Universal nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any tax upon Universal or any of its Subsidiaries. Neither Universal nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any tax law. Neither Universal nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement among Universal and any of its Subsidiaries. Since December 31, 2005, Universal has not made or rescinded any material election relating to taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal Returns. Universal has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. To the knowledge of Universal, Universal has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years. The Mergers will not cause Universal or any of its Subsidiaries to recognize gain by reason of Section 355(e) of the Code.

(c) Neither Universal nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that could reasonably be expected to cause gain or loss to be recognized for U.S. federal income tax purposes by a holder of Universal Common Stock upon its transfer that is deemed to occur for U.S. federal income tax purposes of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.

(d) The Universal Partnership is properly classified as a partnership for federal income tax purposes, and for the portion of the taxable year of Universal Partnership that ends at the Initial Effective Time, 90 percent or more of the gross income of the Universal Partnership will consist of “qualifying income,” as defined in Section 7704(d) of the Code.

Section 6.11  Employee Benefit Plans.

(a) Section 6.11 of the Universal Disclosure Letter contains a list of all Universal Benefit Plans. The term “Universal Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Universal or any of its Subsidiaries or ERISA Affiliates or to which Universal or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under Applicable Laws. Universal has made available to Hanover true and complete copies of the Universal Benefit Plans and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b) Except to the extent such matters, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Universal Benefit Plans; to the extent applicable, the Universal Benefit Plans comply with the requirements of ERISA and the Code or with the regulations of any applicable jurisdiction, and any Universal Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service); the Universal Benefit Plans have been maintained and operated in accordance with their terms, and, to Universal’s knowledge, there are no breaches of fiduciary duty in connection with the Universal Benefit Plans; there are no pending or, to Universal’s knowledge, threatened claims against or otherwise involving any Universal Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Universal Benefit Plan activities) has been brought against or with respect to any Universal Benefit Plan; all material contributions required to be made as of the date of this Agreement to the Universal Benefit Plans have been made or provided for; with respect to any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Universal, its Subsidiaries or any of their ERISA Affiliates, (i) neither Universal nor any of its Subsidiaries or ERISA Affiliates has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(c) No Universal Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Universal or any of its Subsidiaries or ERISA Affiliates maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 6.11(c) of the Universal Disclosure Letter, (A) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any employee, officer or director of Universal or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Universal under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (B) the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Universal or any Subsidiary thereof.

(d) No Universal Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Universal or any Subsidiary of Universal for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(e) From January 1, 2006 to the date of this Agreement, except in the ordinary course of business consistent with past practice or as described in the Universal Reports filed prior to the date of this Agreement, there has not been (i) any granting, or any commitment or promise to grant, by Universal or any of its Subsidiaries to any officer of Universal or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 6.11(e)(i)(A)), (ii) any entry by Universal or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of Universal or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Universal Benefit Plan, except in accordance with the pre-existing terms of that Universal Benefit Plan, (iv) any establishment of, or any commitment or promise to establish, any new Universal Benefit Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards.

Section 6.12  Labor Matters.

(a) Neither Universal nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Universal’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (i) neither Universal nor any Subsidiary of Universal has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Universal or any Subsidiary of Universal or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Universal or any Subsidiary of Universal pending or, to the knowledge of Universal, threatened, before any governmental authority by or concerning the employees working in their respective businesses.

Section 6.13  Environmental Matters.

(a) Except as described in the Universal Reports filed with the SEC prior to the date of this Agreement, Universal and each Subsidiary of Universal has been and is in compliance with all Environmental Laws except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance with any Environmental Law, except for any non-compliance or interference that, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Universal, threatened against Universal or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Universal or its Subsidiaries, former) businesses, assets or properties of Universal or any Subsidiary of Universal, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Universal nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and are not reasonably likely to have a Universal Material Adverse Effect.

Section 6.14  Intellectual Property.  Universal and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. The conduct of Universal’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except for such conflicts that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Universal or any of its Subsidiaries, except for such infringements that, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect.

Section 6.15  Decrees, Etc.  Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Universal or any Subsidiary of Universal that continues to be in effect that materially affects the ownership or operation of any of their respective assets and (b) since January 1, 1997, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Universal or any Subsidiary of Universal.

Section 6.16  Insurance.

(a) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, Universal and its Subsidiaries maintain insurance coverage with financially responsible insurance companies in such amounts and against such losses as are customary in the industries in which Universal and its Subsidiaries operate on the date of this Agreement.

(b) Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, no event relating specifically to Universal or its Subsidiaries has occurred that could reasonably be expected, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date of this Agreement, and no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Universal or any Subsidiary of Universal during the period of one year prior to the date of this Agreement. Prior to the date of this Agreement, no event has occurred, including the failure by Universal or any Subsidiary of Universal to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Universal or any Subsidiary of Universal under any such excess liability or protection and indemnity insurance policies.

Section 6.17  No Brokers.  Universal has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Holdco, Hanover or Universal to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Universal has retained Goldman, Sachs & Co. as its financial advisor, the fees of which shall not exceed those set forth in Section 6.17 of the Universal Disclosure Letter.

Section 6.18  Opinion of Financial Advisor and Board Approvals.  The Board of Directors of Universal has received the opinion of Goldman, Sachs & Co. to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, the Universal Exchange Ratio is fair, from a financial point of view, to the holders of Universal Common Stock, it being agreed that none of Holdco, Hanover or Hanover Merger Sub has any rights with respect to such opinion. Universal’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Universal, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended adoption of this Agreement by the stockholders of Universal.

Section 6.19  Hanover Stock Ownership.  Neither Universal nor any of its Subsidiaries owns any shares of capital stock of Hanover or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Hanover. Universal is not an “interested stockholder” with respect to Hanover and Universal has not, within the last three years, been an “interested stockholder” with respect to Hanover.

Section 6.20  Vote Required.  Assuming the accuracy of the representations and warranties set forth in Section 5.19, the only vote of the holders of any class or series of Universal capital stock necessary to approve any transaction contemplated by this Agreement is the affirmative vote in favor of the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Universal Common Stock (the “Universal Stockholder Approval”).

Section 6.21  Certain Contracts.

(a) Except for this Agreement and except as filed as an exhibit to the Universal Reports, neither Universal nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 6.21(a) being referred to herein as the “Universal Material Contracts”).

(b) As of the date of this Agreement, each Universal Material Contract is in full force and effect, and Universal and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Universal Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and are not reasonably likely to have a Universal Material Adverse Effect, neither Universal nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Universal, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Universal Material Contract or (y) has received written notice of the desire of the other party or parties to any such Universal Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Universal Material Contract is enforceable by Universal or a Subsidiary of Universal in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Universal Material Adverse Effect.

Section 6.22  Capital Expenditure Program.  As of the date of this Agreement, Section 6.22 of the Universal Disclosure Letter accurately sets forth in all material respects the capital expenditures that are forecast to be incurred in 2007 on a quarterly basis.

Section 6.23  Improper Payments.  No material bribes, kickbacks or other payments have been made in violation of Applicable Laws by Universal or any Subsidiary of Universal or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Universal, any Subsidiary of Universal, nor any agent of any of them has received any such payments from vendors, suppliers or other persons.

Section 6.24  Takeover Statutes; Rights Plans.  Assuming the accuracy of the representations of Hanover in Section 5.19 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause to be applicable to the Universal Merger any Takeover Statute. Each of Universal, Holdco and the Merger Subs does not have any preferred share purchase rights plan or similar rights plan in effect.

Section 6.25  Title, Ownership and Related Matters.

(a) Universal and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by Hanover, defensible title to their respective inventory, equipment and other tangible and intangible property, including the natural gas compression and oil and natural gas production and processing equipment owned and/or operated by Universal or its Subsidiaries and related spare parts as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit Universal and its Subsidiaries to conduct their respective businesses as currently conducted.

(b) Each of Universal and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which Universal or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of Universal and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.

ARTICLE 7

COVENANTS

Section 7.1  Conduct of Business.  Prior to the Effective Time, except as set forth in the Universal Disclosure Letter or the Hanover Disclosure Letter or as any other provision of this Agreement expressly permits or provides or (provided that the party proposing to take such action has provided the other party with advance notice of the proposed action to the extent practicable) as required by Applicable Laws, unless the other party has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, each of Universal and Hanover:

(a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with, any of its Subsidiaries or may be liquidated into it or any of its Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c) shall not amend or propose to amend its certificate of incorporation or bylaws, other than bylaw amendments that are not detrimental to the interests of stockholders;

(d) shall not permit or allow Hanover Merger Sub or Universal Merger Sub to amend their respective certificates of incorporation or bylaws;

(e) shall promptly notify the other of any material change in its or any of its material Subsidiaries’ condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Universal Material Contract or Hanover Material Contract, respectively (or communications indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

(f) shall not, and shall not permit any of its Subsidiaries to, (i) except pursuant to the exercise of options or upon the settlement of restricted stock units in each case existing on the date of this Agreement and disclosed in this Agreement or the Universal Disclosure Letter or the Hanover Disclosure Letter, pursuant to the conversion of any Convertible Notes in accordance with the terms thereof or pursuant to the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, issue any shares of its capital stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Hanover Benefit Plans or the Universal Benefit Plans in existence as of the date hereof to any newly hired employees or to existing officers, directors or employees in the ordinary course of business consistent with past practices; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by law, (v) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, or (vi) permit any holder of an option or other award pertaining to shares of Universal Common Stock or Hanover Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

(g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

(h) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 7.5(c), or (v) arm’s-length sales or other transfers not described in clauses (i) through (iii) above for aggregate consideration not exceeding $25 million for each of Hanover and Universal;

(i) shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $150 million for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are compression and related equipment and (B) $50 million for all other acquisitions to which this paragraph relates, in each case for each of Hanover and Universal (excluding, with respect to this clause (i), acquisitions approved in writing by both parties and excluding acquisitions by the Universal Partnership), or (ii) acquire or agree to acquire, directly or indirectly, any assets or securities that would require a filing or approval under the HSR Act or any Non-U.S. Antitrust Law;

(j) shall not, and shall cause its Subsidiaries not to, change any of the material accounting principles or practices used by it except as may be required as a result of a change in generally accepted accounting principles;

(k) shall, and shall cause any of its Subsidiaries to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

(l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes except to the extent of any reserve reflected on that party’s consolidated balance sheet as of September 30, 2006 as filed with the SEC in its Quarterly Report on Form 10-Q for the quarter then ended relating to such matter that was established in the ordinary course of business consistent with past practice, or (iii) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law;

(m) shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money in excess of $200 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries or (C) borrowings in respect of intercompany debt or (ii) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property (other than Permitted Liens);

(n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of Universal or Hanover, other than shares purchased solely to satisfy withholding obligations in connection with the vesting or exercise (as applicable) of restricted stock, stock options, stock appreciation rights, restricted stock units and similar awards by the grantees thereof;

(o) shall not take any action that could reasonably be expected to delay materially or adversely affect in a material respect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement;

(p) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(q) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied; and

(r) shall not (i) agree in writing or otherwise to take any of the prohibited actions described above or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the prohibited actions described above that refer to Subsidiaries.

Section 7.2  No Solicitation by Hanover.

(a) Hanover shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Hanover Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Hanover Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Hanover or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Hanover or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.2 by Hanover. Hanover shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Hanover Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Hanover Stockholder Approval, in response to a bona fide written Hanover Takeover Proposal that the Board of Directors of Hanover determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Hanover Superior Proposal, and which Hanover Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.2, Hanover may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Hanover under Applicable Laws, and subject to compliance with Section 7.2(c) and after giving Universal written notice of such determination, (x) furnish information with respect to Hanover and its Subsidiaries to the person making such Hanover Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Universal or is provided to Universal prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Hanover Takeover Proposal (and its Representatives) regarding such Hanover Takeover Proposal.

The term “Hanover Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Hanover and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Hanover or any of its “significant subsidiaries” (as that term is defined in Item 1.02(w) of Regulation S-X), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Hanover or any of its significant subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Hanover or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Hanover or any of its significant subsidiaries or of any resulting parent company of Hanover, other than the transactions contemplated by this Agreement.

The term “Hanover Superior Proposal” means any bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Hanover Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Hanover, which the Board of Directors of Hanover determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Hanover from a financial point of view than the Hanover Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Universal in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

For purposes of the definitions of “Hanover Takeover Proposal” and “Hanover Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

(b) Neither the Board of Directors of Hanover nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Universal), or propose to withdraw (or modify in a manner adverse to Universal), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Hanover Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Hanover Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Universal (publicly if so requested) its recommendation of this Agreement, the Hanover Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause (i) being referred to as a “Hanover Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Hanover or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Hanover Takeover Proposal (other than a confidentiality agreement referred to in Section 7.2(a)). Notwithstanding the foregoing, at any time prior to obtaining Hanover Stockholder Approval, the Board of Directors of Hanover may make a Hanover Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Hanover under Applicable Laws; provided, however, that no Hanover Adverse Recommendation Change may be made until after the fifth business day following Universal’s receipt of written notice (a “Hanover Notice of Adverse Recommendation”) from Hanover advising Universal that the Board of Directors of Hanover intends to make a Hanover Adverse Recommendation Change and specifying the terms and conditions of the Hanover Superior Proposal, if any, that is related to such Hanover Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Hanover Superior Proposal shall require a new Hanover Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Hanover Adverse Recommendation Change, the Board of Directors of Hanover shall take into account any changes to the financial terms of this Agreement proposed by Universal in response to a Hanover Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of Hanover set forth in paragraphs (a) and (b) of this Section 7.2, Hanover shall promptly (and in any event within one business day after receipt thereof) advise Universal orally and in writing of any Hanover Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Hanover Takeover Proposal, the material terms and conditions of any such Hanover Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Hanover Takeover Proposal or inquiry. Hanover shall (i) keep Universal fully informed of the status and material terms and conditions (including any change therein) of any such Hanover Takeover Proposal or inquiry and (ii) provide to Universal as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Hanover or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Hanover Takeover Proposal.

(d) Nothing contained in this Section 7.2 shall prohibit Hanover from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Hanover if, in the good faith judgment of the Board of Directors of Hanover (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Hanover or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.2(b).

Section 7.3  No Solicitation by Universal.

(a) Universal shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any Representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any inquiry or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, a Universal Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, any Universal Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Universal or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Universal or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3 by Universal. Universal shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Universal Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Universal Stockholder Approval, in response to a bona fide written Universal Takeover Proposal that the Board of Directors of Universal determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Universal Superior Proposal, and which Universal Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.3, Universal may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Universal under Applicable Laws, and subject to compliance with Section 7.3(c) and after giving Hanover written notice of such determination, (x) furnish information with respect to Universal and its Subsidiaries to the person making such Universal Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Hanover or is provided to Hanover prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Universal Takeover Proposal (and its Representatives) regarding such Universal Takeover Proposal.

The term “Universal Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or the assets of Universal and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Universal or any of its “significant subsidiaries” (as that term is defined in Item 1.02(w) of Regulation S-X), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Universal or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Universal or any of its significant subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of Universal or any of its significant subsidiaries or of any resulting parent company of Universal, other than the transactions contemplated by this Agreement.

The term “Universal Superior Proposal” means any bona fide proposal or offer made by a third party that if consummated would result in such person’s (or its stockholders’) owning, directly or indirectly, more than 50% of the shares of Universal Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Universal, which the Board of Directors of Universal determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Universal from a financial point of view than the Universal Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Hanover in response to such offer or otherwise)) and (ii) reasonably capable of being financed and completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

For purposes of the definitions of “Universal Takeover Proposal” and “Universal Superior Proposal,” the term “person” shall include any group within the meaning of Section 13(d) of the Exchange Act.

(b) Neither the Board of Directors of Universal nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Hanover), or propose to withdraw (or modify in a manner adverse to Hanover), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Universal Merger or the other transactions contemplated by this Agreement, (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Universal Takeover Proposal or (C) fail to reaffirm within a reasonable period of time upon request by Hanover (publicly if so requested) its recommendation of this Agreement, the Universal Merger and the other transactions contemplated by this Agreement (any such action or failure described in this clause (i) being referred to as a “Universal Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Universal or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Universal Takeover Proposal (other than a confidentiality agreement referred to in Section 7.3(a)). Notwithstanding the foregoing, at any time prior to obtaining Universal Stockholder Approval, the Board of Directors of Universal may make a Universal Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Universal under Applicable Laws; provided, however, that no Universal Adverse Recommendation Change may be made until after the fifth business day following Hanover’s receipt of written notice (a “Universal Notice of Adverse Recommendation”) from Universal advising Hanover that the Board of Directors of Universal intends to make a Universal Adverse Recommendation Change and specifying the terms and conditions of the Universal Superior Proposal, if any, that is related to such Universal Adverse

Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material term of such Universal Superior Proposal shall require a new Universal Notice of Adverse Recommendation and a new five business day period). In determining whether to make a Universal Adverse Recommendation Change, the Board of Directors of Universal shall take into account any changes to the financial terms of this Agreement proposed by Hanover in response to a Universal Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of Universal set forth in paragraphs (a) and (b) of this Section 7.3, Universal shall promptly (and in any event within one business day after receipt thereof) advise Hanover orally and in writing of any Universal Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Universal Takeover Proposal, the material terms and conditions of any such Universal Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Universal Takeover Proposal or inquiry. Universal shall (i) keep Hanover fully informed of the status and material terms and conditions (including any change therein) of any such Universal Takeover Proposal or inquiry and (ii) provide to Hanover as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Universal or any of its Subsidiaries from any person that describes any of the material terms and conditions of any Universal Takeover Proposal.

(d) Nothing contained in this Section 7.3 shall prohibit Universal from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the stockholders of Universal if, in the good faith judgment of the Board of Directors of Universal (after consultation with outside counsel) failure to so disclose would constitute a violation of Applicable Law or fiduciary duty; provided, however, that in no event shall Universal or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.3(b).

Section 7.4  Meetings of Stockholders.

(a) Each of Universal and Hanover shall take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders as promptly as practicable after the Form S-4 has been declared effective to consider and vote upon the adoption of this Agreement. Such meeting may be held in conjunction with the annual meeting of stockholders of Universal and/or Hanover, in which case such meeting may also be held to elect directors and ratify the selection of independent registered public accountants of Universal or Hanover, as the case may be, as well as such other matters as may be considered by the stockholders of Universal or Hanover in accordance with the certificate of incorporation and bylaws of Universal or Hanover, as the case may be, as long as no matter presented to such stockholders for consideration is inconsistent with the provisions of this Agreement. Universal and Hanover shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, Hanover and Universal shall each submit the foregoing matters to its stockholders, whether or not the Board of Directors of Hanover or Universal, as the case may be, withdraws, modifies or changes its recommendation and declaration regarding such matters.

(b) Subject to Sections 7.2 and 7.3, respectively, each of Universal and Hanover, through its Board of Directors, shall recommend approval of such matters and use its reasonable best efforts to take all lawful action to solicit approval by its stockholders in favor of such matters.

(c) Universal, in its capacity as sole stockholder of Holdco, shall take all action necessary to approve the Holdco Charter. Universal shall take all action necessary to cause Holdco to adopt this Agreement as the sole stockholder of Hanover Merger Sub and Universal Merger Sub prior to the Closing. The Board of Directors of Holdco shall take all action necessary to approve the Holdco Bylaws.

Section 7.5  Filings; Reasonable Best Efforts, Etc.

(a) Subject to the terms and conditions herein provided, Hanover and Universal shall:

(i) make their respective required filings under the HSR Act and any applicable non-U.S. competition, antitrust or premerger notification laws (“Non-U.S. Antitrust Laws”) contemplated by Section 8.1(b) (and shall share equally all filing fees incident thereto), which filings shall be made promptly (which, in the case of filings required under the HSR Act shall be not more than 15 business days from the date hereof), and thereafter shall promptly make any other required submissions under the HSR Act or such other laws;

(ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement, and the consummation of the Mergers and the transactions contemplated by this Agreement; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Universal Material Adverse Effect or a Hanover Material Adverse Effect;

(iii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any governmental or regulatory authority and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental or regulatory authority;

(iv) not participate or agree to participate in any meeting or discussion with any governmental or regulatory authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental or regulatory authority, gives the other party the opportunity to attend and participate in such meeting or discussion;

(v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby;

(vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including any filings necessary or appropriate under the provisions of the HSR Act and any applicable Non-U.S. Antitrust Laws;

(vii) “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act as soon as reasonably practicable following the issuance of the request for additional information; and

(viii) upon the terms and subject to the conditions herein provided, use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and to obtain the relief and commitments contemplated by Sections 8.1(f), (g), (h) and (i).

(b) Without limiting Section 7.5(a), but subject to Section 7.5(c), Universal and Hanover shall each use reasonable best efforts:

(i) to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain required clearances and approvals under any applicable Non-U.S. Antitrust Laws as soon as practicable;

(ii) to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and

(iii) to take any and all steps necessary to obtain any consents or eliminate any impediments to the Mergers.

(c) Nothing in this Agreement shall require Universal or Hanover to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Mergers relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the HSR Act, Non-U.S. Antitrust Laws or other antitrust, competition, premerger notification or trade-regulation law, regulation or order (“Antitrust Laws”), other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Mergers and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect on Holdco after the Mergers; provided, however, that neither Hanover nor Universal shall take or agree to any action required or permitted by this Section 7.5(c) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(d) Neither Universal, Hanover nor their respective Subsidiaries shall take actions, cause actions to be taken or fail to take actions, as a result of which (i) gain or loss would be recognized for U.S. federal income tax purposes upon the transfer that is deemed to occur for U.S. federal income tax purposes of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock or (ii) gain or loss would be recognized for U.S. federal income tax purposes upon the transfer that is deemed to occur for U.S. federal income tax purposes of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger except for gain that is recognized for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Holdco Common Stock.

Section 7.6  Inspection.  From the date of this Agreement to the Effective Time, each of Hanover and Universal shall allow all designated officers, attorneys, accountants and other representatives of Universal or Hanover, as the case may be, reasonable access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Universal and Hanover and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information (i) it reasonably believes it may not provide to the other parties by reason of Applicable Laws, (ii) that constitutes information protected by attorney/client privilege, or (iii) that it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Universal and Hanover agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the

Confidentiality Agreement dated December 7, 2006 between Universal and Hanover (the “Confidentiality Agreement”).

Section 7.7  Publicity.  Each of Universal and Hanover will consult with each other before issuing any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 7.8  Registration Statement on Form S-4.

(a) Each of Universal and Hanover shall cooperate and promptly prepare, and Holdco, Universal and Hanover shall file with the SEC, as soon as practicable, a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the shares of Holdco Common Stock issuable in connection with the Mergers, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Universal and of Hanover in connection with the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Holdco, Universal and Hanover shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Each of Holdco, Universal and Hanover shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement. Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

(b) Universal and Hanover shall each use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(c) Each of Holdco, Universal and Hanover shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Universal and Hanover, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 7.9  Listing Application.  Universal and Hanover shall use reasonable best efforts to cause Holdco to promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of Holdco Common Stock issuable in connection with the Mergers and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Holdco Common Stock, subject to official notice of issuance.

Section 7.10  Letters of Accountants.

(a) Hanover shall use reasonable best efforts to cause to be delivered to Universal “comfort” letters of PriceWaterhouseCoopers LLP, Hanover’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Hanover contemplated by Section 7.4, respectively, and addressed to Universal with regard to certain financial information regarding Hanover included in the Form S-4, in form reasonably satisfactory to Universal and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b) Universal shall use reasonable best efforts to cause to be delivered to Hanover “comfort” letters of Deloitte & Touche LLP, Universal’s independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the meeting of stockholders of Universal contemplated by Section 7.4, respectively, and addressed to Hanover, with regard to certain financial information regarding Universal and Holdco included in the Form S-4, in form reasonably satisfactory to Hanover and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 7.11  Agreements of Rule 145 Affiliates.  Prior to the Effective Time, (a) Hanover shall cause to be prepared and delivered to Universal a list identifying all persons whom Hanover believes, at the date of the meeting of Hanover’s stockholders to consider and vote upon the adoption of this Agreement, are “affiliates,” as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”) of Hanover and (b) Universal shall cause to be prepared and delivered to Hanover a list identifying all persons whom Universal believes, at the date of the meeting of Universal’s stockholders to consider and vote upon the adoption of this Agreement, are Rule 145 Affiliates of Universal. Each of Hanover and Universal shall use its reasonable best efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to the other party, at or prior to the Effective Time, a written agreement in the form of Exhibit 7.11. Holdco shall be entitled to place restrictive legends on any certificates representing shares of Holdco Common Stock issued to such Rule 145 Affiliates pursuant to the Mergers.

Section 7.12  Expenses.  Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 9.5 otherwise provides, (ii) that Hanover and Universal shall share equally (A) the fees incident to the filings referred to in Section 7.5(a)(i), (B) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus, (C) the fees associated with the New York Stock Exchange listing referred to in Section 7.9 and (D) all costs and expenses incurred by Holdco and the Merger Subs in connection with this Agreement and the transactions contemplated hereby and (iii) as otherwise agreed in writing by the parties.

Section 7.13  Indemnification and Insurance.

(a) For six years after the Effective Time, Holdco shall indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of this Agreement, the individuals who at or prior to the Effective Time were officers and directors of Hanover, Universal or their respective Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective Subsidiaries at any time prior to the Effective Time. Holdco will honor all indemnification agreements, expense advancement and exculpation provisions with the indemnitees identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or by-laws) in effect as of the date hereof in accordance with the terms thereof. Each of Universal and Hanover has disclosed to the other party all such indemnification agreements prior to the date hereof.

(b) For a period of six years after the Effective Time, Holdco shall cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the Effective Time were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to such persons than such existing insurance, provided that Holdco shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to the date of this Agreement (the amount of which premium is set forth in Section 7.13 of each the Hanover Disclosure Letter and the Universal Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

(c) The rights of each person identified in Section 7.13(a) shall be in addition to any other rights such person may have under the certificate of incorporation or bylaws of Hanover or any of its Subsidiaries, under Applicable Law or otherwise. The provisions of this Section 7.13 shall survive the consummation of the Mergers and expressly are intended to benefit each such person.

(d) In the event Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Holdco shall assume the obligations set forth in this Section 7.13.

Section 7.14  Antitakeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

Section 7.15  Notification.  Each party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.16  Employee Matters.

(a) To the extent required in any change in control agreement between Universal and any employee of Universal, as of the Initial Effective Time, Holdco (i) assumes and agrees to perform such agreement and (ii) agrees that such employee may enforce such agreement against Holdco. To the extent required in any change in control and severance agreement between Hanover and any employee of Hanover, as of the Effective Time, Holdco (A) assumes and agrees to perform such agreement and (B) agrees that such employee may enforce such agreement against Holdco.

(b) As provided in Section 4.1(d), the Universal Stock Plans (other than the Universal ESPP) shall be assumed by Holdco at the Initial Effective Time. Included among the Universal Stock Plans to be so assumed by Holdco is the Universal Compression Holdings, Inc. Incentive Stock Option Plan, which plan, after the Initial Effective Time, shall (1) allow for the award of options that satisfy the requirements of Section 422 of the Code (“Incentive Stock Options”) and options that do not qualify as Incentive Stock Options, (2) provide that the individuals eligible to receive awards under such plan shall be the key employees, non-employee directors and consultants of Holdco and its subsidiaries (as defined in such plan), and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Initial Effective Time shall equal the product of the number of shares of Universal Common Stock available for issuance under such plan immediately prior to the Initial Effective Time multiplied by the Universal Exchange Ratio (subject to adjustment as provided in such plan). As provided in Section 4.1(e), the Hanover Stock Plans shall be assumed by Holdco at the Effective Time. Included among the Hanover Stock Plans to be so assumed by Holdco is the Hanover Compressor Company 2006 Stock Incentive Plan, which plan, after the Effective Time, shall (1) allow for the award of Incentive Stock Options, options that do not qualify as

Incentive Stock Options, restricted stock, restricted stock units, stock appreciation rights and performance awards, (2) provide that the individuals eligible to receive awards under such plan shall be the employees of Holdco and its affiliates (as defined in such plan) and the directors (as defined in such plan) of Holdco, and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Effective Time shall equal the product of the number of shares of Hanover Common Stock available for issuance under such plan immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio (subject to adjustment as provided in such plan). Also included among the Hanover Stock Plans to be assumed by Holdco as provided in Section 4.1(e) is the Hanover Compressor Company 2003 Stock Incentive Plan, which plan, after the Effective Time, shall (1) allow for the award of Incentive Stock Options, options that do not qualify as Incentive Stock Options, restricted stock and performance awards, (2) provide that the individuals eligible to receive awards under such plan shall be the employees of Holdco and its affiliates (as defined in such plan) and the directors (as defined in such plan) of Holdco, and (3) provide that the maximum aggregate number of shares of Holdco Common Stock available for issuance under such plan (including for issuance pursuant to Incentive Stock Options granted under such plan) immediately after the Effective Time shall equal the product of the number of shares of Hanover Common Stock available for issuance under such plan immediately prior to the Effective Time multiplied by the Hanover Exchange Ratio (subject to adjustment as provided in such plan). The provisions of this Section 7.16(b) shall be subject in all respects to any limitations that may be imposed by the New York Stock Exchange.

(c) Nothing in this Agreement, whether express or implied, shall constitute an amendment or modification to, or be construed as amending or modifying, any benefit plan, program or agreement sponsored, maintained or contributed to by Holdco, Universal, Hanover or any of their respective Subsidiaries or shall limit the right of Holdco, Universal, Hanover or any of their respective Subsidiaries to amend, terminate or otherwise modify any such benefit plan, program or agreement after the Closing Date. No employee of Holdco, Universal, Hanover or any of their respective Subsidiaries, nor any other Person (other than the parties to this Agreement), is intended to be a beneficiary of the provisions of this Section 7.16 (except as specifically provided in Section 7.16(a)). Nothing in this Agreement shall require or be construed or interpreted as requiring Holdco or any of its Subsidiaries to continue the employment of any individual after the Effective Time.

Section 7.17  Holdco Board of Directors; Executive Officers (a).  Prior to the Closing, each party hereto will take all action necessary to cause (i) the Board of Directors of Holdco as of the Effective Time to consist of 10 members, one half of whom shall consist of current members of the Universal Board of Directors (the “Former Universal Directors”) and who will be designated by the Universal Board of Directors and one half of whom shall consist of current members of the Hanover Board of Directors (the “Former Hanover Directors”) and who will be designated by the Hanover Board of Directors, (ii) Gordon T. Hall to serve as the Chairman of the Board of Holdco as of the Initial Effective Time and (iii) Stephen A. Snider to serve as President and Chief Executive Officer as of the Initial Effective Time. From and after the Effective Time, each person so designated shall serve as a director or officer, as applicable, of Holdco until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdco.

ARTICLE 8

CONDITIONS

Section 8.1  Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligation of each party to effect the Mergers shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Laws) at or prior to the Closing Date of the following conditions:

(a) (i) Hanover Stockholder Approval shall have been obtained; and

    (ii) Universal Stockholder Approval shall have been obtained.

(b) (i) Any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, (ii) any mandatory waiting period under any applicable Non-U.S. Antitrust Laws (where the failure to observe such waiting period referred to in this clause (ii) would, in the reasonable judgment of either Universal or Hanover, be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers shall have expired or been terminated and (iii) there shall not have been a final or preliminary administrative order denying approval of or prohibiting the Mergers issued by a regulatory authority or non-U.S. court with jurisdiction to enforce applicable Non-U.S. Antitrust Laws, which order is in the reasonable judgment of either Universal or Hanover reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.

(c) None of the parties hereto shall be subject to any decree, order or injunction of a U.S. court of competent jurisdiction that prohibits the consummation of either or both Mergers.

(d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

(e) The shares of Holdco Common Stock to be issued pursuant to the Mergers and the other transactions contemplated by this Agreement shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Hanover shall have obtained relief (whether by waiver, amendment, consent, termination or otherwise) from the application of the provisions of Section 9(k) of its Credit Agreement, dated as of November 21, 2005, to the Mergers and the other transactions contemplated by this Agreement, except where the failure to obtain relief shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.

(g) Universal shall have obtained relief (whether by waiver, amendment, consent, termination or otherwise) from the application of the provisions of Section 11.01(j) of its Senior Secured Credit Agreement, dated as of October 20, 2006, to the Mergers and the other transactions contemplated by this Agreement, except where the failure to obtain relief shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.

(h) Hanover and Universal shall each be reasonably satisfied that commitment letters or other arrangements shall have been made or obtained by or on behalf of Holdco, Hanover and/or Universal, including their respective Subsidiaries, to provide at the time required funds that will be sufficient, together with available cash resources, for such entity to repay or repurchase any bonds, notes or other indebtedness of Hanover, Universal or their respective Subsidiaries that may be reasonably expected, immediately prior to the Closing, to be required to be repaid or repurchased pursuant to the terms of such bonds, notes or indebtedness as a result of the consummation of the Mergers and, if it will have occurred at such time, any contemplated reorganization of the ownership of the Subsidiaries of Holdco.

(i) Universal or Hanover shall have obtained all of the consents listed under its name on Exhibit 8.1(i), except where the failure to obtain any consent, individually or in the aggregate, shall not have had and shall not be reasonably likely to have a Material Adverse Effect on Holdco after the Mergers.

(j) The Holdco Charter shall have been filed with the Secretary of State of the State of Delaware and shall be effective in accordance with the DGCL.

Section 8.2  Conditions to Obligation of Hanover to Effect the Mergers.  The obligation of Hanover to effect the Mergers shall be subject to the fulfillment or waiver by Hanover at or prior to the Closing Date of the following conditions:

(a) (i) Universal, Holdco and the Merger Subs shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Universal, Holdco and the Merger Subs contained in this Agreement shall be true and correct (without regard to qualifications as to materiality or Universal Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Universal Material Adverse Effect, and Hanover shall have received a certificate of each of Universal, Holdco and the Merger Subs, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b) Hanover shall have received the opinion of Vinson & Elkins L.L.P., counsel to Hanover, in form and substance reasonably satisfactory to Hanover and dated the Closing Date, a copy of which shall have been furnished to Universal, to the effect that for U.S. federal income tax purposes (i) no gain or loss shall be recognized by a holder of Hanover Common Stock upon the transfer of Hanover Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Hanover Merger except for gain that is recognized with respect to cash received in lieu of a fractional share of Holdco Common Stock and (ii) no gain or loss shall be recognized by Hanover, Universal or Holdco as a result of the Mergers. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of Hanover, Universal and Holdco.

(c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Universal Material Adverse Effect.

Section 8.3  Conditions to Obligation of Universal, Holdco and the Merger Subs to Effect the Mergers.  The obligations of Universal, Holdco and the Merger Subs to effect the Mergers shall be subject to the fulfillment or waiver by Universal at or prior to the Closing Date of the following conditions:

(a) (i) Hanover shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Hanover contained in this Agreement shall be true and correct (without regard to qualifications as to materiality or Hanover Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Hanover Material Adverse Effect, and Universal shall have received a certificate of Hanover, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b) Universal shall have received the opinion of Baker Botts L.L.P., counsel to Universal, in form and substance reasonably satisfactory to Universal and dated the Closing Date, a copy of which shall have been furnished to Hanover, to the effect that for U.S. federal income tax purposes (i) no gain or loss shall be recognized by a holder of Universal Common Stock upon the transfer of Universal Common Stock to Holdco in exchange for Holdco Common Stock pursuant to the Universal Merger and (ii) no gain or loss shall be recognized by Hanover, Universal or Holdco as a result of the Mergers. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of Hanover, Universal and Holdco.

(c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date any change, event, occurrence, state of facts or development that individually or in the aggregate has had or is reasonably likely to have a Hanover Material Adverse Effect.

ARTICLE 9

TERMINATION

Section 9.1  Termination by Mutual Consent.  This Agreement may be terminated, and the Mergers may be abandoned, at any time prior to the Initial Effective Time, whether before or after Hanover Stockholder

Approval or Universal Stockholder Approval has been obtained, by the mutual written consent of Hanover and Universal, through action of their respective Boards of Directors.

Section 9.2  Termination by Universal or Hanover.  This Agreement may be terminated at any time prior to the Initial Effective Time, whether before or after Hanover Stockholder Approval or Universal Stockholder Approval has been obtained, by action of the Board of Directors of Universal or Hanover if:

(a) the Mergers shall not have been consummated by February 5, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of either Merger to occur on or before such date;

(b) a meeting of Hanover’s stockholders for the purpose of obtaining Hanover Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon;

(c) a meeting of Universal’s stockholders for the purpose of obtaining Universal Stockholder Approval shall have been held and such approval shall not have been obtained upon a vote taken thereon; or

(d) a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and, with respect to other matters not covered by Section 7.5, shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 9.3  Termination by Hanover.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Hanover if:

(a) Universal, Holdco or either Merger Sub shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Universal, Holdco or either Merger Sub shall have become untrue, in any case such that the conditions set forth in Section 8.2(a) would not be satisfied (assuming for purposes of this Section 9.3(a) that the references in Section 8.2(a) to “Closing Date” mean the date of termination pursuant to this Section 9.3(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 90 days after written notice of such breach is given to Universal by Hanover; provided, however, that Hanover may not terminate this Agreement under this Section 9.3(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Universal would then be entitled to terminate this Agreement under Section 9.4(a) (without giving effect to the proviso in Section 9.4(a)); or

(b) a Universal Adverse Recommendation Change shall have occurred.

Section 9.4  Termination by Universal.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Universal if:

(a) Hanover shall have breached any representation or warranty or failed to perform any covenant or agreement set forth in this Agreement or any representation or warranty of Hanover shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied (assuming for purposes of this Section 9.4(a) that the references in Section 8.3(a) to “Closing Date” mean the date of termination pursuant to this Section 9.4(a)), and such breach shall not be curable, or, if curable, shall not have been cured within 90 days after written notice of such breach is given to Universal by Hanover; provided, however, that Universal may not terminate this Agreement under this Section 9.4(a) if it is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Hanover would then be entitled to terminate this Agreement under Section 9.3(a) (without giving effect to the proviso in Section 9.3(a)); or

(b) a Hanover Adverse Recommendation Change shall have occurred.

Section 9.5  Effect of Termination.

(a) In the event that this Agreement is terminated by Universal pursuant to Section 9.4(b) and no Universal Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Hanover Adverse Recommendation Change giving rise to the termination by Universal, then Hanover shall pay Universal a fee equal to $70.0 million on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Hanover Takeover Proposal is made to Hanover or is made directly to the stockholders of Hanover generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a Hanover Takeover Proposal and (B) this Agreement is terminated by either Universal or Hanover pursuant to Section 9.2(a) or Section 9.2(b), then Hanover shall pay Universal a fee equal $5.0 million on the first business day following the date of termination of this Agreement. If within 365 days of the termination described in the immediately preceding sentence Hanover or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Hanover Takeover Proposal, then Hanover shall pay Universal a fee equal to $65.0 million on the earlier of the date Hanover or its Subsidiary enters into such agreement with respect to such Hanover Takeover Proposal and the date such Hanover Takeover Proposal is consummated.

(b) In the event that this Agreement is terminated by Hanover pursuant to Section 9.3(b) and no Hanover Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the Universal Adverse Recommendation Change giving rise to the termination by Hanover, then Universal shall pay Hanover a fee equal to $70.0 million on the first business day following the date of termination of this Agreement. In the event that (A) after the date of this Agreement, a Universal Takeover Proposal is made to Universal or is made directly to the stockholders of Universal generally or otherwise becomes publicly known or any person publicly announces an intention (whether or not conditional) to make a Universal Takeover Proposal and (B) this Agreement is terminated by either Universal or Hanover pursuant to Section 9.2(a) or Section 9.2(c), then Universal shall pay Hanover a fee equal to $5.0 million on the first business day following the date of termination of this Agreement. If within 365 days of the termination described in the immediately preceding sentence Universal or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Universal Takeover Proposal, then Universal shall pay Hanover a fee equal to $65.0 million on the earlier of the date Universal or its Subsidiary enters into such agreement with respect to such Universal Takeover Proposal and the date such Universal Takeover Proposal is consummated.

(c) Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if Hanover or Universal fails promptly to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.

(d) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6 and Section 7.12 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.11, 10.12, 10.13 and 10.14, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

(e) For purposes of Sections 9.3, 9.4 and 9.5, the terms “Hanover Takeover Proposal” and “Universal Takeover Proposal” shall have the meanings assigned to such terms in Sections 7.2(a) and 7.3(a), respectively, except that all references to “20%” therein shall be deemed to be references to “40%.”

Section 9.6  Extension; Waiver.  At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations, Warranties and Agreements.  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Mergers; provided, however, that the agreements contained in Article 4 and in Sections 3.1, 3.2, 7.11, 7.12, 7.13, 7.16 and this Article 10 shall survive the Mergers. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through litigation or otherwise by any person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 10.2  Notices.  Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, courier service (with proof of service) or hand delivery, addressed as follows:

(a) if to Hanover, to it at:

12001 N. Houston Rosslyn
Houston, Texas 77086
Attention: General Counsel
Facsimile: (281) 405-6203

with a copy, which will not constitute notice for purposes hereof, to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: Scott N. Wulfe
Facsimile: (713) 615-5637

(b) if to Universal, Holdco or either Merger Sub, to it at:

4444 Brittmoore Road
Houston, TX 77041
Attention: General Counsel
Facsimile: (713) 335-7867

with a copy, which will not constitute notice for purposes hereof, to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
Attention: Stephen A. Massad
Facsimile: (713) 229-7775

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

Section 10.3  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.13 and Section 7.16(a), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.4  Entire Agreement.  This Agreement, the exhibits to this Agreement, the Hanover Disclosure Letter, the Universal Disclosure Letter, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 10.5  Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of Hanover or Universal, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

Section 10.6  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

Section 10.7  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 10.8  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.9  Interpretation.  In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

(b) The phrase “to the knowledge of” and similar phrases relating to knowledge of Hanover or Universal, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.9 of the Hanover Disclosure Letter or the Universal Disclosure Letter, as the case may be.

(c) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has a material adverse effect on or change in (a) the business, assets, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, except for any such change or effect that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in law or the interpretation thereof that, in any case, do not disproportionately affect such person in any material respect, (B) changes that affect generally the industries in which Hanover or Universal are engaged and do not disproportionately affect such person in any material respect, (C) acts of war or terrorism that do not disproportionately affect such person in any material respect, (D) any change in the trading prices or trading volume of the Hanover Common Stock or the Universal Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Material Adverse Effect) or (E) the failure of a party or its Subsidiaries to take any action referred to in Section 7.1 due to the other party’s unreasonable withholding of consent or delaying its consent, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing.

(d) The term “Subsidiary,” when used with respect to any party, means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or managing member. For the avoidance of doubt, the Universal Partnership shall be considered a Subsidiary of Universal.

Section 10.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.11  Incorporation of Disclosure Letters and Exhibits.  The Hanover Disclosure Letter, the Universal Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 10.12  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.13  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14  Consent to Jurisdiction and Venue.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware.

The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HANOVER COMPRESSOR COMPANY

By:	/s/ JOHN E. JACKSON
Name: John E. Jackson

Title:	President and Chief Executive Officer

UNIVERSAL COMPRESSION HOLDINGS, INC.

By:	/s/ STEPHEN A. SNIDER
Name: Stephen A. Snider

Title:	Chief Executive Officer

ILIAD HOLDINGS, INC.

By:	/s/ J. MICHAEL ANDERSON
Name: J. Michael Anderson

Title:	Sole Director

HECTOR SUB, INC.

By:	/s/ J. MICHAEL ANDERSON
Name: J. Michael Anderson

Title:	Sole Director

ULYSSES SUB, INC.

By:	/s/ J. MICHAEL ANDERSON
Name: J. Michael Anderson

Title:	Sole Director

Exhibit 2.3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

[HOLDCO], INC.

(originally incorporated on February 2, 2007
under the name Iliad Holdings, Inc.)

ONE:  The name of the corporation is [Holdco], Inc. (hereinafter referred to as the “Corporation”).

TWO:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THREE:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the ‘‘GCL”).

FOUR:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300 million, consisting of 250 million shares of Common Stock, par value one cent ($0.01) per share (the ‘‘Common Stock”), and 50 million shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”).

Section 1.  Preferred Stock.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 2.  Common Stock.

A. Except as otherwise provided in this Article Four or required by law, each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).

B. Except as otherwise provided in this Article Four or required by law and subject to the rights of the holders of any series of Preferred Stock,

(i) Holders of Common Stock shall be entitled to elect directors of the Corporation; and

(ii) Holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of Common Stock.

FIVE:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may only be called by the Chairman of the Board or the President or by the Board of Directors as provided in the Bylaws of the Corporation.

SIX:

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors in the manner provided in the Bylaws of the Corporation .

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled by the Board of Directors in the manner provided in the Bylaws of the Corporation, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVEN:  The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of the Board of Directors in the manner provided in the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

EIGHT:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINE:  The Corporation shall indemnify and advance expenses to each director and officer of the Corporation as provided in the Bylaws of the Corporation and may indemnify and advance expenses to each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the GCL, as provided in the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Section 242 and 245 of the Delaware General Corporation Law and by the written consent of its sole stockholder in accordance with Section 228 of the Delaware General Corporation Law, has been executed by its duly authorized officer this   day of          , 2007.

[HOLDCO]

By:
Name:

Title:

Exhibit 2.3.2

AMENDED AND RESTATED BYLAWS

OF

[HOLDCO], INC.

A Delaware Corporation

Date of Adoption:
          , 2007

Exhibit 2.3.2

AMENDED AND RESTATED BYLAWS
OF
[HOLDCO], INC.
Incorporated under the Laws of the State of Delaware

ARTICLE I

STOCKHOLDERS

Section 1.1  Annual Meeting.  An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.

Section 1.2  Special Meetings.  Special meetings of the stockholders, other than those required by statute, may be called only by the Chairman of the Board, if any, or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

Section 1.3  Notice of Meetings.  Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose for which the meeting is called, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law (the “GCL”) or the Restated Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.4  Quorum.  At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Section 1.5  Organization.  Such person as the Board of Directors may have designated or, in the absence of such person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary or an Assistant Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 1.6  Conduct of Business.  The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 1.7  Proxies and Voting.  At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or these Bylaws, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 1.8  Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.9  Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.3 of these Bylaws (or any supplement thereto), (b) by or at the direction of the Board of Directors or any committee thereof or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of paragraph (A) of this Section 1.9 and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A) (1) of this Section 1.9, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the GCL, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the

Corporation’s voting shares required under applicable law or these Bylaws to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and nomination and (iv) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”). The foregoing notice requirements of this Section 1.9(A)(2) shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A) (2) of this Section 1.9 to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder’s notice required by this Section 1.9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(B) Special Meeting of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 1.3 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth above in this Section 1.9 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice as required by paragraph (A) (2) of this Section 1.9 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(C) General.

(1) Only persons who are nominated in accordance with the procedures set forth in this Section 1.9 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.9. Except as otherwise provided herein or required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.9 and, if any proposed nomination or business is not in compliance with this Section 1.9, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 1.9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 1.9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.9. Nothing in this Section 1.9 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1  Number, Election and Term of Directors.  The number, election and term of directors shall be as, or shall be determined in the manner, set forth in the Restated Certificate of Incorporation of the Corporation or, to the extent not set forth therein, in a resolution adopted by a majority of the Whole Board.

Section 2.2  Newly Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Whole Board (and not by stockholders).

Section 2.3  Regular Meetings.  Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 2.4  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they, he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.5  Quorum.  At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.6  Participation in Meetings By Conference Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.7  Conduct of Business.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8  Compensation of Directors.  Unless otherwise restricted by law, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may also be paid their expenses, if any, of and allowed compensation for attending committee meetings.

Section 2.9  Powers and Duties of the Chairman of the Board.  If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; and shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Board of Directors.

ARTICLE III

COMMITTEES

Section 3.1  Committees of the Board of Directors.  The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers and to the full extent permitted by Section 141(c)(2) of the GCL, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.2  Conduct of Business.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

OFFICERS

Section 4.1  Generally.  The officers of the Corporation shall include a Chief Executive Officer, a President, and a Secretary, and may also include a Vice Chairman, Chief Financial Officer, Chief Operating Officer, a Treasurer, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant,” “staff” or otherwise, as the Board of Directors shall determine), one or more Assistant Secretaries and one or more Assistant Treasurers. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by such officers as may be designated by resolution of the Board of Directors or a committee thereof.

Section 4.2  Resignation and Removal.  Any officer may resign at any time upon written notice to the Corporation. Any officer, agent or employee of the Corporation may be removed by the Board of Directors with or without cause at any time. The Board of Directors may delegate the power of removal as to officers, agents and employees who have not been appointed by the Board of Directors. Such removal shall be without prejudice to a person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights.

Section 4.3  Powers and Duties of the Chief Executive Officer.  The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors designates the Chairman of the Board as Chief Executive Officer. Subject to the control of the Board of Directors and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may employ and discharge employees and agents of the Corporation, except such as shall be appointed by the Board of Directors, and he or she may delegate these powers; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 4.4  Powers and Duties of the President.  Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and he or she shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 4.5  Vice Presidents.  In the absence of the President, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the President, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Unless otherwise provided by the Board of Directors, each Vice President will have authority to act within his or her respective areas and to sign contracts relating thereto.

Section 4.6  Treasurer.  If elected, the Treasurer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to the Treasurer by the Board of Directors. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Chief Executive Officer and the Board of Directors; and shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 4.7  Assistant Treasurers.  Each Assistant Treasurer shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

Section 4.8  Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.9  Assistant Secretaries.  In the absence or inability to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall, in respect of any other person dealing with the Corporation, be conclusive evidence of his or her power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Board of Directors may assign to him or her.

Section 4.10  Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.11  Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, the Treasurer or any officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK

Section 5.1  Certificates of Stock.  Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board or Vice Chairman of the Board, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 5.2  Transfers of Stock.  Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 5.4 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 5.3  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.4  Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.5  Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

Section 6.1  Notices.  If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the GCL.

Section 6.2  Waivers.  A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except if the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting because it has not been lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 7.2  Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.3  Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.4  Fiscal Year.  The fiscal year of the Corporation shall be the calendar year unless otherwise fixed by the Board of Directors.

Section 7.5  Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1  Mandatory Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation) (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (hereinafter an “indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 8.2 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Section 8.1 also shall include the right of such persons described in this Section 8.1 to be paid in advance by the Corporation for their expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”) to the full extent permitted by the laws of the State of Delaware, as from time to time in effect; provided, however, that, if the GCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an ‘‘undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.1 or otherwise. The right to indemnification conferred on such persons by this Section 8.1 shall be a contract right.

Section 8.2  Right of Indemnitee to Bring Suit.  If a claim under Section 8.1 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the GCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.3  Permissive Indemnification of Non-Officer Employees and Agents.  The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation) by reason of the fact that the person is or was an employee (other than an officer) or agent of the Corporation, or, while serving as an employee (other than an officer) or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized in the sole discretion of the Chief Executive Officer and at least one other of the following officers: the President, the Chief Financial Officer, or the General Counsel of the Corporation (the Chief Executive Officer and any of such other officers so authorizing such indemnification, the “Authorizing Officers”). The Corporation may, to the extent permitted by Delaware law and authorized in the sole discretion of the Authorizing Officers, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Authorizing Officers authorizing such expense advancement determine in their sole discretion. The provisions of this Section 8.3 shall not constitute a contract right for any such employee or agent.

Section 8.4  General Provisions.  The rights and authority conferred in any of the Sections of this Article VIII shall not be exclusive of any other right which any person seeking indemnification or advancement of expenses may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation or these Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the amendment or repeal of this Article VIII or any of the Sections thereof nor the adoption of any provision of the Restated Certificate of Incorporation or these Bylaws or of any statute inconsistent with this Article VIII or any of the Sections thereof shall eliminate or reduce the effect of this Article VIII or any of the Sections thereof in respect of any acts or omissions occurring prior to such amendment, repeal or adoption or an inconsistent provision.

ARTICLE IX

AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Bylaws by the approval of a majority of the Whole Board, subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or the Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.

Exhibit 7.11

FORM OF RULE 145 AFFILIATE LETTER

[Hector/Ulysses]

[Holdco]

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of [          ], 2007, by and among [Hector], a Delaware corporation (“Hector”), [Ulysses], a Delaware corporation (“Ulysses”), Iliad Holdings, Inc., a Delaware corporation (“Holdco”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Hector Merger Sub”), and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Ulysses Merger Sub”), pursuant to which Ulysses Merger Sub will be merged with and into Ulysses, Hector Merger Sub will be merged with and into Hector, and all issued and outstanding (i) shares of common stock, par value $0.01, of Ulysses and (ii) shares of common stock, par value $0.001, of Hector will each be converted into shares of common stock, par value $0.01 per share, of Holdco in accordance with the terms and subject to the conditions of the Merger Agreement.

The undersigned understands that for purposes of Rule 145 promulgated under the Securities Act of 1933 (the “Act”) he or she may be deemed to be an “affiliate” of Ulysses and therefore an “underwriter” with respect to the Shares (as defined below). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.11 of the Merger Agreement.

With respect to such shares of common stock, par value $0.01 per share, of Holdco as may be received by the undersigned pursuant to the Merger Agreement (the “Shares”), and as an inducement to, and in consideration of, [Hector’s/Ulysses’] reliance on this letter in connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents to and agrees with Holdco that:

A. The undersigned will not make any offer to sell or any sale, pledge, hypothecation, transfer or other disposition of all or any of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145 under the Act, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised and agrees, however, that, since the undersigned may be deemed an underwriter of the Shares, the undersigned may not offer, sell, pledge, hypothecate, transfer or otherwise dispose of any of the Shares except (i) in a transaction in compliance with Rule 145 under the Act and upon the delivery to Holdco of written evidence of such compliance in a form reasonably satisfactory to Holdco, (ii) pursuant to an effective registration statement registering such transaction under the Act or (iii) in a transaction that, in the written opinion of counsel, which opinion shall be reasonably acceptable in form and substance to Holdco and delivered to Holdco, is not required to be registered under the Act.

C. The undersigned understands and agrees that neither Holdco nor any of its current or future affiliates is under any obligation to register the sale, transfer or other disposition of any Shares by the undersigned or on the undersigned’s behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

In the event of a sale, pledge, hypothecation, transfer or other disposition by the undersigned of any of the Shares pursuant to Rule 145 under the Act, the undersigned will supply Holdco with evidence of compliance with such rule in the form of a broker’s letter in customary form or other evidence reasonably satisfactory to Holdco.

The undersigned also agrees that stop transfer instructions may be given to Holdco’s transfer agent with respect to the Shares and that there may be placed on any certificates representing such Shares or any substitutions therefor, a legend stating in substance as follows:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY HAVE BEEN ISSUED PURSUANT TO A TRANSACTION GOVERNED BY RULE 145 (“RULE 145”) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) IN COMPLIANCE WITH RULE 145 AND UPON THE DELIVERY TO ILIAD HOLDINGS, INC. (“HOLDCO”) OF WRITTEN EVIDENCE OF SUCH COMPLIANCE IN A FORM REASONABLY ACCEPTABLE TO HOLDCO, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT REGISTERING SUCH TRANSACTION UNDER THE ACT OR (III) IN A TRANSACTION THAT, IN THE WRITTEN OPINION OF COUNSEL, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE IN FORM AND SUBSTANCE TO HOLDCO AND DELIVERED TO HOLDCO, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT.”

It is understood and agreed that such stop transfer instructions and the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend (i) if the undersigned shall have delivered to Holdco (A) in the case of a sale, pledge, hypothecation, transfer or other disposition in compliance with Rule 145 under the Act, written evidence of such compliance in a form reasonably acceptable to Holdco or (B) an opinion of counsel in form and substance reasonably acceptable to Holdco to the effect that the sale, pledge, hypothecation, transfer or other disposition of the Shares represented by the surrendered certificates may be effected without the registration thereof under the Act and (ii) upon any sale, pledge, hypothecation, transfer or other disposition registered under the Act pursuant to a registration statement in effect at the time of such sale, pledge, hypothecation, transfer or other disposition.

The undersigned acknowledges that (i) the undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of the Shares, to the extent the undersigned felt necessary, with the undersigned’s counsel and (ii) the receipt by [Hector/Ulysses] of this letter is a condition to [Hector’s/Ulysses’] obligation to consummate the transactions contemplated by the Merger Agreement.

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an underwriter of the Shares for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an underwriter on or after the date of this letter.

Very truly yours,

Exhibit 8.1(i)

Consents

The following agreements contain provisions that require consent to the consummation of the transactions contemplated by the Agreement:

•	Share Retention and Indemnity Agreement, dated January 31, 1999, between Camco International Inc. (predecessor in interest to Hanover) and the Overseas Private Investment Corporation (“OPIC”) (relating to the El Furrial joint venture)

•	Share Retention Agreement, dated September 30, 2003, by and among Hanover Compressor Company, OPIC, ABN AMRO Bank N.V., in its capacities as SACE Facility Agent and Administrative Agent and Citibank, N.A., in its capacity as Collateral Agent (relating to the PIGAP joint venture)

Annex B

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

February 3, 2007

Board of Directors
Hanover Compressor Company
12001 North Houston Rosslyn
Houston, Texas 77086

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (“Hanover Common Stock”), of Hanover Compressor Company (“Hanover”) of the Hanover Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Hanover, Universal Compression Holdings, Inc. (“Universal”), a newly formed holding company (“Holdco”) and two wholly owned subsidiaries of Holdco (“Hanover Merger Sub” and “Universal Merger Sub”). The Merger Agreement provides for, among other things, the substantially concurrent mergers (the “Mergers”) of (i) Universal with Universal Merger Sub pursuant to which Universal will become a wholly owned subsidiary of Holdco and each outstanding share, par value $.01 per share (“Universal Common Stock”), of Universal will be converted into the right to receive one share, par value $0.01 per share (“Holdco Common Stock”), of Holdco and (ii) Hanover with Hanover Merger Sub pursuant to which Hanover will become a wholly owned subsidiary of Holdco and each outstanding share of Hanover Common Stock will be converted into the right to receive 0.325 of a share of Holdco Common Stock (the “Hanover Exchange Ratio”).

In arriving at our opinion, we have reviewed a draft dated February 3, 2007 of the Merger Agreement and certain publicly available business and financial information relating to Hanover and Universal. We have also reviewed certain other information relating to Hanover and Universal, including financial forecasts (and adjustments thereto based on discussions with the management of Hanover) relating to Hanover and Universal, provided to or discussed with us by Hanover and Universal, and have met with the managements of Hanover and Universal to discuss the business and prospects of Hanover and Universal, respectively. We have also considered certain financial and stock market data of Hanover and Universal, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Hanover and Universal and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. As you are aware, the management of Universal has only provided us with financial forecasts for Universal with respect to 2007 and, at your direction, for purposes of our analyses and this opinion, we have used such financial forecasts for Universal for 2007 and financial forecasts for Universal beyond 2007 based on the financial forecasts for 2007 provided by the management of Universal. With respect to the financial forecasts for Hanover and Universal that we have reviewed, we have been advised, and we have assumed, that such forecasts for Hanover have been reasonably prepared on bases reflecting reasonable estimates and judgments of the management of Hanover as to the future financial performance of Hanover and that such forecasts and estimates for Universal have been reasonably prepared on bases reflecting the reasonable estimates and judgments of the managements of Universal (as to the financial performance of Universal in 2007) and Hanover (as to the financial performance of Universal beyond 2007). We have assumed, with your consent, that the Mergers will be

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treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Hanover, Universal or the contemplated benefits of the Mergers that is material to our analysis, that the Mergers will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof, and that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hanover or Universal, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Hanover Common Stock of the Exchange Ratio and does not address any other aspect or implication of the Mergers or any other agreement, arrangement or understanding entered into in connection with the Mergers or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion also is based on certain assumptions regarding the oil and gas services industry, which are subject to significant volatility and which, if different than assumed, could have a material impact on our analyses. We are not expressing any opinion as to what the value of shares of Holdco Common Stock actually will be when issued to the holders of Hanover Common Stock pursuant to the Mergers or the prices at which shares of Holdco Common Stock will trade at any time. Our opinion does not address the relative merits of the Mergers as compared to alternative transactions or strategies that might be available to Hanover, nor does it address the underlying business decision of Hanover to proceed with the Mergers. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Hanover.

We have acted as financial advisor to Hanover in connection with the Mergers and will receive a fee for our services contingent upon the consummation of the Mergers. In addition, Hanover has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided and are currently providing investment banking and other financial services to Hanover for which we have received, and would expect to receive, compensation. In the future we and our affiliates may provide such services to Holdco and its affiliates, for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Hanover, Universal and other company that may be involved in the Mergers, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Hanover in connection with its consideration of the Mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Mergers.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Hanover Exchange Ratio is fair, from a financial point of view, to the holders of Hanover Common Stock.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

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Annex C

Goldman, Sachs & Co.  85 Broad Street  New York, New York 10004
Tel: 212-902-1000  Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

February 5, 2007

Board of Directors
Universal Compression Holdings, Inc.
4444 Brittmoore Rd
Houston, TX 77041

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Universal Common Stock”), of Universal Compression Holdings, Inc. (“Universal”) of the Universal Exchange Ratio (as defined below) to be received for each share of Universal Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 5, 2007 (the “Agreement”), among Iliad Holdings Inc. (“Holdings”), Universal, Hanover Compressor Company (“Hanover”), Ulysses Sub, Inc. and Hector Sub, Inc. Pursuant to the Agreement, (i) Ulysses Sub, Inc. will merge with and into Universal and Universal shall remain as the surviving corporation; (ii) Hector Sub, Inc. will merge with and into Hanover and Hanover shall remain as the surviving corporation; and (iii) Universal and Hanover shall become wholly owned subsidiaries of Holdings. The holder of each issued and outstanding share of Universal Common Stock will be entitled to receive one share of common stock, par value $0.01 per share (“Holdings Common Stock”), of Holdings (the “Universal Exchange Ratio”), and the holder of each issued and outstanding share of common stock, par value $0.001 per share (the “Hanover Common Stock”), of Hanover will be entitled to receive 0.325 shares of Holdings Common Stock.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwriting’s, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to Universal in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and Universal has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking services to Universal, Hanover and their respective affiliates in the future. In connection with the above-described investment banking services we may receive compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to Universal. Hanover and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Universal and Hanover for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of Universal for the four fiscal years ended March 31, 2005 and the nine months ended December 31, 2005; annual reports to stockholders and Annual Reports on Form 10-K of Hanover for the five years ended December 31, 2005; certain interim reports to stockholders

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and Quarterly Reports on Form 10-Q of Universal and Hanover; certain other communications from Universal and Hanover to their respective stockholders; certain internal financial analyses and forecasts for Universal prepared by its management (the “Universal Forecasts”); certain financial analyses and forecasts for Hanover prepared by Universal’s management (the “Hanover Forecasts”); and certain cost savings and operating synergies projected by Universal’s management to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of Universal and Hanover regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Hanover and with members of the senior management of Universal regarding their assessment of the past and current business operations, financial condition and future prospects of Universal. In addition, we have reviewed the reported price and trading activity for the shares of Universal Common Stock and Hanover Common Stock, compared certain financial and stock market information for Universal and Hanover with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the energy industry specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Universal Forecasts, the Hanover Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Universal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Holdings or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities; (including any contingent, derivative or off-balance-sheet assets and liabilities) of Universal or Hanover or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of Universal to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Holdings Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to is as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Universal in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Universal Common Stock should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Universal Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Universal Common Stock.

Very truly yours.

/s/  Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

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Annex D
ILIAD HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN

I.  PURPOSE

The purpose of the ILIAD HOLDINGS, INC. 2007 STOCK INCENTIVE PLAN is to provide a means through which Iliad Holdings, Inc., a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

II.  DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, in its sole discretion, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Paragraph IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(i) “Company” means Iliad Holdings, Inc., a Delaware corporation, or any successors thereto.

(j) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction. Notwithstanding the foregoing, neither the sale, lease or other disposition of assets by the Company or its subsidiaries to Universal Compression Partners, L.P. or its subsidiaries or their successor nor the sale, lease or other disposition of any interest in Universal Compression Partners, L.P., its general partner, or its subsidiaries or their successors shall, in and of itself, constitute a Corporate Change for purposes of this Plan.

(k) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board, and is not an Employee.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(u) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the Company’s market share;

(4) the market share of a business unit of the Company designated by the Committee;

(5) the Company’s sales;

(6) the sales of a business unit of the Company designated by the Committee;

(7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;

(8) the cash flow return on investment, cash value added, and/or working cash flow of the Company or any business unit of the Company designated by the Committee;

(9) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee;

(10) the economic value added;

(11) the return on stockholders’ equity achieved by the Company;

(12) the return on capital employed of the Company or any business unit of the Company designated by the Committee; or

(13) the total stockholders’ return achieved by the Company.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.

(v) “Plan” means the Iliad Holdings, Inc. 2007 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(x) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(y) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(z) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(aa) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III.  EFFECTIVE DATE AND DURATION OF THE PLAN

After its adoption by the Board, the Plan shall become effective upon the effective date of the consummation of the mergers pursuant to that certain Agreement and Plan of Merger dated February 5, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc., and Ulysses Sub, Inc., provided that the Plan has been approved by the stockholders of each of Hanover Compressor Company and Universal Compression Holdings, Inc. Notwithstanding any provision in the Plan, no Award shall be granted hereunder prior to such stockholder approval. No further Awards may be granted under the Plan after 7 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

IV.  ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section l62(m) of the Code and regulations pursuant thereto.

(b) Powers.  Subject to Paragraph IV(d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to the Chief Executive Officer or one or more other senior officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee may delegate to the Governance Committee of the Board the authority to make Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V.  SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,750,000. The issuance of Common Stock under the Plan shall be counted against the overall number of shares available for delivery under a fungible reserve approach. Any Shares of Common Stock issued or reserved for issuance pursuant to Options or Stock Appreciation Rights shall be counted against the aggregate share limitation of the Plan as one share for every share subject thereto. Each Share of Common Stock issued pursuant to Restricted Stock or Restricted Stock Units shall be counted against the aggregate share limitation of the Plan as two shares for every share subject thereto. However, (a) if any Options or other stock-settled Awards are cancelled, expired, forfeited, settled in cash, or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan, and (b) if issued but unvested shares of Restricted Stock are forfeited, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve month period shall not exceed 500,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XII). In addition, the maximum amount of cash compensation that may be paid under Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code granted to any one individual during any twelve month period may not exceed $5,000,000. The limitations set forth in this paragraph are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.  ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time.

The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

VII.  STOCK OPTIONS

(a) Option Types and Option Period.  Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 7 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 7th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the Option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of

Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the Option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Paragraph XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII.  RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that:

(i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.  RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. If a Participant’s

Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 2 1/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  If a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Paragraph XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to any Stock Appreciation Rights that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XI. PERFORMANCE AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company or its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof:

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(b) Vesting.  If a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(c) Award Criteria.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(e) Award Notice.  Each Performance Award shall be evidenced by a Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XII.  RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  If, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Corporate Changes.  Except as otherwise specifically provided in an Award Notice, effective upon a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, and all Awards, the payout of which is subject to Performance Measures, shall vest in full and become immediately payable at such levels as the Committee in its sole discretion shall determine. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraph VII(f), or (c) amend Paragraph XII to delete items (a) or (b).

XIV. MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Section 409A of the Code.  It is intended that any Awards under the Plan satisfy the requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award may be reformed by the Committee solely to the extent the Committee, in its sole discretion, determines is necessary to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

(k) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

Annex E

ILIAD HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

Section 1

PURPOSE

The purpose of the Iliad Holdings, Inc. Employee Stock Purchase Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company’s long-term performance and success through the purchase of shares of Common Stock at a price that may be less than the Fair Market Value of the stock on the date of purchase from funds accumulated through payroll deductions.

Section 2

BACKGROUND

The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. The Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that Code section. In addition, this Plan authorizes the grant of options and issuance of Common Stock that do not qualify under Code Section 423 pursuant to rules and procedures adopted by the Committee and designed to achieve desired tax or other objectives in particular locations outside the United States. The terms of the Plan as contained in this document will apply with respect to Purchase Periods beginning on and after the Effective Date.

Section 3

DEFINITIONS

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange, or any other exchange on which the Company’s Common Stock is traded, is open.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 11.

(e) “Common Stock” means the common stock of the Company, $.01 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means Iliad Holdings, Inc., a Delaware corporation, and any successor corporation.

(g) “Compensation” means (a) for salaried Employees, the regular basic salary or wages, and commissions, paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a weekly, monthly, annual or other comparable basis, before any payroll deductions for taxes or any other purposes; and (b) for hourly Employees, wages paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a biweekly or other comparable basis, before any payroll deductions for taxes or any other purposes. However, in the case of both (a) and (b), above, Compensation shall not include overtime, shift premium, bonuses and other special payments, incentive payments, pension, severance pay, foreign service premiums or other foreign assignment uplifts or any other extraordinary compensation, nor Company or Designated Subsidiary contributions to a retirement plan or any other deferred compensation or employee benefit plan or program of the Company or any Designated Subsidiary.

(h) “Contributions” means all amounts contributed by a Participant to the Plan in accordance with Section 6.

(i) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(j) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee as eligible to participate in the Plan as to its eligible Employees.

(k) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s or a Designated Subsidiary’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Effective Date” means the effective date of the consummation of the mergers pursuant to that certain Agreement and Plan of Merger dated February 5, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc., and Ulysses Sub, Inc. (the “Merger”), provided that the Plan has been approved by the stockholders of each of Hanover Compressor Company and Universal Compression Holdings, Inc.

(m) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of the Company or a Designated Subsidiary.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Insider” means any officer of the Company or a Designated Subsidiary who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(p) “Offering Date” means the first Business Day of each Purchase Period.

(q) “Participant” means a participant in the Plan as described in Section 5.

(r) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 6.

(s) “Plan” means the Iliad Holdings, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(t) “Purchase Date” means the last Business Day of each Purchase Period or such other date as required by administrative operational requirements.

(u) “Purchase Period” means a period of three months commencing on January 1, April 1, July 1 or October 1, or such other period as determined by the Committee. The initial Purchase Period after the Merger shall be set by the Committee and may be, in the Committee’s discretion, for a period of less than three months.

(v) “Purchase Price” means an amount equal to 85% to 100% of the Fair Market Value of a Share on one of the following dates: (i) the Offering Date, (ii) the Purchase Date or (iii) the Offering Date or the Purchase Date, whichever is lower, as the Committee in its sole discretion shall determine and communicate to the Participants.

(w) “Retirement” means, with respect to a Participant, the Participant’s termination of employment with the Company or a Designated Subsidiary after attaining age 65. Notwithstanding the foregoing, with respect to a Participant residing outside the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 13.

(y) “Subsidiary” means a domestic or foreign corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary should be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(f).

Section 4

ELIGIBILITY

(a) Eligible Employees.  Any person who is an Employee as of an Offering Date in a given Purchase Period will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 5 and the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is 20 hours per week or less or is not for more than five months in a calendar year, and (ii) impose an eligibility service requirement of up to two years of employment. The Committee may also determine that a designated group of highly compensated employees (within the meaning of Code Section 414(q)) are ineligible to participate in the Plan.

(b) Five Percent Shareholders.  Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns an amount of capital stock of the Company and/or holds outstanding options to purchase stock which equals or exceeds five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Designated Subsidiary.

Section 5

PARTICIPATION

An Employee may elect to become a Participant in the Plan by completing such enrollment documents as are provided by the Committee or its designee, including where applicable a payroll deduction authorization form, and submitting them to the Committee or its designee in accordance with the administrative requirements and any limitations established by the Committee. The enrollment documents will set forth the amount of the Participant’s Contributions, which may be established as a percentage of the Participant’s Compensation or a specific dollar amount; provided, however, in no event shall a Participant’s Contributions exceed ten percent (10%) of the Participant’s Compensation. Contributions to the Plan may be also subject to such other limits designated by the Committee, including any minimum Contribution amount or percentage.

The Plan is a discretionary plan. Participation by any Employee is purely voluntary. Participation in the Plan with respect to any Purchase Period shall not entitle any Participant to participate with respect to any other Purchase Period.

Section 6

CONTRIBUTIONS

(a) Payroll Deductions.  A Participant’s Contributions will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Section 9. A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant elects to withdraw from the Plan as provided in Section 9, or timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account.  For each payroll for which the Participant has elected to make Contributions to the Plan by means of payroll deduction or otherwise (as approved by the Committee), the Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) No Changes to Payroll Deductions.  A Participant may discontinue his participation in the Plan as provided in Section 9, but may not make any other change during a Purchase Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Purchase Period.

(d) Continued Contributions and Participation.  So long as a Participant remains an Employee of the Company or a Designated Subsidiary, Contributions shall continue in effect from Purchase Period to Purchase Period, unless: (i) at least fifteen (15) days prior to the first day of the next succeeding Purchase Period the Participant elects a different Contribution in accordance with procedures established by the Committee; or (ii) the Participant withdraws from the Plan in accordance with Section 9 or terminates employment in accordance with Section 10 hereof.

(e) No Interest.  No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

(f) Non-U.S. Contributions.  In countries where payroll deductions are not permissible or feasible, the Committee may, in its sole discretion, permit an Employee to participate in the Plan by alternative means. Except as otherwise specified by the Committee, Contributions (including payroll deductions) made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

Section 7

STOCK PURCHASES

(a) Automatic Purchase.  Effective as of the close of business on each Purchase Date, but subject to the limitations of Section 8, each Participant will be deemed, without further action, to have automatically purchased the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date and such Shares will be considered to be issued and outstanding. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be (i) retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period or (ii) returned to the each Participant who is not eligible or has elected not to participate in the following Purchase Period.

(b) Delivery of Shares.  Purchased Shares shall be credited in book entry form as soon as practicable after each Purchase Date to an account administered by a designated custodian, bank or financial institution. At any time, a Participant may request issuance of a stock certificate representing all or a portion of the Shares (in a whole number) held in such Participant’s account; provided, however, that the Committee may require that Shares be retained by the account administrator for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares. A Participant shall not be permitted to pledge, transfer, or sell Shares until they are issued in certificate form or book entry, except as otherwise permitted by the Committee and subject to the Company’s policies regarding securities trading.

(c) Notice Restrictions.  The Committee may require, as a condition of participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Shareholder Rights.  A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.

Section 8

LIMITATION ON PURCHASES

(a) Limitations on Aggregate Shares Available During a Purchase Period.  With respect to each Purchase Period, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased or such other limitations that it may deem appropriate, subject to the aggregate number of shares authorized under Section 12 of this Plan. If the number of shares of Common Stock for which options are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for exercise shall be allocated by the Committee pro rata among the Participants in the Purchase Period in proportion to the relative amounts credited to their accounts. Any amounts not thereby applied to the purchase of shares of Common Stock under the Plan shall be refunded to the Participants after the end of the Purchase Period, without interest.

(b) Limitations on Participant Purchases.  Participant purchases are subject to the following limitations:

(1) Purchase Period Limitation.  Subject to the calendar year limits provided in (2) below, the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period will be determined by dividing (i) $25,000 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period.

(2) Calendar Year Limitation.  No right to purchase Shares under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds.  As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the unused balance will (i) remain in the Participant’s Payroll Deduction Account or (ii) be returned to any Participant who is not eligible or has elected not to participate in the following Purchase Period.

Section 9

WITHDRAWAL FROM PARTICIPATION

Except for any Participant who is deemed to be an Insider, a Participant may cease participation in a Purchase Period at any time prior to the Purchase Date and withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account by providing at least 15 days’ prior written notice in the form and manner prescribed by the Committee. Partial cash withdrawals shall not be permitted. Any Participant who is deemed to be an Insider may not make a cash withdrawal under this Section 9. If a Participant elects to withdraw, the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Purchase Period. A Participant’s voluntary withdrawal during a Purchase Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Purchase Period.

Section 10

EMPLOYMENT TERMINATION

(a) Termination Other Than Death, Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates for any reason other than death, Disability or Retirement, the

Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

(b) Termination Due to Death.  In the event of a Participant’s death, at the election of the Participant’s legal representative, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant’s estate, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(b)(ii) shall apply in the event the Participant’s estate fails to make a timely election pursuant to rules established by the Committee.

(c) Termination Due to Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates during a Purchase Period due to Disability or Retirement before the Purchase Date for such Purchase Period, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will either be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(c)(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

(d) Leaves of Absence.  The Committee may establish administrative policies regarding a Participant’s rights to continue to participate in the Plan in the event of such Participant’s leave of absence.

(e) Stock Certificate.  In the event of a Participant’s termination of employment for any reason, a stock certificate representing all of the Shares (in a whole number) held in such Participant’s account will be issued to the Participant, or in the event of his death or Disability, his legal representative, as soon as administratively practicable.

Section 11

PLAN ADMINISTRATION AND AMENDMENTS

The Plan will be administered by the Committee, which will be appointed by the Board. The Committee will be the Compensation Committee of the Board unless the Board appoints another committee to administer the Plan; provided, however, that such committee shall satisfy the independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and as prescribed by any stock exchange on which the Company lists its Common Stock.

Subject to the express provisions of the Plan, the Committee will have the discretionary authority to interpret the Plan; to take any actions necessary to implement the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.

Section 12

RESERVED SHARES

Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 650,000 shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

Section 13

CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Section 14

AMENDMENT OR TERMINATION OF THE PLAN

The Board in its sole discretion, may suspend or terminate the Plan, or amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would increase the number of Shares that may be issued under the Plan pursuant to options intended to qualify under Code Section 423 (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 13) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.

The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 12, or (b) at any date at the discretion of the Board; provided, however, in no event shall the Plan remain in effect beyond ten years from the Effective Date. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

Section 15

REGULATORY AND TAX COMPLIANCE

The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Plan is intended to comply with Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements.

Section 16

NON-U.S. JURISDICTIONS

The Committee may, in its sole discretion, adopt such rules or procedures to accommodate the requirements of local laws of non-U.S. jurisdictions, including rules or procedures relating to the handling of payroll deductions, conversion of local currency, payroll taxes and withholding procedures, as the Committee in its sole discretion deems appropriate. The Committee may also adopt rules and procedures different from those set forth in the Plan applicable to Participants who are employed by specific Designated Subsidiaries or at certain non-U.S. locations that are not intended to be within the scope of Code Section 423, subject to the provisions of Section 12, and may where appropriate establish one or more sub-plans for this purpose.

Section 17

MISCELLANEOUS

(a) Nontransferability.  Except by the laws of descent and distribution, no benefit provided hereunder, including an option to purchase shares of Common Stock, shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant’s lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or, in the event of his death, his properly designated beneficiary entitled to receive the same or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate.

(b) Tax Withholding.  The Company or any Designated Subsidiary shall have the right to withhold from all payments hereunder any federal, state, local, or non-U.S. income, social insurance, or other taxes that it deems are required by law to be withheld with respect to such payments. If such withholding is insufficient to satisfy such Federal, state, local or non-U.S. taxes, the Participant shall be required to pay to the Company or Designated Subsidiary, as the case may be, such amount required to be withheld or make such other arrangements satisfactory to the Company or such Designated Subsidiary, as the Committee shall determine.

(c) No Employment Right.  Nothing contained in this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company or any other employer or subsidiary or affiliate of the Company.

(d) No Rights as Shareholder.  A Participant shall not be considered a shareholder with respect to shares of Common Stock to be purchased until the Purchase Date. Thus, a Participant shall not have a right to any dividend or distribution on Shares subject to purchase during a Purchase Period.

(e) Relationship to Other Benefits.  It is not intended that any rights or benefits provided under this Plan be considered part of normal or expected compensation for purposes of calculating any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan or similar benefits or payments. No payment under this Plan shall be taken into account in determining any benefits under any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan of the Company or any Designated Subsidiary or subsidiary or affiliate of the Company.

(f) Expenses.  The expenses of implementing and administering this Plan shall be borne by the Company. Any brokerage fees for the subsequent transfer or sale of Shares acquired under this Plan shall be paid by the Participant (or his beneficiary or estate, if applicable).

(g) Titles and Headings.  The titles and headings of the Sections and subsections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

(h) Application of Funds.  All funds received by the Company under the Plan shall constitute general funds of the Company.

(i) Nonexclusivity of Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(j) Duration of Plan.  Notwithstanding any provision in the Plan, no options shall be granted hereunder prior to stockholder approval. No Purchase Period may commence and no further options may be granted under the Plan after 10 years from the Effective Date of the Plan. The Plan shall remain in effect until all options granted under the Plan have been exercised or expired, vested or forfeited, and/or satisfied or expired.

(k) Governing Law.  The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to that State’s choice of law rules, except to the extent preempted by the laws of the United States or a foreign jurisdiction.

Annex F

SHAREHOLDER ELECTION OF DIRECTORS
(Excerpt from Hanover Compressor Company Governance Principles)

Due to limitations in the enforceability of a majority vote standard under Delaware General Corporate Law, the Board has adopted the following policy that will be adhered to by all current Directors and any Director subsequently elected to the Board:

In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall tender a letter of resignation from the Board within three business days following certification of the shareholder vote, which letter of resignation will be subject to acceptance by the Board.

Within 90 days of certification of the shareholder vote, the Nominating and Governance Committee shall recommend that the Board either reject or accept such resignation, and in the latter event, shall determine to (i) allow the director position to become vacant and fill such position as expeditiously as possible, or (ii) reduce the size of the Board to eliminate the director position. Thereafter, the Board will promptly disclose their decision (and, if applicable, the reasons for rejecting a Director’s resignation) in a press release to be disseminated in the manner that Company press releases are typically distributed.

In the event of a Director’s resignation under these circumstances, only those directors who received a greater number of votes “for” their election than votes “withheld” from their election at the most recently held meeting of shareholders (the “Approved Directors”) shall participate in the deliberations by and the actions of the Nominating and Governance Committee and the Board pursuant to this policy. Therefore, if each member of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the Approved Directors shall appoint a committee of the Board composed of Approved Directors only to consider the resignation offers and recommend to the Board whether to accept them. If the Approved Directors numbers three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Any Director who fails to adhere to this policy and does not tender his or her letter of resignation as required shall not be nominated for election as a Director at the next annual meeting of shareholders.

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Annex G

INDEPENDENCE STANDARDS FOR DIRECTORS
(Excerpt from Hanover Compressor Company Governance Principles)

A majority of the Directors will be “independent” Directors as defined under applicable law, regulation and the rules of New York Stock Exchange (“NYSE”).

To be considered independent, the Board must affirmatively determine that a Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). For the purpose of these provisions, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-laws, brothers and sisters-in-law and anyone sharing the person’s home (except domestic employees); provided that immediate family members shall not include persons who have died, are incapacitated or are divorced or legally separated from the director. The Board has established the following guidelines, all of which must be satisfied for a director to be presumptively independent, to assist the Board in determining Director independence:

1. Employment: A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship. In addition, a Director that has been employed, or whose immediate family member has been employed, as an elected officer of the Company or its subsidiaries (direct or indirect) or affiliates (defined as any individual or business entity that owns at least 12.5% of the securities of the Company having ordinary voting power) is not independent until five years after the end of such employment relationship.

2. A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3. A Director who is a current partner, or whose immediate family member is a current partner, of a firm that is the Company’s internal or external auditor is not “independent”; a Director who is a current employee of such a firm is not “independent”; a Director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not “independent”; and a Director or a Director whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time is not “independent.”

4. A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives, or present executives of an affiliate of the Company, serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5. Other Business Dealings: A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

In addition, a Director is not “independent” if the Director, or an immediate family member of the Director, received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the Director that serves as, (i) an advisor, consultant, or legal counsel to the Company, an affiliate of the Company or to a member of the Company’s senior

G-1

management; or (ii) a significant customer or supplier of the Company or an affiliate of the Company; provided, however, that any Director who was a member of the Board on May 13, 2003 and within the last three years has retired from an entity that would otherwise fit the definition included in (i) or (ii) of this paragraph shall not be rendered non-independent by virtue of remuneration he or she received prior to joining the Board.

A Director is deemed to have received remuneration (other than remuneration as a Director, including remuneration provided to a non-executive Chairman of the Board, Committee Chairman, or Lead Director), directly or indirectly, if remuneration, other than de minimis remuneration, was paid by the Company, its subsidiaries (direct or indirect), or affiliates, to any entity in which the Director has a beneficial ownership interest of five percent or more, or to an entity by which the Director is employed or self-employed other than as a Director. Remuneration is deemed de minimis remuneration if such remuneration is $60,000 or less in any calendar year or, if such remuneration is paid to an entity, it (i) did not for the calendar year exceed the lesser of $5 million, or five percent (5%) of the gross revenues of the entity and (ii) did not directly result in a material increase in the compensation received by the Director from that entity.

6. A Director is not “independent” if the Director or the Director’s immediate family member has any personal services contract(s) with the Company, any affiliate of the Company or any member of the Company’s senior management.

7. A Director is not “independent” if the Director or the Director’s immediate family member has been affiliated with a not-for-profit entity that receives significant contributions from the Company or any affiliate of the Company.

8. A Director is not “independent” if the Director or the Director’s immediate family member, during the current calendar year or any of the three immediately preceding calendar years, has had any business relationship with the Company or any affiliate of the Company for which the Company or any affiliate of the Company has been required to make disclosure under Regulation S-K promulgated under the Securities Act of 1933, other than for service as a Director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a Director joining the Board shall not in and of itself render the Director non-independent.

9. A Director is not “independent” if the Director or the Director’s immediate family member has been employed by a public company at which an executive officer of the Company or any affiliate of the Company serves as a director.

10. The Board will annually review all commercial, charitable and other relationships of Directors in order to assess the materiality of any such relationship both to the Company and to the other commercial or charitable organization and allow the Board to make a determination regarding each Director’s independence. Any Director who fails to meet the guidelines set forth above shall refrain from assessing the independence of the other members of the Board.

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Annex H

UNIVERSAL COMPRESSION HOLDINGS, INC.
COMPENSATION COMMITTEE CHARTER

I. Purpose of Committee

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Universal Compression Holdings, Inc. (the “Company”) is to discharge the Board’s responsibilities relating to compensation of the Company’s executives, to produce an annual report relating to the CD&A (as defined below) for inclusion in the Company’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and to oversee the development and implementation of the Company’s compensation programs.

II. Committee Membership

The Committee shall be composed of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries and each of whom is otherwise “independent” under the rules of The New York Stock Exchange, Inc.

Members shall be appointed by the Board based on nominations recommended by the Company’s Nominating and Corporate Governance Committee, and shall serve at the pleasure of the Board and for such terms as the Board may determine.

III. Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

The Committee shall keep adequate minutes of all of its proceedings and will report its actions to the Board at the next Board meeting. The Committee shall be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws or Corporate Governance Guidelines of the Company or (c) any applicable law.

The Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Company’s President and Chief Executive Officer (the “CEO”) should not attend any meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee.

IV. Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1. In consultation with senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs.

2. Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and awards given to the CEO in past years.

3. Review and approve compensation programs applicable to executive officers other than the CEO.

4. Make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans, including the Incentive Stock Option Plan, the Restricted Stock Plan, the Directors’ Stock Plan, the Employees Stock Purchase Plan, the Employees Supplemental Savings Plan and the Company’s 401(k) Plan, oversee the activities of the individuals and committees responsible for administering these plans, including the Company’s Investment Committee in respect of the 401(k) Plan, and discharge any responsibilities imposed on the Committee by any of these plans.

5. In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

6. Review and approve any severance or similar termination payments proposed to be made to any current or former executive officers of the Company.

7. In connection with the Company’s proxy statement on Schedule 14A for the annual meeting of stockholders, annual report on Form 10-K or other applicable SEC filing:

(a) Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by SEC Regulation S-K, Item 402. Based on such review and discussion, determine whether to recommend to the Board that the CD&A in the form prepared by management be included in the proxy statement, annual report on Form 10-K or other applicable SEC filing.

(b) Prepare the Compensation Committee Report in accordance with all applicable rules and regulations of the SEC for inclusion above the names of the members of the Committee in the proxy statement or annual report on Form 10-K. This report shall state whether (i) the Committee reviewed and discussed with management the CD&A and (ii) based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the proxy statement, annual report on Form 10-K or other applicable SEC filing.

8. Review and reassess the adequacy of this Charter annually. If any revisions to this Charter are deemed necessary or appropriate, submit such recommended changes to the Board for its consideration and approval.

9. Prepare and issue the evaluations and reports required under “Committee Reports” below.

10. Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company’s compensation programs.

V. Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee composed solely of one or more members of the Committee who are (i) ”Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

VI. Committee Reports

The Committee shall produce the following reports and provide them to the Board:

1. A Compensation Committee Report relating to the CD&A for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

2. An annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation should also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the

Committee deems appropriate. In the discretion of the Committee, the report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

VII. Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counselor other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants retained to assist in the determination or evaluation of director, CEO or senior executive compensation, this authority shall be vested solely in the Committee.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Holdings’ certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Iliad Holdings, Inc.’s Restated Certificate of Incorporation

Holdings is a Delaware corporation. Holdings’ restated certificate of incorporation, which will become effective upon the consummation of the mergers, provides that a director of Holdings will not be personally liable to Holdings or its stockholders for breach of his or her fiduciary duty as a director, except for liability in the circumstances specified in Section 102(b)(7) of the DGCL. In addition, Holding’s restated certificate of incorporation requires Holdings to indemnify and advance expenses to any director or officer of Holdings as provided in Holding’s amended and restated bylaws.

Iliad Holdings, Inc.’s Amended and Restated Bylaws

The amended and restated bylaws of Holdings that will become effective upon the consummation of the mergers provide that Holdings will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding (whether or not an action by or in right of Holdings), by reason of the fact that he or she is or was a director or officer of Holdings, or, while serving as a director or officer of Holdings, is or was serving at the request of Holdings as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, Holdings will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Holdings board of directors.

This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), Holdings will advance expenses only upon delivery to Holdings of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.

In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.

The amended and restated bylaws of Holdings further provide that Holdings may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of Holdings) by reason of the fact that the person is or was an employee (other than an officer) or agent of Holdings, or, while serving as an employee (other than an officer) or agent of Holdings, is or was serving at the request of Holdings as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Chief Executive Officer of Holdings and at least one other of the following officers of Holdings: the President, the Chief Financial Officer, or the General Counsel. Holdings may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of Holdings in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in their sole discretion.

The rights and authority relating to indemnification conferred by the Holdings bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from Holdings may have or acquire.

Merger Agreement

Each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Holdings will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the merger agreement, the individuals who at or prior to the consummation of the mergers were officers and directors of Hanover, Universal or their respective subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the consummation of the mergers. Holdings has also agreed to honor all indemnification agreements, expense advancement and exculpation provisions with the individuals identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or bylaws) in effect as of February 5, 2007, the date of the execution of the merger agreement, in accordance with the terms of those agreements or provisions.

The merger agreement also provides that for a period of six years after the consummation of the mergers, Holdings will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the consummation of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous than the existing policies, provided that Holdings will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to February 5, 2007, the date of the execution of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for that amount.

The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of Hanover or Universal or any of its subsidiaries, under applicable law or otherwise.

Item 21.	Exhibits and Financial Statements Schedules.

(a)	List of Exhibits

Exhibit No.		Description of Exhibit

2	.1#	Agreement and Plan of Merger, dated February 5, 2007, by and among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc. (included as Annex A to the joint proxy statement/prospectus that is part of the registration statement).
2.2		List of Schedules to Agreement and Plan of Merger.
3.1		Restated Certificate of Incorporation of Iliad Holdings, Inc. (included as Exhibit 2.3.1 to Annex A to the joint proxy statement/prospectus that is a part of this registration statement).
3.2		Amended and Restated Bylaws of Iliad Holdings, Inc. (included as Exhibit 2.3.2 to Annex A to the joint proxy statement/prospectus that is a part of this registration statement).
5	.1+	Opinion of Baker Botts L.L.P. regarding legality of common stock being issued.
8	.1+	Opinion of Vinson & Elkins L.L.P., counsel to Hanover Compressor Company, as to certain U.S. federal income tax consequences of the transaction.
8	.2+	Opinion of Baker Botts L.L.P., counsel to Universal Compression Holdings, Inc., as to certain U.S. federal income tax consequences of the transaction.
10.1		Holdings 2007 Stock Incentive Plan (included as Annex D to the joint proxy statement/prospectus that is a part of this registration statement).
10.2		Holdings Employee Stock Purchase Plan (included as Annex E to the joint proxy statement/prospectus that is a part of this registration statement).
23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc. and Iliad Holdings, Inc.
23	.3+	Consent of Baker Botts L.L.P. (included in Exhibit 5.1 and Exhibit 8.2).
23	.4+	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
23.5		Consent of Ernst & Young LLP.
23.6		Consent of Ernst & Young LLP.
24	.1*	Powers of Attorney.
99.1		Consent of Credit Suisse Securities (USA) LLC, financial advisor to Hanover Compressor Company.
99.2		Consent of Goldman, Sachs & Co., financial advisor to Universal Compression Holdings, Inc.
99	.3+	Form of Proxy Card for Hanover.

Exhibit No.		Description of Exhibit

99	.4+	Form of Proxy Card for Universal.
99	.5*	Consents of Persons Named as Directors of Holdings.

+	To be filed by amendment.

*	Previously filed.

#	The registrant hereby agrees to supplementally furnish the staff, on a confidential basis, a copy of any omitted schedule upon the staff’s request.

(b)	Financial Statement Schedule

Not applicable.

(c)	Opinions

Fairness Opinion of Credit Suisse Securities (USA) LLC (included as Annex B to the joint proxy statement/prospectus that is a part of this registration statement)

Fairness Opinion of Goldman, Sachs & Co. (included as Annex C to the joint proxy statement/prospectus that is a part of this registration statement)

Item 22.	Undertakings.

(a) Reg. S-K, Item 512(a) Undertaking:  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Reg. S-K, Item 512(b) Undertaking:  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Reg. S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Reg. S-K, Item 512(h) Undertaking:  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) Form S-4, Item 22(b) Undertaking:  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) Form S-4, Item 22(c) Undertaking:  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Universal has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 18, 2007.

ILIAD HOLDINGS, INC.

By:	/s/ J. Michael Anderson
J. Michael Anderson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on May 18, 2007.

Signature	Title

* Stephen A. Snider	Director, President and Chief Executive Officers (Principal Executive Officer)

/s/ J. Michael Anderson J. Michael Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kenneth R. Bickett Kenneth R. Bickett	Vice President, Accounting and Corporate Controller (Principal Accounting Officer)

* By:	/s/ J. Michael Anderson J. Michael Anderson Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

2	.1#	Agreement and Plan of Merger, dated February 5, 2007, by and among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc. (included as Annex A to the joint proxy statement/prospectus that is part of the registration statement).
2.2		List of Schedules to Agreement and Plan of Merger.
3.1		Restated Certificate of Incorporation of Iliad Holdings, Inc. (included as Exhibit 2.3.1 to Annex A to the joint proxy statement/prospectus that is a part of this registration statement).
3.2		Amended and Restated Bylaws of Iliad Holdings, Inc. (included as Exhibit 2.3.2 to Annex A to the joint proxy statement/prospectus that is a part of this registration statement).
5	.1+	Opinion of Baker Botts L.L.P. regarding legality of common stock being issued.
8	.1+	Opinion of Vinson & Elkins L.L.P., counsel to Hanover Compressor Company, as to certain U.S. federal income tax consequences of the transaction.
8	.2+	Opinion of Baker Botts L.L.P., counsel to Universal Compression Holdings, Inc., as to certain U.S. federal income tax consequences of the transaction.
10.1		Holdings 2007 Stock Incentive Plan (included as Annex D to the joint proxy statement/prospectus that is a part of this registration statement).
10.2		Holdings Employee Stock Purchase Plan (included as Annex E to the joint proxy statement/prospectus that is a part of this registration statement).
23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc. and Iliad Holdings, Inc.
23	.3+	Consent of Baker Botts L.L.P. (included in Exhibit 5.1 and Exhibit 8.2).
23	.4+	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
23.5		Consent of Ernst & Young LLP.
23.6		Consent of Ernst & Young LLP.
24	.1*	Powers of Attorney.
99.1		Consent of Credit Suisse Securities (USA) LLC, financial advisor to Hanover Compressor Company.
99.2		Consent of Goldman, Sachs & Co., financial advisor to Universal Compression Holdings, Inc.
99	.3+	Form of Proxy Card for Hanover.
99	.4+	Form of Proxy Card for Universal.
99	.5*	Consents of Persons Named as Directors of Holdings.

+	To be filed by amendment.

*	Previously filed.

#	The registrant hereby agrees to supplementally furnish the staff, on a confidential basis, a copy of any omitted schedule upon the staff’s request.